UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Xos, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (check all boxes that apply):
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☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VOTE FOR THE BUSINESS COMBINATION OF ELECTRAMECCANICA AND XOS
February 13, 2024
Dear ElectraMeccanica Shareholders and Xos Stockholders:
We are excited to invite you to attend the special meeting of shareholders (the “ElectraMeccanica Meeting”) of ElectraMeccanica Vehicles Corp (“ElectraMeccanica”) and the special meeting of the stockholders (the “Xos Meeting”) of Xos, Inc. (“Xos”), both to be held on March 20, 2024 to approve the proposed business combination between the two companies.
On January 11, 2024, ElectraMeccanica and Xos entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Xos (or its permitted assign) will acquire all of the issued and outstanding common shares of ElectraMeccanica (the “ElectraMeccanica Shares”) pursuant to a plan of arrangement as amended as of January 31, 2024 (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (other than the shares held by the ElectraMeccanica shareholders who have exercised rights of dissent in respect of the Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration”), as is provided for in the Arrangement Agreement. Upon completion of the Arrangement, Xos stockholders and ElectraMeccanica shareholders are expected to own approximately 79% and 21% of the combined company, respectively, assuming the net cash of ElectraMeccanica as of the Anticipated Effective Time (as defined in the Arrangement Agreement) is greater than $46,500,000 and less than $50,500,000, subject to certain adjustments set forth in the Arrangement Agreement, as more fully described in the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
The ElectraMeccanica Meeting will take place via live audio webcast at www.virtualshareholdermeeting.com/SOLO2024SM on March 20, 2024 at 11 a.m. (Pacific time) and the Xos Meeting will take place via live audio webcast at www.virtualshareholdermeeting.com/XOS2024SM, on March 20, 2024 at 11 a.m. (Pacific time).
This accompanying joint proxy statement/management information circular is first being mailed to ElectraMeccanica shareholders and Xos stockholders on or about February 13, 2024.
YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the ElectraMeccanica Meeting or the Xos Meeting virtually, please submit your vote as soon as possible. We urge you to read the enclosed materials carefully and to promptly vote by following the instructions in the enclosed materials.
We thank you for your consideration and continued support.
Sincerely,

Steven Sanders Chairman of the Board of Directors of ElectraMeccanica Vehicles Corp.	Dakota Semler Chair of the Board of Directors and Chief Executive Officer of Xos, Inc.

6060 Silver Drive
Third Floor
Burnaby, British Columbia, Canada V5H 0H5
NOTICE OF SPECIAL MEETING OF ELECTRAMECCANICA VEHICLES CORP. SHAREHOLDERS
to be held March 20, 2024
NOTICE IS HEREBY GIVEN that, pursuant to an order of the Supreme Court of British Columbia (the “Court”) dated February 12, 2024 (the “Interim Order”), a special meeting (the “ElectraMeccanica Meeting”) of holders (“ElectraMeccanica Shareholders”) of common shares (“ElectraMeccanica Shares”) of ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”) will be held online on March 20, 2024, at 11 a.m. (Pacific time) via live audio webcast at www.virtualshareholdermeeting.com/SOLO2024SM. There will be no physical location for ElectraMeccanica Shareholders to attend. Online check-in will begin at 10:45 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures. To participate in the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will need their unique 16-digit control number included on the ElectraMeccanica form of proxy or the voting instruction form.
On January 11, 2024, ElectraMeccanica and Xos, Inc. (“Xos”) entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Xos (or its permitted assign) will acquire all of the issued and outstanding ElectraMeccanica Shares pursuant to a plan of arrangement as amended as of January 31, 2024 (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (as defined below) (other than the shares held by ElectraMeccanica Shareholders who have exercised rights of dissent in respect of the Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration”), as is provided for in the Arrangement Agreement. Upon completion of the Arrangement, holders of common stock of Xos and ElectraMeccanica Shareholders are expected to own approximately 79% and 21% of the combined company, respectively, assuming the net cash of ElectraMeccanica as of the Anticipated Effective Time (as defined in the Arrangement Agreement) is greater than $46,500,000 and less than $50,500,000, subject to certain adjustments set forth in the Arrangement Agreement, as more fully described in the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
The ElectraMeccanica Meeting is being called for the following purposes:
1.
to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “ElectraMeccanica Arrangement Resolution”), the full text of which is set forth in Appendix “C” to the accompanying joint proxy statement/management information circular (the “Joint Proxy Statement/Circular”), approving an arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving, among other things, the acquisition by Xos of all of the outstanding ElectraMeccanica Shares, all as more particularly described in the Joint Proxy Statement/Circular, including in the section titled “The Arrangement Agreement and Related Agreements” beginning on page 103 of the Joint Proxy Statement/Circular, which resolution, to be effective, requires an affirmative vote of at least two-thirds of the votes cast at the ElectraMeccanica Meeting by ElectraMeccanica Shareholders present in person or represented by proxy at the ElectraMeccanica Meeting (the “ElectraMeccanica Arrangement Proposal”);

2.
to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement (the “ElectraMeccanica Advisory Compensation Proposal”);

3.
to consider and vote on a proposal to approve an ordinary resolution (the “ElectraMeccanica Name Change Resolution”) to change the name of ElectraMeccanica from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.” (the “ElectraMeccanica Name Change Proposal”); and

4.
to consider and vote on a proposal to approve any adjournment of the ElectraMeccanica Meeting, if necessary or appropriate, including to solicit additional votes in favour of the ElectraMeccanica Arrangement Proposal if there are not sufficient votes at the time of the ElectraMeccanica Meeting to approve the ElectraMeccanica Arrangement Proposal (the “ElectraMeccanica Adjournment Proposal”).

The ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Advisory Compensation Proposal, the ElectraMeccanica Name Change Proposal and the ElectraMeccanica Adjournment Proposal are together referred to as the “ElectraMeccanica Proposals”.
Specific details of the matters proposed to be put before the ElectraMeccanica Meeting are set forth in the Joint Proxy Statement/Circular which accompanies this Notice of Special Meeting of ElectraMeccanica Shareholders. A copy of the Arrangement Agreement is attached as Appendix “A” to the Joint Proxy Statement/Circular and is available for inspection by ElectraMeccanica Shareholders on EDGAR at www.sec.gov under ElectraMeccanica’s EDGAR profile, on SEDAR+ at www.sedarplus.ca under ElectraMeccanica’s SEDAR+ profile and at ElectraMeccanica’s records office at 2400-745 Thurlow St, Vancouver, British Columbia, Canada V6E 0C5 during statutory business hours until the date of the ElectraMeccanica Meeting.
The record date for determining the ElectraMeccanica Shareholders entitled to receive notice of and vote at the ElectraMeccanica Meeting is the close of business on January 22, 2024 (the “ElectraMeccanica Record Date”). Only ElectraMeccanica Shareholders whose names have been entered in the register of ElectraMeccanica Shareholders as of the close of business on the ElectraMeccanica Record Date are entitled to receive notice of and to vote at the ElectraMeccanica Meeting or any postponement or adjournment thereof.
Whether or not you are able to virtually attend the ElectraMeccanica Meeting, you are encouraged to provide voting instructions in accordance with the instructions on the enclosed form of proxy or voting instruction form provided to you by your broker, investment dealer or other intermediary as soon as possible by (1) visiting the internet site listed on the ElectraMeccanica form of proxy or voting instruction form, (2) calling the toll-free number listed on the ElectraMeccanica form of proxy or voting instruction form or (3) submitting your enclosed ElectraMeccanica form of proxy or voting instruction form by mail by using the provided self-addressed, stamped envelope. To be counted at the ElectraMeccanica Meeting, an ElectraMeccanica Shareholder’s voting instructions must be received by 11 a.m. (Pacific time) on March 18, 2024 or, if the ElectraMeccanica Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned ElectraMeccanica Meeting. Please note, if you received a voting instruction form and you hold your ElectraMeccanica Shares through a broker, investment dealer or other intermediary, you must provide your instructions to your broker, investment dealer or other intermediary as specified in the voting instruction form and by the deadline set out therein (which may be an earlier time than set out above). ElectraMeccanica reserves the right to accept late proxies and to waive the proxy cut-off, with or without notice, but is under no obligation to accept or reject any particular late proxy.
The Board of Directors of ElectraMeccanica unanimously recommends that ElectraMeccanica Shareholders vote FOR each of the ElectraMeccanica Proposals.
ElectraMeccanica Shareholders who are planning to provide voting instructions in accordance with the enclosed form of proxy or voting instruction form are encouraged to review the Joint Proxy Statement/Circular carefully before submitting such form.
Registered ElectraMeccanica Shareholders have the right to dissent with respect to the ElectraMeccanica Arrangement Proposal and, if the Arrangement becomes effective, to be paid the fair value of their ElectraMeccanica Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order and the Plan of Arrangement. In accordance with the Interim Order, 100% of any such payment of fair value is currently expected to be satisfied in shares of Xos common stock, $0.0001 par value per share (the “Xos Shares”) with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on the Nasdaq

Capital Market for the five trading days preceding the day the ElectraMeccanica Arrangement Proposal is approved. A registered ElectraMeccanica Shareholder’s right to dissent is more particularly described in the Joint Proxy Statement/Circular under the heading “ElectraMeccanica Dissenting Shareholders’ Rights”. Copies of the Plan of Arrangement, the Interim Order and the text of Sections 237 to 247 of the BCBCA are set forth in Appendix “B”, Appendix “D” and Appendix “H”, respectively, to the Joint Proxy Statement/Circular.
It is strongly suggested that any ElectraMeccanica Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the BCBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the loss of such ElectraMeccanica Shareholder’s right to dissent.
If you are an ElectraMeccanica Shareholder and have any questions, please contact your intermediary or ElectraMeccanica’s strategic shareholder advisors and proxy solicitation agents: Mackenzie Partners (for the United States) or Laurel Hill Advisory Group (for Canada), or reach out to John Franklin, Investor Relations Counsel to ElectraMeccanica at: IR@emvauto.com.
United States	Canada
Mackenzie Partners 1-800-322-2885 (toll-free in North America) 1-212-929-5500 (outside of North America) proxy@mackenziepartners.com	Laurel Hill Advisory Group 1-877-452-7184 (toll-free in North America) 1-416-304-0211 (outside of North America) assistance@laurelhill.com
DATED February 13, 2024.
BY ORDER OF THE BOARD OF DIRECTORS

Steven Sanders
Chairman of the Board of Directors

NOTICE TO ELECTRAMECCANICA SHAREHOLDERS IN THE UNITED STATES
THE XOS SHARES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES, NOR HAVE THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Xos shares to be issued under the Arrangement will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States. Such securities will be issued in reliance upon the exemption from registration provided by section 3(a)(10) of the U.S. Securities Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected. See the section titled “Description of the Arrangement — Court Approval”. The Xos shares to be issued under the Arrangement will not be subject to resale restrictions under the U.S. Securities Act, except for restrictions imposed by the U.S. Securities Act on the resale of Xos shares received pursuant to the Arrangement by persons who are, or within three months before the resale were, “affiliates” of Xos. See the section titled “Description of the Arrangement — Regulatory Matters — U.S. Securities Law Matters”.
ElectraMeccanica Shareholders who are citizens or residents of the United States should be aware that the Arrangement described herein may have both U.S. and Canadian tax consequences to them which may not be fully described in this Joint Proxy Statement/Circular. For a general discussion of the Canadian and U.S. federal income tax consequences to investors who are resident in the United States, see “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”. U.S. holders are urged to consult their own tax advisors with respect to such U.S. and Canadian income tax consequences and the applicability of any federal, state, local, foreign and other tax laws.
The enforcement by investors of civil liabilities under U.S. securities laws may be affected adversely by the fact that ElectraMeccanica is organized under the laws of a jurisdiction outside the United States, that its officers and directors include residents of countries other than the United States, that some or all of the experts named in this Joint Proxy Statement/Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of ElectraMeccanica, and such persons are located outside the United States. As a result, it may be difficult or impossible for shareholders in the United States to effect service of process within the United States on ElectraMeccanica, or such persons, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the securities laws of the United States. In addition, the shareholders in the United States should not assume that the courts of Canada: (a) would enforce judgments of U.S. courts obtained in actions against such persons predicated upon civil liabilities under the securities laws of the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the securities laws of the United States.

3550 Tyburn Street
Los Angeles, California 90065
NOTICE OF SPECIAL MEETING OF XOS STOCKHOLDERS

to be held March 20, 2024
NOTICE IS HEREBY GIVEN that a special meeting (the “Xos Meeting”) of the holders (“Xos Stockholders”) of shares of common stock of Xos, Inc., a Delaware corporation (“Xos”) will be held online on March 20, 2024 at 11 a.m. (Pacific time) via live webcast at www.virtualshareholdermeeting.com/XOS2024SM. There will be no physical location for Xos Stockholders to attend. Online check-in will begin at 10:45 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures. To participate in the Xos Meeting, Xos Stockholders will need their unique 16-digit control number included on their Xos proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.
On January 11, 2024, ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”) and Xos entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Xos (or its permitted assign) will acquire all of the issued and outstanding common shares of ElectraMeccanica (the “ElectraMeccanica Shares”) pursuant to a plan of arrangement as amended as of January 31, 2024 (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (other than the shares held by the holders of ElectraMeccanica Shares (“ElectraMeccanica Shareholders”) who have exercised rights of dissent in respect of the Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration”), as is provided for in the Arrangement Agreement. Upon completion of the Arrangement, Xos Stockholders and ElectraMeccanica Shareholders are expected to own approximately 79% and 21% of the combined company, respectively, assuming the net cash of ElectraMeccanica as of the Anticipated Effective Time (as defined in the Arrangement Agreement) is greater than $46,500,000 and less than $50,500,000, subject to certain adjustments set forth in the Arrangement Agreement, as more fully described in the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
The Xos Meeting is being called for the following purposes:
1.
To consider and vote on a proposal to issue Xos common stock to ElectraMeccanica Shareholders pursuant to the Arrangement Agreement, which is further described in the accompanying joint proxy statement/management information circular (the “Joint Proxy Statement/Circular”), including in the section titled “The Arrangement Agreement and Related Agreements” beginning on page 103 of the Joint Proxy Statement/Circular, and a copy of the Arrangement Agreement is attached as Appendix “A” (the “Xos Share Issuance Proposal”); and

2.
To approve the adjournment of the Xos Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Xos Meeting to approve the Xos Share Issuance Proposal (the “Xos Adjournment Proposal”).

The Xos Share Issuance Proposal and the Xos Adjournment Proposal are together referred to as the “Xos Proposals”. Specific details of the matters proposed to be put before the Xos Meeting are set forth in this Joint Proxy Statement/Circular, which accompanies this Notice of Special Meeting of Xos Stockholders (“Notice of Xos Meeting”). A copy of the Arrangement Agreement is attached as Appendix “A” to the Joint Proxy Statement/Circular and is available for inspection by Xos Stockholders on the U.S. Securities and Exchange Commission (“SEC”) website at www.sec.gov under Xos’ SEC profile.
The record date for determining the Xos Stockholders entitled to receive notice of and vote at the Xos Meeting is the close of business on January 22, 2024 (the “Xos Record Date”). Only Xos Stockholders of record at the close of business on the Xos Record Date are entitled to vote at the Xos Meeting or any adjournment thereof. Whether or not you are able to virtually attend the Xos Meeting, you are encouraged to provide voting instructions in accordance with the instructions on the enclosed form of proxy or voting instruction form provided to you by your broker, investment dealer or other intermediary as soon as possible by (1) visiting the internet site listed on the enclosed Xos proxy card, (2) calling the toll-free number listed on the enclosed Xos proxy card, or (3) submitting your enclosed Xos proxy card by mail by using the provided self-addressed, stamped envelope. To be counted at the Xos Meeting, a Xos Stockholder’s voting instructions must be received by 11:59 p.m. (Eastern time) on March 19, 2024. Please note, if you received a voting instruction form and you hold your shares through a broker, investment dealer or other intermediary, you must provide your instructions to your broker, investment dealer or other intermediary as specified in the voting instruction form and by the deadline set out therein (which may be an earlier time than set out above).
The board of directors of Xos unanimously recommends that Xos Stockholders vote FOR each of the Xos Proposals.
Please note that the approval of Xos Stockholders to the Xos Share Issuance Proposal is required in order to complete the Arrangement.
Xos Stockholders should carefully read this Joint Proxy Statement/Circular, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the Arrangement and the other transactions contemplated by the Arrangement Agreement.
Xos Stockholders who are planning to provide voting instructions in accordance with the enclosed form of proxy or voting instruction form are encouraged to review the Joint Proxy Statement/Circular carefully before submitting such form.
If you are an Xos Stockholder and have any questions about this Joint Proxy Statement/Circular or the matters described in this Joint Proxy Statement/Circular, please contact Broadridge Financial Solutions at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or Xos’ Investor Relations Department at investors@xostrucks.com.
DATED February 13, 2024.
BY ORDER OF THE BOARD OF DIRECTORS

Dakota Semler
Chair of the Board of Directors and Chief Executive Officer

i

JOINT PROXY STATEMENT/MANAGEMENT INFORMATION CIRCULAR
This joint proxy statement/management information circular (this “Joint Proxy Statement/Circular”) is being furnished in connection with the solicitation of proxies by management of ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”), a British Columbia corporation, for use at the special meeting (the “ElectraMeccanica Meeting”) of holders (“ElectraMeccanica Shareholders”) of common shares (“ElectraMeccanica Shares”) of ElectraMeccanica to be held at the date, time and place and for the purposes set forth in the attached Notice of ElectraMeccanica Meeting.
This Joint Proxy Statement/Circular is also being furnished to holders (“Xos Stockholders”) of common stock of Xos, Inc. (“Xos”), a Delaware corporation, in connection with the solicitation of proxies by management of Xos for use at the special meeting (the “Xos Meeting”) of Xos Stockholders to be held at the date, time and place and for the purposes set forth in the attached Notice of Xos Meeting.
This Joint Proxy Statement/Circular is first being mailed to ElectraMeccanica Shareholders and Xos Stockholders on or about February 13, 2024.
QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETINGS
General Questions and Answers
Q:	What is the proposed transaction?
A:
On January 11, 2024, ElectraMeccanica and Xos entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Xos (or its permitted assign) will acquire all of the issued and outstanding ElectraMeccanica Shares pursuant to a plan of arrangement as amended as of January 31, 2024 (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”) (other than the ElectraMeccanica Shares held by ElectraMeccanica Shareholders who have exercised rights of dissent in respect of the Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration”), as is provided for in the Arrangement Agreement. On completion of the Arrangement, Xos Stockholders and ElectraMeccanica Shareholders are expected to own approximately 79% and 21% of Xos (the “Combined Company”), respectively, assuming Net Cash (as defined below) as of the Anticipated Effective Time (as defined below) is greater than $46,500,000 and less than $50,500,000, subject to certain adjustments set forth in the Arrangement Agreement, as more fully described in the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”. Assuming Net Cash is within this range as of the Anticipated Effective Time and assuming the numbers of ElectraMeccanica Outstanding Shares and Xos Outstanding Shares as of the Anticipated Effective Time (as described in more detail in the Arrangement Agreement) are the numbers outstanding, respectively, as of January 24, 2024, the consideration is expected to be 0.0142 of an Xos Share in exchange for each ElectraMeccanica Share upon completion of the Arrangement.

Q:	Why am I receiving this Joint Proxy Statement/Circular?
A:	In order to complete the Arrangement, among other things:
•
Xos Stockholders must vote to approve the issuance of Xos Shares to be issued as the Consideration (the “Consideration Shares”) to ElectraMeccanica in connection with the Arrangement, or the Xos Stock Issuance Proposal (as defined below); and

•	ElectraMeccanica Shareholders must vote to approve the Arrangement by adopting the ElectraMeccanica Arrangement Proposal (as defined below).
Xos is holding a special meeting of stockholders in order to obtain the stockholder approval necessary to approve the Xos Stock Issuance Proposal. Xos Stockholders will also be asked to approve the adjournment from time to time of the Xos virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the Xos virtual special meeting, or any postponement or adjournment thereof, to approve the stock issuance, or the Xos Adjournment Proposal (as defined below). It is important that Xos Stockholders vote on each of these matters, regardless of the number of shares owned.

ElectraMeccanica is holding a virtual special meeting of ElectraMeccanica Shareholders to obtain the shareholder approval necessary to approve the ElectraMeccanica Arrangement Proposal. In addition, the ElectraMeccanica Shareholders will be asked to approve on an advisory (non-binding) basis, the compensation that will or may become payable to ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement or the ElectraMeccanica Advisory Compensation Proposal (as defined below). ElectraMeccanica Shareholders will also be asked to approve the ElectraMeccanica Name Change Proposal (as defined below), to change the name of ElectraMeccanica from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.”. Lastly, ElectraMeccanica Shareholders will be asked to approve the adjournment from time to time of the ElectraMeccanica virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the ElectraMeccanica Arrangement Proposal at the time of the ElectraMeccanica virtual special meeting or any adjournment thereof, or the ElectraMeccanica Adjournment Proposal (as defined below). It is important that ElectraMeccanica Shareholders vote on each of these matters, regardless of the number of ElectraMeccanica Shares owned.
Q:	What will I receive for my ElectraMeccanica Shares under the Arrangement?
A:
ElectraMeccanica Shareholders. Under the Arrangement and subject to the terms of the Plan of Arrangement, each ElectraMeccanica Shareholder will receive such number of Consideration Shares calculated in accordance with the Arrangement Agreement, as more fully described in the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”. Following the consummation of the Arrangement, you will no longer own any ElectraMeccanica Shares, but instead will own shares of Xos common stock, $0.0001 par value per share (the “Xos Shares”). Assuming Net Cash as of the Anticipated Effective Time is greater than $46,500,000 and less than $50,500,000 and assuming the numbers of ElectraMeccanica Outstanding Shares and Xos Outstanding Shares as of the Anticipated Effective Time (as described in more detail in the Arrangement Agreement) are the numbers outstanding, respectively, as of January 24, 2024, the Consideration is expected to be 0.0142 of an Xos Share, subject to certain adjustments set forth in the Arrangement Agreement, and is calculated by multiplying:

(a)	the quotient obtained by dividing (i) one by (ii) the number of ElectraMeccanica Outstanding Shares (as defined below); by
(b)	the product obtained by multiplying (i) the Net Cash Percentage (as defined below) by (ii) 0.21; by
(c)
the quotient obtained by dividing (i) the number of Xos Outstanding Shares (as defined below) by (ii) the difference between (A) one and (B) the product obtained by multiplying the Net Cash Percentage by 0.21.

Xos Stockholders. Under the Arrangement, Xos Stockholders will not receive any shares under the Arrangement and will retain their Xos Shares.
See the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
Q:	Will ElectraMeccanica Shareholders receive fractional Xos Shares?
A:
No. If the total number of Xos Shares that ElectraMeccanica Shareholders will be entitled to receive would otherwise result in a fraction of a Xos Share being issuable, the number of Xos Shares ElectraMeccanica Shareholders receive will be rounded down to the nearest whole Xos Share. Computershare Investor Services Inc., acting as the depositary (the “Depositary”), will cause Consideration Shares delivered to it by Xos that represent fractional share entitlements to be sold on the Nasdaq Stock Market LLC (“Nasdaq”) and will distribute the net proceeds thereof on a proportional basis to registered ElectraMeccanica Shareholders in lieu of any fractional Xos Shares that would otherwise have been required to be distributed. Each registered ElectraMeccanica Shareholder who would otherwise have been entitled to receive a fraction of an Xos Share will be entitled to receive cash from the net proceeds of such sale. ElectraMeccanica Shareholders who beneficially hold their ElectraMeccanica Shares will have such cash amounts distributed to them in accordance with the practices and policies of the intermediaries through whom they hold their ElectraMeccanica Shares.

Q:	How will ElectraMeccanica’s outstanding equity plans and options be treated in the Arrangement?
A:	At the Effective Time, (i) each ElectraMeccanica deferred share unit (an “ElectraMeccanica DSU”), performance share unit (an “ElectraMeccanica PSU”) and restricted share unit (an “ElectraMeccanica

RSU”), in each case issued pursuant to ElectraMeccanica’s 2020 Stock Incentive Plan (as amended, the “ElectraMeccanica 2020 Plan”), that is outstanding immediately prior to the Effective Time will vest and be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (ii) each ElectraMeccanica option to purchase ElectraMeccanica Shares (an “ElectraMeccanica Option”) issued under the ElectraMeccanica 2020 Plan or ElectraMeccanica’s 2015 Stock Option Plan (the “ElectraMeccanica 2015 Plan”) that is in-the-money and outstanding immediately prior to the Effective Time, will be cancelled in exchange for a number of ElectraMeccanica Shares with a value equal to the in-the-money value of such option, as calculated in accordance with the Plan of Arrangement, subject to applicable withholdings; and (iii) each ElectraMeccanica Option that is out-of-the-money and outstanding immediately prior to the Effective Time will be cancelled without any payment therefor.
Q:	How will ElectraMeccanica’s outstanding warrants be treated in the Arrangement?
A:
Each outstanding purchase warrant to acquire ElectraMeccanica Shares will remain outstanding following the Effective Time and will remain exercisable pursuant to, and to the extent required by, the terms and conditions of the warrant certificates representing such warrants.

Q:	What approvals are required for the Arrangement to be implemented?
A:
The completion of the Arrangement requires approval from the ElectraMeccanica Shareholders, the Xos Stockholders and receipt of a final order (the “Final Order”) from the Supreme Court of British Columbia (the “Court”) approving the Arrangement.

Q:	When will the Arrangement become effective?
A:
Subject to obtaining the approvals described above, as well as the satisfaction or waiver of all other conditions precedent set out in the Arrangement Agreement, it is anticipated that the Arrangement will be completed in the first half of 2024.

Q:	What will happen to ElectraMeccanica if the Arrangement is completed?
A:
If the Arrangement is completed, Xos (or its permitted assign) will acquire all outstanding ElectraMeccanica Shares and ElectraMeccanica will become a wholly-owned subsidiary of Xos. Xos intends to have the ElectraMeccanica Shares delisted from the Nasdaq Capital Market and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and to cause ElectraMeccanica to apply to cease to be a reporting issuer under the securities legislation of the Province of British Columbia.

Q:	Are the Xos Shares listed on a stock exchange?
A:
Xos Shares are currently listed on the Nasdaq Capital Market under the symbol “XOS” and trade in U.S. dollars. Consequently, following the Effective Time, ElectraMeccanica Shareholders are expected to be able to trade their Xos Shares on the Nasdaq Capital Market in U.S. dollars. See the section titled “The Arrangement Agreement and Related Agreements — Covenants”.

Q:	What are the Canadian federal income tax consequences of the Arrangement?
A:
ElectraMeccanica Shareholders who are residents of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”) should be aware that the exchange of ElectraMeccanica Shares for Xos Shares under the Arrangement will generally be a taxable transaction for Canadian federal income tax purposes. ElectraMeccanica Shareholders who are non-residents of Canada for purposes of the Tax Act and that do not hold their ElectraMeccanica Shares as “taxable Canadian property” will generally not be subject to tax under the Tax Act on the exchange of their ElectraMeccanica Shares for Xos Shares under the Arrangement.

For a summary of certain of the principal Canadian federal income tax consequences of the Arrangement applicable to ElectraMeccanica Shareholders, see below under the heading “Certain Canadian Federal Income Tax Considerations”. Such summary is not intended to be legal, business or tax advice. ElectraMeccanica Shareholders should consult their own tax advisors as to the tax consequences of the Arrangement to them with respect to their particular circumstances.

Q:	What are the expected U.S. federal income tax consequences of the Arrangement?
A:
ElectraMeccanica Shareholders should generally recognize gain or loss as a result of the Arrangement for U.S. federal income tax purposes in an amount equal to the fair market value as of the date upon which the Arrangement becomes effective as set forth in the Arrangement Agreement (the “Effective Date”) of the Xos Shares received by such holders in the Arrangement over the adjusted tax basis of the ElectraMeccanica Shares surrendered in the Arrangement. For U.S. federal income tax purposes, (i) each holder’s aggregate tax basis in the Xos Shares received in the Arrangement should equal the aggregate fair market value of the Xos Shares received, and (ii) each holder’s holding period for the Xos Shares received in the Arrangement should begin on the day following the date of the Arrangement and will not include the holding period of the ElectraMeccanica Shares exchanged therefor.

Holders who acquired different blocks of ElectraMeccanica Shares with different holding periods and tax bases must generally apply the foregoing rules separately to each identifiable block of ElectraMeccanica Shares. Regardless of the holding period and basis for any blocks of ElectraMeccanica Shares, as discussed above, (i) for the Xos Shares received in the Arrangement, the holding period should begin on the day following the date of the Arrangement and will not include the holding period of the ElectraMeccanica Shares exchanged therefor, and (ii) each holder’s aggregate tax basis in the Xos Shares received in the Arrangement should equal the aggregate fair market value of the Xos Shares received.
ElectraMeccanica Shareholders should be aware that, although no assurances can be made, ElectraMeccanica believes that it likely was a “passive foreign investment company” (a “PFIC”) in 2023 and may have been a PFIC in a prior taxable year or in ElectraMeccanica’s current taxable year. ElectraMeccanica Shareholders who are U.S. Holders (as defined below) and dispose of shares of a PFIC may, subject to whether certain elections have been made (including elections made by Xos), be subject to adverse U.S. federal income tax consequences, including the taxation of gain recognized pursuant to the Arrangement as ordinary income, plus an interest charge. In addition, should Xos conclude to make the election described in Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the “Code”) in connection with the Arrangement, ElectraMeccanica Shareholders who have made “qualified electing fund elections” (or who make such elections with respect to the prior or the current taxable year) under Section 1295 of the Code may be required to include in income their pro rata shares of ElectraMeccanica’s net ordinary income and net capital gain for the taxable year of the Arrangement, determined with regard to the consequences of the election made under Section 338(g) of the Code. Separate tax consequences apply if an ElectraMeccanica Shareholder has made a “mark-to-market election” in connection with such ElectraMeccanica Shareholder’s ownership of the ElectraMeccanica Shares.
Since your tax circumstances may be unique, and the PFIC tax rules may have adverse tax consequences to you, you should consult your personal tax advisor to determine the tax consequences of the Arrangement.
See the section titled “Certain U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax treatment of the Arrangement.
Q:	What happens if the Arrangement does not close?
A:
If the Arrangement does not close for any reason, the ElectraMeccanica Shareholders will not receive the Consideration Shares issuable under the Arrangement Agreement. Instead, Xos and ElectraMeccanica will remain separate public companies, and ElectraMeccanica expects that the ElectraMeccanica Shares will continue to be registered under the U.S. Exchange Act and traded on the Nasdaq Capital Market unless Nasdaq Capital Market delists the ElectraMeccanica Shares, in which case its securities could be quoted on an over-the-counter market. In specified circumstances, either ElectraMeccanica or Xos may be required to pay to the other party a termination amount, as described below.

Q:	Does ElectraMeccanica have to pay anything to Xos if the Arrangement is not completed?
A:
In certain circumstances, depending on the reasons for termination of the Arrangement Agreement, ElectraMeccanica may have to pay Xos a termination amount of $6 million. For a discussion of the circumstances under which a termination amount is payable by ElectraMeccanica applies, see “The Arrangement Agreement — Termination”.

Q:	Does Xos have to pay anything to ElectraMeccanica if the Arrangement is not completed?
A:
In certain circumstances, depending on the reasons for termination of the Arrangement Agreement, Xos may have to pay ElectraMeccanica a termination amount of $6 million. For a discussion of the circumstances under which a termination amount is payable by Xos applies, see “The Arrangement Agreement — Termination”.

Q:	Are there risks I should consider in deciding whether to vote for the proposed Arrangement?
A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors — Risks Related to the Arrangement” and other information included in this Joint Proxy Statement/Circular. You also should read and carefully consider the risk factors of Xos and ElectraMeccanica contained in the documents that are incorporated by reference into this Joint Proxy Statement/Circular.

ElectraMeccanica Shareholder Questions and Answers
Q:	When and where is the ElectraMeccanica Meeting?
A:
The ElectraMeccanica Meeting will be held on March 20, 2024 at 11 a.m. (Pacific time) in a virtual format. ElectraMeccanica Shareholders may participate by logging in online at www.virtualshareholdermeeting.com/SOLO2024SM, where they will be able to virtually attend the ElectraMeccanica Meeting via live audio webcast. Online check-in will begin at 10:45 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures. To participate in the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will need their unique 16-digit control number included on the form of proxy or voting instruction form, as applicable.

Q:	What am I voting on?
A:	You are being asked to consider and vote on the following proposals:
1.
to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “ElectraMeccanica Arrangement Resolution”), the full text of which is set forth in Appendix “C” approving the Arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”), involving, among other things, the acquisition by Xos, of all of the outstanding ElectraMeccanica Shares, all as more particularly described in this Joint Proxy Statement/Circular, including in the section titled “The Arrangement Agreement and Related Agreements” (the “ElectraMeccanica Arrangement Proposal”);

2.
to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement (the “ElectraMeccanica Advisory Compensation Proposal”);

3.
to consider and vote on a proposal to approve an ordinary resolution (the “ElectraMeccanica Name Change Resolution”) to change the name of ElectraMeccanica from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.” (the “ElectraMeccanica Name Change Proposal”); and

4.
to consider and vote on a proposal to approve any adjournment of the ElectraMeccanica Meeting, if necessary or appropriate, including to solicit additional votes in favour of the ElectraMeccanica Arrangement Proposal if there are not sufficient votes at the time of the ElectraMeccanica Meeting to approve the ElectraMeccanica Arrangement Proposal (the “ElectraMeccanica Adjournment Proposal”).

The ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Advisory Compensation Proposal, the ElectraMeccanica Name Change Proposal and the ElectraMeccanica Adjournment Proposal are together referred to as the “ElectraMeccanica Proposals”.
Please note that the approval of ElectraMeccanica Shareholders to the ElectraMeccanica Arrangement Proposal is required in order to complete the Arrangement.
Q:	Does the ElectraMeccanica Board support the Arrangement?
A:
Yes. The board of directors of ElectraMeccanica (the “ElectraMeccanica Board”) has unanimously determined that the Arrangement is in the best interests of ElectraMeccanica and the ElectraMeccanica Shareholders and recommends that ElectraMeccanica Shareholders vote FOR the ElectraMeccanica Arrangement Proposal.

In making its recommendation, the ElectraMeccanica Board considered a number of factors as described in this Joint Proxy Statement/Circular under “Description of the Arrangement — Recommendation of the ElectraMeccanica Board”, and “Description of the Arrangement — Reasons Considered by the ElectraMeccanica Board”, including the opinion (the “Opinion”) from Greenhill & Co. Canada Ltd. (“Greenhill”) to the effect that, as of the date of such Opinion, based upon and subject to the limitations and assumptions set out therein and such other matters as Greenhill considered relevant, the consideration to be received by ElectraMeccanica Shareholders is fair, from a financial point of view, to ElectraMeccanica Shareholders. See the section titled “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.
Simultaneously with the execution of the Arrangement Agreement, Xos and the members of the ElectraMeccanica Board (solely in their respective capacities as ElectraMeccanica Shareholders) who collectively beneficially owned or controlled approximately 0.098% of the voting power of the outstanding ElectraMeccanica Shares as of January 9, 2024 (the “ElectraMeccanica Locked-Up Parties”), entered into certain voting support and lock-up agreements (the “ElectraMeccanica Voting Support and Lock-Up Agreements”) pursuant to which the ElectraMeccanica Locked-Up Parties agreed, among other things, to vote their ElectraMeccanica Shares in favor of the ElectraMeccanica Arrangement Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Voting Support and Lock-Up Agreements”.
See the sections titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 1: ElectraMeccanica Arrangement Proposal”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 2: ElectraMeccanica Advisory Compensation Proposal”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 3: ElectraMeccanica Name Change Proposal” and “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 4: ElectraMeccanica Adjournment Proposal” for additional information.
Q:	What approvals are required by ElectraMeccanica Shareholders at the ElectraMeccanica Meeting?
A:	Except for the ElectraMeccanica Adjournment Proposal, the vote required to approve all of the ElectraMeccanica Proposals listed herein assumes the presence of a quorum at the ElectraMeccanica Meeting:
No.	Proposal	Votes Necessary
1.	ElectraMeccanica Arrangement Proposal
Approval requires the affirmative vote of at least two-thirds of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Arrangement Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

2.	ElectraMeccanica Advisory Compensation Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Advisory Compensation Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

3.	ElectraMeccanica Name Change Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Name Change Proposal.

Abstentions and broker non-votes (none of which are expected) will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

No.	Proposal	Votes Necessary
4.	ElectraMeccanica Adjournment Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Adjournment Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

Q:	Are ElectraMeccanica Shareholders entitled to dissent rights?
A:
Yes. Registered holders of ElectraMeccanica Shares have the rights to dissent (the “Dissent Rights”) with respect to the ElectraMeccanica Arrangement Proposal and, if the Arrangement becomes effective and such Dissent Rights are validly exercised, are entitled to be paid the fair value of their ElectraMeccanica Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by an interim order from the Court relating to the Arrangement (the “Interim Order”) and the Plan of Arrangement. In accordance with the Interim Order, 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on the Nasdaq Capital Market for the five trading days preceding the day the ElectraMeccanica Arrangement Proposal is approved. Persons who are beneficial owners of ElectraMeccanica Shares registered in the name of an intermediary and who wish to dissent should be aware that only registered ElectraMeccanica Shareholders are entitled to Dissent Rights.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Joint Proxy Statement/Circular carefully and consult with your legal advisor. See the section titled “Description of the Arrangement — ElectraMeccanica Dissenting Shareholders’ Rights”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Dissenting Shareholders’ Rights”, and Appendix “H” of this Joint Proxy Statement/Circular.
Q:	What is the difference between holding ElectraMeccanica Shares as a registered ElectraMeccanica Shareholder and as a beneficial owner?
A:
Registered ElectraMeccanica Shareholders. If your ElectraMeccanica Shares are registered directly in your name with ElectraMeccanica’s transfer agent, VStock Transfer, LLC, then you are considered the registered ElectraMeccanica Shareholder of those ElectraMeccanica Shares, and ElectraMeccanica sent the proxy materials, including this Joint Proxy Statement/Circular, directly to you.

Beneficial Owners of ElectraMeccanica Shares. If ElectraMeccanica Shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of such ElectraMeccanica Shares held in “street name”, and the proxy materials, including this Joint Proxy Statement/Circular, were forwarded to you by that organization. The broker, bank or other nominee holding your account is considered the registered ElectraMeccanica Shareholder for purposes of voting at the ElectraMeccanica Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the ElectraMeccanica Shares held in your account.
Q:	How can I vote at the ElectraMeccanica Meeting?
A:
The ElectraMeccanica Meeting will be held virtually to allow for greater participation. Even if you plan to attend the ElectraMeccanica Meeting virtually, ElectraMeccanica recommends that you also submit your proxy or voting instructions as described below, so that your vote will be counted if you later decide not to attend.

ElectraMeccanica Shareholders may participate virtually in the ElectraMeccanica Meeting by visiting the following website: www.virtualshareholdermeeting.com/SOLO2024SM. To participate in the ElectraMeccanica Meeting virtually, you will need the 16-digit control number included on your proxy card or voting instruction form and the instructions that accompanied your proxy materials. Registered ElectraMeccanica Shareholders as of the ElectraMeccanica Record Date can access and vote at the ElectraMeccanica Meeting during the live webcast. ElectraMeccanica Shares for which you are the beneficial owner may be voted electronically during the ElectraMeccanica Meeting if you hold a valid proxy to vote at the ElectraMeccanica Meeting.

If you are an ElectraMeccanica Shareholder and have any questions, please contact ElectraMeccanica’s proxy solicitation agents:
United States	Canada
Mackenzie Partners 1-800-322-2885 (toll-free in North America) 1-212-929-5500 (outside of North America) proxy@mackenziepartners.com	Laurel Hill Advisory Group 1-877-452-7184 (toll-free in North America) 1-416-304-0211 (outside of North America) assistance@laurelhill.com
Q:	How do I vote my ElectraMeccanica Shares without attending the ElectraMeccanica Meeting virtually?
A:
You may vote without attending the ElectraMeccanica Meeting by granting a proxy for ElectraMeccanica Shares of which you are the registered ElectraMeccanica Shareholder, or by submitting voting instructions to your broker, bank or other nominee for ElectraMeccanica Shares that you hold beneficially in street name. In most cases, you will be able to do this by internet or telephone, or by mail if you received a printed set of proxy materials. However, if your ElectraMeccanica Shares are held in street name, the availability of telephone and Internet voting will depend on your institution’s voting procedures. A proxy can be submitted by registered ElectraMeccanica Shareholders in the following ways:

•
By Internet — Go to www.proxyvote.com and enter the 16-digit control number printed on the form of proxy or scan the QR Code on the ElectraMeccanica form of proxy to access and follow the instructions on the screen. Internet voting facilities for ElectraMeccanica Shareholders of record will be accessible 24 hours a day until 11 a.m. (Pacific time) on March 18, 2024 (or if the ElectraMeccanica Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned ElectraMeccanica Meeting).

•
By Phone — Call the toll-free telephone number provided on the form of proxy and follow the promoted instructions. You will need to enter the 16-digit control number. Telephone voting facilities for ElectraMeccanica Shareholders of record will be accessible 24 hours a day at 1-800-690-6903 until 11 a.m. (Pacific time) on March 18, 2024 (or if the ElectraMeccanica Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned ElectraMeccanica Meeting).

•
By Mail — Enter your voting instructions, sign and date the form of proxy and return your completed form of proxy in the enclosed postage paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be effective, forms of proxy sent by mail must be received by 11 a.m. (Pacific time) on March 18, 2024 (or if the ElectraMeccanica Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned ElectraMeccanica Meeting).

The individuals named in the accompanying ElectraMeccanica proxy card are officers and/or directors of or counsel for ElectraMeccanica. If you are a ElectraMeccanica Shareholder entitled to vote at the ElectraMeccanica Meeting, you have the right to appoint a person or company other than the person(s) designated in the proxy card, who need not be an ElectraMeccanica Shareholder, to attend and act for you and on your behalf at the ElectraMeccanica Meeting. You may do so either by inserting the name of that other person in the blank space provided in the proxy card or by completing and delivering another suitable form of proxy.
ElectraMeccanica Shares represented by the proxy card will be voted or withheld from voting in accordance with the instructions of the ElectraMeccanica Shareholder on any ballot that may be called for and that, if the ElectraMeccanica Shareholder specifies a choice with respect to any matter to be acted upon, such ElectraMeccanica Shares will be voted accordingly.
Q:	Should I send in my proxy now?
A:
Yes. To ensure your vote is counted, you should immediately complete and submit the enclosed form of proxy or voting instruction form. You are encouraged to vote well in advance of the proxy cut-off at 11 a.m. (Pacific time) on March 18, 2024 (or if the ElectraMeccanica Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned ElectraMeccanica Meeting). See the section titled “General Information about the ElectraMeccanica Meeting and Voting — Voting Instructions”.

Q:	Should I send in my letter of transmittal and ElectraMeccanica share certificates now?
A:
Yes. It is recommended that all registered ElectraMeccanica Shareholders complete, sign and return the letter of transmittal with accompanying ElectraMeccanica share certificate(s) to the Depositary as soon as possible. Please be sure to use the letter of transmittal. See the section titled “Description of the Arrangement — Exchange Procedure”.

Q:	What if I submit my proxy or voting instructions, but do not specify how I want my ElectraMeccanica Shares to be voted?
A:
If you are a registered ElectraMeccanica Shareholder and you indicate when voting on the internet or by telephone that you wish to vote as recommended by the ElectraMeccanica Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your ElectraMeccanica Shares in the manner recommended by the ElectraMeccanica Board on the ElectraMeccanica Proposals and as the proxy holders determine in their discretion on any other matters properly presented at the ElectraMeccanica Meeting.

If you are a beneficial owner of ElectraMeccanica Shares held in street name and do not provide your broker, bank or other nominee that holds your ElectraMeccanica Shares with specific voting instructions, such institution may generally vote on “routine” matters but cannot vote on non-routine matters. The ElectraMeccanica Name Change Proposal is the only proposal at the ElectraMeccanica Meeting that ElectraMeccanica believes is a routine matter. Therefore, if your broker, bank or other nominee does not receive instructions from you on how to vote your ElectraMeccanica Shares on the ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Advisory Compensation Proposal or the ElectraMeccanica Adjournment Proposal, such institution will not have authority to vote your ElectraMeccanica Shares on any of those matters. This result is generally referred to as a “broker non-vote”.
See the section titled “General Information about the ElectraMeccanica Meeting and Voting — Voting Instructions — Registered ElectraMeccanica Shareholders” and “General Information about the ElectraMeccanica Meeting and Voting — Voting Instructions — Beneficial ElectraMeccanica Shareholders”.
Q:	When will I receive the Xos Shares in exchange for my ElectraMeccanica Shares under the Arrangement?
A:
You will receive the Xos Shares due to you under the Arrangement as soon as practicable after the Arrangement becomes effective and, if you are a registered ElectraMeccanica Shareholder, your letter of transmittal, ElectraMeccanica share certificate(s), and all other required documents are properly completed and received by the Depositary. It is anticipated that the Arrangement will be completed in the first half of 2024 assuming each of the ElectraMeccanica Arrangement Proposal and the Xos Share Issuance Proposal is approved, the Final Order has been obtained and all other conditions of closing have been satisfied or waived.

Q:	What happens if I send in my ElectraMeccanica share certificate(s) and the ElectraMeccanica Arrangement Proposal is not approved or the Arrangement is not completed?
A:
If the ElectraMeccanica Arrangement Proposal is not approved or if the Arrangement is not otherwise completed, your ElectraMeccanica share certificate(s) will be returned promptly to you by the Depositary.

Q:	Can I revoke my vote after I have voted by proxy?
A:
You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the ElectraMeccanica Meeting (or any postponement or adjournment thereof) if you have the right to vote at the ElectraMeccanica Meeting.

If you are a registered ElectraMeccanica Shareholder, you may revoke your proxy in any one of the following ways:
•
by submitting written notice of revocation to ElectraMeccanica at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary, with a copy to McCarthy Tétrault LLP at 2400 – 745 Thurlow Street, Vancouver, British Columbia, V6E 0C5, Attention: David Frost, provided that such notice is received by 11 a.m. (Pacific time) on March 18, 2024 (or at least 48 hours (excluding non-business days) prior to the date of any postponement or adjournment, if the ElectraMeccanica Meeting is postponed or adjourned);

•	by submitting another proxy via the internet, telephone, or mail that is dated as of a later date and properly signed;
•	by voting at the ElectraMeccanica Meeting; or
•	in any other manner provided by law.
Mere attendance at the ElectraMeccanica Meeting will not automatically revoke your proxy unless you vote at the ElectraMeccanica Meeting.
If you are a beneficial owner of ElectraMeccanica Shares held in street name, you must contact your broker, bank or other nominee that holds your ElectraMeccanica Shares to revoke your voting instructions or change your vote. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — Revocation of Proxies”.
Q:	Who can help answer my questions?
A:
If you have any questions about this Joint Proxy Statement/Circular or the matters described in this Joint Proxy Statement/Circular, please contact your professional advisor. ElectraMeccanica Shareholders who would like additional copies, without charge, of this Joint Proxy Statement/Circular or have additional questions about the procedures for voting ElectraMeccanica Shares or making an election, should contact their intermediary or ElectraMeccanica’s strategic shareholder advisors and proxy solicitation agents: Mackenzie Partners (for the United States) or Laurel Hill Advisory Group (for Canada), or reach out to John Franklin, Investor Relations Counsel to ElectraMeccanica at: IR@emvauto.com.

United States	Canada
Mackenzie Partners 1-800-322-2885 (toll-free in North America) 1-212-929-5500 (outside of North America) proxy@mackenziepartners.com	Laurel Hill Advisory Group 1-877-452-7184 (toll-free in North America) 1-416-304-0211 (outside of North America) assistance@laurelhill.com
Xos Stockholder Questions and Answers
Q:	When and where is the Xos Meeting?
A:
The Xos Meeting will be held on March 20, 2024 at 11 a.m. (Pacific time) and will be held in a virtual format. Xos Stockholders may participate by logging in online at www.virtualshareholdermeeting.com/XOS2024SM, where they will be able to virtually attend the Xos Meeting via live audio webcast. Online check-in will begin at 10:45 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures. To participate in the Xos Meeting, Xos Stockholders will need their unique 16-digit control number included on their Xos proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.

Q:	What am I voting on?
You are being asked to consider and vote on the following proposals:
1.
To consider and vote on a proposal to issue Xos Shares to ElectraMeccanica Shareholders pursuant to the Arrangement Agreement which is further described in this Joint Proxy Statement/Circular, including in the section titled “The Arrangement Agreement and Related Agreements” beginning on page 103 of this Joint Proxy Statement/Circular, and a copy of the Arrangement Agreement is attached as Appendix “A” (the “Xos Share Issuance Proposal”); and

2.
To approve the adjournment of the Xos Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Xos Meeting to approve the Xos Share Issuance Proposal (the “Xos Adjournment Proposal”).

The Xos Share Issuance Proposal and the Xos Adjournment Proposals are together referred to as the “Xos Proposals”.
Please note that the approval of Xos Stockholders to the Xos Share Issuance Proposal is required in order to complete the Arrangement.

Q:	Does the Xos Board support the Xos Proposals?
A:
Yes. The board of directors of Xos (the “Xos Board”) has unanimously determined that the Xos Proposals are in the best interests of Xos and recommends that the Xos Stockholders vote FOR each of the Xos Proposals.

In making its recommendation regarding the Xos Proposals, the Xos Board considered a number of factors as described in this Joint Proxy Statement/Circular under “Description of the Arrangement — Recommendation of the Xos Board”, and “Description of the Arrangement — Reasons Considered by the Xos Board; Recommendation of the Stock Issuance by the Xos Board”.
Simultaneously with the execution of the Arrangement Agreement, ElectraMeccanica and the members of the Xos Board (solely in their respective capacities as Xos Stockholders) who collectively beneficially owned or controlled approximately 49.21% of the voting power of Xo’s outstanding capital stock as of January 9, 2024 (the “Xos Locked-Up Parties”), entered into certain voting support and lock-up agreements (the “Xos Voting Support and Lock-Up Agreements” and together with the ElectraMeccanica Voting Support and Lock-Up Agreements, the “Voting Support and Lock-Up Agreements”) pursuant to which the Xos Locked-Up Parties agreed, among other things, to vote their Xos Shares in favor of the Xos Share Issuance Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal. See the section titled “General Information about the Xos Meeting and Voting — Xos Voting Support and Lock-Up Agreements”.
The Xos Proposals are further described in this Joint Proxy Statement/Circular, including the section titled “Purpose of the Xos Meeting” beginning on page 54.
Q:	What approvals are required by Xos Stockholders at the Xos Meeting?
A:	Except for the Xos Adjournment Proposal, the vote required to approve all of the Xos Proposals listed herein assumes the presence of a quorum at the Xos Meeting:
No.	Proposal	Votes Necessary
1.	Xos Share Issuance Proposal
Approval requires the affirmative vote of a majority of votes cast at the Xos Meeting on the Xos Share Issuance Proposal.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Share Issuance Proposal, so long as a quorum is present.

2.	Xos Adjournment Proposal
Approval requires the affirmative vote of the holders of a majority of the voting power of the Xos Shares present or represented by proxy at the Xos Meeting and entitled to vote on such proposal.

An abstention will have the same effect as a vote AGAINST the Xos Adjournment Proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Adjournment Proposal.

Q:	Are Xos Stockholders entitled to appraisal rights?
A:	No. Xos Stockholders are not entitled to appraisal rights under the Delaware General Corporation Law (the “Delaware Law”).
Q:	How do I vote on the Xos Proposals?
A:
You should carefully read and consider the information contained in this Joint Proxy Statement/Circular. Registered Xos Stockholders should then vote by (1) visiting the internet site listed on the enclosed Xos proxy card, (2) calling the toll-free number listed on the enclosed Xos proxy card or (3) submitting your enclosed Xos proxy card by mail by using the provided self-addressed, pre-paid envelope. If you submit a proxy to vote your

Xos Shares via the internet or by telephone, you must do so no later than 11:59 p.m. (Eastern time) on March 19, 2024. If you submit a proxy to vote your shares by mail, your completed Xos proxy card must be received no later than 11:59 p.m. (Eastern time) on March 19, 2024 (or if the Xos Meeting is postponed or adjourned prior to the date of the postponed or adjourned Xos Meeting). See the section titled “General Information about the Xos Meeting and Voting — Registered Xos Stockholders”.
If you hold your Xos Shares through a broker, please follow the instructions on the voting instruction form provided by such broker to ensure that your vote is counted at the Xos Meeting. See the section titled “General Information about the Xos Meeting and Voting — Beneficial Xos Stockholders”.
Q:	Should I send in my proxy now?
A:
Yes. To ensure your vote is counted, you should immediately complete and submit the enclosed form of proxy or voting instruction form. You are encouraged to vote well in advance of the proxy cut-off at 11:59 p.m. (Eastern time) on March 19, 2024 (or if the Xos Meeting is postponed or adjourned, prior to the date of the postponed or adjourned Xos Meeting).

Q:	If my Xos Shares are held by a broker, will they vote my Xos Shares for me?
A:
A broker will vote the Xos Shares held by you only if you provide instructions to such broker on how to vote or which election to make. If you fail to give proper instructions, those Xos Shares will not be voted on your behalf. Xos Stockholders should instruct their brokers to vote their Xos Shares on their behalf by following the directions on the voting instruction form provided to them by their intermediaries. Unless your intermediary gives you its proxy to vote the Xos Shares at the Xos Meeting, you cannot vote those Xos Shares owned by you at the Xos Meeting. See the section titled “General Information about the Xos Meeting and Voting — Beneficial Xos Stockholders”.

Q:	Can I revoke my vote after I have voted by proxy?
A:
Yes. An Xos Stockholder executing the enclosed form of proxy has the right to revoke it by either attending the Xos Meeting and voting at the Xos Meeting or providing a new proxy dated as at a later date, provided that the new proxy is received by Broadridge Financial Solutions, Inc. (“Broadridge”) before 11:59 p.m. (Eastern time) on March 19, 2024 (or if the Xos Meeting is postponed or adjourned, prior the date of the postponed or adjourned Xos Meeting). A registered Xos Stockholder may also revoke any prior proxy without providing new voting instructions by clearly indicating in writing that such Xos Stockholder wants to revoke his, her or its proxy and delivering this written document to (i) the registered office of Xos at Xos, Inc., c/o Corporate Secretary, 3550 Tyburn Street, Los Angeles, California 90065, at any time up to and including the last business day preceding the day of the Xos Meeting, or any adjournment of the Xos Meeting, or (ii) the Chair of the Xos Meeting at the Xos Meeting or any postponement or adjournment thereof and prior to the vote in respect of the Xos Share Issuance Proposal or in any other way permitted by law.

If you hold your shares through a broker, the methods to revoke your proxy may be different and you should carefully follow the instructions provided to you by your intermediary. See the section titled “General Information about the Xos Meeting and Voting — Revocation of Proxies”.
Q:	Who can help answer my questions?
A:
If you have any questions about this Joint Proxy Statement/Circular or the matters described in this Joint Proxy Statement/Circular, please contact your professional advisor. Xos Stockholders who would like additional copies, without charge, of this Joint Proxy Statement/Circular or have additional questions about the procedures for voting Xos Shares or making an election, should contact their broker or Broadridge Financial Solutions at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

ACCOUNTING PRINCIPLES
All financial statements and financial data derived therefrom included or incorporated by reference in this Joint Proxy Statement/Circular pertaining to Xos, including the unaudited pro forma condensed combined financial statements of Xos, have been prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). For further details, see the notes to the unaudited pro forma condensed combined financial statements of Xos set out in Appendix “I” to this Joint Proxy Statement/Circular.
Pro forma financial information included in this Joint Proxy Statement/Circular is for informational purposes only and is unaudited. All unaudited pro forma financial information contained in this Joint Proxy Statement/Circular has been prepared in accordance with Article 11 of Regulation S-X to illustrate the effect of the Arrangement. The pro forma financial information set forth in this Joint Proxy Statement/Circular should not be considered to be what the actual financial position or other results of operations would have necessarily been had ElectraMeccanica and Xos operated as a single combined company as, at, or for the periods stated.
All financial statements and financial data derived therefrom included or incorporated by reference in this Joint Proxy Statement/Circular pertaining to ElectraMeccanica have been prepared and presented in accordance with U.S. GAAP, other than ElectraMeccanica’s financial statements as of December 31, 2021 and 2020 and for the fiscal years then ended and financial data derived therefrom contained in ElectraMeccanica’s Annual Report on Form 20-F for the year ended December 31, 2021, filed by ElectraMeccanica with the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2022 (the “ElectraMeccanica 20-F”), which have been prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The ElectraMeccanica 20-F is being incorporated by reference in this Joint Proxy Statement/Circular in order to satisfy certain disclosure obligations of ElectraMeccanica in accordance with Canadian securities laws. Prior to June 30, 2022, ElectraMeccanica was a “foreign private issuer” for purposes of applicable U.S. securities laws, and as such, was entitled under U.S. securities laws to prepare its audited annual financial statements in accordance with IFRS, as issued by IASB.

NOTICE REGARDING INFORMATION
NO CANADIAN OR U.S. SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.
Neither ElectraMeccanica nor Xos has authorized any person to give any information or to make any representation in connection with the Arrangement or any other matters to be considered at the ElectraMeccanica Meeting or the Xos Meeting other than those contained in this Joint Proxy Statement/Circular. If any such information or representation is given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, to the extent that any information provided on either ElectraMeccanica’s or Xos’ website or by the proxy solicitation agent is inconsistent with this Joint Proxy Statement/Circular, the information provided in this Joint Proxy Statement/Circular should be relied upon.
This Joint Proxy Statement/Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.
ElectraMeccanica Shareholders and Xos Stockholders should not construe the contents of this Joint Proxy Statement/Circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.
All summaries of, and references to, the Arrangement Agreement, the Plan of Arrangement, the ElectraMeccanica Voting Support and Lock-Up Agreements and the Xos Voting Support and Lock-Up Agreements in this Joint Proxy Statement/Circular are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached as Appendix “A” to this Joint Proxy Statement/Circular and is available on ElectraMeccanica’s Current Report on Form 8-K filed with the SEC on January 12, 2024, on ElectraMeccanica’s SEDAR+ profile at www.sedarplus.ca and on Xos’ Current Report on Form 8-K filed with the SEC on January 12, 2024, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached as Appendix “B” to this Joint Proxy Statement/Circular, in the case of the ElectraMeccanica Voting Support and Lock-Up Agreements, the complete text of the ElectraMeccanica Voting Support and Lock-Up Agreements available on ElectraMeccanica’s EDGAR profile at www.sec.gov, on ElectraMeccanica’s SEDAR+ profile at www.sedarplus.ca and on Xos’ EDGAR profile at www.sec.gov, and in the case of the Xos Voting Support and Lock-Up Agreements, the complete text of the Xos Voting Support and Lock-Up Agreements available on ElectraMeccanica’s EDGAR profile at www.sec.gov, on ElectraMeccanica’s SEDAR+ profile at www.sedarplus.ca and on Xos’ EDGAR profile at www.sec.gov. ElectraMeccanica Shareholders and Xos Stockholders are urged to carefully read the full text of the Plan of Arrangement and the Arrangement Agreement.
This Joint Proxy Statement/Circular contains industry, market and competitive position data from ElectraMeccanica’s and Xos’ own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. ElectraMeccanica’s and Xos’ internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which ElectraMeccanica and Xos, as applicable, operate and their respective management’s understanding of industry conditions. While ElectraMeccanica and Xos believe that each of these studies and publications is reliable, ElectraMeccanica and Xos have not independently verified market and industry data from third party sources. While ElectraMeccanica and Xos believe their respective internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.
This Joint Proxy Statement/Circular is dated February 13, 2024. Information contained in this Joint Proxy Statement/Circular is given as of February 13, 2024, unless otherwise specifically stated and except for information contained in documents incorporated by reference herein, which is given as at the respective dates stated in such documents.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this Joint Proxy Statement/Circular, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of U.S. federal securities laws and applicable Canadian securities laws. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions. Forward-looking statements represent current judgments about possible future events, including, but not limited to statements regarding expectations or forecasts of business, operations, financial performance, prospects, and other plans, intentions, expectations, estimates, and beliefs relating to the proposed transaction between ElectraMeccanica and Xos, such as statements regarding the combined operations and prospects of ElectraMeccanica and Xos, estimates of pro forma financial information of the Combined Company (as defined below), estimates relating to ElectraMeccanica’s Forecasts (as defined below), the current and projected market, growth opportunities and synergies for the Combined Company, federal and state regulatory tailwinds, expectations and intentions provided by ElectraMeccanica to Xos, the expected cash balance of ElectraMeccanica at the time of the closing of the proposed Arrangement, expectations regarding Xos’ ability to leverage ElectraMeccanica’s assets, the expected composition of the management and the board of directors of the Combined Company, gross margin and future profitability expectations, and the timing and completion of the Arrangement, including the satisfaction or waiver of all the required conditions thereto. These forward-looking statements are based upon the current beliefs and expectations of the management of ElectraMeccanica and Xos and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited to:
•	the inherent uncertainty associated with financial or other projections or outlooks, including due to the unpredictability of the underlying assumptions, adjustments and estimates;
•	the ability of the Combined Company to further penetrate the U.S. market;
•	the total addressable market of Xos’ business;
•	general economic conditions in the markets where Xos operates;
•
the expected timing of any regulatory approvals relating to the Arrangement, the businesses of ElectraMeccanica and Xos and of the Combined Company and product launches of such businesses and companies;

•	non-performance of third-party vendors and contractors;
•	risks related to the Combined Company’s ability to successfully sell its products and the market reception to and performance of its products;
•	ElectraMeccanica’s, Xos’, and the Combined Company’s compliance with, and changes to, applicable laws and regulations;
•	ElectraMeccanica’s, Xos’, and the Combined Company’s limited operating history;
•	the Combined Company’s ability to manage growth;
•	the Combined Company’s ability to obtain additional financing;
•	the Combined Company’s ability to expand product offerings;
•	the Combined Company’s ability to compete with others in its industry;
•	the Combined Company’s ability to protect its intellectual property;
•	ElectraMeccanica’s, Xos’, and the Combined Company’s ability to defend against legal proceedings;
•	the Combined Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;
•	the Combined Company’s ability to achieve the expected benefits from the Arrangement within the expected time frames or at all;
•	the incurrence of unexpected costs, liabilities or delays relating to the proposed Arrangement;

•	the satisfaction (or waiver) of closing conditions to the consummation of the proposed Arrangement, including with respect to the approval of Xos Stockholders and ElectraMeccanica Shareholders;
•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Arrangement Agreement;
•	the effect of the announcement or pendency of the transaction on the Combined Company’s business relationships, operating results and business generally; and
•
other economic, business, competitive, and regulatory factors affecting the businesses of the companies generally, including but not limited to those set forth in ElectraMeccanica’s filings with the SEC and the Canadian Securities Administrators, including in the “Risk Factors” section of ElectraMeccanica’s Annual Report on Form 10-K filed with the SEC on April 17, 2023, ElectraMeccanica’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2023 and any subsequent SEC filings, and those set forth in Xos’ filings with the SEC, including in the “Risk Factors” section of Xos’ Annual Report on Form 10-K filed with the SEC on March 31, 2023, Quarterly Report on Form 10-Q filed with the SEC on November 9, 2023 and any subsequent SEC filings. These documents with respect to ElectraMeccanica can be accessed on ElectraMeccanica’s website at https://ir.emvauto.com/filings/sec-filings/default.aspx and these documents with respect to Xos can be accessed on Xos’ website at https://www.xostrucks.com/investor-overview/ by clicking on the link “SEC Filings”.

Readers are cautioned not to place undue reliance on forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of ElectraMeccanica, Xos or the Combined Company. Forward-looking statements speak only as of the date they are made, and ElectraMeccanica, Xos and the Combined Company undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where they are expressly required to do so by law.

SUMMARY
This summary highlights the key aspects of the matters to be considered at the ElectraMeccanica Meeting and the Xos Meeting, but does not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the matters being considered at the meetings. This summary is qualified in its entirely by the more detailed information appearing elsewhere in this Joint Proxy Statement/Circular, including the Appendices (which are incorporated into and form part of this Joint Proxy Statement/Circular).
The Companies
ElectraMeccanica
ElectraMeccanica Vehicles Corp. is a designer and manufacturer of environmentally efficient electric vehicles (“EVs”). Headquartered in British Columbia, Canada, ElectraMeccanica has historically designed and manufactured smaller, simpler and purposeful EVs primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. ElectraMeccanica’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO, at the end of 2022, ElectraMeccanica made the strategic decision to cease production of the SOLO. In the first half of 2023, because of economic and quality issues, ElectraMeccanica made the further decision to exit the SOLO business altogether and to seek to buy back all previously sold SOLO vehicles.
ElectraMeccanica Vehicles Corp. was incorporated on February 16, 2015, under the laws of the Province of British Columbia, Canada, and ElectraMeccanica Shares are listed under the symbol “SOLO” on the Nasdaq Capital Market. ElectraMeccanica Shares began trading on the Nasdaq Capital Market on August 9, 2018.
For additional information about ElectraMeccanica, see “Information Concerning ElectraMeccanica”.
Xos
Xos, Inc. is a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. Xos designs and manufactures Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. Xos also offers charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. Xos’ proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. Xos developed the X-Platform (its proprietary, purpose-built vehicle chassis platform) and the X-Pack (its proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Xos’ “Fleet-as-a-Service” package offers customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles. Xos is headquartered in Los Angeles, California.
Xos, Inc. was initially incorporated on July 29, 2020 as a Cayman Islands exempted company under the name “NextGen Acquisition Corporation” (“NextGen”). On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated, whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen. As a result, Xos became the publicly traded entity listed on the Nasdaq Global Market under the symbol “XOS”. On June 29, 2023, Xos transferred the listing of its common stock and warrants from the Nasdaq Global Market to the Nasdaq Capital Market.
For additional information about Xos, see “Information Concerning Xos”.
Background to the Arrangement
On January 11, 2024, ElectraMeccanica and Xos entered into the Arrangement Agreement, which sets out the terms and conditions for implementing the Arrangement. The Arrangement Agreement is the result of extensive arm’s length negotiations conducted since November 6, 2023 among representatives of ElectraMeccanica and Xos.

A summary of the material events leading to the negotiation of the Arrangement and the material meetings, negotiations and discussions between ElectraMeccanica and Xos and their respective advisors that preceded the execution of the Arrangement Agreement and public announcement of the Arrangement is included in this Joint Proxy Statement/Circular under “Description of the Arrangement — Background to the Arrangement”.
Reasons Considered by the ElectraMeccanica Board
In reaching its decision to approve the Arrangement Agreement and the transactions contemplated thereby, the ElectraMeccanica Board considered the following factors, all of which the ElectraMeccanica Board viewed as supporting its decision to approve the Arrangement Agreement and the transactions contemplated thereby:
Strategic Factors. The ElectraMeccanica Board evaluated the following key strategic factors supporting its approval of and entry into the Arrangement Agreement:
•
the Arrangement provides ElectraMeccanica Shareholders with an equity position in Xos, which the ElectraMeccanica Board believes to be well-positioned in the mid-size electric commercial vehicle market segment that is poised for high growth;

•	Xos has been selling electric vehicle step vans to commercial fleet customers since 2018 and is in its third order cycle with certain customers for hundreds of vans;
•	Xos currently manufactures and sells its electric vans at positive gross margins, which distinguishes it from many other electric vehicle companies;
•	Xos has an established customer base comprised of large fleet operators, including FedEx Ground, UPS, Penske, Cintas and Loomis, and deep relationships with industry leading stepvan body builders;
•	Xos has experienced recent high-growth while maintaining a substantial commercial backlog;
•	government financial incentives relating to purchasing and operating electric vehicle vans;
•
Xos’ product and service offering includes an industry leading mid-size step van, several battery size choices, an electric powertrain for other OEMs, mobile charging hubs, fleet management software solutions, single point charging infrastructure support, highly responsive aftermarket support and support in obtaining government incentives;

•
the Arrangement will significantly improve Xos’ capital position, enabling Xos to fund the next phase in its growth as an EV Truck OEM and continue to develop adjacencies, including Xos Energy Solutions and Xos Powertrain Sales;

•	ElectraMeccanica will add three automotive/commercial vehicle-experienced members to the Xos Board, strengthening the Combined Company overall; and
•
the terms of the proposed Arrangement were considered to be superior when compared to other strategic alternatives available to ElectraMeccanica, based on the comprehensive strategic process the ElectraMeccanica Board completed in which it broadly reviewed and evaluated a range of potential transaction partners and evaluated the prospects for liquidating and dissolving ElectraMeccanica and distributing its remaining cash.

Other Factors Considered by the ElectraMeccanica Board. In addition to considering the strategic factors described above, the ElectraMeccanica Board considered the following additional factors, all of which it viewed as supporting its decision to approve the Arrangement:
•
the ElectraMeccanica Board’s knowledge of ElectraMeccanica’s business, operations, financial condition, earnings and limited prospects for generating revenue on a standalone basis and of Xos’ business, operations, financial condition, earnings and prospects, taking into account the results of ElectraMeccanica’s due diligence review of Xos;

•	the Consideration to be received by ElectraMeccanica Shareholders;
•
the terms and conditions of the Arrangement Agreement, including the completion of the Arrangement, are subject to a limited number of customary conditions that the ElectraMeccanica Board considers to be reasonable in the circumstances and the Arrangement is not subject to antitrust or foreign investment approval conditions;

•	the terms and conditions of the Arrangement Agreement are the result of a rigorous arm’s length negotiation process;
•	the terms and conditions of the Xos Voting Support and Lock-Up Agreements;
•	the reasonableness of the potential termination amount of $6,000,000, which could become payable by Xos if the Arrangement Agreement is terminated in certain circumstances;
•
the Arrangement Agreement permits the ElectraMeccanica Board, in the exercise of its fiduciary duties, to respond, prior to approval by ElectraMeccanica Shareholders of the ElectraMeccanica Arrangement Proposal, to certain unsolicited acquisition proposals that are more favorable, from a financial point of view, to ElectraMeccanica Shareholders than the Arrangement;

•
the ElectraMeccanica Arrangement Proposal must be approved by at least two-thirds of the votes cast by ElectraMeccanica Shareholders; and the Arrangement requires approval by the Court after its consideration of the procedural and substantive fairness of the terms and conditions of the Arrangement;

•
the fact that the estimated return to ElectraMeccanica Shareholders in a potential liquidation of ElectraMeccanica would result in aggregate distributions of approximately $49.3 million to ElectraMeccanica Shareholders (based on assumptions for the resolution of certain ElectraMeccanica liabilities and the receipt of certain vehicle duty drawback refunds, which, if they are unable to be resolved or received, could materially reduce the potential payment in a liquidation), which ElectraMeccanica believes is significantly below the estimated future value of the Consideration to be received by ElectraMeccanica Shareholders;

•	the recommendation of the strategic committee of ElectraMeccanica (the “ElectraMeccanica Strategic Committee”);
•
the ElectraMeccanica Board considered Greenhill’s Opinion which provided that as of January 10, 2024, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the ElectraMeccanica Shareholders; and

•
the possibility of and prospects for (including associated costs and potential timelines) liquidating ElectraMeccanica, distributing its remaining assets to ElectraMeccanica Shareholders and dissolving the company, including the possibility that ElectraMeccanica will be unable to mitigate liabilities such as its long-term lease of its Mesa, Arizona facility, the uncertainties of continuing cash burn while ElectraMeccanica works to discharge or reduce its liabilities and existing commitments and the uncertainty of timing of release of cash until such liabilities and commitments are resolved.

The ElectraMeccanica Board weighed the advantages and opportunities listed above against a number of other factors identified in its deliberations as weighing negatively against the proposed Arrangement, including:
•	the transaction costs;
•
the potential termination amount of $6,000,000, which could become payable by ElectraMeccanica if the Arrangement Agreement is terminated in certain circumstances, including the failure to obtain the approval of ElectraMeccanica Shareholders for the ElectraMeccanica Arrangement Proposal following an ElectraMeccanica Change in Recommendation (as defined below);

•	the risk that the transaction might not be consummated in a timely manner or at all and the detrimental effect on ElectraMeccanica’s cash position in a non-consummation scenario;
•
ElectraMeccanica Shareholders will have reduced ownership and voting interests in Xos after the completion of the Arrangement (as compared to their current ownership and voting interests in ElectraMeccanica) and will exercise less influence over the Xos Board and management and policies of Xos (as compared to their current influence over the ElectraMeccanica Board and management and policies of ElectraMeccanica);

•
the risk that the benefits of the Arrangement might not be realized, including that Xos may not achieve the future financial results that the ElectraMeccanica Strategic Committee and ElectraMeccanica’s management projected and that Xos’ stock price may be volatile;

•
the relative percentage ownership of ElectraMeccanica Shareholders and Xos Stockholders immediately following the completion of the Arrangement is subject to change if the Net Cash is less than $46,500,000 or greater than $50,500,000;

•	the possibility that Xos Shares following the Effective Time may be relatively illiquid given the average daily trading volume of Xos;
•	the possibility that it may be commercially necessary or desirable for Xos to complete a dilutive equity financing prior to the Effective Time;
•
the interests of ElectraMeccanica’s executive officers and directors and the fact that ElectraMeccanica’s executive officers and directors may be deemed to have interests in the transactions contemplated by the Arrangement Agreement that may be different from or in addition to those of ElectraMeccanica Shareholders, generally, as described in the section above titled “Description of the Arrangement — Interests of ElectraMeccanica’s Directors and Management in the Arrangement”; and

•
various other risks associated with Xos and the Arrangement, including the risks described in the section entitled “Risk Factors,” and the matters described under “Information Concerning Forward-Looking Statements”.

After considering these factors and through discussions with ElectraMeccanica’s management and outside legal and financial advisors, the ElectraMeccanica Board concluded that the potential benefits of entering into the Arrangement Agreement outweighed the uncertainties and risks. In view of the factors considered in connection with its evaluation of the Arrangement and the complexity of these matters, the ElectraMeccanica Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Arrangement and the Arrangement Agreement and to make its recommendation to ElectraMeccanica Shareholders. In addition, individual members of the ElectraMeccanica Board may have given differing weights to different factors and applied his or her own personal business judgment to the process. The ElectraMeccanica Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, were in the best interests of, and were advisable to, ElectraMeccanica and the ElectraMeccanica Shareholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.
Reasons Considered by the Xos Board; Recommendation of the Stock Issuance by the Xos Board
In reaching its decision to approve the Arrangement Agreement and the transactions contemplated thereby, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, the Xos Board considered the following factors, all of which they viewed as supporting their decisions to approve the Arrangement Agreement and the transactions contemplated thereby:
Strategic Factors. The Xos Board evaluated the following key strategic factors supporting its approval of and entry into the Arrangement Agreement:
•	that the Arrangement strengthens Xos’ cash position and balance sheet, improves financial flexibility and provides significant growth funding and runway to execute Xos’ business plan;
•	that the Arrangement would be accretive to current Xos share price;
•	that the transaction would diversify the Xos stockholder base and enhance trading liquidity; and
•	that the terms of the Arrangement were considered to be more favorable compared to the alternatives (including financings) that may have been available to Xos given market conditions.
Other Factors Considered by the Xos Board. In addition to considering the strategic factors described above, the Xos Board considered the following additional factors, all of which it viewed as supporting its decision to approve the proposed combination:
•
its knowledge of Xos’ business, operations, financial condition, earnings and prospects on a standalone basis and of ElectraMeccanica’s business, operations, financial condition, earnings and prospects, taking into account the results of Xos’ due diligence review of ElectraMeccanica;

•
the proportional adjustment to the Consideration based on ElectraMeccanica’s Net Cash (to the extent outside of certain range of the target amount) provides greater certainty as to the value being paid for the cash to be delivered on the Effective Date;

•
the terms and conditions of the Arrangement Agreement, including the completion of the Arrangement, are subject to a limited number of customary conditions the Xos Board consider to be reasonable in the circumstances and the Arrangement is not subject to antitrust or foreign investment approval conditions;

•	the terms and conditions of the Arrangement Agreement are the result of a rigorous arm’s length negotiation process;
•	the terms and conditions of the ElectraMeccanica Voting Support and Lock-Up Agreements; and
•	the reasonableness of the potential termination amount of $6,000,000, which could become payable by ElectraMeccanica if the Arrangement Agreement is terminated in certain circumstances.
The Xos Board weighed the advantages and opportunities listed above against a number of other factors identified in its deliberations as weighing negatively against the proposed combination, including:
•	the risk that the transaction and integration costs may be greater than anticipated;
•	the cost of the transaction, including dilution to Xos Stockholders, as compared to other alternatives (including a financing);
•
the cost, including the time spent by Xos’ management, associated with a decision to pursue a strategic transaction to divest or otherwise monetize ElectraMeccanica’s legacy assets as a financing alternative, as well as the potential ongoing liabilities of ElectraMeccanica;

•
the impact that the announced transaction may have on Xos’ stock price and on Xos’ ability to raise additional capital or engage in certain business development discussions during the pre-closing period;

•
the potential termination amount of $6,000,000, which could become payable by Xos if the Arrangement Agreement is terminated in certain circumstances, including the failure to obtain the stockholder vote to approve the Xos Share Issuance Proposal following an Xos Change in Recommendation (as defined below);

•	the risk that the transaction might not be consummated in a timely manner or at all and its likely detrimental effect on Xos’ cash position and stock price;
•	the risk that strategic benefits and other anticipated benefits might not be realized or may take longer than expected to achieve;
•	the fact that ElectraMeccanica has the ability to terminate the Arrangement Agreement under certain circumstances in connection with a superior proposal but that Xos does not have this ability;
•
the restrictions imposed pursuant to the Arrangement Agreement on the conduct of Xos’ business and operations during the period between the execution of the Arrangement Agreement and the consummation of the Arrangement or the termination of the Arrangement Agreement;

•	the possibility of disruptive stockholder litigation following announcement of the Arrangement; and
•
various other risks associated with ElectraMeccanica and the Arrangement, including the risks described in the section titled “Risk Factors,” and the matters described under “Information Concerning Forward — Looking Statements”.

After considering these factors and through discussions with Xos’ management and outside legal and financial advisors, the Xos Board concluded that the potential benefits of entering into the Arrangement Agreement outweighed the uncertainties and risks. In view of the factors considered in connection with its evaluation of the Arrangement and the complexity of these matters, the Xos Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Arrangement and the Arrangement Agreement and to make its recommendation to Xos Stockholders. In addition, individual members of the Xos Board may have given differing weights to different factors and applied his or her own personal business judgment to the process. The Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, were in the best interests of, and were advisable to, Xos and the Xos Stockholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.
Recommendations of the Boards of Directors
ElectraMeccanica Board Recommendation
After consultation with its financial and legal advisors and the recommendation of the ElectraMeccanica Strategic Committee, the ElectraMeccanica Board has unanimously determined that the Arrangement is in the best interests of ElectraMeccanica and ElectraMeccanica Shareholders and that the consideration to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement is fair to such holders. In addition, Greenhill, ElectraMeccanica’s independent financial advisor, has rendered its Opinion that as of the date of its Opinion, based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to ElectraMeccanica Shareholders. See “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.
Accordingly, the ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR each of the ElectraMeccanica Proposals.
Xos Board Recommendation
On January 10, 2024, after careful consideration and consultation with its financial and legal advisors, the Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith are in the best interests of, and are advisable to, Xos and the Xos Stockholders.
Accordingly, the Xos Board unanimously recommends that Xos Stockholders vote FOR each of the Xos Proposals.
Opinion of Greenhill & Co. Canada Ltd.
ElectraMeccanica retained Greenhill to render an Opinion to the ElectraMeccanica Board as to the fairness, from a financial point of view, to ElectraMeccanica Shareholders of the Consideration Shares. On January 10, 2024, Greenhill delivered its Opinion, subsequently confirmed in writing, to the ElectraMeccanica Board to the effect that as at the date thereof, based upon the scope of review and subject to the assumptions, limitations, qualifications, procedures and other factors set out therein, the Consideration is fair, from a financial point of view, to the ElectraMeccanica Shareholders. See “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.
The full text of Greenhill’s Opinion, setting out the scope of review, assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Opinion is attached as Appendix “F” to this Joint Proxy Statement/Circular. This summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion. ElectraMeccanica Shareholders are urged to read the Opinion in its entirety for the assumptions made, procedures followed, and other matters considered and limits of the review by Greenhill.
Interests of ElectraMeccanica’s Directors and Management in the Arrangement
In considering the respective recommendations of the ElectraMeccanica Board with respect to the Arrangement, ElectraMeccanica Shareholders should be aware that certain members of the ElectraMeccanica Board and the management have interests in connection with the transactions contemplated by the Arrangement that may be different from, or in addition to, the interests of ElectraMeccanica Shareholders. The ElectraMeccanica Board is aware of these interests and considered them along with the other matters described under “Description of the Arrangement — Reasons Considered by the ElectraMeccanica Board”. For more information, see “Description of the Arrangement — Interests of ElectraMeccanica’s Directors and Management in the Arrangement”.
Court Approval
An arrangement under the BCBCA requires Court approval. Subject to the terms of the Arrangement Agreement, and upon obtaining approval of the ElectraMeccanica Arrangement Proposal in the manner required by the Interim Order, ElectraMeccanica will apply to the Court for the Final Order. The application for the Final Order approving the

Arrangement is scheduled for March 22, 2024 at 10:00 a.m. (Vancouver time), or as soon after that date as is practicable. At the Final Order hearing, any holders of ElectraMeccanica Shares, ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica DSUs or ElectraMeccanica PSUs (collectively, the “ElectraMeccanica Securityholders”) entitled to receive Consideration pursuant to the Arrangement may participate or be represented or present evidence or argument, subject to filing with the Court and serving upon ElectraMeccanica and Xos a Response to Petition in accordance with the terms of the Interim Order. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Response to Petition in compliance with the Interim Order will be given notice of the postponement, adjournment or rescheduled date. Such persons should consult their legal advisors as to the necessary requirements. See the section titled “Appendix “E” — Notice of Hearing of Petition”.
The Court has broad discretion under the BCBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to the parties affected, including ElectraMeccanica Securityholders, both from a substantive and a procedural point of view. The Court may approve the Arrangement as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending on the nature of any required amendments, ElectraMeccanica and Xos may determine not to proceed with the Arrangement.
See the section titled “Description of the Arrangement — Court Approval”.
Letter of Transmittal
A letter of transmittal has been mailed, together with this Joint Proxy Statement/Circular, to each person who was a registered ElectraMeccanica Shareholder on the ElectraMeccanica Record Date. Each registered ElectraMeccanica Shareholder must forward a properly completed and signed letter of transmittal, with accompanying ElectraMeccanica share certificate(s) and all other required documents, as applicable as set out in the letter of transmittal, in order to receive the Consideration to which such ElectraMeccanica Shareholder is entitled under the Arrangement. It is recommended that ElectraMeccanica Shareholders complete, sign and return the letter of transmittal with accompanying ElectraMeccanica share certificate(s) to the Depositary as soon as possible.
Any letter of transmittal, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by an ElectraMeccanica Shareholder except that all letters of transmittal will be automatically revoked if the Depositary is notified in writing by ElectraMeccanica and Xos that the Arrangement Agreement has been terminated or that the Arrangement is not completed. If a letter of transmittal is automatically revoked, the share certificate(s) for the ElectraMeccanica Shares received with the letter of transmittal will be promptly returned to the ElectraMeccanica Shareholder submitting the same at the address specified in the letter of transmittal.
See the section titled “Description of the Arrangement — Letter of Transmittal”.
Issue and Resale of Xos Shares Received in the Arrangement
The issuance of Xos Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of Canadian securities laws and, subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions” may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort has been made to prepare the market or create demand. Recipients of Xos Shares are urged to obtain legal advice to ensure that their resale of such securities complies with laws applicable to them, including Canadian securities laws. See the section titled “Description of the Arrangement — Regulatory Matters — Canadian Securities Law Matters — Qualification — Resale of Xos Shares”.
The Xos Shares to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and will be issued in reliance on the exemption afforded by Section 3(a)(10) of the U.S. Securities Act and corresponding exemptions from the registration or qualification requirements of state securities laws. Section 3(a)(10) of the U.S. Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Xos Shares issued in connection with the Arrangement. See the section titled “Description of the Arrangement — Regulatory Matters — U.S. Securities Law Matters — Exemption Relied Upon from the Registration Requirements of the U.S. Securities Act”.
The Xos Shares to be issued pursuant to the Arrangement will not be subject to resale restrictions under the U.S. Securities Act, except that the U.S. Securities Act imposes restrictions on the resale of Xos Shares received pursuant to the Arrangement by persons who are at the time of a resale, or who were within three months before the resale, “affiliates” of Xos. An “affiliate” of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer may be considered to be its “affiliates”. See the section titled “Description of the Arrangement — Regulatory Matters — U.S. Securities Law Matters — Resale of Xos Shares Within the United States”.
Pro Forma Economic Ownership of the Combined Company
Upon completion of the transactions contemplated by the Arrangement Agreement, it is estimated that the issuance of the Consideration Shares in exchange for ElectraMeccanica Shares will result in ElectraMeccanica Shareholders and Xos Stockholders owning approximately 21% and 79%, respectively, of the outstanding economic interest in the Combined Company, assuming Net Cash as of the Anticipated Effective Time is greater than $46,500,000 and less than $50,500,000, subject to certain adjustments set forth in the Arrangement Agreement. See the section titled “Description of the Arrangement — Pro Forma Economic Ownership of the Combined Company”.
Stock Exchange Listing and Reporting Issuer Status
The Xos Shares currently trade on the Nasdaq Capital Market under the symbol “XOS”. Xos will apply to list the Xos Shares issuable under the Arrangement on the Nasdaq Capital Market and it is a condition of closing that the Xos Shares to be issued under the Arrangement are listed on the Nasdaq Capital Market.
If the Arrangement is completed, Xos intends to have the ElectraMeccanica Shares delisted from the Nasdaq Capital Market and deregistered under the U.S. Exchange Act and to cause ElectraMeccanica to apply to cease to be a reporting issuer under the securities legislation of the Province of British Columbia.
Xos is currently not a reporting issuer in any province or territory of Canada and, if the Arrangement is completed, Xos will, as a result of the Arrangement, become a reporting issuer in the Province of British Columbia upon the completion of the Arrangement. Xos may be exempted from certain Canadian statutory financial and certain other continuous and timely reporting requirements. See the section titled “Description of the Arrangement — Regulatory Matters — U.S. Securities Law Matters” and “Description of the Arrangement — Regulatory Matters — Canadian Securities Law Matters”.
Treatment of Outstanding ElectraMeccanica Equity Awards and Warrants
At the Effective Time, (i) each ElectraMeccanica DSU, ElectraMeccanica PSU and ElectraMeccanica RSU that is outstanding immediately prior to the Effective Time will vest (if not already vested) and be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (ii) each ElectraMeccanica Option that is in-the-money and outstanding immediately prior to the Effective Time will be cancelled in exchange for a number of ElectraMeccanica Shares with a value equal to the in-the-money value of such option, as calculated in accordance with the Plan of Arrangement, subject to applicable withholdings; (iii) each ElectraMeccanica Option that is out-of-the-money and outstanding immediately prior to the Effective Time will be cancelled without any payment therefor; and (iv) each outstanding purchase warrant to acquire ElectraMeccanica Shares will remain outstanding following the Effective Time and will remain exercisable pursuant to, and to the extent required by, the terms and conditions of the warrant certificates representing such ElectraMeccanica warrants.
The Arrangement Agreement
The Arrangement Agreement provides for, among other things, the conditions that need to be satisfied or waived prior to the implementation of the Plan of Arrangement. The following is a summary of certain terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is attached to this Joint Proxy Statement/Circular as Appendix “A” and is available on EDGAR at www.sec.gov under Xos’ and ElectraMeccanica’s EDGAR profiles, and is also available on SEDAR+ at www.sedarplus.ca under ElectraMeccanica’s SEDAR+ profile.

See the section titled “The Arrangement Agreement”.
Consideration and Consideration Shares
Under the Arrangement and subject to the terms of the Plan of Arrangement, each ElectraMeccanica Shareholder will receive such number of Consideration Shares calculated in accordance with the Arrangement Agreement. Assuming Net Cash as of the Anticipated Effective Time is greater than $46,500,000 and less than $50,500,000 and assuming the number of ElectraMeccanica Outstanding Shares and the number of Xos Outstanding Shares as of the Anticipated Effective Time are the numbers outstanding, respectively, as of January 24, 2024, the Consideration is expected to be 0.0142 of an Xos Share in exchange for each ElectraMeccanica Share, subject to certain adjustments set forth in the Arrangement Agreement, and is calculated by multiplying:
(a)	the quotient obtained by dividing (i) one by (ii) the number of ElectraMeccanica Outstanding Shares; by
(b)	the product obtained by multiplying (i) the Net Cash Percentage by (ii) 0.21; by
(c)	the quotient obtained by dividing (i) the number of Xos Outstanding Shares by (ii) the difference between (A) one and (B) the product obtained by multiplying the Net Cash Percentage by 0.21.
See the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
Covenants, Representations and Warranties
The Arrangement Agreement contains certain customary and negotiated covenants and representations and warranties for an agreement of this type, which are summarized in this Joint Proxy Statement/Circular.
See the section titled “The Arrangement Agreement and Related Agreements — Covenants” and “The Arrangement Agreement and Related Agreements — Representations and Warranties”.
Conditions to the Arrangement
The obligations of ElectraMeccanica and Xos to complete the Arrangement are subject to the satisfaction or waiver of certain conditions set out in the Arrangement Agreement, which are summarized in this Joint Proxy Statement/Circular. These conditions include, among other things, (i) obtaining the required approvals of Xos Stockholders and ElectraMeccanica Shareholders, (ii) obtaining an Interim Order and the Final Order from the Court on terms consistent with the Arrangement Agreement, (iii) the issuance of the Consideration Shares being exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and the prospectus requirements of applicable securities laws in Canada, (iv) the Consideration Shares being listed on the Nasdaq, (v) the absence of any law or order prohibiting or making illegal the consummation of the Arrangement or any of the other transactions contemplated by the Arrangement Agreement, (vi) the absence of any pending or threatened legal proceeding that would reasonably likely to prevent or materially delay the consummation of the Arrangement, (vii) the determination of the amount of Net Cash of ElectraMeccanica pursuant to the Arrangement Agreement, (viii) subject to certain materiality exceptions, the accuracy of the representations and warranties of each party, (ix) the performance in all material respects by each party of its obligations under the Arrangement Agreement, (x) no material adverse effect having occurred that is continuing, (xi) the number of ElectraMeccanica Shares in respect of which ElectraMeccanica Shareholders have validly exercised Dissent Rights not exceeding 7.5% of the ElectraMeccanica Shares issued and outstanding and (xii) certain consents being obtained.
See the section titled “The Arrangement Agreement and Related Agreements — Conditions to Completion of the Arrangement”.
Non-Solicitation Provisions
The Arrangement Agreement provides for certain non-solicitation covenants in connection with alternative acquisition proposals. However, under certain circumstances, ElectraMeccanica Board or Xos Board may change its recommendation to its stockholders or shareholders, as applicable, in response to a superior proposal, and under certain circumstances, ElectraMeccanica Board may terminate the Arrangement Agreement and accept such a superior proposal. See the section titled “The Arrangement Agreement and Related Agreements — Covenants — Covenants Regarding Non-Solicitation”.

Termination
Termination of the Arrangement Agreement
The Arrangement Agreement contains certain termination rights for each of Xos and ElectraMeccanica, including in the event that (i) the approval of (A) the ElectraMeccanica Arrangement Proposal or (B) the Xos Share Issuance Proposal is not obtained at the respective stockholder meetings; (ii) any law makes the completion of the Arrangement or the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited, and such law has become final and non-appealable; or (iii) the Arrangement has not occurred on or before June 30, 2024, or such later date as may be agreed to in writing by Xos and ElectraMeccanica (the “Outside Date”), which Outside Date may be extended as agreed to in writing by the parties. Each of the termination rights in clauses (i) through (iii) above cannot be exercised by a party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the occurrence of the applicable termination event therein.
In addition, ElectraMeccanica may terminate the Arrangement Agreement in certain circumstances if (a) there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xos under the Arrangement Agreement that would cause certain representations and warranties and covenants of Xos not to be true or complied with, as applicable, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date provided that ElectraMeccanica is not then in breach of the Arrangement Agreement; (b) prior to the approval by the ElectraMeccanica Shareholders of the Arrangement, the ElectraMeccanica Board authorizes ElectraMeccanica to enter into a definitive agreement providing for the implementation of an ElectraMeccanica Superior Proposal (as defined below) provided that ElectraMeccanica is in compliance with the Arrangement Agreement and that prior to or concurrent with such termination ElectraMeccanica pays the termination amount in accordance with the Arrangement Agreement; (c) Xos fails to perform, in any material respect, any covenant or agreement in respect of its non-solicitation obligations under the Arrangement Agreement; (d) a Material Adverse Change (as defined below) has occurred in respect of Xos; or (e) if there is a change in the recommendation of the Xos Board that the Xos Stockholders approve the Arrangement.
In addition, Xos may terminate the Arrangement Agreement in certain circumstances if (a) there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ElectraMeccanica under the Arrangement Agreement that would cause certain representations and warranties and covenants of ElectraMeccanica not to be true or complied with, as applicable, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date provided that Xos is not then in breach of the Arrangement Agreement; (b) ElectraMeccanica fails to perform, in any material respect, any covenant or agreement in respect of its non-solicitation obligations under the Arrangement Agreement; (c) a Material Adverse Change has occurred in respect of ElectraMeccanica; or (d) if there is a change in the recommendation of the ElectraMeccanica Board that the ElectraMeccanica Shareholders approve the Arrangement. The Arrangement Agreement may also be terminated by the mutual written agreement of ElectraMeccanica and Xos and in other customary circumstances. See the section titled “The Arrangement Agreement and Related Agreements — Termination”.
Termination Amounts
The Arrangement Agreement provides that a termination amount will be payable by ElectraMeccanica upon termination of the Arrangement Agreement under specified circumstances, including: (i) a termination of the Arrangement Agreement by Xos because of a change in the recommendation of the ElectraMeccanica Board or a material breach by ElectraMeccanica of its non-solicitation covenants; (ii) a termination of the Arrangement Agreement by ElectraMeccanica because of ElectraMeccanica’s pursuit of a superior proposal; (iii) a termination of the Arrangement Agreement by Xos or ElectraMeccanica, as applicable, because of (a) ElectraMeccanica Shareholders’ failure to adopt the ElectraMeccanica Arrangement Proposal at the ElectraMeccanica Meeting, (b) the Effective Time does not occur on or prior to the Outside Date, or (c) breach of any representation or warranty or failure to perform any covenant or agreement by ElectraMeccanica due to a willful breach or fraud that would cause the corresponding closing conditions not to be satisfied, in each case set forth in the Arrangement Agreement, if prior to such termination there was a publicly announced or publicly disclosed offer or proposal for an alternative transaction with respect to ElectraMeccanica and ElectraMeccanica enters into or consummates an alternative transaction within 12 months following the date of termination; or (iv) in the event of a change in the recommendation of the ElectraMeccanica Board and the ElectraMeccanica Arrangement Proposal is not approved by the ElectraMeccanica Shareholders.

The Arrangement Agreement also provides that a termination amount will be payable by Xos upon termination of the Arrangement Agreement under specified circumstances, including: (i) a termination of the Arrangement Agreement by ElectraMeccanica because of a change in the recommendation of the Xos Board or a material breach by Xos of its non-solicitation covenants; (ii) a termination of the Arrangement Agreement by Xos or ElectraMeccanica, as applicable, because of (a) Xos Stockholders’ failure to adopt the Xos Share Issuance Proposal at the Xos Meeting, (b) the Effective Time does not occur on or prior to the Outside Date, or (c) breach of any representation or warranty or failure to perform any covenant or agreement by Xos due to a willful breach or fraud that would cause the corresponding closing conditions not to be satisfied, in each case set forth in the Arrangement Agreement, if prior to such termination there was a publicly announced or publicly disclosed offer or proposal for an alternative transaction with respect to Xos and Xos enters into or consummates an alternative transaction within 12 months following the date of termination; or (iii) in the event of a change in the recommendation of the Xos Board and the Xos Share Issuance Proposal is not approved by the Xos Stockholders.
In the event such termination amount is payable by Xos or ElectraMeccanica, Xos will be required to pay ElectraMeccanica or ElectraMeccanica will be required to pay Xos, respectively, a termination amount of $6,000,000 (such amount payable by Xos, the “Xos Termination Amount” and such amount payable by ElectraMeccanica, the “ElectraMeccanica Termination Amount”).
See the section titled “The Arrangement Agreement and Related Agreements — Termination — Termination Amounts”.
Procedure for the Arrangement to Become Effective
The Arrangement will be implemented by way of a Court approved Plan of Arrangement under the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:
•	the Arrangement must be approved by the ElectraMeccanica Shareholders in the manner set forth in the Interim Order;
•	the Court must grant the Final Order approving the Arrangement; and
if all other conditions precedent to the Arrangement set out in the Arrangement Agreement, including the approval of the Xos Share Issuance Proposal, have been satisfied or waived by the appropriate party, the Arrangement will go into effect at the Effective Time. For a description of the other conditions precedent see “The Arrangement Agreement and Related Agreements — Conditions to Completion of the Arrangement”.
Effect of the Arrangement
If the ElectraMeccanica Arrangement Proposal is approved, the Xos Share Issuance Proposal is approved and all other conditions to closing of the Arrangement are satisfied or waived and the Arrangement is completed, among other things, Xos (or its permitted assign) will acquire all of the issued and outstanding ElectraMeccanica Shares and ElectraMeccanica will become a wholly owned subsidiary of Xos.
Pursuant to the Arrangement, each ElectraMeccanica Shareholder (other than ElectraMeccanica Dissenting Shareholders (as defined below)) will receive, for each ElectraMeccanica Share a certain number of Consideration Shares.
See the section titled “Description of the Arrangement — Recommendation of the ElectraMeccanica Board” and “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
The ElectraMeccanica Board has determined that the Arrangement is in the best interest of ElectraMeccanica. The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR each of the ElectraMeccanica Proposals.
Corporate Governance and Rights of ElectraMeccanica Shareholders
ElectraMeccanica and Xos have agreed that, after completion of the transactions contemplated by the Arrangement Agreement, the Xos Board will consist of nine members: three of the existing ElectraMeccanica Board members, being Luisa Ingargiola, Dietmar Ostermann and Michael Richardson and six of the seven existing Xos Board members, being Dakota Semler, Giordano Sordoni, Ed Rapp, George Mattson, Stuart Bernstein and Alice Jackson. See the section titled “Governance and Management of the Combined Company — Board of Directors of the Combined Company”.

Dakota Semler will be the chairman of the Xos Board. All members of the Xos’ management team will continue as the management of Xos as of immediately after the consummation of the Arrangement.
Following the completion of the transactions contemplated by the Arrangement Agreement, Xos will have principal offices in the United States.
Xos is a Delaware corporation. ElectraMeccanica is a company incorporated under the BCBCA. Upon completion of the Arrangement, ElectraMeccanica Shareholders will become Xos Stockholders and their rights as stockholders will be governed by the Certificate of Incorporation of Xos filed on August 19, 2021 (as amended from time to time, the “Current Xos Charter”) and the Bylaws of Xos dated as of August 20, 2021 (as amended from time to time, the “Current Xos Bylaws”, and together with the Current Xos Charter, the “Xos Organizational Documents”) and the Delaware Law. Certain of the rights associated with Xos Shares under the Delaware Law are different from the rights associated with ElectraMeccanica Shares under the BCBCA. For a discussion of the different rights associated with Xos Shares, see “Comparison of Rights of ElectraMeccanica Shareholders and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
The Meetings
ElectraMeccanica Meeting
The purpose of the ElectraMeccanica Meeting is for ElectraMeccanica Shareholders to consider and vote on the ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Advisory Compensation Proposal, the ElectraMeccanica Name Change Proposal and the ElectraMeccanica Adjournment Proposal.
The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR each of the ElectraMeccanica Proposals.
See the sections titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 1: ElectraMeccanica Arrangement Proposal”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 2: ElectraMeccanica Advisory Compensation Proposal”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Proposal 3: ElectraMeccanica Name Change Proposal” and “General Information about the ElectraMeccanica Meeting and Voting - ElectraMeccanica Proposal 4: ElectraMeccanica Adjournment Proposal” for additional information.
Xos Meeting
The purpose of the Xos Meeting is for Xos Stockholders to consider and vote on the Xos Share Issuance Proposal and the Xos Adjournment Proposal.
The Xos Board recommends that Xos Stockholders vote FOR each of the Xos Proposals.
See the sections titled “General Information about the Xos Meeting and Voting — Xos Proposal 1: Xos Share Issuance Proposal” and “General Information about the Xos Meeting and Voting — Xos Proposal 2: Xos Adjournment Proposal” for additional information.
Approval for ElectraMeccanica Proposals
Except for the ElectraMeccanica Adjournment Proposal, the vote required to approve all of the ElectraMeccanica Proposals listed herein assumes the presence of a quorum at the ElectraMeccanica Meeting:
No.	Proposal	Votes Necessary
1.	ElectraMeccanica Arrangement Proposal
Approval requires the affirmative vote of at least two-thirds of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Arrangement Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

2.	ElectraMeccanica Advisory Compensation Proposal	Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Advisory

No.	Proposal	Votes Necessary
Compensation Proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

3.	ElectraMeccanica Name Change Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Name Change Proposal.

Abstentions and broker non-votes (none of which are expected) will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

4.	ElectraMeccanica Adjournment Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Adjournment Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

Approval for Xos Proposals
Except for the Xos Adjournment Proposal, the vote required to approve all of the Xos Proposals listed herein assumes the presence of a quorum at the Xos Meeting.
No.	Proposal	Votes Necessary
1.	Xos Share Issuance Proposal
Approval requires the affirmative vote of a majority of votes cast at the Xos Meeting on the Xos Share Issuance Proposal.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Share Issuance Proposal, so long as a quorum is present.

2.	Xos Adjournment Proposal
Approval requires the affirmative vote of the holders of a majority of the voting power of the Xos Shares present or represented by proxy at the Xos Meeting and entitled to vote on such proposal.

An abstention will have the same effect as a vote AGAINST the Xos Adjournment Proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Adjournment Proposal.

ElectraMeccanica Shareholder Dissent Rights
The Interim Order expressly provides registered ElectraMeccanica Shareholders with the right to dissent from the ElectraMeccanica Arrangement Proposal. Any registered ElectraMeccanica Shareholder who dissents from the ElectraMeccanica Arrangement Proposal in accordance with Sections 237 to 247 of the BCBCA, as modified by the Interim Order and the Plan of Arrangement (an “ElectraMeccanica Dissenting Shareholder”), will be entitled to be paid the fair value of the ElectraMeccanica Shares held by such ElectraMeccanica Dissenting Shareholder determined as of the close of business on the day before the ElectraMeccanica Arrangement Resolution was adopted at the ElectraMeccanica Meeting. In accordance with the Interim Order, 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on the Nasdaq Capital Market for the five trading days preceding the day the ElectraMeccanica Arrangement Proposal is approved.
Failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA, as modified by the

Interim Order and the Plan of Arrangement, may result in the loss of any right of dissent.
If you wish to exercise Dissent Rights, you should review the requirements summarized in this Joint Proxy Statement/Circular carefully and consult with your legal advisor. See the section titled “Description of the Arrangement — ElectraMeccanica Dissenting Shareholders’ Rights”, “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Dissenting Shareholders’ Rights”, and Appendix “H” of this Joint Proxy Statement/Circular.
Accounting Treatment
The acquisition of ElectraMeccanica by Xos is expected to be accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805-50, Acquisition of Assets Rather than a Business, because the acquired set of assets and activities does not include a substantive process. Accordingly, the cost of the net assets are expected to be allocated to the acquired assets and assumed liabilities based upon their relative fair values at the Effective Time. The excess fair value of net assets acquired over the fair value of the stock consideration provided by Xos is expected to be recognized in additional paid in capital in Xos’ consolidated balance sheets.
Certain Canadian Federal Income Tax Considerations
ElectraMeccanica Shareholders should carefully read the information in this Joint Proxy Statement/Circular under “Certain Canadian Federal Income Tax Considerations”, which qualifies the information set out below, and should consult their own tax advisors as to the particular consequences that may apply to them as a result of the Arrangement.
ElectraMeccanica Shareholders who are residents of Canada for purposes of the Tax Act should be aware that the exchange of ElectraMeccanica Shares for Xos Shares under the Arrangement will generally be a taxable transaction for Canadian federal income tax purposes.
ElectraMeccanica Shareholders who are not residents of Canada for purposes of the Tax Act and that do not hold their ElectraMeccanica Shares as “taxable Canadian property” (as defined in the Tax Act) will generally not be subject to tax under the Tax Act on the disposition of their ElectraMeccanica Shares under the Arrangement.
Certain U.S. Federal Income Tax Considerations
ElectraMeccanica Shareholders should carefully read the information in this Joint Proxy Statement/Circular under “Certain U.S. Federal Income Tax Considerations”, which qualifies the information set out below, and should consult their own tax advisors as to the particular consequences that may apply to them as a result of the Arrangement. In particular, ElectraMeccanica Shareholders should consult their tax advisors regarding the treatment of ElectraMeccanica as a “passive foreign investment company” for purposes of the Code.
In general, ElectraMeccanica Shareholders who are “U.S. Holders” as defined in this Joint Proxy Statement/Circular will generally recognize a gain or a loss on the taxable disposition of their ElectraMeccanica Shares pursuant to the Arrangement. The character of such gain or loss should, subject to the discussion of the PFIC rules under the section of this Joint Proxy Statement/Circular titled “Certain U.S. Federal Income Tax Considerations” below, be capital gain or loss.
Voting Support and Lock-Up Agreements
ElectraMeccanica Voting Support and Lock-Up Agreements
Simultaneously with the execution of the Arrangement Agreement, Xos and the ElectraMeccanica Locked-Up Parties (solely in their respective capacities as ElectraMeccanica Shareholders) who collectively beneficially owned or controlled approximately 0.098% of the voting power of ElectraMeccanica’s outstanding capital stock as of January 9, 2024, entered into the ElectraMeccanica Voting Support and Lock-Up Agreements pursuant to which the ElectraMeccanica Locked-Up Parties agreed, among other things, to vote their ElectraMeccanica Shares in favor of the ElectraMeccanica Arrangement Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal and, except in limited circumstances, not to dispose of their Consideration Shares for a period of 120 days following the Effective Date. The ElectraMeccanica Voting Support and Lock-Up Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Voting Support and Lock-Up Agreements”.

Xos Voting Support and Lock-Up Agreements
Simultaneously with the execution of the Arrangement Agreement, ElectraMeccanica and the Xos Locked-Up Parties (solely in their respective capacities as Xos Stockholders) who collectively beneficially owned or controlled approximately 49.21% of the voting power of Xo’s outstanding capital stock as of January 9, 2024, entered into the Xos Voting Support and Lock-Up Agreements pursuant to which the Xos Locked-Up Parties agreed, among other things, to vote their Xos Shares in favor of the Xos Share Issuance Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal and, except in limited circumstances, not to dispose of their Xos Shares for period of 120 days following the Effective Date. The Xos Voting Support and Lock-Up Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms. See the section titled “General Information about the Xos Meeting and Voting — Xos Voting Support and Lock-Up Agreements”.
No Fractional Shares
In no event will any ElectraMeccanica Shareholder be entitled to a fractional Xos Share. Where the aggregate number of Xos Shares to be issued to an ElectraMeccanica Shareholder as Consideration under the Arrangement would otherwise result in a fraction of an Xos Share being issuable, the number of Xos Shares to be received by such ElectraMeccanica Shareholder will be rounded down to the nearest whole Xos Share. The Depositary will cause Consideration Shares delivered to it by Xos that represent fractional share entitlements to be sold on the Nasdaq and will distribute the net proceeds thereof on a proportional basis to registered ElectraMeccanica Shareholders in lieu of any fractional Xos Shares that would otherwise have been required to be distributed. Each registered ElectraMeccanica Shareholder who would otherwise have been entitled to receive a fraction of an Xos Share will be entitled to receive cash from the net proceeds of such sale. ElectraMeccanica Shareholders who beneficially hold their ElectraMeccanica Shares will have such cash amounts distributed to them in accordance with the practices and policies of the intermediaries through whom they hold their ElectraMeccanica Shares.
See the section titled “Description of the Arrangement — Exchange Procedure — No Fractional Shares”.
Risk Factors
There are a number of risk factors relating to the Arrangement, the business of ElectraMeccanica, the business of Xos and the business of the Combined Company, all of which should be carefully considered by ElectraMeccanica Shareholders and Xos Stockholders.
See the section titled “Risk Factors — Risks Related to the Arrangement”, “Information Concerning Xos — Risks and Uncertainties” and “Risk Factors — Risks Related to the Combined Company”.
ElectraMeccanica Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of ElectraMeccanica for the periods presented. The consolidated statement of operations information for the years ended December 31, 2022 and 2021 and the other financial information as of December 31, 2022 have been derived from ElectraMeccanica’s audited consolidated financial statements and related notes included in ElectraMeccanica’s Annual Report on Form 10-K for the year ended December 31, 2022, which are incorporated by reference into this Joint Proxy Statement/Circular. The condensed consolidated statements of operations information for the nine months ended September 30, 2023 and 2022 and the other financial information as of September 30, 2023 have been derived from ElectraMeccanica’s unaudited condensed consolidated financial statements and related notes included in ElectraMeccanica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which are incorporated by reference into this Joint Proxy Statement/Circular. The unaudited condensed consolidated financial statements of ElectraMeccanica have been prepared on the same basis as the audited consolidated financial statements of ElectraMeccanica. In the opinion of ElectraMeccanica’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ElectraMeccanica’s Annual Report on Form 10-K for the year ended December 31, 2022 and ElectraMeccanica’s Quarterly Report on Form 10-Q for the quarter ended

September 30, 2023 and ElectraMeccanica’s historical consolidated financial statements and the related notes related thereto, each of which are incorporated by reference into this Joint Proxy Statement/Circular.
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share data)	2023	2022	2022	2021
	(unaudited)
Consolidated Statements of Operations Data
Revenue	$608	$4,026	$6,812	$2,101
Cost of revenue	1,192	8,768	33,068	4,335
Gross loss	(584)	(4,742)	(26,256)	(2,234)

Operating expenses
General and administrative expenses	22,358	27,982	39,755	28,188
Acquisition related expenses	6,750	—	—	—
Research and development expenses	8,581	16,827	22,031	17,090
Sales and marketing expenses	2,958	9,376	14,664	10,774
Impairment	—	—	7,593	—
Total operating expenses	40,647	54,185	84,043	56,052
Operating loss	(41,231)	(58,927)	(110,299)	(58,286)

Interest income	3,952	1,092	2,301	421
Impairment of loan receivable	(6,000)	—	—	—
Changes in fair value of derivative liabilities	—	191	191	18,920
Contract termination loss	—	—	(15,700)	—
Other income (expense), net	(1,423)	32	(45)	175
Gain on settlement of legal liabilities	858	—	—	—
Foreign exchange (loss) gain	(131)	(25)	(124)	(10)
Loss before taxes	(43,975)	(57,637)	(123,676)	(38,780)
Current income tax expense	1	1	24	1
Net loss	$(43,976)	$(57,638)	$(123,700)	$(38,781)

Foreign currency translation adjustments	26	41	64	1
Comprehensive loss	$(43,950)	$(57,597)	$(123,636)	$(38,780)

Loss per share – basic and diluted	$(0.37)	$(0.49)	$(1.04)	$(0.35)
Weighted average number of shares outstanding – basic and diluted	119,288	118,639	118,739	111,721
(in thousands)	As of September 30, 2023	As of December 31, 2022
	(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$73,473	$ 134,256
Total current assets	$80,039	$150,153
Total assets	$106,994	$181,246
Total current liabilities	$5,072	$36,197
Total liabilities	$21,123	$53,921
Accumulated deficit	$(316,782)	$(272,805)
Total shareholders’ equity	$85,871	$127,326
Xos Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of Xos for the periods presented. The consolidated statement of operations information for the years ended December 31, 2022 and 2021 and the other financial information as of December 31, 2022 have been derived from Xos’ audited consolidated financial statements and related notes included in Xos’ Annual Report on Form 10-K for the year ended December 31, 2022, which are incorporated by reference into this Joint Proxy Statement/Circular. The condensed consolidated statements of operations information for the nine months ended September 30, 2023 and 2022 and the other financial information as of September 30, 2023 have been derived from Xos’ unaudited condensed consolidated financial statements and related notes included in Xos’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2023, which are incorporated by reference into this Joint Proxy Statement/Circular. The unaudited condensed consolidated financial statements of Xos have been prepared on the same basis as the audited consolidated financial statements of Xos. In the opinion of Xos’ management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Xos’ Annual Report on Form 10-K for the year ended December 31, 2022 and Xos’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2023, and Xos’ historical consolidated financial statements and the related notes related thereto, each of which are incorporated by reference into this Joint Proxy Statement/Circular.
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share data)	2023	2022	2022	2021
	(unaudited)
Consolidated Statements of Operations Data
Revenues	$26,147	$27,805	$36,376	$5,048
Cost of goods sold	28,764	49,859	66,405	7,410
Gross profit (loss)	(2,617)	(22,054)	(30,029)	(2,362)

Operating expenses
General and administrative	29,961	30,991	41,093	27,197
Research and development	15,446	24,493	30,679	20,077
Sales and marketing	5,113	7,891	9,547	3,519
Total operating expenses	50,520	63,375	81,319	50,793
Loss from operations	(53,137)	(85,429)	(111,348)	(53,155)

Other (expense) income, net	(9,840)	(1,479)	(4,835)	38
Change in fair value of derivative instruments	525	9,125	14,184	18,498
Change in fair value of earn-out shares liability	443	24,148	28,682	72,505
Write off of subscription receivable	—	—	—	(379)
Realized loss on debt extinguishment	—	—	—	(14,104)
(Loss) income before provision for income taxes	(62,009)	(53,635)	(73,317)	23,403
Provision for income taxes	7	3	8	2
Net (loss) income	$(62,016)	$(53,638)	$(73,325)	$23,401

Other comprehensive (loss) income
Marketable debt securities, available-for-sale
Change in net unrealized losses, net of tax of $0, for the nine months ended September 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively	739	(835)	(358)	(381)
Total comprehensive (loss) income	$(61,277)	$(54,473)	$(73,683)	$23,020

Per Share Data
Net income (loss) per share, basic and diluted (historical)
Basic	$(0.36)	$(0.33)	$(0.44)	$0.22
Diluted	$(0.36)	$(0.34)	$(0.44)	$0.22
Net income (loss) per share, basic and diluted(1)
Basic	$(10.80)	$(9.78)	$(13.31)	$6.65

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share data)	2023	2022	2022	2021
	(unaudited)
Diluted	$(10.80)	$(9.62)	$(13.31)	$6.51
Weighted average shares outstanding (historical)
Basic	172,129	164,379	165,253	105,568
Diluted	172,129	167,148	174,382	107,786
Weighted average shares outstanding(1)
Basic	5,737	5,479	5,508	3,518
Diluted	5,737	5,571	5,812	3,592
(1)	Retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
(in thousands)	As of September 30, 2023	As of December 31, 2022
	(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$22,570	$35,631
Working capital(1)	$64,306	$117,435
Total assets	$114,185	$189,936
Total liabilities	$56,625	$77,861
Accumulated deficit	$(139,434)	$(77,418)
Total stockholders’ equity	$57,560	$112,075
(1)	Xos defines working capital as total current assets minus total current liabilities.

Summary Unaudited Pro Forma Combined Financial Information
(in thousands)	As of September 30, 2023
(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$91,793
Total current assets	$163,222
Total assets	$213,719
Total current liabilities	$41,317
Total liabilities	$86,676
Accumulated deficit	$(139,434)
Total stockholders’ equity	$127,043
	Nine Months Ended September 30,	Year Ended December 31,
(in thousands, except per share data)	2023	2022
	(unaudited)	(unaudited)
Consolidated Statements of Operations Data
Revenues	$26,755	$43,188
Cost of goods sold	29,956	99,473
Gross loss	(3,201)	(56,285)

Operating expenses
General and administrative	51,634	77,179
Research and development	24,027	52,710
Sales and marketing	8,071	24,211
Acquisition related expenses	6,750	—
Impairment	—	7,593
Total operating expenses	90,482	161,693
Loss from operations	(93,683)	(217,978)

Other (expense) income, net	(7,442)	(2,703)
Change in fair value of derivative instruments	525	14,375
Change in fair value of earn-out shares liability	443	28,682
Gain on settlement of legal liabilities	858	—
Contract termination loss	—	(15,700)
Impairment of loan receivable	(6,000)	—
Loss before provision for income taxes	(105,299)	(193,324)
Provision for income taxes	8	32
Net loss	$(105,307)	$(193,356)
Per Share Data
Net loss per share
Basic and diluted	$(12.63)	$(23.19)
Weighted average shares outstanding
Basic and diluted	8,337	8,337

RISK FACTORS
The following risk factors should be considered by ElectraMeccanica Shareholders and Xos Stockholders in evaluating whether to approve the ElectraMeccanica Proposals and the Xos Proposals, respectively. These risk factors should be considered in conjunction with the other information contained in or incorporated by reference into this Joint Proxy Statement/Circular. These risk factors relate to the Arrangement and related matters. For information on risks and uncertainties relating to the business of ElectraMeccanica, see “Additional Information Concerning ElectraMeccanica and Documents Incorporated by Reference by ElectraMeccanica” and for information on risks and uncertainties relating to the business of Xos, see “Additional Information Concerning Xos and Documents Incorporated by Reference by Xos”.
Risks Related to the Arrangement
Conditions precedent to closing of the Arrangement
The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside ElectraMeccanica’s and Xos’ control, including receipt of the Final Order and the approval of the ElectraMeccanica Arrangement Proposal and the Xos Share Issuance Proposal.
In addition, the completion of the Arrangement by ElectraMeccanica and Xos is conditional on, among other things, no Material Adverse Change having occurred in respect of either ElectraMeccanica or Xos that is continuing.
There can be no certainty, nor can ElectraMeccanica or Xos provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of ElectraMeccanica Shares and Xos Shares may be adversely affected.
Market price of the ElectraMeccanica Shares and Xos Shares
If, for any reason, the Arrangement is not completed or its completion is materially delayed or the Arrangement Agreement is terminated, the market price of ElectraMeccanica Shares and Xos Shares may be materially adversely affected. Depending on the reasons for terminating the Arrangement Agreement, ElectraMeccanica’s or Xos’ business, financial condition or results of operations could also be subject to various material adverse consequences, including as a result of paying the ElectraMeccanica Termination Amount or Xos Termination Amount, as applicable.
Termination in certain circumstances
Each of ElectraMeccanica and Xos has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement. Accordingly, there can be no certainty, nor can ElectraMeccanica or Xos provide any assurance, that the Arrangement will not be terminated by either of ElectraMeccanica or Xos prior to the completion of the Arrangement. In addition, if the Arrangement is not completed by June 30, 2024, either ElectraMeccanica or Xos may choose to terminate the Arrangement Agreement. The Arrangement Agreement also includes termination amounts payable if the Arrangement Agreement is terminated in certain circumstances. Additionally, any termination will result in the failure to realize the expected benefits of the Arrangement in respect of the business of ElectraMeccanica and Xos.
The termination amounts provided under the Arrangement Agreement may discourage other parties from attempting to acquire ElectraMeccanica or Xos
Under the Arrangement Agreement, each of ElectraMeccanica and Xos is required to pay to the other party a termination amount of $6 million in the event the Arrangement Agreement is terminated in connection with entry into a superior proposal. This termination amount may discourage other parties from attempting to acquire ElectraMeccanica Shares or Xos Shares or otherwise make an Acquisition Proposal (as defined below) to ElectraMeccanica or Xos, even if those parties, in the case of ElectraMeccanica, would otherwise be willing to offer greater value to ElectraMeccanica Shareholders than that offered by Xos under the Arrangement, or in the case of Xos, would be willing to offer Xos Stockholders a benefit greater than what the transactions contemplated by the Arrangement Agreement offer.
Uncertainty surrounding the Arrangement
As the Arrangement is dependent upon receipt, among other things, of satisfaction of certain conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of ElectraMeccanica’s and Xos’ resources to the completion thereof could have a negative impact on their respective relationships with their stakeholders and could have a material adverse effect on the current and future operations, financial condition and prospects of each of ElectraMeccanica and Xos. Further, the ElectraMeccanica Board may determine to liquidate or dissolve ElectraMeccanica if the Arrangement is not completed. In such an event, the amount of cash available for distribution to ElectraMeccanica Shareholders will depend heavily on the timing of such liquidation or dissolution, as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.
In addition, each of ElectraMeccanica and Xos will incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed.
Restrictions from pursuing business opportunities
Each of ElectraMeccanica and Xos is subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, the parties are restricted from soliciting, initiating, encouraging or otherwise facilitating any Acquisition Proposal, among other things. The Arrangement Agreement also restricts them from taking specified actions until the Arrangement is completed without the consent of the other party. These restrictions may prevent each party from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.
Xos Stockholders and ElectraMeccanica Shareholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Arrangement as compared to their current ownership and voting interest in the respective companies.
After the completion of the Arrangement, the current Xos Stockholders and ElectraMeccanica Shareholders will own a smaller percentage of the Combined Company than their ownership in their respective companies prior to the Arrangement. Upon completion of the transactions contemplated by the Arrangement Agreement, it is estimated that the issuance of the Consideration Shares in exchange for ElectraMeccanica Shares will result in ElectraMeccanica Shareholders and Xos Stockholders owning approximately 21% and 79%, respectively, of the outstanding economic interest in the Combined Company (assuming Net Cash as of the Anticipated Effective Time is greater than $46,500,000 and less than $50,500,000), subject to certain adjustments set forth in the Arrangement Agreement. For a more complete description of the Arrangement Agreement and the potential adjustments in the Consideration Shares, please see the section titled “The Arrangement Agreement and Related Agreements — Consideration and Consideration Shares”.
Another attractive take-over, merger or business combination may not be available if the Arrangement is not completed
If the Arrangement is not completed and is terminated, there can be no assurance that ElectraMeccanica will be able to find a party willing to pay equivalent or more attractive consideration than the consideration to be provided under the Arrangement or be willing to proceed at all with a similar transaction or any alternative transaction.
The pending Arrangement may divert the attention of management of ElectraMeccanica and Xos
The pendency of the Arrangement could cause the attention of management of ElectraMeccanica and Xos to be diverted from their day-to-day operations, and suppliers, customers or distributors may seek to modify or terminate their business relationships with ElectraMeccanica or Xos, as applicable. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of ElectraMeccanica and Xos regardless of whether the Arrangement is ultimately completed, or of the Combined Company if the Arrangement is completed.
ElectraMeccanica directors and officers may have interests in the Arrangement different from the interests of ElectraMeccanica Shareholders
Directors and executive officers of ElectraMeccanica negotiated the terms of the Arrangement Agreement, and the ElectraMeccanica Board has unanimously recommended that ElectraMeccanica Shareholders vote in favor of the Arrangement. These directors and executive officers may have interests in the Arrangement that are different from, or in addition to, those of ElectraMeccanica Shareholders generally. See “Description of the Arrangement — Interests of ElectraMeccanica’s Directors and Management in the Arrangement”. ElectraMeccanica Shareholders

should be aware of these interests. The ElectraMeccanica Board was aware of, and considered, these interests when it declared the advisability of the Arrangement Agreement and unanimously recommended that ElectraMeccanica Shareholders approve the ElectraMeccanica Arrangement Proposal.
Risks associated with securities litigation related to the Arrangement
Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions. ElectraMeccanica or Xos may become involved in this type of litigation in connection with the Arrangement, and the Combined Company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could have a material adverse effect on the business and the results of operations of ElectraMeccanica, Xos or the Combined Company.
Risks Related to the Combined Company
The business and operations of the Combined Company will be subject to the risks described in the documents of ElectraMeccanica and Xos incorporated by reference in this Joint Proxy Statement/Circular, including, without limitation, the risks described in ElectraMeccanica’s Annual Report filed on Form 10-K for the year ended December 31, 2022, ElectraMeccanica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, Xos’ Annual Report filed on Form 10-K for the year ended December 31, 2022, Xos’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and any subsequent SEC filings of ElectraMeccanica or Xos, and certain unexpected, unforeseen or unknown risks. The Combined Company’s business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of ElectraMeccanica’s and Xos’ securities could decline due to any of these risks. Additional risks not presently known to ElectraMeccanica and Xos or that ElectraMeccanica and Xos currently considers immaterial may also prove to be material and may impair the Combined Company’s business and operations. In addition to risks associated with ElectraMeccanica’s and Xos’ business and operations, the following additional risks are associated with the Combined Company.
The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement
The pro forma financial statements contained in this Joint Proxy Statement/Circular are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement for a number of reasons. For example, the pro forma financial statements have been derived from the historical financial statements of ElectraMeccanica and Xos and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the Arrangement. As a result, the actual financial condition and results of operations of the Combined Company following the Arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company's financial condition or results of operations following the Arrangement. Any potential decline in the Combined Company’s financial condition or results of operations may cause a significant decrease in the stock price of Xos.
Each of ElectraMeccanica and Xos have a history of losses, and the Combined Company may never achieve profitability or generate positive cash flow
ElectraMeccanica had operating losses for the year ended December 31, 2022 of $110.3 million (including an impairment loss of $7.6 million) and an operating loss of $58.3 million for the year ended December 31, 2021. Xos had an operating loss for the year ended December 31, 2022 of $111.3 million and an operating loss of $53.2 million for the year ended December 31, 2021. The Combined Company may never achieve profitability or generate positive cash flow, which could cause the Combined Company to curtail its operations and could adversely affect your investment.
The Combined Company, following the Arrangement, may not realize the anticipated benefits of the Arrangement
ElectraMeccanica and Xos are proposing to complete the Arrangement to strengthen the position of each entity and to create the opportunity to realize certain benefits including, among other things, those set forth in this Joint Proxy Statement/Circular under “Description of the Arrangement — Reasons Considered by the ElectraMeccanica Board”,

“Description of the Arrangement — Recommendation of the Xos Board”, and “Description of the Arrangement — Reasons Considered by the Xos Board; Recommendation of the Stock Issuance by the Xos Board”. Achieving the benefits of the Arrangement depends in part on the ability of the Combined Company to effectively capitalize on its scale, scope and leadership, to realize the anticipated operating synergies, and to maximize the potential of its growth opportunities. A variety of factors, including those risk factors set forth in this Joint Proxy Statement/Circular and the documents incorporated by reference herein, may adversely affect the ability to achieve the anticipated benefits of the Arrangement.
The trading prices of the ElectraMeccanica Shares and the Xos Shares prior to the Effective Time and the trading price of the Xos Shares following the Effective Time may be volatile
The trading prices of the ElectraMeccanica Shares and the Xos Shares have been and may continue to be subject to, and following completion of the Arrangement the Xos Shares may be subject to, material fluctuations and may increase or decrease in response to a number of events and factors, including:
•	sales or potential sales of substantial amounts of ElectraMeccanica Shares or Xos Shares;
•	announcements about ElectraMeccanica, Xos or, following completion of the Arrangement, the Combined Company, or about ElectraMeccanica’s, Xos’ or the Combined Company’s competitors, as applicable;
•	conditions in the industry in which ElectraMeccanica, Xos or the Combined Company operates;
•	governmental regulation and legislation;
•	variations in anticipated or actual operating results;
•	changes in securities analysts’ estimates of performance, or failure to meet analysts’ expectations;
•	changes in general economic trends, including current events affecting the economic situation in the United States and internationally;
•
investor perception of ElectraMeccanica’s, Xos’ or, following completion of the Arrangement, the Combined Company’s industry or ElectraMeccanica’s, Xos’ or the Combined Company’s prospects, as applicable; and

•	the issuance of additional equity securities by ElectraMeccanica, Xos or, following completion of the Arrangement, the Combined Company, as applicable, or the perception that such issuance may occur.
The issuance and future sale of Xos Shares could affect the market price
Based on number of outstanding ElectraMeccanica Shares as of January 24, 2024, Xos currently expects to issue at the Effective Time an aggregate of 1,740,606 Xos Shares. The issuance of these shares, and the sale of Xos Shares in the public market from time to time, could depress the market price for Xos Shares.
Additional Indebtedness
The Combined Company may be required to draw down or incur additional indebtedness under its credit facilities or other sources of debt financing. The additional indebtedness will increase the interest payable by the Combined Company from time to time until such amounts are repaid, which will represent an increase in the Combined Company’s cost and a potential reduction in its income. In addition, the Combined Company may need to find additional sources of financing to repay this amount when it becomes due.
The Xos Shares to be received by ElectraMeccanica Shareholders as a result of the Arrangement will have different rights from the ElectraMeccanica Shares
Xos is a Delaware corporation. ElectraMeccanica is a company incorporated under the BCBCA. Upon completion of the Arrangement, ElectraMeccanica Shareholders will become Xos Stockholders and their rights as Xos Stockholders will be governed by the Xos Organizational Documents and the Delaware Law. Certain of the rights associated with Xos Shares under the Delaware Law are different from the rights associated with ElectraMeccanica Shares under the BCBCA. For a discussion of the different rights associated with Xos Shares, see Appendix “G” to this Joint Proxy Statement/Circular.

Enforcement of rights against the Combined Company in Canada
Xos is located outside Canada and, following the Effective Time, certain of its directors and officers are expected to reside outside of Canada. Accordingly, it may not be possible for Xos Stockholders to effect service of process within Canada upon the Combined Company or the majority of its directors or officers, or to enforce judgments obtained in Canadian courts against the Combined Company or the majority of its directors or officers.
Risks Related to Taxes
U.S. Federal Income Taxation of the Arrangement
The Arrangement may give rise to taxable income in the United States for ElectraMeccanica Shareholders who are U.S. citizens or residents and there can be no assurances that material adverse tax consequences will not result from the Arrangement.
The Arrangement is not expected to qualify as a “reorganization” under section 368(a) of the Code. However, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with or not otherwise challenge this position on the tax treatment of the Arrangement, which could result in the Arrangement being treated as a non-taxable exchange. Neither ElectraMeccanica nor Xos has applied for a ruling or received a tax opinion of counsel related to the Arrangement and neither intends to do so.
The Arrangement is anticipated to be a taxable transaction for ElectraMeccanica Shareholders who are resident in Canada.
The Arrangement is generally expected to be a taxable transaction for ElectraMeccanica Shareholders who are resident in Canada for purposes of the Tax Act. ElectraMeccanica Shareholders are urged to carefully review the section titled “Certain Canadian Federal Income Tax Considerations” for a summary of certain material Canadian federal income tax considerations in connection with the Arrangement. ElectraMeccanica Shareholders should consult with their own tax advisors as to the particular consequences that may apply to them as a result of the Arrangement.
The Arrangement may limit Xos’ ability to use tax attributes and tax credit carryforwards.
In addition, under Section 382 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Xos may have experienced ownership changes in the past. Xos may also experience ownership changes in the future as a result of subsequent shifts in Xos’ stock ownership, some of which may be outside of Xos’ control. In addition, the Arrangement, if consummated, may also constitute an ownership change (within the meaning of Section 382 of the Code) which could eliminate or otherwise substantially limit Xos’ ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes.
If an ownership change occurred or occurs and Xos’ ability to use Xos’ historical net operating loss and tax credit carryforwards is materially limited (or entirely eliminated), or if Xos’ research and development carryforwards are adjusted, it would harm Xos’ future operating results by effectively increasing Xos’ future tax obligations. For taxable years beginning after December 31, 2020, deductions for federal net operating losses arising in taxable years beginning after December 31, 2017 may only offset 80% of taxable income.
The effective income tax rate of income of ElectraMeccanica and its subsidiaries could increase after completion of the Arrangement
Since ElectraMeccanica and its non-U.S. subsidiaries will become wholly owned subsidiaries of Xos after completion of the Arrangement, the profits of ElectraMeccanica and its subsidiaries may be subject to U.S. taxation prior to distribution to shareholders, which could increase the effective tax rate on such income. For example, ElectraMeccanica and its non-U.S. subsidiaries will become “controlled foreign corporations” under U.S. federal income tax law, which will subject certain types of income to anti-deferral rules. In addition, distributions from ElectraMeccanica to Xos may be subject to U.S. federal income tax or Canadian or U.S. withholding tax prior to or at the time of distribution to shareholders. This could have the effect of increasing the effective income tax rate applicable to such income in comparison to the current effective income tax rate on ElectraMeccanica’s income. Post-Arrangement restructuring may help to mitigate this risk, but there can be no guarantee that any such restructuring transactions will not themselves be taxable.

Changes in tax law could have a material impact on the Combined Company
Changes to the U.S. and Canadian federal income tax laws are proposed regularly and there can be no assurance that, if enacted, any such changes would not have an adverse impact on the Combined Company. For example, President Biden has suggested the reversal or modification of some portions of 2017 U.S. tax legislation and certain of these proposals, if enacted, could result in a higher U.S. corporate income tax rate than is currently in effect and thereby increase the effective tax rate of the Combined Company following the Arrangement compared to current expectations. There can be no assurance that any such proposed changes will be introduced as legislation, or if they are introduced that they would be enacted, or if enacted what form they would take.

GENERAL INFORMATION ABOUT THE ELECTRAMECCANICA MEETING AND VOTING
Date, Time and Place
The ElectraMeccanica Meeting will be held online on March 20, 2024 at 11 a.m. (Pacific time) via live audio webcast at www.virtualshareholdermeeting.com/SOLO2024SM. Online check-in will begin at 10:45 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures. To participate in the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will need their unique 16-digit control number included on their ElectraMeccanica form of proxy or voting instruction form, as applicable.
Purpose of the ElectraMeccanica Meeting
At the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will be asked:
1.
to consider and, if thought advisable, to pass, with or without variation, the ElectraMeccanica Arrangement Resolution, the full text of which is set forth in Appendix “C” to this Joint Proxy Statement/Circular, approving the Arrangement under Division 5 of Part 9 of the BCBCA involving, among other things, the acquisition by Xos of all of the outstanding ElectraMeccanica Shares, all as more particularly described in this Joint Proxy Statement/Circular (the “ElectraMeccanica Arrangement Proposal”);

2.
consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement (the “ElectraMeccanica Advisory Compensation Proposal”);

3.
to consider and vote on a proposal to approve an ordinary resolution (the “ElectraMeccanica Name Change Resolution”) to change the name of ElectraMeccanica from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.” (the “ElectraMeccanica Name Change Proposal”); and

4.
to consider and vote on a proposal to approve any adjournment of the ElectraMeccanica Meeting, if necessary or appropriate, including to solicit additional votes in favor of the ElectraMeccanica Arrangement Proposal if there are not sufficient votes at the time of the ElectraMeccanica Meeting to approve the ElectraMeccanica Arrangement Proposal (the “ElectraMeccanica Adjournment Proposal”).

The ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Advisory Compensation Proposal, the ElectraMeccanica Name Change Proposal and the ElectraMeccanica Adjournment Proposal are together referred to as the “ElectraMeccanica Proposals”.
Recommendation of the ElectraMeccanica Board
After consultation with its financial and legal advisors and the recommendation of the ElectraMeccanica Strategic Committee, the ElectraMeccanica Board has unanimously determined that the Arrangement is in the best interests of ElectraMeccanica and ElectraMeccanica Shareholders and that the consideration to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement is fair to such holders. In addition, Greenhill, ElectraMeccanica’s independent financial advisor, has rendered its Opinion that as of the date of its Opinion, based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to ElectraMeccanica Shareholders. See “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.
Accordingly, the ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR each of the ElectraMeccanica Proposals.
Record Date and Entitlement to Vote
The record date for determining the ElectraMeccanica Shareholders entitled to receive notice of and to vote at the ElectraMeccanica Meeting is January 22, 2024. Only ElectraMeccanica Shareholders of record as of the close of business (Pacific time) on the ElectraMeccanica Record Date are entitled to receive notice of and to vote at the ElectraMeccanica Meeting.
Solicitation of Proxies
This Joint Proxy Statement/Circular is furnished by management of ElectraMeccanica in connection with the solicitation of proxies for use at the ElectraMeccanica Meeting to be held online on March 20, 2024 at 11 a.m. (Pacific time) via live audio webcast at www.virtualshareholdermeeting.com/SOLO2024SM, and at any postponements or adjournments of the ElectraMeccanica Meeting. To participate in the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will need their unique 16-digit control number included on their ElectraMeccanica form of proxy or voting instruction form, as applicable.
The solicitation of proxies by this Joint Proxy Statement/Circular is being made by or on behalf of management of ElectraMeccanica. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited by telephone, over the internet or in writing. In addition, ElectraMeccanica has retained the services of Mackenzie Partners (for the United States) and Laurel Hill Advisory Group (for Canada) to solicit proxies for fees of approximately $45,000 and $60,000, respectively, and ElectraMeccanica has also agreed to reimburse out-of-pocket expenses and to indemnify them against certain liabilities arising out of or in connection with such engagement. The cost of the solicitation will be borne by ElectraMeccanica.
Quorum
The quorum for the ElectraMeccanica Meeting is one-third of the votes entitled to vote at the ElectraMeccanica Meeting, present in person or by proxy. Virtual attendance at the ElectraMeccanica Meeting constitutes presence in person for purposes of a quorum. Abstentions and broker non-votes will be counted toward the establishment of a quorum.
The Interim Order provides that if the ElectraMeccanica Meeting is adjourned because of a lack of quorum, the ElectraMeccanica Meeting will stand adjourned to the same day in the next week at the same time and place and that the quorum at the meeting to which the first meeting was adjourned, if a quorum is not in attendance within 1/2 hour of the time set for the holding of the adjourned ElectraMeccanica Meeting, is those ElectraMeccanica Shareholders in attendance, whether in person or by proxy.
Persons Entitled to Vote
Only registered ElectraMeccanica Shareholders and duly appointed proxyholders are entitled to vote at the ElectraMeccanica Meeting. Each registered ElectraMeccanica Shareholder has one vote for each ElectraMeccanica Share held at the close of business on the ElectraMeccanica Record Date. As of the ElectraMeccanica Record Date, there were 119,292,132 ElectraMeccanica Shares outstanding. Non-registered ElectraMeccanica Shareholders who have not made arrangements for the due appointment of themselves as proxyholder will not be able to vote at the ElectraMeccanica Meeting but may attend the ElectraMeccanica Meeting and ask questions.
Required Vote
Except for the ElectraMeccanica Adjournment Proposal, the vote required to approve all of the ElectraMeccanica Proposals listed herein assumes the presence of a quorum at the ElectraMeccanica Meeting.
No.	Proposal	Votes Necessary
1.	ElectraMeccanica Arrangement Proposal
Approval requires the affirmative vote of at least two-thirds of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Arrangement Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

2.	ElectraMeccanica Advisory Compensation Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Advisory Compensation Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

3.	ElectraMeccanica Name Change Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Name Change Proposal.

Abstentions and broker non-votes (none of which are expected) will

No.	Proposal	Votes Necessary
not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

4.	ElectraMeccanica Adjournment Proposal
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on the ElectraMeccanica Adjournment Proposal.

Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.

Voting Instructions
Registered ElectraMeccanica Shareholders
Registered ElectraMeccanica Shareholders may wish to vote by proxy whether or not they are able to attend the ElectraMeccanica Meeting. Registered ElectraMeccanica Shareholders may choose one of the following options to submit their vote:
Internet:
Go to www.proxyvote.com and enter the 16-digit control number printed on the form of proxy or scan the QR Code on the ElectraMeccanica form of proxy to access and follow the instructions on the screen. Internet voting facilities for ElectraMeccanica Shareholders of record are available 24 hours a day.

Phone:
Call the toll-free telephone number provided on the form of proxy and follow the promoted instructions. You will need to enter the 16-digit control number. Telephone voting facilities for ElectraMeccanica Shareholders of record are available 24 hours a day, at 1-800 -690-6903.

Mail:
Enter your voting instructions, sign and date the form of proxy and return your completed form of proxy or voting instruction form in the enclosed postage paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be effective, forms of proxy sent by mail must be received no later than 48 hours (excluding Saturdays, Sunday and holidays) before the time of the meeting or any postponement or adjournment thereof.

Virtually at the Meeting:
Registered ElectraMeccanica Shareholders and duly appointed proxyholders can vote at the appropriate times by completing a ballot online during the ElectraMeccanica Meeting. It is anticipated that once voting has opened during the ElectraMeccanica Meeting, the resolutions and voting choices will be displayed and you will be able to vote by selecting your voting choices from the options shown on the screen. You must click submit for your vote to be counted.

In all cases, registered ElectraMeccanica Shareholders must ensure the form of proxy is received at least 48 hours (excluding non-business days) before the ElectraMeccanica Meeting, or any postponement or adjournment thereof, at which the form of proxy is to be used.
If you are an ElectraMeccanica Shareholder and have any questions, please contact ElectraMeccanica’s proxy solicitation agents:
United States Mackenzie Partners 1-800-322-2885 (toll-free in North America) 1-212-929-5500 (outside of North America) proxy@mackenziepartners.com	Canada Laurel Hill Advisory Group 1-877-452-7184 (toll-free in North America) 1-416-304-0211 (outside of North America) assistance@laurelhill.com

Beneficial ElectraMeccanica Shareholders
These meeting materials are being sent to both registered and non-registered ElectraMeccanica Shareholders. If you are a non-registered ElectraMeccanica Shareholder and ElectraMeccanica or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
ElectraMeccanica Shareholders whose ElectraMeccanica Shares are not registered in their own name are referred to in this Joint Proxy Statement/Circular as “beneficial ElectraMeccanica Shareholders”. There are two kinds of beneficial ElectraMeccanica Shareholders: those who have objected to their name being made known to ElectraMeccanica (called “OBOs” for Objecting Beneficial Owners) and those who have not objected (called “NOBOs” for Non-Objecting Beneficial Owners).
ElectraMeccanica can request and obtain a list of their NOBOs from intermediaries via its transfer agent and can use this NOBO list for distribution of proxy-related materials directly to NOBOs. ElectraMeccanica has decided not to directly send proxy-related materials to its NOBOs. If you are a NOBO, your intermediary will have provided to you a voting instruction form. Please return your instructions as specified in the voting instruction form. NOBOs that wish to attend the ElectraMeccanica Meeting and vote in person (or appoint someone else to attend the ElectraMeccanica Meeting and vote on such NOBOs’ behalf) can appoint themselves (or someone else) as a proxyholder by following the applicable instructions on the voting instruction form.
Applicable regulatory policy requires intermediaries to seek voting instructions from beneficial ElectraMeccanica Shareholders. Every intermediary has its own mailing procedures and provides its own return instructions to clients. However, the majority of intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically mails its voting instruction form, which may be scanned, in lieu of the form of proxy. Beneficial ElectraMeccanica Shareholders will be requested to complete and return the voting instruction form to Broadridge by mail. Alternatively, beneficial ElectraMeccanica Shareholders can call a toll-free telephone number or access the internet to vote. The toll-free number and website will be provided by Broadridge on its voting instruction form. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of ElectraMeccanica Shares to be represented at the ElectraMeccanica Meeting. A beneficial ElectraMeccanica Shareholder cannot use a voting instruction form to vote ElectraMeccanica Shares directly at the ElectraMeccanica Meeting, as the voting instruction form must be returned as directed by Broadridge in advance of the ElectraMeccanica Meeting in order to have the ElectraMeccanica Shares voted.
ElectraMeccanica may utilize Broadridge’s QuickVote™ service to assist eligible holders with voting their ElectraMeccanica Shares over the telephone.
ElectraMeccanica will arrange for copies of its meeting materials for the ElectraMeccanica Meeting to be delivered to OBOs and is responsible for paying the fees and costs of intermediaries for their services in delivering proxy-related materials to OBOs in accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer. Applicable regulatory policy requires intermediaries to whom meeting materials have been sent to seek voting instructions from OBOs in advance of the ElectraMeccanica Meeting. Every intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by OBOs in order to ensure that their ElectraMeccanica Shares are voted at the ElectraMeccanica Meeting. Often, the form of proxy supplied to an OBO by its intermediary is identical to that provided to registered ElectraMeccanica Shareholders. However, its purpose is limited to instructing the registered ElectraMeccanica Shareholder how to vote on behalf of the OBO. OBOs are requested to complete and return the voting instruction form in accordance with the instructions set out on that form. The voting instruction form must be returned as directed well in advance of the ElectraMeccanica Meeting in order to have the ElectraMeccanica Shares voted. OBOs that wish to attend the ElectraMeccanica Meeting and vote in person (or appoint someone else to attend the ElectraMeccanica Meeting and vote on such OBOs’ behalf) can appoint themselves (or someone else) as proxyholder by following the applicable instructions.

If you are an ElectraMeccanica Shareholder and have any questions, please contact ElectraMeccanica’s proxy solicitation agents:
United States Mackenzie Partners 1-800-322-2885 (toll-free in North America) 1-212-929-5500 (outside of North America) proxy@mackenziepartners.com	Canada Laurel Hill Advisory Group 1-877-452-7184 (toll-free in North America) 1-416-304-0211 (outside of North America) assistance@laurelhill.com
Beneficial ElectraMeccanica Shareholders are not entitled, as such, to vote online at the ElectraMeccanica Meeting or to deliver a form of proxy. Beneficial ElectraMeccanica Shareholders should carefully follow the voting instructions they receive, including those on how and when voting instructions are to be provided, in order to have their ElectraMeccanica Shares voted at the ElectraMeccanica Meeting.
Beneficial ElectraMeccanica Shareholders located in the United States who wish to attend, submit questions or vote at the ElectraMeccanica Meeting or, if permitted, appoint a third party as their proxyholder, must obtain a valid legal proxy from their intermediary. Beneficial ElectraMeccanica Shareholders located in the United States must follow the instructions from their intermediary included with the legal proxy form and the voting instruction form sent to them, or contact their intermediary to request a legal proxy form if they have not received one. The legal proxy form will be mailed to the person and address written on the voting instruction form. After obtaining a valid legal proxy from their intermediary, the beneficial ElectraMeccanica Shareholders located in the United States must then submit such legal proxy to Broadridge. Requests for registration from beneficial ElectraMeccanica Shareholders must be sent online by entering the 16-digit control number located on the Voter Information Form on www.proxyvote.com and checking the box to “Request a Legal Proxy” or with a written request for a “Legal Proxy” sent by courier to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The written request must include the request for “Legal Proxy”, the Beneficial ElectraMeccanica Shareholder’s full name, address and 16 digit voting control number. Requests, whether received online or via courier, must be received by no later than 11 a.m. (Pacific time) on March 18, 2024. Sufficient time must be given to Broadridge for the mailing and return of the legal proxy by this deadline.
Participation at the ElectraMeccanica Meeting
ElectraMeccanica is holding the ElectraMeccanica Meeting in a virtual-only format, which will be conducted via live audio webcast online at www.virtualshareholdermeeting.com/SOLO2024SM. ElectraMeccanica Shareholders will not be able to attend the ElectraMeccanica Meeting in person. Participating at the ElectraMeccanica Meeting online enables registered ElectraMeccanica Shareholders and duly appointed proxyholders (including those acting in accordance with the voting instructions received from beneficial ElectraMeccanica Shareholders) to vote at the appropriate times during the ElectraMeccanica Meeting.
To log in to the ElectraMeccanica Meeting online visit www.virtualshareholdermeeting.com/SOLO2024SM on your smart phone, tablet or computers and check-in using the 16-digit control number included on your form of proxy or voting instruction form, as applicable. You should ensure you have a strong preferably high-speed, internet connection wherever you intend to participate in the ElectraMeccanica Meeting. The ElectraMeccanica Meeting will begin promptly at 11 a.m. (Pacific time) on March 20, 2024; however, it is recommended that you access the ElectraMeccanica Meeting link online at least 30 minutes prior to the commencement of the ElectraMeccanica Meeting and test your compatibility using the “Click Here” prompt and if necessary upgrade the media player on your device. You will be able to log in 15 minutes before the ElectraMeccanica Meeting starts. To log in, click on one of the following choices:
Shareholders:
enter the 16-digit control number located on your form of proxy or voting instruction form. Registered ElectraMeccanica Shareholders and beneficial ElectraMeccanica Shareholders will be entitled to attend the ElectraMeccanica Meeting and ask questions, however, only Registered ElectraMeccanica Shareholders and duly appointed proxyholders will be able to vote at the ElectraMeccanica Meeting; or

Proxyholders / Appointees:	follow the instructions including entering the “Appointee Name” and “Appointee Identification Number” as it was provided by the ElectraMeccanica Shareholder and click submit.
When successfully authenticated, the information screen will be displayed. You can view information about ElectraMeccanica, ask questions, vote (where applicable) and listen to the live audio webcast.
Even if you plan to attend the ElectraMeccanica Meeting, we recommend that you vote in advance, so that your vote will be counted if you later decide not to attend the ElectraMeccanica Meeting.
Submitting Questions during the ElectraMeccanica Meeting
ElectraMeccanica expects to hold, to the extent feasible and practical, a live question and answer session in connection with the ElectraMeccanica Meeting. ElectraMeccanica intends that shareholder participation at the ElectraMeccanica Meeting will be comparable to that which a shareholder could reasonably expect if they were attending an in-person meeting. There will be a helpline for technical assistance on the registration page of the ElectraMeccanica Meeting. Questions will be sent to be moderated before being sent to the Chair of the ElectraMeccanica Meeting. ElectraMeccanica reserves the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to the ElectraMeccanica Meeting matters or are otherwise inappropriate.
Appointment of Proxyholders
A proxy is a document that authorizes someone else to attend the ElectraMeccanica Meeting and cast the votes for a registered ElectraMeccanica Shareholder. ElectraMeccanica Shareholders who are unable to attend the virtual ElectraMeccanica Meeting and vote may still vote by appointing a proxyholder.
An ElectraMeccanica Shareholder has the right to appoint a person (who need not be an ElectraMeccanica Shareholder) to represent the ElectraMeccanica Shareholder at the ElectraMeccanica Meeting other than the persons designated in the form of proxy. To do so, you can appoint either yourself or such other person (other than the named proxyholders) online at www.proxyvote.com using the 16-digit control number provided on the form of proxy or voting instruction form, as this will reduce the risk of any mail disruptions in the current environment and will allow you to share the unique “Appointee Information” you have created with the person you have appointed to represent you at the ElectraMeccanica Meeting more easily. If you do not designate a proxyholder or appointee when completing your form of proxy, or if you do not provide the exact “Appointee Identification Number” and “Appointee Name” to any other person (other than the named proxyholders) who has been appointed to access and vote at the ElectraMeccanica Meeting on your behalf, that other person will not be able to access the meeting and vote on your behalf.
If you are a non-registered ElectraMeccanica Shareholder and wish to virtually attend the ElectraMeccanica Meeting, participate or vote at the ElectraMeccanica Meeting, you have to insert your own name in the space provided on the voting instruction form sent to you by your intermediary AND appoint yourself as your proxyholder, as described above. By doing so, you are instructing your intermediary to appoint you as proxyholder.
Voting of Proxies
If you have properly filled out, signed and delivered your proxy, then your proxyholder can vote your ElectraMeccanica Shares for you at the ElectraMeccanica Meeting. The ElectraMeccanica Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the ElectraMeccanica Shareholder on any ballot that may be called for and, if the ElectraMeccanica Shareholder specifies a choice with respect to any matter to be acted upon, the ElectraMeccanica Shares will be voted accordingly. If you sign and return your form of proxy without designating a proxyholder and do not give voting instructions, the ElectraMeccanica Shares represented by such proxy will be voted FOR each of the ElectraMeccanica Proposals.
The enclosed form of proxy confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the Notice of ElectraMeccanica Meeting and any other matters which may properly come before the ElectraMeccanica Meeting. If any such amendments or variations are proposed to the matters described in the Notice of ElectraMeccanica Meeting or if any other matters properly come before the ElectraMeccanica Meeting, the proxyholder may vote your ElectraMeccanica Shares as he or she considers best. The ElectraMeccanica Board is not currently aware of any amendments to the matters to be presented for action at the ElectraMeccanica Meeting or of any other matters to be presented for action at the ElectraMeccanica Meeting.

Revocation of Proxies
A registered ElectraMeccanica Shareholder who has submitted a proxy may revoke it at any time prior to it being exercised by: (a) prior to the ElectraMeccanica Meeting voting again on the internet or by telephone or by any other means permitted by law; (b) delivering a signed written notice changing their instructions to the Corporate Secretary of ElectraMeccanica no later than 11 a.m. (Pacific Time) on March 18, 2024 (or at least 48 hours (excluding non-business days) prior to the date of any postponement or adjournment, if the ElectraMeccanica Meeting is postponed or adjourned) at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary, with a copy to McCarthy Tétrault LLP at 2400 – 745 Thurlow Street, Vancouver, British Columbia, Canada, V6E 0C5, Attention: David Frost; or (c) by voting at the ElectraMeccanica Meeting.
Mere attendance at the ElectraMeccanica Meeting will not automatically revoke your proxy unless you vote at the ElectraMeccanica Meeting. If you are a beneficial ElectraMeccanica Shareholder you must contact your broker, bank, or other nominee that holds your shares to revoke your voting instructions or change your vote.
ElectraMeccanica Voting Support and Lock-Up Agreements
Simultaneously with the execution of the Arrangement Agreement, Xos and the ElectraMeccanica Locked-Up Parties (solely in their respective capacities as ElectraMeccanica Shareholders) who collectively beneficially owned or controlled approximately 0.098% of the voting power of ElectraMeccanica’s outstanding capital stock as of January 9, 2024, entered into the ElectraMeccanica Voting Support and Lock-Up Agreements pursuant to which the ElectraMeccanica Locked-Up Parties agreed, among other things, to vote their ElectraMeccanica Shares in favor of the ElectraMeccanica Arrangement Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal and, except in limited circumstances, not to dispose of their Consideration Shares for a period of 120 days following the Effective Date. The ElectraMeccanica Voting Support and Lock-Up Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Voting Support and Lock-Up Agreements”.
The foregoing is a summary of the principal terms of the ElectraMeccanica Voting Support and Lock-Up Agreements. This summary does not purport to be complete and is qualified in its entirety by the complete text of the ElectraMeccanica Voting Support and Lock-Up Agreements, copies of each which are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Voting Securities and Principal Holder of Securities
On the ElectraMeccanica Record Date, there were 119,292,132 outstanding ElectraMeccanica Shares. Each ElectraMeccanica Share carries the right to vote.
There are no ElectraMeccanica Shareholders, that to the knowledge of ElectraMeccanica management owned beneficially, or exercised control or direction over more than 10% of the total outstanding ElectraMeccanica Shares.
On the ElectraMeccanica Record Date, directors and executive officers of ElectraMeccanica and their affiliates beneficially owned and had the right to vote 117,224 ElectraMeccanica Shares, representing less than 0.1% of the total outstanding ElectraMeccanica Shares.
ElectraMeccanica Dissenting Shareholders’ Rights
Under the provisions of the Interim Order, registered ElectraMeccanica Shareholders will have the right to dissent with respect to the ElectraMeccanica Arrangement Proposal. If the Arrangement becomes effective, any registered ElectraMeccanica Shareholder that dissents and complies with the applicable provisions of the BCBCA, as amended or supplemented by the Plan of Arrangement and the Interim Order, will be entitled to be paid the fair value of the ElectraMeccanica Shares in respect of which it has exercised dissent rights. Any dissenting ElectraMeccanica Shareholder that wishes to exercise dissent rights must exercise its dissent rights in respect of all of its ElectraMeccanica Shares. This right to dissent is described in this Joint Proxy Statement/Circular and in the Plan of Arrangement which is attached to this Joint Proxy Statement/Circular as Appendix “B”. If you are a registered ElectraMeccanica Shareholder and want to dissent in respect of the ElectraMeccanica Arrangement Proposal, you must provide a written dissent notice to ElectraMeccanica at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary, with a copy to McCarthy Tétrault LLP at 2400 – 745 Thurlow Street, Vancouver, British Columbia, Canada, V6E 0C5, Attention: David Frost., not later than 5:00 p.m. (Vancouver time) on the date that is two business days immediately prior to the ElectraMeccanica Meeting. If you do not strictly comply with this requirement, you could lose your right to dissent.

ElectraMeccanica Proposal 1: ElectraMeccanica Arrangement Proposal
ElectraMeccanica is asking the ElectraMeccanica Shareholders to approve the ElectraMeccanica Arrangement Resolution, a copy of which is attached as Appendix “C” to this Joint Proxy Statement/Circular. For a summary and detailed information regarding this proposal, see the information about the Arrangement Agreement and the Arrangement throughout this Joint Proxy Statement/Circular, including the information in the sections entitled “Description of the Arrangement” and “The Arrangement Agreement and Related Agreements” beginning on pages 60 and 103, respectively, of this Joint Proxy Statement/Circular. Copies of the Arrangement Agreement and the Plan of Arrangement are attached as Appendix “A” and Appendix “B”, respectively, to this Joint Proxy Statement/Circular. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement.
Required Shareholder Approval
Approval requires the affirmative vote of at least two-thirds of the votes cast at the ElectraMeccanica Meeting on this ElectraMeccanica Arrangement Proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.
The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR this ElectraMeccanica Arrangement Proposal.

ElectraMeccanica Proposal 2: ElectraMeccanica Advisory Compensation Proposal
Under Section 14A of the U.S. Exchange Act and the applicable SEC rules issued thereunder, ElectraMeccanica is required to submit a proposal to ElectraMeccanica Shareholders to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement. This compensation is summarized in this Joint Proxy Statement/Circular under “Description of the Arrangement — Interests of ElectraMeccanica’s Directors and Management in the Arrangement — Arrangement-Related Compensation”. The ElectraMeccanica Board encourages you to carefully review the Arrangement-related compensation information for ElectraMeccanica’s named executive officers disclosed in this Joint Proxy Statement/Circular. Accordingly, the ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders approve the following resolution:
“BE IT RESOLVED, as an ordinary resolution of the shareholders of ElectraMeccanica Vehicles Corp. (the “Company”) that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this Joint Proxy Statement/Circular under “Description of the Arrangement – Interests of ElectraMeccanica’s Directors and Management in the Arrangement – Arrangement-Related Compensation”.
The vote on this ElectraMeccanica Advisory Compensation Proposal is a vote separate and apart from the vote on the ElectraMeccanica Arrangement Proposal. Accordingly, you may vote to approve the ElectraMeccanica Arrangement Proposal and vote not to approve this ElectraMeccanica Advisory Compensation Proposal and vice versa. Because the vote on this ElectraMeccanica Advisory Compensation Proposal is advisory only, it will not be binding on ElectraMeccanica. Accordingly, if the ElectraMeccanica Arrangement Proposal is approved and the Arrangement is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this ElectraMeccanica Advisory Compensation Proposal.
Required Shareholder Approval
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on this ElectraMeccanica Advisory Compensation Proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.
The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR this ElectraMeccanica Advisory Compensation Proposal.

ElectraMeccanica Proposal 3: ElectraMeccanica Name Change Proposal
ElectraMeccanica is asking ElectraMeccanica Shareholders to approve the ElectraMeccanica Name Change Resolution.
Background
ElectraMeccanica is contemplating a potential name change from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.” (the “Name Change”).
If approval of the ElectraMeccanica Shareholders is received, the ElectraMeccanica Board will have the discretion to amend the Notice of Articles and Articles of ElectraMeccanica in the future to effectuate the Name Change, without further action or authorization by the ElectraMeccanica Shareholders prior to the Name Change.
Notwithstanding approval of the ElectraMeccanica Name Change Proposal by ElectraMeccanica Shareholders, the ElectraMeccanica Board, in its discretion, may determine not to act upon the ElectraMeccanica Name Change Proposal and not to file the documents required to give effect to the Name Change, without further approval of ElectraMeccanica Shareholders.
If the Name Change is effected, this will not affect in any way the validity or transferability of share certificates outstanding at the time of the Name Change, nor will it be necessary for ElectraMeccanica Shareholders with certificated shares to surrender or exchange any share certificates they currently hold as a result of the Name Change. Uncertificated shares currently held in direct registration accounts and any new share certificates that are issued after the Name Change becomes effective will bear the name “ElectraMeccanica North America Corp.”. Whether or not the Name Change is effected, the ticker symbol on the Nasdaq Capital Market will remain “SOLO” for the ElectraMeccanica Shares.
Reasons for the ElectraMeccanica Name Change Proposal
The ElectraMeccanica Articles require either ElectraMeccanica Board approval or ElectraMeccanica Shareholder approval by ordinary resolution to effect a name change. The ElectraMeccanica Board has determined that it is desirable to seek shareholder approval for the Name Change in light of ElectraMeccanica’s potentially changing scope of business operations following ElectraMeccanica’s strategic decision in 2022 to cease production of the SOLO.
As such, the ElectraMeccanica Board believes it would be in the best interests of ElectraMeccanica to change ElectraMeccanica’s name from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.”.
ElectraMeccanica Name Change Resolution
At the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will be asked to consider and, if thought appropriate, pass, with or without variation, the following ElectraMeccanica Name Change Resolution to approve the ElectraMeccanica Name Change Proposal:
“BE IT RESOLVED, as an ordinary resolution of the shareholders of ElectraMeccanica Vehicles Corp. (the “Company”), that:
1.	The notice of articles of the Company be altered by changing the name of the Company from “ElectraMeccanica Vehicles Corp.” to “ElectraMeccanica North America Corp.” (the “Name Change”).
2.
Any one director or officer of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company to execute and deliver for filing with the Registrar the notice of alteration with respect to the Name Change and such other documents as are necessary or desirable in connection with the Name Change.

3.
The directors of the Company be and are hereby authorized and empowered, in their sole discretion, not to proceed with the Name Change at any time without further approval of the shareholders of the Company.

4.
Any one director or officer of the Company be and is hereby authorized and directed for and in the name of and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or doing of any such act or things.”

Required Shareholder Approval
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on this ElectraMeccanica Name Change Proposal. Abstentions and broker non-votes (none of which are expected) will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.
The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR this ElectraMeccanica Name Change Proposal.

ElectraMeccanica Proposal 4: ElectraMeccanica Adjournment Proposal
At the ElectraMeccanica Meeting, ElectraMeccanica Shareholders will be asked to consider and, if thought advisable, to approve this ElectraMeccanica Adjournment Proposal to adjourn the ElectraMeccanica Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the ElectraMeccanica Arrangement Proposal at the time of the ElectraMeccanica Meeting. If ElectraMeccanica Shareholders approve this ElectraMeccanica Adjournment Proposal, ElectraMeccanica could adjourn the ElectraMeccanica Meeting and any adjourned session of the ElectraMeccanica Meeting and use the additional time to solicit additional proxies, including soliciting proxies from ElectraMeccanica Shareholders that have previously returned properly executed proxies voting against the ElectraMeccanica Arrangement Proposal. Among other things, approval of this ElectraMeccanica Adjournment Proposal could mean that, even if ElectraMeccanica had received proxies representing a sufficient number of votes against the ElectraMeccanica Arrangement Proposal such that the ElectraMeccanica Arrangement Proposal would be defeated, ElectraMeccanica could adjourn the ElectraMeccanica Meeting without a vote on the ElectraMeccanica Arrangement Proposal and seek to convince the holders of those ElectraMeccanica Shares to change their votes to votes in favor of the ElectraMeccanica Arrangement Proposal. Additionally, we may seek to adjourn the ElectraMeccanica Meeting if a quorum is not present or otherwise at the discretion of the Chair of the ElectraMeccanica Meeting.
The Interim Order provides that if the ElectraMeccanica Meeting is adjourned because of a lack of quorum, the ElectraMeccanica Meeting will stand adjourned to the same day in the next week at the same time and place and that the quorum at the meeting to which the first meeting was adjourned, if a quorum is not in attendance within 1/2 hour of the time set for the holding of the adjourned ElectraMeccanica Meeting, is those ElectraMeccanica Shareholders in attendance, whether in person or by proxy.
Required Shareholder Approval
Approval requires the affirmative vote of a majority of the votes cast at the ElectraMeccanica Meeting on this ElectraMeccanica Adjournment Proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote.
The ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR this ElectraMeccanica Adjournment Proposal.

GENERAL INFORMATION ABOUT THE XOS MEETING AND VOTING
This Joint Proxy Statement/Circular is being provided to Xos Stockholders as part of a solicitation of proxies by the Xos Board for use at the Xos Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This Joint Proxy Statement/Circular provides Xos Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Xos Meeting.
Date, Time and Place
The Xos Meeting will be held online via live audio webcast on March 20, 2024 at 11 a.m. (Pacific time). There will be no physical location for Xos Stockholders to attend. Xos Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/XOS2024SM, where you will be able to attend the Xos Meeting via live audio webcast. Online check-in will begin at 10:45 a.m. (Pacific time), and you are encouraged to allow ample time for the online check-in procedures. To participate in the Xos Meeting, Xos Stockholders will need their unique 16-digit control number included on their Xos proxy card (found next to the label “Control Number”) or the instructions that accompanied the proxy materials. Xos intends to mail this Joint Proxy Statement/Circular and the enclosed form of proxy to the Xos Stockholders entitled to vote at the Xos Meeting on or about February 13, 2024.
Purpose of the Xos Meeting
The Xos Meeting is being called for the following purposes:
1.
To consider and vote on a proposal to issue Xos common stock, $0.0001 par value per share (the “Xos Shares”) to ElectraMeccanica Shareholders pursuant to the Arrangement Agreement, which is further described in this Joint Proxy Statement/Circular, including in the section titled “The Arrangement Agreement and Related Agreements” beginning on page 103 of this Joint Proxy Statement/Circular, and a copy of the Arrangement Agreement is attached as Appendix “A” (the “Xos Share Issuance Proposal”); and

2.
To approve the adjournment of the Xos Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Xos Meeting to approve the Xos Share Issuance Proposal (the “Xos Adjournment Proposal”).

The Xos Share Issuance Proposal and the Xos Adjournment Proposals are together referred to as the “Xos Proposals”.
Recommendation of the Xos Board
On January 10, 2024, the Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith are in the best interests of, and are advisable to, Xos and the Xos Stockholders.
Accordingly, the Xos Board unanimously recommends that Xos Stockholders vote FOR the Xos Proposals.
The approval of Xos Stockholders to the Xos Share Issuance Proposal is required in order to complete the Arrangement.
Xos Stockholders should carefully read this Joint Proxy Statement/Circular, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the Arrangement and the other transactions contemplated by the Arrangement Agreement.
Xos Record Date and Entitlement to Vote
Only holders of record of Xos common stock at the close of business on January 22, 2024 will be entitled to notice of, and to vote at, the Xos Meeting or any adjournments or postponements thereof.
As of the close of business on the Xos Record Date, there were 5,954,294 shares of Xos common stock outstanding and entitled to vote at the Xos Meeting. Each share of Xos common stock outstanding on the Xos Record Date entitles the holder thereof to one vote on each proposal to be considered at the Xos Meeting.

Solicitation of Proxies
This Joint Proxy Statement/Circular is furnished by management of Xos in connection with the solicitation of proxies for use at the Xos Meeting to be held virtually at www.virtualshareholdermeeting.com/XOS2024SM on March 20, 2024 at 11 a.m. (Pacific time), and at any postponements or adjournments of the Xos Meeting.
The solicitation of proxies by this Joint Proxy Statement/Circular is being made by or on behalf of management of Xos. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited by telephone, over the internet or in writing. The cost of the solicitation will be borne by Xos.
Quorum
The presence at the Xos Meeting, by remote participation or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat as of the Xos Record Date, will constitute a quorum for the transaction of business at the Xos Meeting.
Required Vote
Except for the Xos Adjournment Proposal, the vote required to approve all of the Xos Proposals listed herein assumes the presence of a quorum at the Xos Meeting.
No.	Proposal	Votes Necessary
1.	Xos Share Issuance Proposal
Approval requires the affirmative vote of a majority of votes cast at the Xos Meeting on the Xos Share Issuance Proposal.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Share Issuance Proposal, so long as a quorum is present.

2.	Xos Adjournment Proposal
Approval requires the affirmative vote of the holders of a majority of the voting power of the Xos Shares present or represented by proxy at the Xos Meeting and entitled to vote on such proposal.

An abstention will have the same effect as a vote AGAINST the Xos Adjournment Proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Adjournment Proposal.

Persons Entitled to Vote
Only registered Xos Stockholders are entitled to vote at the Xos Meeting. Each registered Xos Stockholder has one vote for each Xos Share held at the close of business on the Xos Record Date. As of the Xos Record Date, there were 5,954,294 Xos Shares outstanding.
Abstentions
Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Xos Meeting.
Registered Xos Stockholders
If you are a registered Xos Stockholder, there are two ways in which you can vote your Xos Shares. You can either vote online at the Xos Meeting or you can vote by proxy. As indicated on the form of proxy, you may vote your Xos Shares by mail, phone or Internet following the instructions provided.
Internet:
Go to www.proxyvote.com and enter the 16-digit control number printed on the enclosed Xos proxy card to access and follow the instructions on the screen. Internet voting facilities for Xos stockholders of record are available 24 hours a day.

Phone:
Call the toll-free telephone number provided on the enclosed Xos proxy card and following the prompted instructions. You will need to enter the 16-digit control number. Telephone voting facilities for Xos stockholders of record are available 24 hours a day.

Mail:
Complete, sign and date the enclosed Xos proxy card and return your completed Xos proxy card in the enclosed postage paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Virtually at the Meeting:
Registered Xos Stockholders can vote at the appropriate times by completing a ballot online during the Xos Meeting. It is anticipated that once voting has opened during the Xos Meeting, the proposals and voting choices will be displayed and you will be able to vote by selecting your voting choices from the options shown on the screen. You must click submit for your vote to be counted.

Whether you vote by Internet, phone, or mail, your Xos proxy card must be received no later than 11:59 p.m. (Eastern time) on March 19, 2024. We strongly urge you to vote in advance by proxy by signing and dating the enclosed Xos proxy card and returning it in the postage-paid envelope provided or by voting via the internet or by telephone before the Xos Meeting by following the instructions provided on the enclosed Xos proxy card and above.
If you are an Xos Stockholder and would like to examine the complete list of Xos Stockholders entitled to vote at the Xos Meeting, please contact Xos’ Investor Relations department by email at investors@xostrucks.com. Such list will be available for examination by any Xos Stockholder of record for a legally valid purpose at Xos’ corporate headquarters in Los Angeles, California during regular business hours for a period of ten days prior to the Xos Meeting.
Beneficial Xos Stockholders
If your Xos Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your Xos Shares without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker. Many brokers solicit voting instructions over the Internet or by telephone.
As the beneficial owner, you are also invited to attend the Xos Meeting. However, you may not vote shares held in street name during the meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your broker).
Participation at the Xos Meeting
Xos is holding the Xos Meeting in a virtual-only format, which will be conducted via live audio webcast online at www.virtualshareholdermeeting.com/XOS2024SM. Xos Stockholders will not be able to attend the Xos Meeting in person. Participating at the Xos Meeting online enables registered Xos Stockholders to vote at the appropriate times during the Xos Meeting.
To log in to the Xos Meeting online visit www.virtualshareholdermeeting.com/XOS2024SM on your smart phone, tablet or computers and check-in using the 16-digit control number included on your Xos proxy. You should ensure you have a strong preferably high-speed, internet connection wherever you intend to participate in the Xos Meeting. The Xos Meeting will begin promptly at 11 a.m. (Pacific time) on March 20, 2024; however, it is recommended that you access the Xos Meeting link online at least 30 minutes prior to the commencement of the Xos Meeting and test your compatibility using the “Click Here” prompt and if necessary upgrade the media player on your device. You will be able to log in 15 minutes before the Xos Meeting starts.
When successfully authenticated, the information screen will be displayed. You can view information about Xos, ask questions, vote (where applicable) and listen to the live audio webcast.
Even if you plan to attend the Xos Meeting, we recommend that you vote in advance, so that your vote will be counted if you later decide not to attend the Xos Meeting.

Voting of Proxies
If you have properly filled out, signed and delivered your proxy, then your proxyholder can vote your Xos Shares for you at the Xos Meeting. The Xos Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the Xos Stockholder on any ballot that may be called for and, if the Xos Stockholder specifies a choice with respect to any matter to be acted upon, the Xos Shares will be voted accordingly. If a choice is not so specified with respect to any such matter, and the persons named in the enclosed form of proxy have been appointed as proxyholder, the Xos Shares represented by such proxy will be voted FOR the Xos Proposals.
The enclosed form of proxy confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the Notice of Xos Meeting and any other matters which may properly come before the Xos Meeting. If any such amendments or variations are proposed to the matters described in the Notice of Xos Meeting or if any other matters properly come before the Xos Meeting, the proxyholder may vote your Xos Shares as he or she considers best. The Xos Board is not currently aware of any amendments to the matters to be presented for action at the Xos Meeting or of any other matters to be presented for action at the Xos Meeting.
Revocation of Proxies
A registered Xos Stockholder who has submitted a proxy may revoke it at any time prior to it being exercised. If the Xos Stockholder is a registered holder, the Xos Stockholder can do this in one of three ways: First, before the Xos Meeting, deliver a signed notice of revocation of proxy to the Secretary of Xos at the address specified below. Second, complete and submit a later-dated Xos proxy card. Third, attend the Xos Meeting and vote at the meeting. Attendance at the Xos Meeting alone will not revoke a previous proxy; rather, the registered Xos Stockholder must also vote at the Xos Meeting in order to revoke the previously submitted proxy.
To change proxy directions by mail, Xos Stockholders should send any notice of revocation or a completed new Xos proxy card, as the case may be, to Xos at the following address: Xos, Inc., 3550 Tyburn Street, Los Angeles, CA 90065, Attention: Christen Romero, General Counsel.
If you have instructed a broker to vote your shares and wish to change your vote, you must follow directions received from your broker to change those instructions.
Xos Voting Support and Lock-Up Agreements
Simultaneously with the execution of the Arrangement Agreement, ElectraMeccanica and the Xos Locked-Up Parties (solely in their respective capacities as Xos Stockholders) who collectively beneficially owned or controlled approximately 49.21% of the voting power of Xo’s outstanding capital stock as of January 9, 2024, entered into the Xos Voting Support and Lock-Up Agreements pursuant to which the Xos Locked-Up Parties agreed, among other things, to vote their Xos Shares in favor of the Xos Share Issuance Proposal and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and against any alternative proposal and, except in limited circumstances, not to dispose of their Xos Shares for period of 120 days following the Effective Date. The Xos Voting Support and Lock-Up Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms. See the section titled “General Information about the Xos Meeting and Voting — Xos Voting Support and Lock-Up Agreements”.
The foregoing is a summary of the principal terms of the Xos Voting Support and Lock-Up Agreements. This summary does not purport to be complete and is qualified in its entirety by the complete text of the Xos Voting Support and Lock-Up Agreements, copies of each which are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Shares Beneficially Held by Principal Holders of Securities and Directors and Executive Officers
On the Xos Record Date, there were 5,954,294 outstanding Xos Shares. Each Xos Share carries the right to vote.
On the Xos Record Date, directors and executive officers of Xos and their affiliates beneficially owned and had the right to vote 2,947,840 Xos Shares, representing approximately 49.5% of the total outstanding Xos Shares.

Xos Proposal 1: Xos Share Issuance Proposal
Xos is asking the Xos Stockholders to consider and vote on this Xos Share Issuance Proposal to issue Xos Shares to ElectraMeccanica Shareholders pursuant to the Arrangement Agreement. For a summary and detailed information regarding this proposal, see the information about the Arrangement Agreement and the Arrangement throughout this Joint Proxy Statement/Circular, including the information in the sections entitled “Description of the Arrangement” (including the section titled “Description of the Arrangement — Reasons Considered by the Xos Board; Recommendation of the Stock Issuance by the Xos Board”) and “The Arrangement Agreement and Related Agreements” beginning on pages 60 and 103, respectively, of this Joint Proxy Statement/Circular. Copies of the Arrangement Agreement and the Plan of Arrangement are attached as Appendix “A” and Appendix “B”, respectively, to this Joint Proxy Statement/Circular. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement.
Required Shareholder Approval
Approval requires the affirmative vote of a majority of votes cast at the Xos Meeting on this Xos Share Issuance Proposal. An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Share Issuance Proposal, so long as a quorum is present.
The Xos Board unanimously recommends that Xos Stockholders vote FOR this Xos Share Issuance Proposal.

Xos Proposal 2: Xos Adjournment Proposal
At the Xos Meeting, Xos Stockholders will be asked to consider and, if thought advisable, to approve this Xos Adjournment Proposal to adjourn the Xos Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Xos Share Issuance Proposal at the time of the Xos Meeting. If Xos Stockholders approve this Xos Adjournment Proposal, Xos could adjourn the Xos Meeting and any adjourned session of the Xos Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Xos Stockholders that have previously returned properly executed proxies voting against the Xos Share Issuance Proposal. Among other things, approval of this Xos Adjournment Proposal could mean that, even if Xos had received proxies representing a sufficient number of votes against the Xos Share Issuance Proposal such that the Xos Share Issuance Proposal would be defeated, Xos could adjourn the Xos Meeting without a vote on the Xos Share Issuance Proposal and seek to convince the holders of those Xos Shares to change their votes to votes in favor of the Xos Share Issuance Proposal. Additionally, we may seek to adjourn the Xos Meeting if a quorum is not present or otherwise at the discretion of the Chair of the Xos Meeting.
Required Stockholder Approval
Approval requires the affirmative vote of the holders of a majority of the voting power of the Xos Shares present or represented by proxy at the Xos Meeting and entitled to vote on such proposal.
An abstention will have the same effect as a vote against the Xos Adjournment Proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Xos Adjournment Proposal.
The Xos Board unanimously recommends that Xos Stockholders vote FOR this Xos Adjournment Proposal.

DESCRIPTION OF THE ARRANGEMENT
Background to the Arrangement
On January 11, 2024, ElectraMeccanica and Xos announced the execution of the Arrangement Agreement, pursuant to which Xos agreed to acquire all of the issued and outstanding common shares of ElectraMeccanica in an all-stock transaction.
The Arrangement Agreement is the result of extensive arm’s length negotiations among representatives of ElectraMeccanica and Xos and their respective financial and legal advisors. For ElectraMeccanica, the execution of the Arrangement Agreement marks the culmination of a strategic process initiated by the ElectraMeccanica Board in March 2023, which involved an assessment by the ElectraMeccanica Strategic Committee (with the assistance of ElectraMeccanica’s financial advisor) of over 100 potential strategic partners in various industries that were consistent with ElectraMeccanica’s past business and mission.
The following is a summary of the material meetings, negotiations, discussions and actions among the parties which preceded the execution of the Arrangement Agreement and the public announcement of the Arrangement.
On December 22, 2022, Ms. Docherty issued her inaugural letter to shareholders as Chief Executive Officer of ElectraMeccanica, indicating the need for the company to take a new path. In that letter, she announced that she had initiated a top-to-bottom review of ElectraMeccanica’s existing operations footprint, product portfolio, product development, investment, capital allocation and employee profile. As an initial measure while such review was ongoing, ElectraMeccanica announced cost-reduction initiatives to streamline the business in order to better consolidate its onshore manufacturing capabilities and operations at ElectraMeccanica’s Mesa, Arizona headquarters.
On February 17, 2023, ElectraMeccanica announced a voluntary recall of ElectraMeccanica’s SOLO (G3) vehicle (the “Solo Recall”) and a pause in deliveries and sales of the SOLO.
On March 14, 2023, ElectraMeccanica issued an update to ElectraMeccanica Shareholders, in which Ms. Docherty provided additional details about her and the ElectraMeccanica Board’s perspective that a new path for ElectraMeccanica was needed to reinvent the company so that its capital and assets could be deployed in a more informed and disciplined way. This included exiting the company’s unprofitable SOLO business.
On March 27, 2023, ElectraMeccanica engaged Greenhill to act as its sole financial advisor in connection with the review of, and services rendered in connection with, potential strategic transactions, including reviewing the business, assets and operations of ElectraMeccanica, reviewing ElectraMeccanica’s consolidated and projected cash balance, assisting ElectraMeccanica in preparing marketing materials for distribution to potential transaction counterparties and advising ElectraMeccanica with potential transactions, including reviewing the business, operations and projected financials of potential transaction counterparties. Greenhill was selected to act as ElectraMeccanica’s financial advisor in connection with the Arrangement because Greenhill is a leading independent investment banking firm with substantial experience in providing financial advice on mergers, acquisitions, restructurings, financings and capital raising to business globally.
On April 14, 2023, ElectraMeccanica announced that it would remedy the Solo Recall (which at that time it also announced would include the SOLO G2) with a buyback, for the full price paid including taxes, fees and shipping.
On May 9, 2023, the ElectraMeccanica Board established the ElectraMeccanica Strategic Committee, consisting of Steven Sanders, Mike Richardson and Dietmar Ostermann, with Mr. Ostermann serving as the Chairman. Luisa Ingargiola was later added to the ElectraMeccanica Strategic Committee. These members were variously selected to serve on the committee because of their expertise in the automobile industry and their financial and legal expertise. The mandate of the ElectraMeccanica Strategic Committee was to assist management and Greenhill in pursuing strategic alternatives (committee members had previously been performing this work in their capacity as board members).
Based on extensive research by the ElectraMeccanica Strategic Committee and in close consultation with ElectraMeccanica’s senior leadership team and Greenhill, throughout late March, April, May and June of 2023, ElectraMeccanica met with a number of third parties that had been identified through the strategic process initiated with Greenhill as being potential counterparties for business combinations and commercial relationships. Concurrent with this the ElectraMeccanica Strategic Committee carefully studied the electric commercial vehicle market which included the review of industry reports provided by PwC, who ElectraMeccanica had retained to analyze the market potential and industry dynamics of the electric commercial vehicle market in North America and Europe.

This process resulted in the execution of a letter of intent in late June 2023 that provided for the combination of the businesses of ElectraMeccanica and Tevva Motors Limited (“Tevva”). Throughout July and the first two weeks of August, the terms of the transaction were finalized. On August 15, 2023, ElectraMeccanica issued a press release announcing the execution of a definitive arrangement agreement with Tevva (the “Tevva Arrangement Agreement”). On October 5, 2023, ElectraMeccanica issued a further press release announcing multiple incurable breaches of the Tevva Arrangement Agreement by Tevva and, as a result, the termination of the Tevva Arrangement Agreement. On November 28, 2023, ElectraMeccanica announced the amicable resolution of litigation between ElectraMeccanica and Tevva that had resulted from the termination of the Tevva Arrangement Agreement.
On October 9, 2023, the ElectraMeccanica Strategic Committee met in order to discuss resuming the strategic process that ElectraMeccanica had initiated earlier in the year and that had led to the terminated transaction with Tevva. At this time the ElectraMeccanica Strategic Committee reinitiated its review of potential transaction candidates in the electrification, mobility, power, clean technology spaces and other related sectors. The ElectraMeccanica Strategic Committee considered companies that had been previously considered by Greenhill and also considered new potential counterparties. At this stage ElectraMeccanica focused on Xos as a potential counterparty for the first time, having been identified as a potential counterparty in March 2023, but not shortlisted or formally evaluated given ElectraMeccanica’s strategic priorities at the time. The ElectraMeccanica Strategic Committee was newly intrigued by Xos and other electric commercial vehicle companies given ElectraMeccanica’s familiarity with the electric commercial vehicle market, based on ElectraMeccanica’s work with Tevva in the spring and summer of 2023 and the market studies that were conducted by PwC during that time.
On October 13, 2023 and again on October 18, 2023, the ElectraMeccanica Strategic Committee met to review specific potential transaction candidates in its sectors of interest.
Throughout the latter half of October and in November, ElectraMeccanica had discussions with potential transaction counterparties in addition to Xos who had advanced in ElectraMeccanica’s re-started strategic process. This included on-site visits and in-person meetings with the management of certain of the potential counterparties, including with “Company A” on October 30, 2023 and again on November 13, 2023, a site visit to the facilities of “Company B” on November 28, 2023 and a site visit to the facilities of “Company C” on November 30, 2023.
On October 16, 2023, at the direction of the ElectraMeccanica Strategic Committee, a representative of Greenhill had an initial discussion with Xos’ lead independent director, George Mattson.
ElectraMeccanica entered into confidentiality agreements with Company A on October 17, 2023, Company B on October 19, 2023, Company C earlier in the year, on March 1, 2023 and “Company D” on October 18, 2023. The confidentiality agreement relating to Company C did not include a standstill provision; the Company A, Company B and Company D confidentiality agreements included standstill provisions (but did not include “don’t ask, don’t waive” provisions).
On October 20, 2023, ElectraMeccanica and Xos entered into a confidentiality agreement (the “Confidentiality Agreement”) which did not include a “don’t ask, don’t waive” provision, following which a representative of Greenhill held a video call with Dakota Semler, Chief Executive Officer of Xos, to gauge Xos’ potential interest in a transaction between Xos and ElectraMeccanica and to discuss the strategic process that ElectraMeccanica had undertaken.
On October 25, 2023, the Xos special committee previously formed by the Xos Board (the “Xos Special Committee”) to review potential strategic opportunities and was comprised of Ed Rapp, George Mattson, Stuart Bernstein and Alice Jackson, met with Xos’ management to discuss alternative financing transactions. Burt Jordan was added to the Xos Special Committee in late November, 2023. Each of the members are non-executives, independent, and were chosen because of their transactional experience.
On the same day, Mr. Semler, Giordano Sordoni (Xos’ Chief Operating Officer) and Michael Lukas (Xos’ Director of Strategy) held an introductory video conference with Ms. Docherty and Mr. Ostermann and other members of ElectraMeccanica’s management team and the ElectraMeccanica Strategic Committee, as well as representatives of Greenhill, to provide each management team an opportunity to carry out introductory due diligence.
On October 26, 2023, the ElectraMeccanica Strategic Committee met to review the current status of the strategic process and in particular the status of discussions with Xos and other candidates that, in discussion with Greenhill, ElectraMeccanica considered to be potential transaction counterparties. From these candidates the ElectraMeccanica Strategic Committee created a shortlist of five candidates (Xos, Company A, Company B, Company C and Company D) that the ElectraMeccanica Strategic Committee considered it worthwhile to engage in further discussions with.

Greenhill then sent a proposal solicitation letter to each of these candidates which asked them to assume, for the purpose of their non-binding proposal, (i) an ElectraMeccanica cash balance of $57 million at the closing of a transaction, and (ii) an assumed transaction closing date of February 29, 2024.
On November 1, 2023, the Xos Special Committee met to discuss updates to the strategic process with ElectraMeccanica and ElectraMeccanica’s request to access the Xos data room. Xos’ management provided an update on negotiations with ElectraMeccanica. The Xos Special Committee further discussed the proposal solicitation letter sent by Greenhill to Xos and directed Xos’ management to formulate a response to the letter.
On November 1, 2023, the ElectraMeccanica Strategic Committee met again to discuss ElectraMeccanica’s strategic process, including the proposal solicitation letter sent by Greenhill to potential transaction candidates requesting that such companies submit written indications of interest to ElectraMeccanica.
On November 5, 2023, the Xos Special Committee met with Xos’ management to discuss ElectraMeccanica’s invitation to respond to an indication of interest. Xos’ management provided an update on negotiations with ElectraMeccanica. The Xos Special Committee further discussed the status of ElectraMeccanica’s manufacturing facility located in Mesa, Arizona and potential lease liabilities related thereto. The Xos Special Committee advised to provide an initial response to the ElectraMeccanica indication of interest.
Throughout November the ElectraMeccanica Strategic Committee received non-binding proposals from the shortlisted candidates: Company A on November 3, 2023; Xos on November 6, 2023; Company B on November 7, 2023; Company D on November 9, 2023; Company C on November 16, 2023 and Xos on November 22, 2023, as discussed further below. All of the non-binding proposals reflected all-stock transactions and the relative equity value and pro forma ownership split ascribed to ElectraMeccanica by each candidate were initially as follows: Company A proposed $57 million representing an 18.6% pro forma ownership split for ElectraMeccanica, Company B proposed a range of $27 – 62 million representing a 40 – 60% pro forma ownership split for ElectraMeccanica, Company C proposed $68 million representing a 35% pro forma ownership split for ElectraMeccanica and Company D proposed $63 million representing a 19.8% pro forma ownership split for ElectraMeccanica; in its initial non-binding proposal, Xos did not propose a value or pro forma ownership split for ElectraMeccanica. ElectraMeccanica followed up with each of these candidates in the course of its due diligence and evaluation to assess the reliability and the quality of the proposals, including an initial focus on the quality of the business and operations of the company providing the proposal, as the aforementioned value and pro forma ownership proposal alone of a candidate cannot be viewed as a reliable guide to the preferred candidate or the candidate that would provide ElectraMeccanica Shareholders with the best value. Accordingly, the ElectraMeccanica Strategic Committee formed its own view as to the quality and value of these candidates based on its diligence review, after which the most attractive candidates were further analyzed including refinements and adjustments to the values and projections provided by the candidates, as prepared by the ElectraMeccanica Strategic Committee and management of ElectraMeccanica (of which Greenhill was able to then analyze).
The Xos proposal was approved by the Xos Special Committee and provided initial high-level financial information about Xos and identified that Xos was considering a transaction with ElectraMeccanica as well as a range of alternative financing transactions. The proposal also expressed Xos’ rationale for a transaction with ElectraMeccanica, namely, to combine Xos’ profitable stepvan business, technical expertise and significant commercial backlog with ElectraMeccanica’s capital. The proposal also suggested a future, post-closing Xos Board that would include nominees of ElectraMeccanica and all-stock transaction consideration. The proposal provided ElectraMeccanica with Xos’ initial views about the transaction process, including due diligence next steps and transaction timing.
On November 7, 2023, the ElectraMeccanica Strategic Committee met to evaluate Xos, Company A, Company B, Company C and Company D as transaction candidates and directed ElectraMeccanica’s management to proceed with Company C and Xos based on the initial due diligence review conducted by the ElectraMeccanica management team and the ElectraMeccanica Strategic Committee and the ElectraMeccanica Strategic Committee’s views of the prospects for each candidate’s business and industry. The ElectraMeccanica Strategic Committee determined not to proceed with Company D for a number of reasons, including but not limited to (i) a request by Company D for a very expedited transaction timeline, which would not allow the ElectraMeccanica Strategic Committee to thoroughly evaluate the other candidates, and (ii) the findings of ElectraMeccanica’s initial diligence review and the ElectraMeccanica Strategic Committee’s views on the prospects for Company D’s business and product markets, including potential risks related to customer concentration and competitive pressures.

On November 14, 2023, Ms. Docherty, Stephen Johnston (ElectraMeccanica’s Chief Financial Officer), Conark Shah (ElectraMeccanica’s VP of Strategy and Chief of Staff) and two members of the ElectraMeccanica Strategic Committee (Messrs. Ostermann and Richardson and, by phone for certain portions, Ms. Ingargiola) attended at Xos’ production facility in Byrdstown, Tennessee for a site visit to receive on-the-ground information about Xos’ production capabilities and capacity.
On November 15, 2023, the ElectraMeccanica Strategic Committee met to review the results of ElectraMeccanica’s visit to Xos’ Tennessee manufacturing facility. The ElectraMeccanica Strategic Committee discussed other potential transaction candidates, electing to prioritize candidates with commercially mature products. The ElectraMeccanica Strategic Committee decided to open ElectraMeccanica’s virtual data room to Xos.
On November 20, 2023, an ElectraMeccanica team consisting of Ms. Docherty, Mr. Ostermann and a representative of Greenhill, had a phone call with an Xos team consisting of Messrs. Semler and Sordoni and a representative of Xos’ financial advisor, to discuss Xos’ proposal and Xos’ approach to valuation for each of ElectraMeccanica and Xos.
On November 22, 2023, the Xos Special Committee met to discuss the terms of an updated proposal to ElectraMeccanica. On the same day, Xos provided an updated proposal to ElectraMeccanica in the form of a non-binding indication of interest, pursuant to which Xos proposed a pro forma ownership split for ElectraMeccanica Shareholders in a range between 15–21% immediately following the close of a proposed transaction.
On November 29, 2023, the Xos Special Committee met with Xos’ management to discuss upcoming scheduled conversations between ElectraMeccanica’s management team, representatives of Greenhill, certain members of Xos’ management team and representatives of Xos’ financial advisor. The Xos Special Committee reviewed Xos’ financial model and projections and directed management to continue discussions with ElectraMeccanica regarding Xos’ financial model and projections.
On November 29, 2023, a phone call was held between ElectraMeccanica’s management team (Ms. Docherty and Messrs. Johnston and Shah), Mr. Ostermann and representatives of Greenhill and Xos’ management team (Messrs. Semler, Sordoni, Lukas and Xos’ General Counsel, Christen Romero) and representatives of Xos’ financial advisor to discuss Xos’ financial model and projections.
On December 1, 2023, Mr. Richardson carried out a site visit at Xos’ facility in Los Angeles, California, meeting with Messrs. Semler, Sordoni and Lukas while on site. During this visit Mr. Richardson assessed the physical facilities of the Los Angeles operation and discussed Xos’ operations with the Xos team.
On December 4, 2023, members of ElectraMeccanica’s management team (Ms. Docherty and Messrs. Johnston, Shah and Mike Bridge, ElectraMeccanica’s General Counsel), Mr. Ostermann and representatives of Greenhill held a phone call with Messrs. Semler, Sordoni and Lukas and representatives of Xos’ financial advisor to discuss Xos’ customer base and sales pipeline.
On December 7, 2023, the ElectraMeccanica Strategic Committee reviewed the merits of a potential transaction with Company C and Xos, which were the two transaction candidates of greatest interest to the ElectraMeccanica Strategic Committee based on the initial due diligence review conducted by the ElectraMeccanica management team and the ElectraMeccanica Strategic Committee, the ElectraMeccanica Strategic Committee’s views of the prospects for each candidate’s business and industry, the estimated financial outlook for each candidate and the estimated equity value attributable to ElectraMeccanica Shareholders based on the pro forma ownership split for ElectraMeccanica Shareholders offered in each non-binding proposal. This evaluation included reviewing financial projections that the ElectraMeccanica Strategic Committee and the management of ElectraMeccanica had compiled in relation to the potential transaction candidates, which included estimates of, and adjustments to, unit volumes, product pricing, costs, operating expenses, capital expenditures and other financial items, based on the detailed due diligence review conducted by ElectraMeccanica, which were used by Greenhill to prepare a preliminary assessment of value based on the indicated pro forma ownership split offered by each candidate. Ms. Ingargiola departed the meeting prior to the ElectraMeccanica Strategic Committee making any decision due to potential conflict of interest concerns. The remaining members of the ElectraMeccanica Strategic Committee unanimously agreed to recommend to the ElectraMeccanica Board that Xos be prioritized over Company C and the other lead candidates and that Greenhill be authorized to negotiate an improved pro forma ownership interest for ElectraMeccanica Shareholders in Xos.
On December 8, 2023, the ElectraMeccanica Board met by phone, with Ms. Ingargiola and Bill Quigley (who ceased to be a director following ElectraMeccanica’s annual meeting on December 21, 2023) recusing themselves due to potential conflict of interest concerns and Jerry Kroll (who ceased to be a director following ElectraMeccanica’s annual meeting on

December 21, 2023) not in attendance. At this meeting, and on the recommendation of the ElectraMeccanica Strategic Committee and in light of its findings from the initial due diligence review and the higher estimated equity value attributable to ElectraMeccanica Shareholders (based on the pro forma ownership split offered to ElectraMeccanica Shareholders and the risk-adjusted financial projections prepared by the ElectraMeccanica Strategic Committee and management of ElectraMeccanica), the ElectraMeccanica Board determined to prioritize pursuing the opportunity with Xos and the execution of a non-binding letter of intent in preference to Company C and authorized Greenhill to negotiate an improved pro forma ownership interest for ElectraMeccanica Shareholders in Xos.
On December 9, 2023, the Xos Board met with Xos’ management and discussed mechanisms to determine ownership interests, including an adjustment based on the specified amount of net cash that ElectraMeccanica would have on hand at the Effective Time.
On December 10, 2023, Mr. Ostermann and Ms. Docherty and a representative of Greenhill held a phone call with Messrs. Semler, Sordoni and Mattson, at which time the Xos team relayed the positive outcome of the meeting of Xos Board from the prior day. The parties agreed to begin working on a non-binding letter of intent with a view to signing it as soon as possible.
On December 11, 2023, the ElectraMeccanica Strategic Committee met to discuss the proposed terms of a non-binding letter of intent and approved the terms of the proposed letter, which provided that former securityholders of ElectraMeccanica would own approximately 25%, and pre-closing securityholders of Xos would own approximately 75% of the Combined Company on a pro forma basis immediately following closing. This pro forma equity split was premised on ElectraMeccanica maintaining a mutually determined amount of net cash that would be formulaically determined by the terms of the Arrangement Agreement. A representative of Greenhill delivered the proposed letter of intent to Xos that day.
On December 12, 2023, representatives of ElectraMeccanica (Ms. Docherty and Messrs. Ostermann Bridge and Shah) and representatives of Greenhill and representatives of Xos (Messrs. Mattson, Semler, Sordoni, Lukas and Romero) and representatives of Houlihan held a process and organizational call to discuss the proposed transaction’s timeline and workstreams.
On December 13, 2023, the Xos Special Committee met with Xos’ management to discuss the terms of the non-binding letter of intent delivered by Greenhill. Xos’ management provided an update on negotiations with ElectraMeccanica. The Xos Special Committee further discussed approaches to, and the anticipated timeline for conducting due diligence on ElectraMeccanica.
On December 13, 2023, ElectraMeccanica and Xos held a due diligence call to discuss financial matters relating to both parties. Both Greenhill and ElectraMeccanica’s financial due diligence advisor, PwC, participated.
On December 14, 2023, Mr. Mattson returned a revised draft of the letter of intent to ElectraMeccanica by email. Following this, Mr. Ostermann, Ms. Docherty and a representative of Greenhill held a phone call with Messrs. Mattson and Semler to discuss and negotiate Xos’ proposed revisions to the draft letter of intent. Following the phone call, ElectraMeccanica made further revisions to the draft letter of intent. The revised draft was returned to Xos by a representative of Greenhill later that day. The material terms that were negotiated in the term sheet include (i) the definition of net cash, (ii) adjustment to the pro forma ownership split for ElectraMeccanica Shareholders based on the net cash of ElectraMeccanica at the Effective Time and (iii) the ability for Xos to raise additional capital during the exclusivity period.
On December 15, 2023, the ElectraMeccanica Strategic Committee (excluding Ms. Ingargiola), Ms. Docherty and Messrs. Johnston, Shah and Bridge, along with representatives of Greenhill, convened by phone to discuss the proposed transaction terms reflected in the most recent draft of the letter of intent.
The ElectraMeccanica Strategic Committee also discussed evaluating a company liquidation scenario as part of its process in reviewing the transaction with Xos and requested that the management of ElectraMeccanica prepare such an analysis. The ElectraMeccanica Strategic Committee authorized management to prepare a liquidation financial analysis and timeline and also approved executing the proposed non-binding letter of intent with Xos, which granted the parties 30 days of reciprocal exclusivity.
Later that day, the ElectraMeccanica Strategic Committee convened again, along with members of the management of ElectraMeccanica (Ms. Docherty and Messrs. Johnston, Shah and Bridge) to discuss the transaction risks, following which the ElectraMeccanica Strategic Committee approved the signing of the non-binding letter of intent.

Subsequently, the letter of intent was signed and delivered by email. The executed non-binding letter of intent proposed a pro forma ownership interest in Xos of ElectraMeccanica Shareholders of 25%, subject to adjustment based on ElectraMeccanica’s net cash at the Effective Time. In the negotiations to finalize the Arrangement Agreement, ElectraMeccanica’s projected cash at the Effective Time decreased from $55 million to $48.5 million based on revised assessments of current and contingent liabilities. Xos also further highlighted concerns related to ElectraMeccanica’s ability to mitigate liabilities, such as the long-term lease of the Mesa, Arizona facility and potential change-of-control employee severance payments. This resulted in the parties agreeing to a pro forma ownership interest of ElectraMeccanica Shareholders in Xos of 21%, provided ElectraMeccanica’s net cash at the Effective Time is within the proposed “collar” range of $46.5 million to $50.5 million, and subject to adjustment if ElectraMeccanica’s net cash at the Effective Time is outside of such “collar” range, as discussed further below.
On December 19, 2023, the Xos Board met with Xos’ management to discuss ElectraMeccanica’s cash position, including potential liabilities of ElectraMeccanica related to employee severance payments and real estate leases. The Xos Board directed management to incorporate liabilities related to employee severance payments and real estate leases and certain additional contingent liabilities of ElectraMeccanica into ownership interest determinations set forth in the Arrangement Agreement.
On December 20, 2023, McCarthy Tétrault LLP, Canadian counsel to ElectraMeccanica, delivered a draft of the Arrangement Agreement and Plan of Arrangement to Osler, Hoskin & Harcourt LLP (Canadian counsel to Xos) and Cooley LLP (US counsel to Xos).
Also on December 20, 2023, the ElectraMeccanica Strategic Committee met with Greenhill and members of management (Ms. Docherty and Messrs. Bridge, Johnston and Shah) to review the results of Xos customer due diligence and ElectraMeccanica management’s net cash calculation. These positive results acted as a catalyst for the ElectraMeccanica Strategic Committee and the management of ElectraMeccanica to revise upward their financial projections for Xos, reflecting ElectraMeccanica’s management’s view of the improved prospects for Xos based on the due diligence calls.
On December 25, 2023, Messrs. Ostermann and Mattson held a phone call to discuss the status of the proposed transaction and to discuss certain liabilities of ElectraMeccanica and various transaction terms.
On December 26, 2023, Mr. Semler travelled to ElectraMeccanica’s Mesa, Arizona headquarters to view firsthand ElectraMeccanica’s manufacturing facilities and to gather more information about ElectraMeccanica’s long-term lease liabilities at the facility. Mr. Semler was provided a tour of the facility by Mr. Bridge and representatives of CBRE, who had been retained by ElectraMeccanica to find a tenant for the facility. Later that day, the Xos Board met with Xos’ management and Xos’ legal advisors to discuss the net cash adjustment proposal, tax implications of the transaction and timing and process of the transaction.
On December 27, 2023, the ElectraMeccanica Strategic Committee met with Greenhill, PwC and members of ElectraMeccanica’s management (Ms. Docherty and Messrs. Bridge, Johnston, and Shah) to review the results of financial due diligence conducted by PwC.
On December 27, 2023, the Xos Board met with Xos’ management and Xos’ legal advisors, to discuss the potential timeline of a transaction with ElectraMeccanica, U.S. and Canadian tax considerations in a potential deal with ElectraMeccanica, ElectraMeccanica net cash and terms of the Arrangement Agreement as proposed by ElectraMeccanica. The Xos Board directed management to continue to work towards finalizing the transaction with ElectraMeccanica.
On December 28, 2023, Osler returned the collective comments of Xos and its advisors on the draft Arrangement Agreement and Plan of Arrangement to McCarthy Tétrault and Snell & Wilmer LLP (US counsel to ElectraMeccanica).
On January 3, 2024, the ElectraMeccanica Strategic Committee met to review outstanding negotiation points between ElectraMeccanica and Xos and in particular discussed net cash amounts to be held by ElectraMeccanica at the Effective Time and the Xos Shares to be issued as the Consideration to ElectraMeccanica Shareholders in connection with the Arrangement. The ElectraMeccanica Strategic Committee also discussed ElectraMeccanica’s current and contingent liabilities, difficulties in mitigating them and associated challenges in the negotiations with settling on a construct to calculate ElectraMeccanica’s net cash at the Effective Time. Separately, the ElectraMeccanica Strategic Committee discussed the voting support agreements and the appropriate scope of the lock-ups contained in them.

Mr. Johnston provided a detailed liquidation analysis including estimated cash distributions to ElectraMeccanica Shareholders. See “Description of the Arrangement — ElectraMeccanica Unaudited Financial Projections” for a discussion of the ElectraMeccanica Wind-Down Analysis in the Wind-Down Scenario.
On January 3, 2024, the Xos Special Committee met with Xos’ management and Xos’ legal advisors, to discuss proposed comments to the Arrangement Agreement and the Plan of Arrangement. Xos’ management provided an update on negotiations with ElectraMeccanica.
On the same day, general counsel for both parties and their respective legal advisors held a legal due diligence call to discuss matters relating to Xos.
On January 4, 2024, Mr. Ostermann and Ms. Docherty and a representative of Greenhill held a phone call with Messrs. Semler, Sordoni and Mattson and representatives of Xos’ financial advisor to discuss outstanding negotiation points reflected in Xos’ comments on the draft Arrangement Agreement, including provisions relating to the amount of net cash that ElectraMeccanica would have at the Effective Time and voting support and lock-up arrangements for ElectraMeccanica and Xos personnel. ElectraMeccanica proposed a “tiered” pro forma ownership adjustment structure, which would result in a pro forma ownership split for ElectraMeccanica Shareholders of (i) 25.0% if net cash at the Effective Time was $50 million or higher, (ii) 24.5% if net cash at the Effective Time was between $47.5 – $49.99 million, (iii) 24.0% if net cash at the Effective Time was between $45.0 – $47.49 million, and (iv) 23.5% if net cash at the Effective Time was less than $45.0 million, instead of a proportional adjustment based on ElectraMeccanica’s net cash at the Effective Time. This was followed by a separate call on the same day between Messrs. Ostermann and Mattson to discuss both parties’ positions and explore compromises. Following those calls, the Xos Board met with Xos’ management and Xos’ legal advisors to discuss the net cash adjustment proposal and the option for Xos to raise a limited amount of equity financing after the definitive agreement was signed and prior to the Effective Time should it desire to do so.
The next day, on January 5, 2024, Mr. Ostermann and Ms. Docherty held a phone call with Messrs. Mattson and Semler to discuss Xos’ proposed net cash threshold and net cash adjustments. Xos proposed adding back a proportional adjustment to the pro forma ownership split for ElectraMeccanica Shareholders based on ElectraMeccanica’s net cash at the Effective Time and giving Xos the ability to raise additional capital under certain dollar threshold to be determined both before March 31, 2024 and after March 31, 2024. A representative of Greenhill and Mr. Ostermann countered Xos’ net cash adjustment proposal with a different approach to establishing the ownership level in Xos of ElectraMeccanica Shareholders on a pro forma basis. ElectraMeccanica proposed (i) reducing the pro forma ownership split for ElectraMeccanica Shareholders from 25% (with a proportional ownership adjustment based on net cash) to a fixed 21.5%, which reduction would account for the estimated impact of certain negative net cash adjustment items and liabilities, including ElectraMeccanica’s long-term lease liabilities at the Mesa, Arizona facility (including the estimated timing of ElectraMeccanica’s ability to sublease the facility) and potential employee severance obligations, and (ii) a minimum net cash threshold of $42 million (delivered by ElectraMeccanica at the Effective Time). After that call, the Xos Board met with Xos’ management and Xos’ legal advisors to discuss ElectraMeccanica’s position on the net cash adjustment proposal. This was followed by another phone call later that day among ElectraMeccanica representatives (Ms. Docherty and Messrs. Johnston, Shah, Bridge and Ostermann and representatives of Greenhill) and Xos personnel (Messrs. Mattson, Semler, Giordano and a representative of Xos’ financial advisor). Xos accepted ElectraMeccanica’s proposal on Xos’ ability to raise additional capital and proposed a “collar” approach to net cash that ElectraMeccanica would have at the Effective Time and associated ownership adjustments, which would (a) fix an amount of stock consideration to be paid to ElectraMeccanica Shareholders provided that ElectraMeccanica’s net cash was forecast to be within an agreed dollar range at the Effective Time and (b) proportionally adjust the pro forma ownership split for ElectraMeccanica Shareholders if ElectraMeccanica’s net cash was forecast to be outside of the “collar” range at the Effective Time.
On January 5, 2024, the ElectraMeccanica Strategic Committee met to review the status of negotiations with Xos and to discuss the implied ownership levels in Xos of ElectraMeccanica Shareholders on a pro forma basis, based on a review of various potential net cash amounts delivered by ElectraMeccanica at the Effective Time. The ElectraMeccanica Strategic Committee discussed the proposed metrics for determining the amount of net cash that ElectraMeccanica would have available at the Effective Time and how adjustments to the Consideration and pro forma ownership levels would be made on a proportionate basis if the net cash levels at the Effective Time were outside the “collar” range.

On January 6, 2024, ElectraMeccanica representatives (Ms. Docherty and Messrs. Johnston, Shah, Bridge, Ostermann and a representative of Greenhill) and Xos representatives (Messrs. Mattson, Semler and Romero and a representative from Houlihan) held further phone calls to discuss transaction terms, including an exchange of views about the cash target at the Effective Time for ElectraMeccanica and the resulting pro forma consideration to be paid to ElectraMeccanica Shareholders, and to review cash forecasts for ElectraMeccanica. ElectraMeccanica advised Xos on the call that it would need to assess Xos’ proposals. Following updates to the draft Arrangement Agreement and Plan of Arrangement and further internal assessments by the management of ElectraMeccanica of Xos’ proposals, McCarthy returned a draft of the Arrangement Agreement and Plan of Arrangement to Osler and Cooley for further review.
On January 6, 2024, the Xos Special Committee met with Xos’ management to discuss updates to the timing of comments to the Arrangement Agreement and the Plan of Arrangement. Xos’ management provided an update on negotiations with ElectraMeccanica.
On January 7, 2024, Mr. Ostermann, a representative of Greenhill and Mr. Mattson reconvened by telephone to discuss proposed cash targets for ElectraMeccanica at the Effective Time and the resulting pro forma consideration to be paid to ElectraMeccanica Shareholders and to review cash forecasts for ElectraMeccanica. The representatives also revisited a previous discussion regarding Xos retaining the ability to raise a limited amount of equity financing after the definitive agreement was signed and prior to the Effective Time. Xos proposed providing it with the ability (A) to raise additional capital of $10 million before March 31, 2024 and $20 million (inclusive of the first $10 million) after March 31, 2024 and before June 30, 2024 (the “Permitted Financings”) without including the equity portion of the Permitted Financings in the calculation of the Xos Outstanding Shares to the extent completed on or prior to the Anticipated Effective Date and (B) to raise capital in addition to the Permitted Financings provided that the equity portion of such additional financings would be included in the calculation of Xos Outstanding Shares to the extent completed on or prior to the Anticipated Effective Date. Following these discussions, it was agreed that McCarthy would update the draft transaction documents circulated the previous day to reflect the revised proposals. Later that day, the Xos Special Committee met with Xos’ management to discuss the status of the transaction. An updated draft of the Arrangement Agreement and Plan of Arrangement were sent by McCarthy to Osler and Cooley late that evening.
On January 8, 2024, the ElectraMeccanica Strategic Committee, ElectraMeccanica’s management (Ms. Docherty and Messrs. Johnston, Shah and Bridge) and representatives of Greenhill met by phone to discuss the most recently revised deal terms which included (i) a pro forma ownership split for ElectraMeccanica Shareholders of 21.0% if ElectraMeccanica net cash (at the Effective Time) is between $46.5 – 50.5 million, which represented a net cash target of $48.5 million and a “collar” range of $2.0 million, (ii) a proportional adjustment to the pro forma ownership split for ElectraMeccanica Shareholders if ElectraMeccanica net cash at the Effective Time is outside of the “collar” range, based on the difference versus the “collar” range, (iii) no minimum cash threshold, and (iv) an ability for Xos to raise normal-course financings of up to $10 million through March 31, 2024 and of up to $20 million through June 30, 2024 (inclusive of any permitted normal-course financing completed before March 31, 2024). The ElectraMeccanica Strategic Committee resolved to recommend that the ElectraMeccanica Board approve the proposed transaction on the basis of its review of the proposed transaction’s terms, including the consideration to be paid to ElectraMeccanica Shareholders (i.e. a pro forma ownership split for ElectraMeccanica Shareholders of 21.0% if net cash at the Effective Time is between $46.5 – 50.5 million). Later that day the ElectraMeccanica Board met for the purpose of receiving an update on the status of transaction negotiations with Xos and to consider a company liquidation analysis that the management of ElectraMeccanica had prepared as an alternative to pursuing the transaction with Xos. See “Description of the Arrangement — ElectraMeccanica Unaudited Financial Projections” for a discussion of the ElectraMeccanica Wind-Down Analysis in the Wind-Down Scenario. In the late evening of January 8, 2024, Osler returned an updated draft of the Arrangement Agreement to McCarthy and Snell with Xos’ further comments.
On January 9, 2024, Osler provided additional comments on the draft Plan of Arrangement and the draft Arrangement Agreement to McCarthy and Snell. Later that day, the Xos Board met with Xos’ management, Xos’ legal advisors and Deloitte LLP, Xos’ accountant, to discuss the tax implications of the transaction, the outstanding items in the drafts of the Arrangement Agreement, Plan of Arrangement and Voting Support and Lock-Up Agreements and press release. The transaction structure and consideration mechanics were reviewed and discussed. Late that evening, McCarthy returned updated drafts of the Arrangement Agreement and Plan of Arrangement to Osler and Cooley for further review.

On January 10, 2024, ElectraMeccanica’s and Xos’ legal advisors met by phone to discuss the outstanding items in the drafts of the Arrangement Agreement, Plan of Arrangement and Voting Support and Lock-Up Agreements. That morning, the ElectraMeccanica Board also convened with Messrs. Johnston, Shah and Bridge in attendance, along with representatives of Greenhill. The transaction process was reviewed and discussed as were the fiduciary duties of the ElectraMeccanica Board. Greenhill delivered a presentation regarding the proposed transaction, including the final equity split and “collar” range and verbally delivered its opinion that the proposed transaction was fair, from a financial point of view, to ElectraMeccanica Shareholders. Following discussion, the ElectraMeccanica Board unanimously approved the transaction on the basis of the terms presented to it, subject to the finalization of the definitive form of the Arrangement Agreement and related transaction documents.
That evening, the Xos Board met with Xos’ management, Xos’ legal advisors and representatives of Xos’ financial advisor, to discuss the tax implications of the transaction and the outstanding items in the drafts of the Arrangement Agreement, Plan of Arrangement and Voting Support and Lock-Up Agreements. Xos’ financial advisor delivered a presentation about the financial characteristics of the proposed transaction. Following discussion, the Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, were in the best interests of, and were advisable to, Xos and the Xos Stockholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.
Throughout the balance of the day numerous phone calls and emails were exchanged between the management of ElectraMeccanica and the management of Xos and their legal, financial and tax advisors to finalize the transaction terms and the definitive documentation. A final set of comments on the draft Arrangement Agreement and Plan of Arrangement was delivered by Osler to McCarthy and Snell that evening and the parties and their advisors worked through the night to finalize the agreements.
Prior to the market opening on January 11, 2024, the ElectraMeccanica Board reconvened to receive an update from the management of ElectraMeccanica about discussions among the parties and their advisors and resulting updates to the transaction documents that occurred since the time of the prior day’s board meeting. The ElectraMeccanica Board reaffirmed its approval of the transaction. Shortly thereafter, authorized representatives of ElectraMeccanica and Xos signed the Arrangement Agreement and delivered countersigned Xos Voting Support and Lock-Up agreements and ElectraMeccanica Voting Support and Lock-Up Agreements, following which the parties issued a joint press release announcing the entering into of the Arrangement Agreement.
Recommendation of the ElectraMeccanica Board
After consultation with its financial and legal advisors and the recommendation of the ElectraMeccanica Strategic Committee, the ElectraMeccanica Board has unanimously determined that the Arrangement is in the best interests of ElectraMeccanica and ElectraMeccanica Shareholders and that the consideration to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement is fair to such holders. In addition, Greenhill, ElectraMeccanica’s independent financial advisor, has rendered its Opinion that as of the date of its Opinion, based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to ElectraMeccanica Shareholders. See “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.
Accordingly, the ElectraMeccanica Board unanimously recommends that ElectraMeccanica Shareholders vote FOR the ElectraMeccanica Arrangement Proposal.
Reasons Considered by the ElectraMeccanica Board
In reaching its decision to approve the Arrangement Agreement and the transactions contemplated thereby, the ElectraMeccanica Board considered the following factors, all of which the ElectraMeccanica Board viewed as supporting its decision to approve the Arrangement Agreement and the transactions contemplated thereby:
Strategic Factors. The ElectraMeccanica Board evaluated the following key strategic factors supporting its approval of and entry into the Arrangement Agreement:
•
the Arrangement provides ElectraMeccanica Shareholders with an equity position in Xos, which the ElectraMeccanica Board believes to be well-positioned in the mid-size electric commercial vehicle market segment that is poised for high growth;

•	Xos has been selling electric vehicle step vans to commercial fleet customers since 2018 and is in its third order cycle with certain customers for hundreds of vans;
•	Xos currently manufactures and sells its electric vans at positive gross margins, which distinguishes it from many other electric vehicle companies;
•	Xos has an established customer base comprised of large fleet operators, including FedEx Ground, UPS, Penske, Cintas and Loomis, and deep relationships with industry leading stepvan body builders;
•	Xos has experienced recent high-growth while maintaining a substantial commercial backlog;
•	government financial incentives relating to purchasing and operating electric vehicle vans;
•
Xos’ product and service offering includes an industry leading mid-size step van, several battery size choices, an electric powertrain for other OEMs, mobile charging hubs, fleet management software solutions, single point charging infrastructure support, highly responsive aftermarket support and support in obtaining government incentives;

•
the Arrangement will significantly improve Xos’ capital position, enabling Xos to fund the next phase in its growth as an EV Truck OEM and continue to develop adjacencies, including Xos Energy Solutions and Xos Powertrain Sales;

•	ElectraMeccanica will add three automotive/commercial vehicle-experienced members to the Xos Board, strengthening the company overall; and
•
the terms of the proposed Arrangement were considered to be superior when compared to other strategic alternatives available to ElectraMeccanica, based on the comprehensive strategic process the ElectraMeccanica Board completed in which it broadly reviewed and evaluated a range of potential transaction partners and evaluated the prospects for liquidating and dissolving ElectraMeccanica and distributing its remaining cash.

Other Factors Considered by the ElectraMeccanica Board. In addition to considering the strategic factors described above, the ElectraMeccanica Board considered the following additional factors, all of which it viewed as supporting its decision to approve the proposed combination:
•
the ElectraMeccanica Board’s knowledge of ElectraMeccanica’s business, operations, financial condition, earnings and lack of prospects for generating revenue on a standalone basis and of Xos’ business, operations, financial condition, earnings and prospects, taking into account the results of ElectraMeccanica’s due diligence review of Xos;

•	the Consideration to be received by ElectraMeccanica Shareholders;
•
the terms and conditions of the Arrangement Agreement, including the completion of the Arrangement, are subject to a limited number of customary conditions that the ElectraMeccanica Board considers to be reasonable in the circumstances and the Arrangement is not subject to antitrust or foreign investment approval conditions;

•	the terms and conditions of the Arrangement Agreement are the result of a rigorous arm’s length negotiation process;
•	the terms and conditions of the Xos Voting Support and Lock-Up Agreements;
•	the reasonableness of the potential termination amount of $6,000,000, which could become payable by Xos if the Arrangement Agreement is terminated in certain circumstances;
•
the Arrangement Agreement permits the ElectraMeccanica Board, in the exercise of its fiduciary duties, to respond, prior to approval by ElectraMeccanica Shareholders of the ElectraMeccanica Arrangement Proposal, to certain unsolicited acquisition proposals that are more favorable, from a financial point of view, to ElectraMeccanica Shareholders than the Arrangement;

•
the ElectraMeccanica Arrangement Proposal must be approved by at least two-thirds of the votes cast by ElectraMeccanica Shareholders; registered ElectraMeccanica Shareholders who do not vote in favour of the

ElectraMeccanica Arrangement Proposal have the ability to exercise Dissent Rights and, if validly exercised, to receive fair value for their ElectraMeccanica Shares; and the Arrangement requires approval by the Court after its consideration of the procedural and substantive fairness of the terms and conditions of the Arrangement;
•
the fact that the estimated return to ElectraMeccanica Shareholders in a potential liquidation of ElectraMeccanica would result in aggregate distributions of approximately $49.3 million to ElectraMeccanica Shareholders (based on assumptions for the resolution of certain ElectraMeccanica liabilities and the receipt of certain vehicle duty drawback refunds, which, if they are unable to be resolved or received, could materially reduce the potential payment in a liquidation), which ElectraMeccanica believes is significantly below the estimated future value of the Consideration to be received by ElectraMeccanica Shareholders;

•	the recommendation of the ElectraMeccanica Strategic Committee;
•
the ElectraMeccanica Board considered Greenhill’s Opinion which provided that as of January 10, 2024, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the ElectraMeccanica Shareholders; and

•
the possibility of and prospects for (including associated costs and potential timelines) liquidating ElectraMeccanica, distributing its remaining assets to ElectraMeccanica Shareholders and dissolving the company, including the possibility that ElectraMeccanica will be unable to mitigate liabilities such as its long-term lease of its Mesa, Arizona facility, the uncertainties of continuing cash burn while ElectraMeccanica works to discharge or reduce its liabilities and existing commitments and the uncertainty of timing of release of cash until such liabilities and commitments are resolved.

The ElectraMeccanica Board weighed the advantages and opportunities listed above against a number of other factors identified in its deliberations as weighing negatively against the proposed Arrangement, including:
•	the transaction costs;
•
the potential termination amount of $6,000,000, which could become payable by ElectraMeccanica if the Arrangement Agreement is terminated in certain circumstances, including the failure to obtain the approval of ElectraMeccanica Shareholders for the ElectraMeccanica Arrangement Proposal following an ElectraMeccanica Change in Recommendation (as defined below);

•	the risk that the transaction might not be consummated in a timely manner or at all and the detrimental effect on ElectraMeccanica’s cash position in a non-consummation scenario;
•
ElectraMeccanica Shareholders will have reduced ownership and voting interests in Xos after the completion of the Arrangement (as compared to their current ownership and voting interests in ElectraMeccanica) and will exercise less influence over the Xos Board and management and policies of Xos (as compared to their current influence over the ElectraMeccanica Board and management and policies of ElectraMeccanica);

•
the risk that the benefits of the Arrangement might not be realized, including that Xos may not achieve the future financial results that the ElectraMeccanica Strategic Committee and ElectraMeccanica’s management projected and that Xos’ stock price may be volatile;

•
the relative percentage ownership of ElectraMeccanica Shareholders and Xos Stockholders immediately following the completion of the Arrangement is subject to change if the Net Cash is less than $46,500,000 or greater than $50,500,000;

•	the possibility that Xos Shares following the Effective Time may be relatively illiquid given the average daily trading volume of Xos;
•	the possibility that it may be commercially necessary or desirable for Xos to complete a dilutive equity financing prior to the Effective Time;
•
the interests of ElectraMeccanica’s executive officers and directors and the fact that ElectraMeccanica’s executive officers and directors may be deemed to have interests in the transactions contemplated by the

Arrangement Agreement that may be different from or in addition to those of ElectraMeccanica Shareholders, generally, as described in the section above titled “Description of the Arrangement — Interests of ElectraMeccanica’s Directors and Management in the Arrangement”; and
•
various other risks associated with Xos and the Arrangement, including the risks described in the section entitled “Risk Factors,” and the matters described under “Information Concerning Forward-Looking Statements”.

After considering these factors and through discussions with ElectraMeccanica’s management and outside legal and financial advisors, the ElectraMeccanica Board concluded that the potential benefits of entering into the Arrangement Agreement outweighed the uncertainties and risks. In view of the factors considered in connection with its evaluation of the Arrangement and the complexity of these matters, the ElectraMeccanica Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Arrangement and the Arrangement Agreement and to make its recommendation to ElectraMeccanica Shareholders. In addition, individual members of the ElectraMeccanica Board may have given differing weights to different factors and applied his or her own personal business judgment to the process. The ElectraMeccanica Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, were in the best interests of, and were advisable to, ElectraMeccanica and the ElectraMeccanica Shareholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.
Recommendation of the Xos Board
The Xos Board has determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith are in the best interests of, and are advisable to, Xos and the Xos Stockholders. The Xos Board unanimously recommends that Xos Stockholders vote FOR the Xos Share Issuance Proposal and FOR the Xos Adjournment Proposal.
Reasons Considered by the Xos Board; Recommendation of the Stock Issuance by the Xos Board
In reaching its decision to approve the Arrangement Agreement and the transactions contemplated thereby, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, the Xos Board considered the following factors, all of which they viewed as supporting their decisions to approve the Arrangement Agreement and the transactions contemplated thereby:
Strategic Factors. The Xos Board evaluated the following key strategic factors supporting its approval of and entry into the Arrangement Agreement:
•	that the Arrangement strengthens Xos’ cash position and balance sheet, improves financial flexibility and provides significant growth funding and runway to execute Xos’ business plan;
•	that the Arrangement would be accretive to current Xos share price;
•	that the transaction would diversify the Xos stockholder base and enhance trading liquidity; and
•	that the terms of the Arrangement were considered to be more favorable compared to the alternatives (including financings) that may have been available to Xos given market conditions.
Other Factors Considered by the Xos Board. In addition to considering the strategic factors described above, the Xos Board considered the following additional factors, all of which it viewed as supporting its decision to approve the proposed combination:
•
its knowledge of Xos’ business, operations, financial condition, earnings and prospects on a standalone basis and of ElectraMeccanica’s business, operations, financial condition, earnings and prospects, taking into account the results of Xos’ due diligence review of ElectraMeccanica;

•
the proportional adjustment to the Consideration based on ElectraMeccanica’s Net Cash (to the extent outside of certain range of the target amount) provides greater certainty as to the value being paid for the cash to be delivered on the Effective Date;

•
the terms and conditions of the Arrangement Agreement, including the completion of the Arrangement, are subject to a limited number of customary conditions the Xos Board consider to be reasonable in the circumstances and the Arrangement is not subject to antitrust or foreign investment approval conditions;

•	the terms and conditions of the Arrangement Agreement are the result of a rigorous arm’s length negotiation process;
•	the terms and conditions of the ElectraMeccanica Voting Support and Lock-Up Agreements; and
•	the reasonableness of the potential termination amount of $6,000,000, which could become payable by ElectraMeccanica if the Arrangement Agreement is terminated in certain circumstances.
The Xos Board weighed the advantages and opportunities listed above against a number of other factors identified in its deliberations as weighing negatively against the proposed combination, including:
•	the risk that the transaction and integration costs may be greater than anticipated;
•	the cost of the transaction, including dilution to Xos Stockholders, as compared to other alternatives (including a financing);
•
the cost, including the time spent by Xos’ management, associated with a decision to pursue a strategic transaction to divest or otherwise monetize ElectraMeccanica’s legacy assets as a financing alternative, as well as the potential ongoing liabilities of ElectraMeccanica;

•
the impact that the announced transaction may have on Xos’ stock price and on Xos’ ability to raise additional capital or engage in certain business development discussions during the pre-closing period;

•
the potential termination amount of $6,000,000, which could become payable by Xos if the Arrangement Agreement is terminated in certain circumstances, including the failure to obtain the stockholder vote to approve the Xos Share Issuance Proposal following an Xos Change in Recommendation;

•	the risk that the transaction might not be consummated in a timely manner or at all and its likely detrimental effect on Xos’ cash position and stock price;
•	the risk that strategic benefits and other anticipated benefits might not be realized or may take longer than expected to achieve;
•	the fact that ElectraMeccanica has the ability to terminate the Arrangement Agreement under certain circumstances in connection with a superior proposal but that Xos does not have this ability;
•
the restrictions imposed pursuant to the Arrangement Agreement on the conduct of Xos’ business and operations during the period between the execution of the Arrangement Agreement and the consummation of the Arrangement or the termination of the Arrangement Agreement;

•	the possibility of disruptive stockholder litigation following announcement of the Arrangement; and
•
various other risks associated with ElectraMeccanica and the Arrangement, including the risks described in the section titled “Risk Factors,” and the matters described under “Information Concerning Forward-Looking Statements”.

After considering these factors and through discussions with Xos’ management and outside legal and financial advisors, the Xos Board concluded that the potential benefits of entering into the Arrangement Agreement outweighed the uncertainties and risks. In view of the factors considered in connection with its evaluation of the Arrangement and the complexity of these matters, the Xos Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Arrangement and the Arrangement Agreement and to make its recommendation to Xos Stockholders. In addition, individual members of the Xos Board may have given differing weights to different factors and applied his or her own personal business judgment to the process. The Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, were in the best interests of, and were advisable to, Xos and the Xos Stockholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.

The Xos Board unanimously recommends that Xos Stockholders vote FOR the Xos Share Issuance Proposal and FOR the Xos Adjournment Proposal.
Description of the Plan of Arrangement
The following summary of certain transaction steps of the Plan of Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached as Appendix “B” to this Joint Proxy Statement/Circular.
The Arrangement is being implemented pursuant to a plan of arrangement under the laws of the Province of British Columbia. The purpose of the Plan of Arrangement is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which Xos (or its permitted assign), will acquire all of the outstanding ElectraMeccanica Shares.
The following transactions will occur and will be deemed to occur and be completed in the following order on the Effective Date without any further act or formality, in each case effective as at five minute intervals starting at the Effective Time (unless stated otherwise):
1.	notwithstanding the terms of the ElectraMeccanica 2020 Plan, as applicable, at the Effective Time,
(a)
(A) each ElectraMeccanica DSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will unconditionally and immediately vest and will be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (B) each holder of an ElectraMeccanica DSU will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica as the holder of the ElectraMeccanica Share issued therefor and such ElectraMeccanica Share will be deemed to be issued to such holder of the ElectraMeccanica DSU as a fully paid share in the capital of ElectraMeccanica, provided that no certificate or book-entry statement will be issued with respect to such ElectraMeccanica Share; (C) each ElectraMeccanica DSU will be immediately cancelled and the holder of such ElectraMeccanica DSU will cease to be the holder thereof and to have any right as a holder of an ElectraMeccanica DSU; and (D) the name of each holder of each ElectraMeccanica DSU will be removed from the register of ElectraMeccanica DSUs maintained by or on behalf of ElectraMeccanica and all agreements relating to ElectraMeccanica DSUs will be terminated and will be of no further force and effect;

(b)
(A) each ElectraMeccanica PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will unconditionally and immediately vest and will be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (B) each holder of an ElectraMeccanica PSU will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica as the holder of the ElectraMeccanica Share issued therefor and such ElectraMeccanica Share will be deemed to be issued to such holder of the ElectraMeccanica PSU as a fully paid share in the capital of ElectraMeccanica, provided that no certificate or book-entry statement will be issued with respect to such ElectraMeccanica Share; (C) each ElectraMeccanica PSU will be immediately cancelled and the holder of such ElectraMeccanica PSU will cease to be the holder thereof and to have any right as a holder of an ElectraMeccanica PSU; and (D) the name of each holder of each ElectraMeccanica PSU will be removed from the register of ElectraMeccanica PSUs maintained by or on behalf of ElectraMeccanica and all agreements relating to ElectraMeccanica PSUs will be terminated and will be of no further force and effect;

(c)
(A) each ElectraMeccanica RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will unconditionally and immediately vest and will be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (B) each holder of an ElectraMeccanica RSU will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica as the holder of the ElectraMeccanica Share issued therefor and such ElectraMeccanica Share will be deemed to be issued to such holder of the ElectraMeccanica RSU as a fully paid share in the capital of ElectraMeccanica, provided that no certificate or book-entry statement will be issued with respect to such ElectraMeccanica Share; (C) each ElectraMeccanica RSU will be immediately cancelled and the holder of such ElectraMeccanica RSU will cease to be the holder thereof and to have any right as a holder of an ElectraMeccanica RSU; and (D) the name of each holder of each ElectraMeccanica RSU will be removed from the register of ElectraMeccanica RSUs maintained by or on behalf of ElectraMeccanica and all agreements relating to ElectraMeccanica RSUs will be terminated and will be of no further force and effect;
(d)
(A) each ElectraMeccanica In-the-Money Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will unconditionally and immediately vest and become exercisable, and each holder of an ElectraMeccanica In-the-Money Option will be deemed to have elected to assign and transfer each such ElectraMeccanica In-the-Money Option, without any further action by or on behalf of the holder of such ElectraMeccanica Option, to ElectraMeccanica for cancellation in exchange for such number of ElectraMeccanica Shares as is equal to the quotient obtained by dividing (1) the aggregate of the ElectraMeccanica In-the-Money Amount (as defined below) for all ElectraMeccanica In-the-Money Options held by such holder by (2) the ElectraMeccanica Share Closing VWAP (as defined below), which quotient will be rounded down to the nearest whole number, subject to applicable withholdings; (B) each holder of an ElectraMeccanica In-the-Money Option that receives one or more ElectraMeccanica Shares pursuant to Section 3.01(a)(iv) of the Plan of Arrangement will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica as the holder of the ElectraMeccanica Share issued therefor and such ElectraMeccanica Share will be deemed to be issued to such holder of the ElectraMeccanica In-the-Money Options as a fully paid share in the capital of ElectraMeccanica, provided that no certificate or book-entry statement will be issued with respect to such ElectraMeccanica Share; (C) each ElectraMeccanica In-the-Money Option will be immediately cancelled and the holder of such ElectraMeccanica In-the-Money Option will cease to be the holder thereof and to have any right as a holder of an ElectraMeccanica In-the-Money Option; and (D) the name of each holder of each ElectraMeccanica In-the-Money Option will be removed from the register of ElectraMeccanica Options maintained by or on behalf of ElectraMeccanica and all agreements relating to ElectraMeccanica In-the-Money Options will be terminated and will be of no further force and effect; and

(e)
(A) each ElectraMeccanica Out-of-the-Money Option (as defined below) issued and outstanding immediately prior to the Effective Time whether vested or unvested will, without any further action by or on behalf of any holder of such ElectraMeccanica Out-of-the-Money Option, immediately be cancelled without any payment therefor; (B) any holder of such ElectraMeccanica Out-of-the-Money Option will cease to be the holder thereof and to have any right as a holder of an ElectraMeccanica Out-of-the-Money Option; and (C) the name of each holder of each ElectraMeccanica Out-of-the-Money Option will be removed from the register of ElectraMeccanica Options maintained by or on behalf of ElectraMeccanica and all agreements relating to ElectraMeccanica Out-of-the-Money Options will be terminated and will be of no further force and effect;

2.
each ElectraMeccanica Share held by an ElectraMeccanica Dissenting Shareholder in respect of which the ElectraMeccanica Shareholder has validly exercised his, her or its Dissent Rights will be deemed to be transferred and assigned by such ElectraMeccanica Dissenting Shareholder to Xos (free and clear of all liens, charges and encumbrances of any nature whatsoever) in accordance with Section 4.01 of the Plan of Arrangement and in consideration for a debt claim against Xos for the amount determined under Article 4 of the Plan of Arrangement and (i) the holder thereof will cease to be the holder of such ElectraMeccanica Share and to have any rights as a holder of ElectraMeccanica Shares other than the right to be paid fair value as set out in Article 4 of the Plan of Arrangement and the name of such registered holder will be removed from the register of ElectraMeccanica Shareholders as of the Effective Time; (ii) the registered holder thereof will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such ElectraMeccanica Share; (iii) Xos will be deemed to be the transferee of such ElectraMeccanica Shares (free and clear of all liens, charges and encumbrances of any nature whatsoever); and (iv) Xos will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica as the holders of any such ElectraMeccanica Shares; and

3.
each ElectraMeccanica Share (including ElectraMeccanica Shares issued pursuant to Sections 3.01(a)(i), 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv) of the Plan of Arrangement, but excluding any ElectraMeccanica Share transferred from an ElectraMeccanica Dissenting Shareholder pursuant to Section 3.01(b) of the Plan of Arrangement) will be transferred by the ElectraMeccanica Shareholder, free and clear of all liens, charges and encumbrances of any nature whatsoever, to Xos and in consideration for such transfer, such ElectraMeccanica Shareholder will be issued the Consideration and: (i) such ElectraMeccanica Shareholder will cease to be the holder of the transferred ElectraMeccanica Share and to have any right as a holder thereof, other than the right to be issued the Consideration by Xos in accordance with this Plan of Arrangement; (ii) such ElectraMeccanica Shareholder’s name will be removed from the register of ElectraMeccanica Shareholders maintained by or on behalf of ElectraMeccanica; (iii) Xos will be the transferee of such ElectraMeccanica Share, free and clear of all liens, charges and encumbrances of any nature whatsoever; and (iv) Xos will be entered in the register of ElectraMeccanica Shareholders maintained by or on behalf of the ElectraMeccanica as the holder of such ElectraMeccanica Share.
In the description of the Plan of Arrangement above, the following terms have the following meanings:
“ElectraMeccanica In-the-Money Amount” means the numerical value that is equal to (i) the ElectraMeccanica Share Closing VWAP, minus (ii) the exercise price for an ElectraMeccanica In-the-Money Option.
“ElectraMeccanica In-the-Money Option” means an ElectraMeccanica Option in respect of which the ElectraMeccanica In-the-Money Amount is a positive amount.
“ElectraMeccanica Options” means the outstanding stock options to purchase ElectraMeccanica Shares issued pursuant to the ElectraMeccanica 2020 Plan or the ElectraMeccanica 2015 Plan.
“ElectraMeccanica Out-of-the-Money Option” means each ElectraMeccanica Option other than an ElectraMeccanica In-the-Money Option.
“ElectraMeccanica Share Closing VWAP” means the volume weighted average price of an ElectraMeccanica Share on Nasdaq, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg.
For purposes of this “Description of the Arrangement – Description of the Plan of Arrangement”, “Xos” means Xos, Inc. or its permitted assignee(s) under the Arrangement Agreement and their respective successors.
Payment of Arrangement Consideration
Following receipt of the Final Order and prior to the Effective Time, Xos will cause a treasury direction to be delivered to its transfer agent (with a copy to the Depositary) irrevocably directing and causing such transfer agent to issue and deposit in escrow with the Depositary prior to the Effective Time such number of Xos Shares as is required to satisfy the issuance of the number of Consideration Shares provided for in the Plan of Arrangement.
Amendments to the Plan of Arrangement
ElectraMeccanica and Xos will be entitled to amend, modify or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement is: (i) in writing by ElectraMeccanica and Xos, (ii) filed with the Court and, if made following the ElectraMeccanica Meeting, approved by the Court (to the extent required by the Court), and (iii) communicated to ElectraMeccanica Shareholders if and as required by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be proposed by ElectraMeccanica or Xos at any time prior to the ElectraMeccanica Meeting (provided that ElectraMeccanica or Xos, as applicable, will have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the ElectraMeccanica Meeting (other than as may be required under the Interim Order), will become part of the Plan of Arrangement for all purposes. Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court following the ElectraMeccanica Meeting will be effective only if (i) it is consented to by each of ElectraMeccanica and Xos and (ii) if required by the Court, it is consented to by the ElectraMeccanica Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date by ElectraMeccanica and Xos without approval of, or communication to the Court or ElectraMeccanica Shareholders, provided that it concerns a matter which, in the reasonable opinions of ElectraMeccanica and Xos, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the financial or economic interests of ElectraMeccanica Securityholders.

Procedure for the Plan of Arrangement to Become Effective
The Arrangement will be implemented by way of a Court approved Plan of Arrangement under Division 5 of Part 9 of the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:
•	the Arrangement must be approved by the ElectraMeccanica Shareholders in the manner set forth in the Interim Order; and
•	the Court must grant the Final Order approving the Arrangement.
In addition, the Arrangement will only become effective if all other conditions precedent to the Arrangement set out in the Arrangement Agreement, have been satisfied or waived by the appropriate party. For a description of the other conditions precedent, see “The Arrangement Agreement and Related Agreements — Conditions to Completion of the Arrangement”.
Opinion of Greenhill & Co. Canada Ltd.
Pursuant to an engagement letter dated March 27, 2023 (the “Engagement Agreement”), in which ElectraMeccanica retained Greenhill to act as financial advisor to ElectraMeccanica and the ElectraMeccanica Board, ElectraMeccanica requested that Greenhill render an Opinion to the ElectraMeccanica Board as to the fairness, from a financial point of view, of the Consideration Shares to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement. After the close of markets on January 10, 2024 and after reviewing the substantially final form of the Arrangement Agreement and ancillary documents, Greenhill delivered to the ElectraMeccanica Board, an oral opinion (to be followed by its written opinion) to the effect that, as of January 10, 2024, and based on and subject to the analyses referred to, and assumptions, limitations and qualifications set forth in the Opinion, the Consideration Shares to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the ElectraMeccanica Shareholders.
The full text of the Opinion, setting out the scope of review, assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Opinion, is attached as Appendix “F” to this Joint Proxy Statement/Circular. The Opinion was provided solely for the use and benefit of the ElectraMeccanica Board (in its capacity as such) in its consideration of the Arrangement and may not be used or relied upon by any other person. The Opinion does not address the relative merits of the transactions contemplated by the Arrangement Agreement as compared to any alternative transaction or opportunity that might be available to ElectraMeccanica, nor does it address the underlying business decision by ElectraMeccanica to engage in the Arrangement or the terms of the Arrangement Agreement or the documents referred to therein. The Opinion does not constitute a recommendation as to how any ElectraMeccanica Shareholder should vote or act on the Arrangement or any matter related thereto. The following summary is qualified in its entirety by reference to the full text of the Opinion.
In connection with rendering the Opinion, Greenhill reviewed and relied upon, or carried out, among other things, the following:
1.	a draft of the Arrangement Agreement dated January 10, 2024 and the schedules appended thereto, including the Plan of Arrangement;
2.
drafts of the voting support agreements to be entered into by each director of the ElectraMeccanica Board, pursuant to which such ElectraMeccanica Shareholders agreed to vote all of their ElectraMeccanica Shares in favour of the Arrangement at the ElectraMeccanica Meeting;

3.
certain publicly available information (including audited financial statements) relating to the business, operations, financial condition and trading history of ElectraMeccanica, Xos and selected public companies Greenhill considered relevant;

4.	certain public investor presentations and marketing materials prepared by ElectraMeccanica and Xos;
5.
certain internal financial, operating, corporate and other information prepared or provided by or on behalf of ElectraMeccanica relating to the business, operations and financial condition of ElectraMeccanica;

6.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of Xos relating to the business, operations and financial condition of Xos;

7.	certain due diligence files prepared by ElectraMeccanica, including such items as financial information, board documents, details on ElectraMeccanica, its product recall and business initiatives;
8.	certain due diligence files prepared by Xos, including such items as financial information, details on Xos, its product portfolio, customers, strategy and outlook;
9.	certain due diligence reports prepared by the commercial diligence advisor to ElectraMeccanica, including reports on the zero emission commercial vehicle and truck market;
10.	equity capitalization details, including the ElectraMeccanica Shares, the Xos Shares and their equivalents, and any major shareholders of Xos;
11.
certain information, including forecasts, projections, estimates, and/or budgets (including, without limitation, assumptions on its projected Net Cash position), concerning ElectraMeccanica, supplied to us by management of ElectraMeccanica, including financial forecasts relating to ElectraMeccanica prepared by management of ElectraMeccanica and approved for our use by management and the ElectraMeccanica Strategic Committee (the “ElectraMeccanica Transaction Cash Forecast”);

12.
certain information, including forecasts, projections, estimates, and/or budgets (including, without limitation, forecast extrapolation assumptions), concerning Xos, supplied to Greenhill by management of Xos, including adjustments to the financial forecasts relating to Xos prepared jointly by management and the ElectraMeccanica Strategic Committee and approved for Greenhill’s use by ElectraMeccanica (the “ElectraMeccanica Forecasts for Xos”);

13.
certain information, including forecasts, projections, estimates, and/or budgets (including, without limitation, transaction synergies and forecast extrapolation assumptions), concerning the Combined Company, which is comprised of the ElectraMeccanica Forecasts for Xos adjusted for ElectraMeccanica on a pro forma basis (including adjustments for the Net Cash and other pro forma items), prepared jointly by the ElectraMeccanica Strategic Committee and management of ElectraMeccanica and approved for Greenhill’s use by ElectraMeccanica (the “Pro Forma Forecasts”);

14.
certain internal summaries, estimates and projections prepared by management of ElectraMeccanica relating to a potential wind-down of ElectraMeccanica’s operations and a liquidation of ElectraMeccanica’s assets, liabilities and contingent liabilities, and the distribution of the resultant cash to ElectraMeccanica Shareholders (the “ElectraMeccanica Wind-Down Analysis” and, together with the ElectraMeccanica Transaction Cash Forecast, the ElectraMeccanica Forecasts for Xos and the Pro Forma Forecasts, the “Forecasts”);

15.	diligence discussion on the past and present operations, financial condition and the prospects and strategy of ElectraMeccanica with senior executives of ElectraMeccanica;
16.	diligence discussion on the past and present operations, financial condition, tax position and the prospects and strategy of Xos with senior executives of Xos;
17.	diligence discussion on the product offerings and competitive positioning of Xos with select customers and suppliers of Xos;
18.	discussions with legal counsel to ElectraMeccanica concerning the Arrangement and related matters;
19.	the historical market prices and trading activity for the ElectraMeccanica Shares and the Xos Shares, including an analysis of their implied valuation multiples;
20.
various research publications prepared by equity research analysts regarding ElectraMeccanica and Xos, the zero emission commercial vehicle industry, and other public companies, as Greenhill deemed relevant (in the exercise of Greenhill’s professional judgement); and

21.
the representations contained in a certificate, addressed to Greenhill and dated January 10, 2024, from a director and Chair of the ElectraMeccanica Strategic Committee, and senior officer of ElectraMeccanica as to certain factual matters, including as to the completeness and accuracy of the Information (as defined below) provided to Greenhill by ElectraMeccanica and upon which the Opinion is based.

The Opinion is subject to the assumptions, qualifications and limitations set out below.

Greenhill was not asked to prepare and did not prepare a formal valuation or appraisal of any of the assets, liabilities or securities of ElectraMeccanica, Xos or any of their affiliates and the Opinion should not be construed as such. Greenhill relied upon the advice of counsel to ElectraMeccanica that the Arrangement is not subject to the formal valuation requirements of MI 61-101.
With the ElectraMeccanica Board’s acknowledgement and agreement, as provided for in the Engagement Agreement, Greenhill assumed and relied upon, without independent verification, the completeness, accuracy and fair presentation of all financial and other information including documents which were provided to Greenhill and which were prepared by or for ElectraMeccanica, Xos or their respective affiliates and data, advice, opinions and representations obtained by Greenhill from public sources, or provided to Greenhill by ElectraMeccanica, Xos or their respective affiliates or advisors, or otherwise obtained by Greenhill pursuant to its engagement, and its Opinion is conditional upon such completeness, accuracy and fair presentation.
With respect to the Forecasts provided to and examined by Greenhill, Greenhill noted that projecting future results of any company is inherently subject to uncertainty. With ElectraMeccanica’s consent, Greenhill used and relied upon the Forecasts for purposes of its Opinion. In relying on the Forecasts, Greenhill assumed that they had been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management and the ElectraMeccanica Strategic Committee, as to the matters covered thereby, having regard to ElectraMeccanica’s or Xos’ business, plans, financial condition and prospects, as applicable. In addition, Greenhill was advised and assumed at ElectraMeccanica’s direction and with ElectraMeccanica’s consent that the Forecasts had been validated by ElectraMeccanica, as the case may be, and represented the best available estimates and judgments of management and the ElectraMeccanica Strategic Committee, as applicable, as to the future financial performance of ElectraMeccanica, Xos and the Combined Company. Greenhill also assumed with ElectraMeccanica’s consent that the Forecasts would be achieved at the times and in the amounts projected. Greenhill did not independently verify the Forecasts (nor was it asked to do so), nor did it construct any independent financial models to confirm the Forecasts. Greenhill expressed no opinion as to the Forecasts provided to it by ElectraMeccanica, or the assumptions on which they were made.
Subject to the exercise of professional judgment, Greenhill was not requested to verify and did not attempt to verify independently the accuracy, completeness or fair presentation of any of the Information and did not make any independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or securities of ElectraMeccanica or Xos, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill did not meet separately with the independent auditors of ElectraMeccanica or the Xos in connection with preparing the Opinion and with ElectraMeccanica’s approval, Greenhill assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of ElectraMeccanica and Xos and the report of the auditors thereon and the interim financial statements of ElectraMeccanica and Xos. The Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the Information made available to Greenhill as of the date of the Opinion. It should be understood that subsequent developments may affect the Opinion, and Greenhill does not have any obligation to update, revise, or reaffirm the Opinion.
A director and a senior officer of ElectraMeccanica have represented to Greenhill in a certificate delivered as at the date of the Opinion, that, among other things:
(i)
the financial information, business plans and other information, data, advice, opinions, representations and other material, other than Forecasts, provided to Greenhill orally or in writing by or on behalf of, or in the presence of, an officer, director or employee of ElectraMeccanica or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus Exemptions) or any of its or their representatives in connection with Greenhill’s engagement (collectively, the “Information”) was, at the date the Information was provided to Greenhill, and was as of the date of the Opinion, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (British Columbia) (the “Securities Act”));

(ii)
since the respective dates on which the Information was provided to Greenhill, except as disclosed to Greenhill, there had been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of ElectraMeccanica or any of its subsidiaries, and no change had occurred in the Information or any part thereof that would have, or that could reasonably be expected to have had, a material effect on the Opinion;

(iii)	the Forecasts (x) were reasonably prepared on bases reflecting the best currently available estimates and judgment of management and the ElectraMeccanica Strategic Committee as to the matters covered thereby and reasonably reflected the views of management and the ElectraMeccanica Strategic Committee having regard to the business, plans, financial condition and prospects of ElectraMeccanica and Xos; (y) were prepared using the assumptions identified therein, which were at the time of preparation and continued to be, reasonable in the circumstances; and (z) were not misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation;
(iv)
since the dates on which the Information was provided to Greenhill, except as disclosed to Greenhill in writing or publicly, no material transaction had been entered into by ElectraMeccanica or any of its subsidiaries and ElectraMeccanica had no plans regarding, and management of ElectraMeccanica was not aware of, any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of ElectraMeccanica and its subsidiaries, taken as a whole;

(v)
ElectraMeccanica had no knowledge of any facts or circumstances, public or otherwise, not contained in or referred to in the Information that could have been reasonably expected to affect the Opinion, including the assumptions used, the procedures adopted, the scope of the review undertaken or the conclusion reached by Greenhill; and

(vi)
other than as disclosed in the Information, none of ElectraMeccanica or any of its subsidiaries had any material contingent liabilities and there were no actions, suits, claims, proceedings or inquiries pending or to the best of ElectraMeccanica’s knowledge, information and belief after due inquiry, threatened against or affecting ElectraMeccanica or any of its subsidiaries, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, bureau, board agency or instrumentality which could have in any way materially adversely affected ElectraMeccanica or its subsidiaries, or the transactions contemplated by the Arrangement Agreement.

In preparing the Opinion, Greenhill made several assumptions, including that the final executed version of the Arrangement Agreement, which Greenhill further assumed would be identical to the most recent draft thereof reviewed by Greenhill except as would not be in any way material to Greenhill’s analyses, and the Arrangement would be consummated in accordance with the terms set forth in the Arrangement Agreement and in accordance with all applicable laws without any waiver, amendment or delay of any terms or conditions that is in any way material to Greenhill’s analyses. In addition, Greenhill assumed that the conditions precedent to the completion of the Arrangement could be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities would be obtained, without condition or qualification that is in any way material to Greenhill’s analyses, and the procedures being followed to implement the Arrangement would be valid and effective. In its analysis in connection with the preparation of the Opinion, Greenhill made numerous assumptions, in the exercise of Greenhill’s professional judgment, with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Greenhill or ElectraMeccanica.
The Opinion is conditional upon all of Greenhill’s assumptions being correct (except as would not be in any way material to Greenhill’s analyses) and there being no “misrepresentation” (as defined in the Securities Act) in any Information.
Greenhill is not a legal, regulatory, tax or accounting expert, and Greenhill expressed no opinion concerning any legal, regulatory, tax or accounting matters concerning the Arrangement or the sufficiency of the Opinion for the purposes of the ElectraMeccanica Board. Greenhill relied upon, without independent verification, the assessment of the ElectraMeccanica Board and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Greenhill did not, in considering the fairness of the Consideration Shares to be received pursuant to the Arrangement, from a financial point of view, assess any income tax consequences that any particular ElectraMeccanica Shareholder may face in connection with the Arrangement.
The Opinion was provided for the exclusive use of the ElectraMeccanica Board in considering the Arrangement and, except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to Greenhill) in the Joint Proxy Statement/Circular, may not be published, disclosed to any other person, relied upon by any other person or used for any other purpose, without the prior written consent of Greenhill. The Opinion is not intended to be, and does not constitute, a recommendation to the members of the ElectraMeccanica Board or any committee thereof as to whether they should approve the Arrangement or to any holder of ElectraMeccanica Shares as to whether or how such holder should vote in respect of the resolution of holders of ElectraMeccanica Shares to be considered at the ElectraMeccanica Meeting or whether to take any other action with respect to the Arrangement or the ElectraMeccanica Shares. The Opinion does not address the relative merits of the Arrangement as compared to all other transactions or business strategies that might be available to ElectraMeccanica. Greenhill expresses no opinion with respect to the future trading prices of securities of ElectraMeccanica, Xos or the Combined Company.
The Opinion was rendered as of January 10, 2024 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of ElectraMeccanica, Xos, and their subsidiaries and affiliates as they were reflected in the Information provided to Greenhill. The Opinion was given as of January 10, 2024, and Greenhill disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come, or be brought, to its attention after the date of the Opinion. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date of the Opinion, including, without limitation, the terms and conditions of the Arrangement, or if Greenhill learns that the Information relied upon in rendering the Opinion was inaccurate, incomplete or misleading in any material respect, Greenhill reserved the right to change, modify or withdraw the Opinion, but, in doing so, did not assume any obligation to update, revise, reaffirm or withdraw the Opinion and Greenhill expressly disclaimed any such obligation.
The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Greenhill believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. Accordingly, the Opinion should be read in its entirety.
Financial Analysis
The following is a summary of the material financial analyses provided to the ElectraMeccanica Board and performed by Greenhill in connection with the Opinion.
Greenhill performed various analyses in connection with rendering the Opinion. In arriving at Greenhill’s conclusion, Greenhill did not attribute any particular weight to any specific approach or analysis, but rather developed qualitative judgments on the basis of Greenhill’s experience in rendering such opinions and on the Information presented as a whole. With respect to estimating the fair value for ElectraMeccanica, Greenhill noted ElectraMeccanica had no current or contemplated revenue or product development plans, and as such, Greenhill did not perform a valuation analysis of ElectraMeccanica’s existing operations for the purposes of the Opinion. In considering the fairness, from a financial point of view, of the Consideration Shares to be received by ElectraMeccanica Shareholders, Greenhill compared (i) the estimated fair value of the Consideration Shares, to (ii) the estimated cash distribution value to ElectraMeccanica Shareholders of $49.8 million under the Wind-Down Analysis which excluded certain one time transaction expenses (the “Wind-Down Value”), which Greenhill understands is the most likely long-term alternative for ElectraMeccanica (in lieu of the contemplated Arrangement). Greenhill further understands that the Wind-Down Analysis includes assumptions and estimates for (i) the resolution of certain ElectraMeccanica liabilities and (ii) the receipt of certain vehicle duty drawback refunds, which, if they are unable to be resolved or received as estimated in the Wind-Down Analysis, could materially reduce the Wind-Down Value.
The Opinion summarized the terms of the Arrangement Agreement, namely, that the agreement provides that, pursuant to the Arrangement, each holder of ElectraMeccanica Shares will be entitled to receive, in exchange for each ElectraMeccanica Share held, a number of Xos Shares to be issued based on the formula set forth in the Arrangement Agreement which compares (i) Net Cash, to (ii) a target Net Cash range of $46.5 million to $50.5 million (the “Net Cash Collar Range”). Under the Arrangement Agreement, if Net Cash is within the Net Cash Collar Range, the ElectraMeccanica Shareholders will in aggregate receive a number of Xos Shares representing 21.0% pro forma equity ownership on a partially-diluted basis (the “Pro Forma ElectraMeccanica Ownership”) in the Combined Company. If Net Cash delivered at close is outside of the Net Cash Collar Range, the Pro Forma ElectraMeccanica Ownership will be adjusted proportionally from the Net Cash Collar Range based on the formula outlined in the Arrangement Agreement.
In determining the value of the Xos Shares to be received by ElectraMeccanica Shareholders as the Consideration Shares pursuant to the Arrangement, Greenhill assumed, based on the ElectraMeccanica Transaction Cash Forecast and discussions with management, that ElectraMeccanica will deliver a Net Cash balance (at the completion of the Arrangement) within the Net Cash Collar Range of $46.5 – 50.5 million, which implies a Pro Forma

ElectraMeccanica Ownership of 21.0% of the pro forma Xos Shares. As a result, Greenhill further assumed the value of the Consideration Shares is equal to the fair value of a 21.0% equity interest in the Combined Company (the “Pro Forma Equity Value”), inclusive of the Net Cash delivered to Xos and other pro forma items.
To determine a range of fair Pro Forma Equity Values for the purposes of its Opinion, Greenhill considered the following methodologies: (i) a comparable companies analysis (the “Comparable Companies Approach”), and (ii) a discounted cash flow analysis (the “DCF Approach”, and together with the Comparable Companies Approach, the “Valuation Methodologies”), based on the Pro Forma Forecasts. Greenhill then applied the Pro Forma ElectraMeccanica Ownership to the range of Pro Forma Equity Values under the Valuation Methodologies to determine the fair value of the Consideration Shares.
For the purposes of the Opinion, Greenhill also performed a sensitivity analysis on the Net Cash balance (to be delivered at the completion of the Arrangement) and the resultant Pro Forma ElectraMeccanica Ownership level (i.e. if Net Cash delivered was below the Net Cash Collar Range) and evaluated the resultant impact on the value of the Consideration Shares (the “Sensitivity Analyses”).
Using publicly available information, including consensus equity research analyst estimates, Greenhill reviewed and analyzed certain public market trading statistics of select North American zero emission commercial vehicle and truck peers that Greenhill considered relevant and similar to the Combined Company in certain respects (the “Comparable Companies”), including based on products, technologies, end markets, geographic exposure, size and other factors. The Comparable Companies selected by Greenhill included Rivian Automotive Inc., Nikola Corporation, The Lion Electric Company, and Workhorse Group Incorporated. Greenhill also reviewed the public market trading statistics of select companies in the passenger electric vehicle and electric powertrain industries as reference points.
While Greenhill did not consider any of the companies reviewed to be directly comparable to Xos, Greenhill believed that they shared certain business, financial, and/or operational characteristics to those of Xos and the Combined Company and Greenhill used its professional judgement in selecting the most appropriate trading multiples.
Greenhill considered enterprise value to revenue multiples (“EV/Revenue”) for 2026E and 2027E and enterprise value to earnings before interest, taxes and depreciation and amortization (“EBITDA”) multiples (“EV/EBITDA”) for 2026E and 2027E. Greenhill focused on 2026E and 2027E multiples as the Xos business is still ramping up and EBITDA is projected to be negative in the near-term. The average observed trading multiples based on the Comparable Companies were 0.51x EV/2026E Revenue, 0.41x EV/2027E revenue and 5.9x EV/2027E EBITDA, which were used to inform the multiple ranges selected by Greenhill for the Combined Company in the Comparables Companies Approach.
The determined multiples were applied to the Pro Forma Forecasts, with adjustments for pro forma cash and debt, to obtain a range of Pro Forma Equity Values and implied values for the Consideration Shares. Under the Comparable Companies Approach, Greenhill calculated an estimated Pro Forma Equity Value of $229 – 329 million based on EV/Revenue and $442 – 604 million based on EV/EBITDA, which further implied a value for the Consideration Shares of $48 - 69 million ($0.39 - 0.57 per ElectraMeccanica Share) based on EV/Revenue and $93 - 127 million ($0.76 - 1.04 per ElectraMeccanica Share) based on EV/EBITDA.
Greenhill performed a DCF Approach on the Combined Company based on the Pro Forma Forecasts. In this approach, unlevered free cash flow projections for the April 30, 2024 (the assumed completion date of the Arrangement) to December 31, 2027 period were discounted at a specific rate to determine the present value. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period and the present value of the estimated tax savings from U.S. net operating losses were added to arrive at a total aggregate enterprise value. Pro forma cash was added and outstanding pro forma debt was subtracted to arrive at a range of Pro Forma Equity Values.
Greenhill calculated unlevered free cash flow from the Pro Forma Forecasts by calculating EBITDA and then proceeded to deduct cash taxes, capital expenditures, and changes in net working capital. Greenhill’s calculations were based on projections of cash flows for the Combined Company and other amounts prepared by the ElectraMeccanica Strategic Committee and management of ElectraMeccanica and approved for Greenhill’s use by ElectraMeccanica.
Greenhill calculated a range of terminal values by applying a range of EV/EBITDA multiples to the 2027 terminal year’s estimated EBITDA. An EV/EBITDA range of 10.0 – 12.0x was selected based on Greenhill’s professional judgement, which included an analysis of the EV/EBITDA multiples of the Comparable Companies and, as well as a review of comparable companies in other industrial verticals with similar growth rates and margins to that of Xos. Greenhill considered EV/EBITDA multiples to be the most appropriate terminal multiple metric as Xos is forecasted to generate material EBITDA by its terminal year. Greenhill then discounted the resulting terminal value, along with the unlevered free cash flows over the forecast period to the date of the Opinion using a weighted average cost of capital (“WACC”) rate calculated based on the historical adjusted market betas of the Comparable Companies, market bond yields (including the 10-year U.S. treasury bond yield) and other assumptions and adjustments made by Greenhill using its professional judgement. The WACC range used by Greenhill in the DCF Approach was 22.5 – 27.5%.
Greenhill assumed the Combined Company’s U.S. net operating losses would be utilized over time and valued the resulting tax savings accordingly. Greenhill applied the net operating losses against the Combined Company’s forecasted future earnings before taxes to calculate the estimated future tax savings. Greenhill then discounted the estimated future tax savings at the Combined Company’s WACC.
Under the DCF Approach, Greenhill calculated an estimated Pro Forma Equity Value of $362 – 497 million based on an assumed WACC range of 22.5 – 27.5% and an assumed terminal EV/EBITDA multiple range of 10.0 – 12.0x, which further implied a value for the Consideration Shares of $76 – 104 million ($0.62 - 0.85 per ElectraMeccanica Share).
Greenhill also performed sensitivity analyses which evaluated various levels of Net Cash (delivered by ElectraMeccanica at the completion of the Arrangement), including Net Cash amounts below the Net Cash Collar Range, and the resultant impact on (i) Pro Forma ElectraMeccanica Ownership, and (ii) the implied value of the Consideration Shares. Under this analysis, Greenhill reviewed a Net Cash balance of $45.0 – 47.8 million, which implied a Pro Forma ElectraMeccanica Ownership of 20.3 - 21.0% (the “Ownership Sensitivity Range”), based on the adjustment versus the Net Cash Collar Range. Greenhill then applied the Ownership Sensitivity Range to a range of Pro Forma Equity Values (informed by the DCF Approach), to evaluate the resultant impact on the value of the Consideration Shares, which was calculated to be $71 - 105 million ($0.58 - 0.86 per ElectraMeccanica Share). Greenhill further noted that for every $1.0 million decrease in Net Cash delivered versus the bottom of the Net Cash Collar Range, the implied Pro Forma ElectraMeccanica Ownership decreases by 0.45%, and the implied value of the Consideration decreases by $1.6 – 2.3 million ($0.01 – 0.02 per ElectraMeccanica Share), and for every $1.0 million increase in Net Cash delivered versus the top of the Net Cash Collar Range, the implied Pro Forma ElectraMeccanica Ownership increases by 0.42%, and the implied value of the Consideration increases by $1.5 – 2.1 million ($0.01 – 0.02 per ElectraMeccanica Share).
The assessment of fairness of the Consideration Shares, from a financial point of view, must be determined in the context of the particular transaction. Greenhill based its conclusion in the Opinion on a number of quantitative and qualitative factors including, but not limited to:
(a)
the value of the Consideration Shares derived from Greenhill’s analyses using the Comparable Companies Approach ($48 – 69 million / $0.39 – 0.57 per ElectraMeccanica Share based on EV/Revenue and $93 – 127 million / $0.76 – 1.04 per ElectraMeccanica Share based on EV/EBITDA) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share);

(b)
the value of the Consideration Shares derived from Greenhill’s analyses using the DCF Approach ($76 – 104 million / $0.62 – 0.85 per ElectraMeccanica Share) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share);

(c)
the value of the Consideration Shares derived from Greenhill’s Sensitivity Analyses ($71 – 105 million / $0.58 – 0.86 per ElectraMeccanica Share) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share); and

(d)	other factors or analyses, which Greenhill judged, based on the exercise of Greenhill’s professional judgement and Greenhill’s experience in rendering such opinions, to be relevant.
Based upon and subject to the foregoing, and other such matters as Greenhill considered relevant, Greenhill’s opinion was that, as of the date of the Opinion, the Consideration Shares to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the ElectraMeccanica Shareholders. For full details, refer to the complete Opinion appended to this Joint Proxy Statement/Circular as Appendix “F”.

Miscellaneous
ElectraMeccanica initially contacted Greenhill regarding a potential advisory assignment in February 2023. Greenhill was formally engaged by ElectraMeccanica pursuant to the Engagement Agreement. Under the terms of the Engagement Agreement, Greenhill has agreed to provide ElectraMeccanica and the ElectraMeccanica Board, including the ElectraMeccanica Strategic Committee, with various advisory services in connection with the Arrangement including, among other things, the provision of the Opinion.
Greenhill has received a retainer fee of US$500,000 (the “Retainer Fee”), which is creditable against the future transaction fee. Greenhill has also received a fixed fee of US$500,000 at the time of delivery of the Opinion (no part of which is contingent upon the Opinion being favourable or upon success of the Arrangement or any alternative transaction). Upon successful consummation of the Arrangement, Greenhill will be entitled to receive a transaction fee of US$3,000,000, less a US$500,000 credit for the Retainer Fee, for a net transaction fee of US$2,500,000. In addition, if the Arrangement is not completed and a break-up fee or termination fee is paid to ElectraMeccanica, ElectraMeccanica will be required to pay Greenhill a portion of such fee. ElectraMeccanica has also agreed to reimburse Greenhill for its reasonable out-of-pocket expenses and to indemnify Greenhill against certain liabilities that might arise out of its engagement.
Neither Greenhill nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act, or the rules made thereunder) of ElectraMeccanica, Xos or any of their respective subsidiaries or affiliates. During the past two years, Greenhill and its affiliates have not been engaged by, performed any services for or received any compensation from ElectraMeccanica, Xos or their respective affiliates (other than with respect to any services provided or amounts that were paid or are payable to us under the Engagement Agreement).
The Opinion was one of the many factors taken into consideration by the ElectraMeccanica Board in making its determination to approve the Arrangement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the ElectraMeccanica Board with respect to the consideration to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement or whether the ElectraMeccanica Board would have been willing to agree to different terms. The amount of consideration payable was determined through arm’s length negotiations conducted among representatives of ElectraMeccanica and Xos and was approved by the ElectraMeccanica Board. Greenhill provided advice to ElectraMeccanica during these negotiations. However, Greenhill did not recommend any specific amount of consideration to the ElectraMeccanica Board or that any specific amount of consideration constituted the only appropriate consideration for the Arrangement.
ElectraMeccanica Unaudited Financial Projections
ElectraMeccanica does not as a matter of course make public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to ElectraMeccanica due to the current state of ElectraMeccanica’s business and the unpredictability of the underlying assumptions and estimates. However, ElectraMeccanica’s management has historically prepared and reviewed with the ElectraMeccanica Board certain cash forecasts for ElectraMeccanica for planning purposes. At the direction of the ElectraMeccanica Strategic Committee and ElectraMeccanica Board, in connection with the evaluation of the proposed transaction with Xos and other potential alternatives, ElectraMeccanica’s management prepared the ElectraMeccanica Transaction Cash Forecast. In particular, the ElectraMeccanica Transaction Cash Forecast focused on the estimated monthly cash burn and the net cash balance that could potentially be delivered to a prospective acquirer at the completion of a transaction (including the impact of transaction fees and certain other potential items payable at the completion of a transaction).
The ElectraMeccanica Transaction Cash Forecast did not include any potential future revenue sources, because such revenue sources were not feasible, could not be predicted nor could their potential financial impact be quantified. The ElectraMeccanica Transaction Cash Forecast is necessarily illustrative only and is being disclosed as part of the mix of information considered by the ElectraMeccanica Strategic Committee and the ElectraMeccanica Board in connection with the evaluation of potential strategic alternatives for ElectraMeccanica. Accordingly, a summary of the ElectraMeccanica Transaction Cash Forecast is included in this Joint Proxy Statement/Circular solely because it was provided by ElectraMeccanica’s management to the ElectraMeccanica Strategic Committee and the ElectraMeccanica Board to facilitate discussion regarding potential strategic paths for ElectraMeccanica, including the proposed transaction with Xos and other potential alternatives. The ElectraMeccanica Transaction Cash Forecast was not provided to Xos.
Also, at the direction of the ElectraMeccanica Strategic Committee and in connection with the evaluation of the proposed transaction with Xos or potential alternatives, management of ElectraMeccanica prepared an analysis for the ElectraMeccanica Board with respect to ElectraMeccanica’s estimated value to ElectraMeccanica Shareholders in a company wind-down and liquidation scenario (the “Wind-Down Scenario”), including the ElectraMeccanica Wind-Down Analysis. The ElectraMeccanica Wind-Down Analysis was based on the ElectraMeccanica Transaction Cash Forecast (with add-backs for transaction fees and other certain items in connection with the transaction) and certain assumptions and estimates of ElectraMeccanica’s management regarding asset values, the extinguishment of certain liabilities and contingent liabilities, potential proceeds from asset sales, potential vehicle duty drawbacks, wind-down costs and expenses, potential timing and ability to sublease existing real estate property, interest income, estimates for timing and amount of distributions to shareholders, and other relevant factors relating to the potential wind-down of ElectraMeccanica’s operations, and further reflected advice ElectraMeccanica’s management received from consultations with Canadian legal counsel regarding the liquidation process and timing in a Wind-Down Scenario. In addition and as described below, the ElectraMeccanica Wind-Down Analysis includes assumptions and estimates for the resolution of certain ElectraMeccanica liabilities and the receipt of certain vehicle duty drawback refunds, which, if they are unable to be resolved or received as forecasted, could materially reduce the net cash that would be available for distribution to ElectraMeccanica Shareholders.
While the ElectraMeccanica Wind-Down Analysis was prepared by ElectraMeccanica’s management solely for the information of the ElectraMeccanica Strategic Committee and the ElectraMeccanica Board, Greenhill was provided with a copy of the ElectraMeccanica Wind-Down Analysis and was provided an opportunity to discuss the analysis with ElectraMeccanica. At the direction of the ElectraMeccanica Strategic Committee, Greenhill did rely on the ElectraMeccanica Wind-Down Analysis when rendering its opinion, and the ElectraMeccanica Wind-Down Analysis is summarized below. The ElectraMeccanica Wind-Down Analysis was not provided to Xos.
The actual amount of cash available for distribution in the Wind-Down Scenario would depend heavily on the timing of such liquidation and dissolution as well as the amount of cash that would need to be reserved for commitments and contingent liabilities.
In addition, as described in the section titled “Description of the Arrangement — Background to the Arrangement”, at the direction of the ElectraMeccanica Strategic Committee in connection with its evaluation of the proposed transaction with Xos, ElectraMeccanica’s management and members of the ElectraMeccanica Strategic Committee prepared (i) the ElectraMeccanica Forecasts for Xos, and (ii) the Pro Forma Forecasts. The ElectraMeccanica Forecasts for Xos and the Pro Forma Forecasts were based on forecasts for Xos provided by Xos management (the “Xos Forecasts”) to ElectraMeccanica. Xos does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Xos avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing such forecasts. In connection with evaluating a possible transaction with ElectraMeccanica, however, Xos management provided the Xos Forecasts to ElectraMeccanica. ElectraMeccanica’s management and the ElectraMeccanica Strategic Committee then applied a number of adjustments, modifications and extrapolations applied to the Xos Forecasts based on extensive due diligence conducted by ElectraMeccanica’s management and the ElectraMeccanica Strategic Committee on Xos, including several discussions with customers and suppliers of Xos. As such, the ElectraMeccanica Forecasts for Xos and the Pro Forma Forecasts reflected a risk-adjusted outlook and were based on certain assumptions regarding product delivery volumes, product pricing, product costs and expenses, timing of product launches, sales ramp, customer pipeline, market size, market share, peak sales, expected cash burn rate, relative positioning versus competition, effective tax rate, and other relevant factors relating to Xos and its business. Furthermore, the ElectraMeccanica Forecasts for Xos and the Pro Forma Forecasts have projected revenue and profitability levels which are lower than the Xos Forecasts provided by Xos’ management, due to lower projected unit sale volumes for Xos’ step-van and powertrain products, lower product selling prices, and higher overhead and direct labor costs, but offset by lower direct material costs. In addition, the Pro Forma Forecasts reflect certain assumptions regarding ElectraMeccanica’s net cash and operating expenses that could be assumed by the Combined Company following the Arrangement. Xos did not review or approve the forecasts prepared by ElectraMeccanica.
The Forecasts were provided to and considered by the ElectraMeccanica Strategic Committee and the ElectraMeccanica Board in connection with their respective evaluations of the transactions contemplated by the Arrangement Agreement and ElectraMeccanica’s other strategic alternatives. The ElectraMeccanica Strategic Committee directed Greenhill to use the Pro Forma Forecasts and the ElectraMeccanica Wind-Down Analysis as described below in its financial analyses and for purposes of the Opinion (as summarized above in the section titled

“Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”). The Forecasts (together with the related unlevered free cash flows) were relied upon by Greenhill in rendering the Opinion (see the section titled “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”).
The summaries of the Forecasts are being included in this Joint Proxy Statement/Circular because the Forecasts were provided to the ElectraMeccanica Strategic Committee and the ElectraMeccanica Board in connection with their evaluation of the strategic alternatives available to ElectraMeccanica, including the transactions contemplated by the Arrangement Agreement, and to Greenhill. The Forecasts may differ from published analyst estimates and, in each instance, do not take into account any events or circumstances after the date they were prepared.
Each of the Forecasts, although presented with numerical specificity, are necessarily based on numerous variables, estimates and assumptions that are inherently uncertain and many of which are beyond ElectraMeccanica’s or Xos’ control. Because certain of the Forecasts cover multiple years, by their nature they will become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on ElectraMeccanica’s or Xos’ business and their respective results of operations. The ElectraMeccanica Transaction Cash Forecast and ElectraMeccanica Forecasts for Xos were prepared by ElectraMeccanica’s management (under the supervision of the ElectraMeccanica Strategic Committee) based on certain estimates and assumptions with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond ElectraMeccanica’s or Xos’ control. As a result, there can be no assurance that any of such Forecasts accurately reflect future trends or accurately estimate the performance or financial condition of ElectraMeccanica or Xos. The ElectraMeccanica Transaction Cash Forecast and ElectraMeccanica Forecasts for Xos were developed solely using the information available to ElectraMeccanica’s management and the ElectraMeccanica Strategic Committee at the time they were created and reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results or that may result in any of the Forecasts not being achieved include, but are not limited to: (i) the timing and volume of Xos’ product deliveries; (ii) the ability for Xos to sell its products to existing and prospective customers; (iii) risks associated with the development and launch of new Xos products, including delays in the design, manufacturing and wide-spread deployment of Xos’ products; (iv) the ability of Xos to grow market share in its existing markets or any new markets it may enter; (v) the impact of competitive products and pricing; (vi) the effect of regulatory actions; (vii) the ability of Xos to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; (viii) uncertainties in contractual relationships, including collaborations, partnerships, or other arrangements; (ix) the effect of global economic conditions; (x) conditions in the financing markets and access to sufficient capital; (xi) changes in applicable laws, rules and regulations; (xii) accuracy of certain accounting assumptions; (xiii) changes in actual or projected cash flows; (xiv) the impact of ElectraMeccanica’s wind-down activities on its business operations and prospects; and (xv) other risk factors described in ElectraMeccanica’s and Xos’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as the sections titled “Information Concerning Forward-Looking Statements” and “Risk Factors” in this Joint Proxy Statement/Circular. In addition, the Forecasts may be affected by ElectraMeccanica’s and/or Xos’ ability to achieve their respective strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that any of the Forecasts will be realized, and actual results may vary materially from those shown.
Modeling and forecasting the future sales of commercial vehicles and other related products is by its nature a speculative endeavor. In addition to the various limitations described above, there can be no assurance that all of the expected product deliveries will occur. Since the Forecasts cover a long period of time, the Forecasts by their nature will not anticipate each circumstance that will have an effect on Xos’ or ElectraMeccanica’s products.
The Forecasts were not prepared with a view toward complying with U.S. generally accepted accounting principles, or GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Forecasts included in this document have not been prepared by, and are not the responsibility of, KPMG LLP nor Grant Thornton LLP. Neither KPMG LLP nor Grant Thornton LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasts and, accordingly, KPMG LLP and Grant Thornton LLP do not express an opinion or any other form of assurance with respect thereto. The KPMG LLP and Grant Thornton LLP reports incorporated by reference into this document relate to ElectraMeccanica’s and Xos’ previously issued financial statements, respectively. Such reports do not extend to the Forecasts and should not be read to do so.

The Forecasts were not prepared with a view toward public disclosure. The inclusion of the Forecasts in this Joint Proxy Statement/Circular should not be regarded as an indication that any of ElectraMeccanica, Xos or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider any of the Forecasts necessarily predictive of actual future events, and none of the Forecasts should be relied upon as such or construed as financial guidance. In addition, analyses relating to the value of ElectraMeccanica or Xos do not purport to be appraisals or reflect the prices at which ElectraMeccanica Shares or Xos Shares may actually be valued or trade, either before or after the consummation of the Arrangement. None of ElectraMeccanica, Xos or any of their respective affiliates assumes any responsibility for the accuracy of this information. None of ElectraMeccanica, Xos or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from any of the Forecasts. None of ElectraMeccanica, Xos or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any ElectraMeccanica Shareholders or Xos Stockholders regarding the ultimate performance of ElectraMeccanica or Xos compared to the information contained in any of the Forecasts, the likelihood that the Forecasts will be achieved consistent with any of the Forecasts or at all, the potential timing of commercial launches of any of Xos’ future products, or the overall future performance of ElectraMeccanica or Xos. The Forecasts are subjective in many respects and, thus, are subject to interpretation. Accordingly, there can be no assurance that any of the Forecasts will be realized, and actual results may vary materially from those shown.
The ElectraMeccanica Forecasts for Xos and the ElectraMeccanica Transaction Cash Forecast were prepared assuming the applicable company’s continued operation as a standalone, publicly traded company, and therefore do not give effect to the transactions contemplated by the Arrangement Agreement or any changes to the applicable company’s operations or strategy that may be implemented following the consummation of the transactions contemplated by the Arrangement Agreement or to any costs incurred in connection with the transactions contemplated by the Arrangement Agreement, including the effect of any business or strategic decision or action (including, without limitation, a process commenced by ElectraMeccanica to wind down its business) that has been or will be taken as a result of the execution of the Arrangement Agreement. This section includes a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in each of the Forecasts.
The Forecasts include non-GAAP financial measures such as EBITDA (as defined below), and unlevered free cash flows. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. Financial measures included in projections provided to a financial advisor for the purpose of rendering an opinion that is materially related to a business combination transaction are generally excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Except as included below, reconciliations of non-GAAP financial measures were not provided to and were not relied on by ElectraMeccanica’s financial advisor, or the ElectraMeccanica Strategic Committee or the ElectraMeccanica Board in connection with its consideration of the Arrangement. Accordingly, ElectraMeccanica has not provided a reconciliation of these financial measures included in any of the Forecasts. Amounts in the tables below may not recalculate due to rounding.
Neither ElectraMeccanica nor Xos undertakes any obligation to update or otherwise revise or reconcile any of the Forecasts to reflect circumstances existing after the date such Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such Forecasts are shown to be in error. Neither ElectraMeccanica nor Xos intends to make publicly available any update or other revisions to any of the Forecasts, except as otherwise required by law.
ElectraMeccanica Transaction Cash Forecast
In October 2023, at the direction of the ElectraMeccanica Strategic Committee, ElectraMeccanica’s management prepared and discussed with the ElectraMeccanica Strategic Committee and ElectraMeccanica Board the ElectraMeccanica Transaction Cash Forecast, which was further updated in December 2023 by ElectraMeccanica’s management. The ElectraMeccanica Transaction Cash Forecast reflected estimated operating expenses, the incorporation of estimated transaction fees incurred in each presented period (including an estimate for transaction fees and other items payable in connection with the completion of a transaction), and assumptions and estimates for ElectraMeccanica’s liabilities and was used in connection with the ElectraMeccanica Strategic Committee’s and ElectraMeccanica Board’s strategic planning process and discussions regarding business transaction opportunities. In particular, the ElectraMeccanica Transaction Cash Forecast focused on the estimated monthly cash burn and the net cash balance that could potentially be delivered to a prospective acquirer at the completion of a transaction, which was assumed to be on February 29, 2024. Based on this analysis, ElectraMeccanica estimated the cash that could be delivered to a potential acquiror at the completion of a transaction (assumed to be February 29, 2024) was approximately $57 million, which was also provided to potential transaction candidates for the purpose of evaluating a transaction with ElectraMeccanica. The ElectraMeccanica Transaction Cash Forecast also referenced potential positive cash ‘upside’ items including the receipt of the Solo duty drawback refund, and excluded certain other potential items that could have an impact on cash, such as employee severance payments.
The ElectraMeccanica Transaction Cash Forecast was not approved by the ElectraMeccanica Board but instead was prepared by ElectraMeccanica’s management and reviewed with the ElectraMeccanica Strategic Committee and ElectraMeccanica Board to facilitate discussion regarding potential strategic paths for ElectraMeccanica, including the proposed transaction with Xos and other potential alternatives. The ElectraMeccanica Transaction Cash Forecast did not include any potential revenue and is illustrative only, and was only considered by the management of ElectraMeccanica and the ElectraMeccanica Board as relevant in the context of a potential strategic transaction or a Wind-Down Scenario. The ElectraMeccanica Transaction Cash Forecast does not represent the cash amount that would be available for distribution to ElectraMeccanica Shareholders in the Wind-Down Scenario. See “Liquidation Analysis for ElectraMeccanica” for a summary of the analysis that ElectraMeccanica management carried out to assess the amount of cash that could be available for distribution to ElectraMeccanica Shareholders in a Wind-Down Scenario.
Liquidation Analysis for ElectraMeccanica
The ElectraMeccanica Wind-Down Analysis represents a range of estimates of ElectraMeccanica’s aggregate net cash which could be available for distribution to ElectraMeccanica Shareholders in a scenario in which ElectraMeccanica winds down its operations and liquidates. For purposes of this analysis, (i) ElectraMeccanica’s management consulted with Canadian legal counsel regarding the liquidation process and timing of the Wind-Down Scenario, and (ii) such range of estimates of ElectraMeccanica’s aggregate cash was determined by ElectraMeccanica’s management as follows: estimated net cash balance of ElectraMeccanica per the ElectraMeccanica Transaction Cash Forecast (with refinements and adjustments to exclude certain transaction fees and other items related to the Arrangement), plus estimated proceeds from vehicle duty drawbacks refund claims during the wind-down period (the Wind-Down Scenario assumes ElectraMeccanica receives its duty draw back refund in the second quarter of 2025), plus annual compensation savings from employee and director headcount reductions, plus the reduction of other general & administrative costs, less estimated employee severance costs, less estimated wind-down costs, plus estimated net lease expense savings from an exit from ElectraMeccanica’s leased real estate properties (the Wind-Down Scenario assumes ElectraMeccanica can exit its leased properties by June 30, 2024), plus estimated interest income during the wind-down period, and excluding transaction fees related to the Arrangement. The ElectraMeccanica Wind-Down Analysis was subject to certain other assumptions and qualifications, including (i) the resolution of certain ElectraMeccanica liabilities and contingent liabilities, and (ii) the receipt of certain vehicle duty drawback refunds by June 30, 2025, which, if they are unable to be resolved or received as forecasted, could materially reduce the net cash available for distribution to ElectraMeccanica Shareholders in a Wind-Down Scenario. The timing assumptions underlying the ElectraMeccanica Wind-Down Analysis included: (i) wind-down processes commencing on an assumed date of March 31, 2024; and (ii) the assumed completion of the liquidation and dissolution process and a distribution of all remaining net cash to ElectraMeccanica Shareholders by June 30, 2025.
The ElectraMeccanica Wind-Down Analysis resulted in an estimated after-tax liquidation value by June 30, 2025 (i.e., the estimated aggregate available cash for distribution to ElectraMeccanica Shareholders by such date) of $49.3 million, and is summarized below (USD in thousands):
	Quarter Ended,
	Jun. 30, 2024	Sep. 30, 2024	Dec. 30, 2024	Mar. 31, 2025	Jun. 30, 2025
Cumulative Net Cash Available for Distribution	$48,000	$48,800	$48,400	$48,000	$49,300
Following ElectraMeccanica management’s presentation of the ElectraMeccanica Wind-Down Analysis to the ElectraMeccanica Strategic Committee and ElectraMeccanica Board, the ElectraMeccanica Strategic Committee directed Greenhill, for the purposes of the Opinion and related analysis, to use the ElectraMeccanica Wind-Down Analysis. See the section titled “Description of the Arrangement — Opinion of Greenhill & Co. Canada Ltd.”.

ElectraMeccanica Forecasts for Xos
Set forth below is a summary of the ElectraMeccanica Forecasts for Xos on a standalone basis prepared by ElectraMeccanica’s management and the ElectraMeccanica Strategic Committee, which included selected projected financial information for Xos for calendar years 2023 through 2027 based on ElectraMeccanica’s due diligence review of Xos in connection with a potential strategic transaction. The ElectraMeccanica Forecasts for Xos included multi-year assumptions, estimates, and extrapolations for unit deliveries across Xos’ step-van, step-chassis and powertrain products as well as associated pricing and cost assumptions for each product, and assumptions for corporate overhead, capex, working capital, and other items.
The ElectraMeccanica Forecasts for Xos for the applicable years are summarized below (USD in thousands):
	Year Ended December 31,
	2024	2025	2026	2027
Revenue	$119,220	$223,967	$406,201	$593,685
EBITDA(1)	(24,555)	9,110	49,279	87,237
Capex	(2,800)	(3,300)	(3,500)	(5,400)
(1)	EBITDA is a non-GAAP financial measure defined as revenue, less cost of goods sold, less selling, general and administrative expenses, and excluding depreciation and amortization.
Pro Forma Forecasts
Set forth below is a summary of the Pro Forma Forecasts for the Combined Company, on a combined basis prepared by ElectraMeccanica’s management and the ElectraMeccanica Strategic Committee, which included the ElectraMeccanica Forecasts for Xos (as described above) with further pro forma adjustments for the transaction and the contribution of ElectraMeccanica (including assumed operating costs). The Pro Forma Forecasts were prepared under the assumption the Arrangement would be completed on April 30, 2024.
Estimated unlevered free cash flows for the Combined Company for calendar years 2024 through 2027, were calculated based on the Pro Forma Forecasts provided by ElectraMeccanica’s management and used by Greenhill in connection with the Opinion. Unlevered free cash flow is a non-GAAP financial measure defined as EBITDA, less cash taxes, less capital expenditures, and less changes in net working capital.
The Pro Forma Forecasts (including unlevered free cash flows) for the Combined Company for the applicable years are summarized below (USD in thousands):
	Year Ended December 31,
	2024	2025	2026	2027
Revenue	$119,220	$223,967	$406,201	$593,685
EBITDA(1)	($31,050)	$3,676	$43,279	$81,237
Less: Cash Taxes(2)	—	—	(1,683)	(3,263)
Less: Capital Expenditures	(2,800)	(3,300)	(3,500)	(5,400)
Less: Changes in Net Working Capital	(17,955)	(8,851)	(41,606)	(39,501)
Unlevered Free Cash Flow	($51,805)	($8,475)	($3,510)	$33,074
(1)
EBITDA is a non-GAAP financial measure defined as revenue, less cost of goods sold, less selling, general and administrative expenses, and excluding stock-based compensation expense and depreciation and amortization.

(2)	Assumes a tax rate of 21.0% and estimated pro forma net operating loss balance of $295 million as of December 31, 2023.
In light of the foregoing factors and the uncertainties inherent in each of the Forecasts, both ElectraMeccanica Shareholders and Xos Stockholders are cautioned not to place undue, if any, reliance on the Forecasts. Neither ElectraMeccanica nor Xos intends to update or otherwise revise the Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the case that any or all of the assumptions underlying the Forecasts are no longer appropriate.

Interests of ElectraMeccanica’s Directors and Management in the Arrangement
In considering the recommendation of the ElectraMeccanica Board with respect to the Arrangement, ElectraMeccanica Shareholders should be aware that certain members of the ElectraMeccanica Board and of ElectraMeccanica’s management own securities of ElectraMeccanica that will be dealt with as contemplated in the Arrangement Agreement, and that, at the Effective Time, certain members of the ElectraMeccanica Board will become directors of Xos, and certain members of ElectraMeccanica’s management team may become members of management of Xos if appointed by the Xos Board, all of which may create actual or potential conflicts of interest in connection with the Arrangement. The ElectraMeccanica Board is aware of these interests and considered them along with the other matters described above under the section titled “Description of the Arrangement — Reasons Considered by the ElectraMeccanica Board”.
Except as otherwise disclosed below or elsewhere in this Joint Proxy Statement/Circular, all benefits received, or to be received, by directors or executive officers of ElectraMeccanica as a result of the Arrangement are, and will be, solely in connection with their services as directors or employees of ElectraMeccanica. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for ElectraMeccanica Shares, nor is it, or will it be, conditional on the person supporting the Arrangement.
As of January 24, 2024, the directors and executive officers of ElectraMeccanica beneficially owned, or exercised control or direction over, directly or indirectly, 117,224 ElectraMeccanica Shares representing in the aggregate approximately 0.1% of the voting rights attached to all issued and outstanding ElectraMeccanica Shares (excludes 203,333 ElectraMeccanica Shares issued to Ms. Docherty on January 30, 2024 upon the settlement of vested ElectraMeccanica RSUs, net of ElectraMeccanica Shares withheld to cover tax withholding obligations). All of the ElectraMeccanica Shares held by such directors and executive officers of ElectraMeccanica will be treated in the same manner under the Arrangement as ElectraMeccanica Shares held by all other ElectraMeccanica Shareholders. See “Description of the Arrangement”.
Any executive officers and directors of ElectraMeccanica who become officers, directors or employees or who otherwise are retained to provide services to Xos may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Xos. As of the date of this Joint Proxy Statement/Circular, no compensation arrangements between such persons and Xos or its affiliates have been established.
Ownership of ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs
As of January 24, 2024, each of the following persons who has been a director or executive officer of ElectraMeccanica at any time since the beginning of ElectraMeccanica’s last fiscal year hold the following ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs or ElectraMeccanica DSUs, which will be affected by the Arrangement as described under “Description of the Arrangement”.
Name	Position(s)/Title	ElectraMeccanica Options(1)	ElectraMeccanica RSUs	ElectraMeccanica PSUs	ElectraMeccanica DSUs
Susan Docherty	Chief Executive Officer, Interim Chief Operating Officer and Director	3,750,000	1,000,000(2)	875,000	—
Michael Bridge	General Counsel and Corporate Secretary	500,000	—	—	—
Stephen Johnston	Chief Financial Officer	—	300,000	—	—
Kim Brink	Chief Revenue Officer	550,000	—	—	—
Mark Orsmond	Former Chief Financial Officer	460,550	—	—	—
Luisa Ingargiola	Director	225,000	—	—	122,300
Dietmar Ostermann	Director	—	—	—	76,923
Michael Richardson	Director	—	—	—	138,026
Steven Sanders	Director	345,000	—	—	168,958
David Shemmans	Director	—	—	—	111,413
Joanne Yan	Director	350,000	—	—	129,829
Jerry Kroll	Former Director	1,260,000	—	—	—

Name	Position(s)/Title	ElectraMeccanica Options(1)	ElectraMeccanica RSUs	ElectraMeccanica PSUs	ElectraMeccanica DSUs
William G. Quigley	Former Director	—	—	—	—
(1)	None of these ElectraMeccanica Options were in-the-money as of the date of this Joint Proxy Statement/Circular.
(2)
Includes 333,333 ElectraMeccanica RSUs that vested on December 5, 2023. On January 30, 2024, ElectraMeccanica issued Ms. Docherty 203,333 ElectraMeccanica Shares upon the settlement of such vested ElectraMeccanica RSUs, net of ElectraMeccanica Shares withheld to cover tax withholding obligations.

Xos Board After Completion of the Arrangement
ElectraMeccanica and Xos have agreed that, after completion of the transactions contemplated by the Arrangement Agreement, the Xos Board will consist of nine members, including three of the existing ElectraMeccanica Board members, being Luisa Ingargiola, Dietmar Ostermann and Michael Richardson.
Insurance and Indemnification of ElectraMeccanica Directors and Officers
Pursuant to the Arrangement Agreement, ElectraMeccanica has agreed to, immediately prior to the Effective Date, purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by ElectraMeccanica and its subsidiaries, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date. ElectraMeccanica will maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date, provided that the cost of such policies will not exceed 300% of the current annual premium for ElectraMeccanica’s directors’ and officers’ insurance.
Pursuant to the Arrangement Agreement, Xos has agreed to honor all rights to indemnification existing in favor of present and former officers and directors of ElectraMeccanica as provided by contracts or agreements to which ElectraMeccanica is a party and in effect as of the date of the Arrangement Agreement, and acknowledges that such rights will survive the completion of the Arrangement and will continue in full force and effect and without modification for six years following the Effective Date.
Arrangement-Related Compensation
For purposes of the disclosure below, ElectraMeccanica’s current “named executive officers” are:
•	Susan Docherty, ElectraMeccanica’s Chief Executive Officer and Interim Chief Operating Officer;
•	Michael Bridge, ElectraMeccanica’s General Counsel and Secretary;
•	Kim Brink, ElectraMeccanica’s Chief Revenue Officer; and
•	Stephen Johnston, ElectraMeccanica’s Chief Financial Officer.
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of ElectraMeccanica’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Arrangement Agreement that may become payable to ElectraMeccanica’s named executive officers at the completion of the Arrangement or on a qualifying termination of employment upon or following the consummation of the Arrangement in accordance with any agreement or understanding, whether written or unwritten, between each such individual and ElectraMeccanica. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The golden parachute compensation payable to these individuals is subject to a non-binding advisory vote of ElectraMeccanica Shareholders. ElectraMeccanica’s named executive officers are entitled to certain severance and change of control payments and benefits pursuant to ElectraMeccanica’s executive agreements with such individuals, as described below.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. As a result, the amount, if any, that each of ElectraMeccanica’s named executive officers actually receives in the transactions contemplated by the Arrangement Agreement may materially differ from the amounts set forth in the table. The table below assumes that (i) the Effective Time occurs on January 24, 2024; (ii) each of ElectraMeccanica’s named executive officers experiences a qualifying termination in connection with the occurrence of a change of control pursuant to their respective employment agreement immediately following the Effective Time; (iii) a per share price of an ElectraMeccanica Share of $0.24, which was the average closing price of an ElectraMeccanica Share on the Nasdaq Capital Market over the first five business days following the first public announcement of the Arrangement on January 11, 2024; (iv) each of ElectraMeccanica’s named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this Joint Proxy Statement/Circular; (v) none of ElectraMeccanica’s named executive officers receives any additional equity grants on or prior to the Effective Time that will vest on or prior to the Effective Time; and (vi) none of ElectraMeccanica’s named executive officers enters into a new agreement or is otherwise legally entitled to, prior to the Effective Time, additional compensation or benefits.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Other ($)(4)	Total ($)
Susan Docherty(5)	1,084,431	370,000	23,047	676,000	2,153,478
Michael Bridge(6)	338,484	—	—	325,000	663,484
Kim Brink(7)	758,577	—	10,767	—	769,344
Stephen Johnston(8)	433,171	72,000	11,181	425,000	941,352
(1)
Amounts represent the aggregate dollar value of the base salary severance payments that ElectraMeccanica’s named executive officers would be entitled to receive as described in the applicable footnote below, including the payout of any unused vacation days in accordance with ElectraMeccanica’s policies. All such amounts for Ms. Docherty and Mr. Bridge are attributable to single-trigger arrangements and, for Ms. Brink, a double-trigger arrangement.

(2)
Amount for Ms. Docherty represents the aggregate dollar value of unvested ElectraMeccanica RSUs with an estimated value of $160,000 that would be accelerated pursuant to the Docherty Employment Agreement (as defined below) and ElectraMeccanica PSUs with an estimated value of $210,000 that would be accelerated pursuant to the terms of the Arrangement Agreement. Amount for Mr. Johnston represents the aggregate dollar value of unvested ElectraMeccanica RSUs that would be accelerated pursuant to the terms of the Arrangement Agreement. All such amounts are attributable to single-trigger arrangements. The estimated value of ElectraMeccanica RSUs and ElectraMeccanica PSUs equals the aggregate number of ElectraMeccanica Shares underlying Ms. Docherty’s and Mr. Johnston’s unvested ElectraMeccanica RSUs and ElectraMeccanica PSUs, as applicable, multiplied by $0.24, which was the average closing price of an ElectraMeccanica Share on the Nasdaq Capital Market over the first five business days following the first public announcement of the Arrangement on January 11, 2024. All ElectraMeccanica Options held by ElectraMeccanica’s named executive officers were accelerated upon execution of the Arrangement Agreement, none of which are in-the-money.

(3)
Amounts represent the value of the cash severance payments calculated based on the estimated cost to continue medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), that Ms. Docherty and Mr. Johnston would be entitled to receive and the estimated value of the group insurance continuation coverage benefit that Ms. Brink would be entitled to receive, as described in footnotes (5), (7) and (8) below. The amount for Ms. Docherty is attributable to a single-trigger arrangement and, for Ms. Brink, a double-trigger arrangement.

(4)
Amounts represent the remaining cash retention payments to each of ElectraMeccanica’s named executive officers pursuant to the retention agreements described below. All such amounts are attributable to single-trigger arrangements.

•
On September 28, 2023, ElectraMeccanica entered into a retention agreement with Ms. Docherty, which was amended on January 4, 2024, pursuant to which Ms. Docherty is eligible to earn a cash retention payment of up to $1,014,000 in the aggregate (the “Docherty Retention Payment”) if she remains actively employed by ElectraMeccanica until June 30, 2024. The Docherty Retention Payment is payable in three equal installments, with the first payment having vested on October 1, 2023, the second payment vesting on February 14, 2024, and the final payment vesting on June 30, 2024, subject to Ms. Docherty’s active employment through the respective vesting date.

•
On September 28, 2023, ElectraMeccanica entered into a retention agreement with Mr. Bridge, which was amended on January 4, 2024, pursuant to which Mr. Bridge is eligible to earn a cash retention payment of up to $487,500 in the aggregate (the “Bridge Retention Payment”) if he remains actively employed by ElectraMeccanica until June 30, 2024. The Bridge Retention Payment is payable in three equal installments, with the first payment having vested on October 1, 2023, the second payment vesting on February 14, 2024, and the final payment vesting on June 30, 2024, subject to Br. Bridge’s active employment through the respective vesting date.

•
On January 4, 2024, ElectraMeccanica entered into a retention agreement with Mr. Johnston, pursuant to which Mr. Johnston is eligible to earn a cash retention payment of up to $425,000 in the aggregate (the “Johnston Retention Payment”) if he remains actively employed by ElectraMeccanica until June 30, 2024. The Johnston Retention Payment is payable in two equal installments, with the first payment vesting on February 14, 2024 and the final payment vesting on June 30, 2024, subject to Mr. Johnston’s active employment through the respective vesting date.

•
Additionally, if Ms. Docherty, Mr. Bridge or Mr. Johnston is involuntarily terminated prior to June 30, 2024 by ElectraMeccanica for any reason other than Cause (as defined in each of their respective retention agreements), then any such termination will result in an immediate vesting of the remaining portion of the Docherty Retention Payment, the Bridge Retention Payment or the Johnston Retention Payment, as applicable, which has not yet vested. Further, if ElectraMeccanica closes a transaction that results in a Change in Control (as defined in the ElectraMeccanica 2020 Plan) prior to June 30, 2024, then such transaction will result in an immediate vesting of the remaining portion of the Docherty Retention Payment, the Bridge Retention Payment or the Johnston Retention Payment, as applicable, which has not yet vested, and such amount will be paid in a single lump sum cash payment upon the closing of such Change in Control.

(5)
On December 2, 2022, ElectraMeccanica entered into an executive employment agreement with Ms. Docherty, which was amended on January 4, 2024 (as amended, the “Docherty Employment Agreement”). Upon the closing of a transaction that results in a Change in

Control, Ms. Docherty’s ElectraMeccanica Options will fully vest and become exercisable for a period of one year from the date of her termination, and her ElectraMeccanica RSUs will immediately vest. Additionally, in the event Ms. Docherty’s full-time employment is terminated by the ElectraMeccanica Board without Cause or by Ms. Docherty with Good Reason (as such terms are defined in the Docherty Employment Agreement) during the 12 month period following a Change in Control, then, in addition to accrued obligations under the Docherty Employment Agreement, Ms. Docherty will be entitled to receive a cash severance payment equal to the sum of: (i) 18 months of her then base salary; and (ii) 18 times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Ms. Docherty immediately prior to her last day of employment (collectively, the “Docherty Enhanced Severance Amount”). The Docherty Enhanced Severance Amount will be paid to Ms. Docherty in installments over an 18-month period, in accordance with ElectraMeccanica’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of 60 days from Ms. Docherty’s last day of employment. Notwithstanding the foregoing, if ElectraMeccanica closes a transaction that results in a Change in Control, then the portion of the Docherty Enhanced Severance Amount that is deemed to be exempt from Section 409A of the Code will be accelerated and paid to Ms. Docherty in a single lump sum cash payment upon the closing of such Change in Control. The Docherty Employment Agreement contains restrictive covenants with respect to non-disparagement, non-solicitation of customers and employees and non-competition for a period of 12 months after cessation of employment. In order to receive the severance pay and other benefits pursuant to the Docherty Employment Agreement, Ms. Docherty will be required to timely execute (and not revoke) a general release and waiver of any claims in connection with her employment and termination.
(6)
On February 9, 2023, ElectraMeccanica entered into an executive employment agreement with Mr. Bridge, which was amended on January 4, 2024 (as amended, the “Bridge Employment Agreement”). Upon the closing of a transaction that results in a Change in Control, Mr. Bridge’s ElectraMeccanica Options will fully vest and become exercisable for a period of one year from the date of his termination. Additionally, in the event Mr. Bridge’s full-time employment is terminated by the ElectraMeccanica Board without Cause or by Mr. Bridge with Good Reason (as such terms are defined in the Bridge Employment Agreement) during the 12 month period following a Change in Control, then, in addition to accrued obligations under the Bridge Employment Agreement, Mr. Bridge will be entitled to receive a cash severance payment equal to the sum of: (i) 12 months of his then base salary; and (ii) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Mr. Bridge immediately prior to his last day of employment (collectively, the “Bridge Enhanced Severance Amount”). The Bridge Enhanced Severance Amount will be paid to Mr. Bridge in installments over a 12-month period, in accordance with ElectraMeccanica’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of 60 days from Mr. Bridge’s last day of employment. Notwithstanding the foregoing, if ElectraMeccanica closes a transaction that results in a Change in Control, then the portion of the Bridge Enhanced Severance Amount that is deemed to be exempt from Section 409A of the IRC will be accelerated and paid to Mr. Bridge in a single lump sum cash payment upon the closing of such Change in Control. The Bridge Employment Agreement contains restrictive covenants with respect to non-disparagement, non-solicitation of customers and employees and non-competition for a period of 12 months after cessation of employment. In order to receive the severance pay and other benefits pursuant to the Bridge Employment Agreement, Mr. Bridge will be required to timely execute (and not revoke) a general release and waiver of any claims in connection with his employment and termination. Mr. Bridge did not participate in any of ElectraMeccanica’s health and dental benefit plans, and was not otherwise eligible to receive medical benefits from ElectraMeccanica on January 24, 2024, which is the date Mr. Bridge’s employment is assumed to have been terminated without cause by ElectraMeccanica for purposes of the table above. Accordingly, ElectraMeccanica has assumed for purposes of the table above that Mr. Bridge will not become entitled to receive the cash severance payment described in clause (ii) of the first sentence of this footnote and has not reflected such payment in the table.

(7)
On December 24, 2021, ElectraMeccanica entered into an executive employment agreement with Ms. Brink (the “Brink Employment Agreement”). Under the Brink Employment Agreement, Ms. Brink may terminate the Brink Employment Agreement at any time in connection with a Change of Control (as defined in the Brink Employment Agreement) of ElectraMeccanica by providing not less than 90 calendar days’ notice in writing of said date of termination to ElectraMeccanica after the Change of Control has been effected, and in connection therewith, subject to Ms. Brink’s execution of a general release, ElectraMeccanica will have the obligation to: (a) pay Ms. Brink an amount equal to her monthly salary and vacation payable to Ms. Brink up to the date of termination, together with any vacation pay required to comply with applicable employment standards legislation; (b) pay Ms. Brink her annual performance bonus entitlements (if any) calculated pro rata for the period up to the date of termination based on the achievement of the objectives to such date, such payment to be made within 30 days following the ElectraMeccanica Board’s approval of the audited financial statements for the fiscal year in which the termination occurs; (c) pay Ms. Brink a termination fee equal to 24 months’ salary plus an additional one month’s salary for each completed full year of employment with ElectraMeccanica from the effective date of the Brink Employment Agreement, such payment to be made within 30 calendar days of the termination; (d) continue Ms. Brink’s group insurance benefits (including dental, health and life insurance) for a period of 12 months from the date of termination; (e) pay Ms. Brink an amount equal to the greater of (i) the average paid to Ms. Brink under ElectraMeccanica’s short-term incentive plan (the “ElectraMeccanica STIP”) for the previous two years and (ii) 80% of Ms. Brink’s target under the ElectraMeccanica STIP for the current fiscal year of ElectraMeccanica if Ms. Brink has been employed by ElectraMeccanica for less than two years at the date of termination; and (f) subject to the ElectraMeccanica 2020 Plan and policies of any regulatory authority and stock exchange having jurisdiction over ElectraMeccanica, allow for Ms. Brink to exercise any unexercised and fully vested stock options at any time during the 12 month period from the date of termination. Furthermore, if Ms. Brink is given notice at any time within 12 months following a Change of Control that her employment is terminated by ElectraMeccanica other than for Just Cause or Ms. Brink terminates her employment for Good Reason (as such terms are defined in the Brink Employment Agreement) that is uncured within 30 days of her giving notice to that effect to ElectraMeccanica, then ElectraMeccanica shall pay to and provide Ms. Brink the same entitlements set forth above. The Brink Employment Agreement contains restrictive covenants with respect to non-solicitation of customers and employees for a period of 12 months after cessation of employment, as well as non-disparagement and non-competition. Ms. Brink will not become entitled to receive, or otherwise receive, the payments contemplated by clauses (b) and (e) above. Accordingly, such payments are not reflected in the table above.

On January 23, 2024, ElectraMeccanica notified Ms. Brink that ElectraMeccanica will not renew the Brink Employment Agreement. The initial term of the Brink Employment Agreement was until January 24, 2024 and was automatically renewed for three months to April 24, 2024 in accordance with the terms of the Brink Employment Agreement. Ms. Brink’s last day of employment with ElectraMeccanica will be April 24, 2024.
(8)
On October 9, 2023, ElectraMeccanica entered into an executive employment agreement with Mr. Johnston (the “Johnston Employment Agreement”). In the event Mr. Johnston’s full-time employment is terminated by the ElectraMeccanica Board without Cause or by Mr. Johnston with Good Reason (as such terms are defined in the Johnston Employment Agreement), then, in addition to accrued obligations under the Johnston Employment Agreement, Mr. Johnston will be entitled to receive a cash severance payment equal to the sum of: (i) 12 months of his then base salary plus an additional one month’s salary for each completed full year of employment with ElectraMeccanica from the effective date of the Johnston Employment Agreement (up to a maximum of 16 months); (ii) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Mr. Johnston immediately prior to his last day of employment; and (iii) an amount equal to the greater of (1) the average paid to Mr. Johnston under the ElectraMeccanica STIP for the previous two years and (2) 80% of Mr. Johnston’s target under the ElectraMeccanica STIP for the current fiscal year (collectively, the “Johnston Severance Amount”). The Johnston Severance Amount will be paid to Mr. Johnston in installments over a 12-month period, in accordance with ElectraMeccanica’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of 60 days from Mr. Johnston’s last day of employment. In addition to the Johnston Severance Amount, Mr. Johnston would be entitled to receive a pro-rata cash incentive payment under the ElectraMeccanica STIP for the year in which his termination occurred. However, because a cash incentive program under the ElectraMeccanica STIP has not been approved for 2024 and is not anticipated to be approved in the future, this section assumes Mr. Johnston will never become entitled to receive such pro rata cash incentive payment under the ElectraMeccanica STIP as severance and therefore such payment has not been reflected in the table above. The Johnston Employment Agreement contains restrictive covenants with respect to non-disparagement, non-solicitation of customers and employees and non-competition for a period of 12 months after cessation of employment. In order to receive the severance pay and other benefits pursuant to the Johnston Employment Agreement, Mr. Johnston will be required to timely execute (and not revoke) a general release and waiver of any claims in connection with his employment and termination.
Interests of Xos’ Directors and Management in the Arrangement
None of Xos’ members of the Xos Board or management team is party to an arrangement with Xos, or participates in any Xos plan, program or arrangement, that provides such member with financial incentives that are contingent upon the consummation of the Arrangement. Six of the seven members of the Xos Board and all members of the Xos’ management team will continue as the directors and management of Xos as of immediately after the consummation of the Arrangement. Information about the Xos Board and management team can be found in Xos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated by reference into this Joint Proxy Statement/Circular.
Court Approval
Interim Order
On February 12, 2024, the Court granted the Interim Order facilitating the calling of the ElectraMeccanica Meeting and prescribing the conduct of the ElectraMeccanica Meeting, and other matters. A copy of the Interim Order is attached as Appendix “D” to this Joint Proxy Statement/Circular.
Final Order
An arrangement under the BCBCA requires Court approval. Subject to the terms of the Arrangement Agreement, and upon obtaining approval of the ElectraMeccanica Arrangement Proposal and the Xos Share Issuance Proposal in the manner required by the Interim Order, ElectraMeccanica will apply to the Court for the Final Order. The application for the Final Order approving the Arrangement is scheduled for March 22, 2024 at 10:00 a.m. (Vancouver time), or as soon after that date as is practicable. At the Final Order hearing, any ElectraMeccanica Securityholder entitled to receive Consideration pursuant to the Arrangement may participate or be represented or present evidence or argument, subject to filing with the Court and serving upon ElectraMeccanica and Xos a Response to Petition in accordance with the terms of the Interim Order. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Response to Petition in compliance with the Interim Order will be given notice of the postponement, adjournment or rescheduled date. Such persons should consult their legal advisors as to the necessary requirements. See the section titled “Appendix “E” — Notice of Hearing of Petition”.
The Court will be advised, prior to the hearing, that the Court’s approval of the Arrangement (and determination of the fairness thereof), will constitute the basis for reliance on the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, with respect to the issuance and distribution of the Xos Securities to be issued by Xos to ElectraMeccanica Securityholders. See the section titled “Description of the Arrangement — Regulatory Matters — U.S. Securities Law Matters”.
The Court has broad discretion under the BCBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to the parties affected, including ElectraMeccanica Securityholders, both from a substantive and a procedural point of view. The Court may approve the Arrangement as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending on the nature of any required amendments, ElectraMeccanica and Xos may determine not to proceed with the Arrangement.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of Notice of Hearing of Petition attached as Appendix “E” to this Joint Proxy Statement/Circular. The Notice of Hearing of Petition constitutes notice of the Court Hearing of the application for the Final Order and is your only notice of the Court hearing.
Assuming the Final Order is granted and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, then the necessary documents will be filed with the Registrar of Companies to give effect to the Arrangement.
Letter of Transmittal
A letter of transmittal has been mailed, together with this Joint Proxy Statement/Circular, to each person who was a registered ElectraMeccanica Shareholder on the ElectraMeccanica Record Date. Each registered ElectraMeccanica Shareholder must forward a properly completed and signed letter of transmittal, with accompanying ElectraMeccanica share certificate(s) and all other required documents, as applicable as set out in the letter of transmittal, in order to receive the Consideration to which such ElectraMeccanica Shareholder is entitled under the Arrangement. It is recommended that ElectraMeccanica Shareholders complete, sign and return the letter of transmittal with accompanying ElectraMeccanica share certificate(s) to the Depositary as soon as possible. See the section titled “Description of the Arrangement — Exchange Procedure”.
Each registered holder of ElectraMeccanica Shares acknowledges that the risk of loss of ElectraMeccanica Shares when depositing the share certificate(s) will pass only upon proper receipt thereof by the Depositary. Accordingly, any use of the mail to transmit a certificate for ElectraMeccanica Shares representing ElectraMeccanica Shares and a related letter of transmittal is at the risk of the ElectraMeccanica Shareholder. If these documents are mailed, it is recommended that first-class or registered insured mail is used with return receipt requested.
Whether or not ElectraMeccanica Shareholders forward the share certificate(s) representing their ElectraMeccanica Shares, upon completion of the Arrangement on the Effective Date, ElectraMeccanica Shareholders will cease to be ElectraMeccanica Shareholders as of the Effective Date and will only be entitled to receive that number of Xos Shares to which they are entitled under the Arrangement or, in the case of ElectraMeccanica Shareholders who properly exercise Dissent Rights, the right to receive fair value for their ElectraMeccanica Shares in accordance with the dissent procedures and the Interim Order. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Dissenting Shareholders’ Rights”.
The instructions for exchanging share certificates(s) representing ElectraMeccanica Shares and depositing such share certificate(s) with the Depositary are set out in the letter of transmittal and should be reviewed carefully. The letter of transmittal also provides instructions in respect of lost certificates. See the section titled “Description of the Arrangement — Exchange Procedure”.
Any letter of transmittal, once deposited with the Depositary, will be irrevocable and may not be withdrawn by an ElectraMeccanica Shareholder except that all letters of transmittal will be automatically revoked if the Depositary is notified in writing by ElectraMeccanica and Xos that the Arrangement Agreement has been terminated, or if the Arrangement is not completed. If a letter of transmittal is automatically revoked, the share certificate(s) for the ElectraMeccanica Shares received with the letter of transmittal will be promptly returned to the ElectraMeccanica Shareholder submitting the same at the address specified in the letter of transmittal.
Exchange Procedure
Following receipt of the Final Order and prior to the Effective Time, Xos will cause a treasury direction to be delivered to its transfer agent (with a copy to the Depositary) irrevocably directing and causing such transfer agent to issue and deposit in escrow with the Depositary prior to the Effective Time, such number of Xos Shares as is required to satisfy the issuance of the number of Consideration Shares provided for in the Plan of Arrangement.
Upon return to the Depositary of a properly completed letter of transmittal by a registered former ElectraMeccanica Shareholder, together with any certificate that, immediately before the Effective Time, represented ElectraMeccanica Shares that were exchanged for Xos Shares, together with any additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to such holder, (i) certificates or book-entry statements representing Xos Shares that such holder is entitled to receive under the Plan of Arrangement and (ii) the cash amount, if any, that such holder is entitled to receive with respect to any fractional shares in accordance with the Plan of Arrangement (as described below).

After the Effective Time and until surrendered for cancellation as contemplated by the Plan of Arrangement, each certificate, if any, that immediately prior to the Effective Time represented one or more ElectraMeccanica Shares will be deemed at all times to represent only the right to receive in exchange therefor (i) Xos Shares that the holder of such certificate is entitled to receive in accordance with the Plan of Arrangement and (ii) the cash amount, if any, that such holder is entitled to receive with respect to any fractional shares in accordance with the Plan of Arrangement (as described below).
No Fractional Shares
In no event will any ElectraMeccanica Shareholder be entitled to a fractional Xos Share. Where the aggregate number of Xos Shares to be issued to an ElectraMeccanica Shareholder as consideration under the Arrangement would result in a fraction of an Xos Share being issuable, the number of Xos Shares to be received by such ElectraMeccanica Shareholder will be rounded down to the nearest whole Xos Share.
In lieu of any such fractional Xos Share, each ElectraMeccanica Shareholder otherwise entitled to a fractional interest in an Xos Share will be entitled to receive a cash payment equal to an amount representing such ElectraMeccanica Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such ElectraMeccanica Shareholders of the Xos Excess Shares (as defined below).
As promptly as practicable following the Effective Time, the Depositary will determine the excess of (i) the number of Xos Shares issued and delivered to the Depositary pursuant to the Plan of Arrangement representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to ElectraMeccanica Shareholders pursuant to the Plan of Arrangement (such excess, the “Xos Excess Shares”). Following the Effective Time, the Depositary will, on behalf of the former ElectraMeccanica Shareholders, sell the Xos Excess Shares at the then prevailing prices on the Nasdaq. The sale of the Xos Excess Shares by the Depositary will be executed on the Nasdaq through one or more member firms of the Nasdaq and will be executed in round lots to the extent applicable. The Depositary will use commercially reasonable efforts to complete the sale of the Xos Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former ElectraMeccanica Shareholders, the Depositary will hold such proceeds in trust for such former ElectraMeccanica Shareholders (the “Xos Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Xos Excess Shares will be paid by Xos. The Depositary will determine the portion of the Xos Share Trust to which each former ElectraMeccanica Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Xos Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former ElectraMeccanica Shareholder is entitled (after taking into account all ElectraMeccanica Shares held as of immediately prior to the transfer by such former ElectraMeccanica Shareholder) and the denominator of which is the aggregate amount of fractional Xos Shares to which all former ElectraMeccanica Shareholders are entitled.
As soon as practicable after the determination of the amount of cash, if any, to be paid to former ElectraMeccanica Shareholders with respect to any fractional Xos Shares, the Depositary will make such amounts available to such former registered ElectraMeccanica Shareholders. ElectraMeccanica Shareholders who beneficially hold their ElectraMeccanica Shares will have such cash amounts distributed to them in accordance with the practices and policies of the intermediaries through whom they hold their ElectraMeccanica Shares.
Loss of Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding ElectraMeccanica Shares that were exchanged pursuant to the Plan of Arrangement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue, in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Xos Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s letter of transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates or book-entry statements representing Xos Shares are to be issued will, as a condition precedent to the issuance thereof, give a bond satisfactory to Xos and its transfer agent and the Depositary in such sum as Xos may direct or otherwise indemnify Xos, its transfer agent and the Depositary in a manner satisfactory to Xos, its transfer agent and the Depositary against any claim that may be made against Xos, its transfer agent or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Extinction of Rights
Any certificate or book-entry statements that immediately prior to the Effective Time represented outstanding ElectraMeccanica Shares that were exchanged pursuant to the Plan of Arrangement and is not deposited with all other instruments required by the Plan of Arrangement on or before the sixth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature as a stockholder of Xos or a former shareholder of ElectraMeccanica. On such date, the Xos Shares to which the former registered holder of such certificate was ultimately entitled, will be deemed to have been surrendered to Xos together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Xos, ElectraMeccanica or the Depositary will be liable to any person in respect of any Xos Shares (or dividends, distributions and interest in respect thereof) delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
Withholding Rights
ElectraMeccanica, Xos and the Depositary, as applicable, will be entitled to deduct, withhold and remit or pay from (A) any Xos Shares or other consideration otherwise issuable or payable pursuant to the Plan of Arrangement to any holder of ElectraMeccanica Shares and any other person under the Plan of Arrangement, or (B) any dividend or consideration otherwise payable to any holder or recipient of ElectraMeccanica Shares or Xos Shares, such amounts as Xos, ElectraMeccanica or the Depositary, respectively, may be required by law to deduct, withhold and remit or pay with respect to such issuance or payment, as the case may be, under the Tax Act, the Code (and the Treasury Regulations promulgated thereunder), or any applicable tax law. To the extent that amounts are so withheld and remitted or paid to the applicable governmental entity, such withheld amounts will be treated as having been paid to the payee or recipient in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings will be effected by selling any Xos Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under the Plan of Arrangement, and Xos, ElectraMeccanica, any of their affiliates and the Depositary are authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable to such person under the Plan of Arrangement as is necessary to provide sufficient funds to Xos, ElectraMeccanica, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, ElectraMeccanica, any of their affiliates or the Depositary will be liable to any person for any deficiency in respect of any proceeds received, and Xos, ElectraMeccanica, any of their affiliates and the Depositary, as applicable, will notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) will be paid to the holder or recipient entitled thereto as soon as reasonably practicable.
No Dividends or Distributions
No dividends or other distributions declared or made after the Effective Time with respect to Xos Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding ElectraMeccanica Shares that were exchanged pursuant to the Plan of Arrangement unless and until the holder of record of such certificate has surrendered such certificate in accordance with the Plan of Arrangement. Subject to applicable law, at the time of surrender of any such certificate (or in the case of clause (b) below, at the appropriate payment date), there will be paid to the holder of record of the certificates formerly representing whole ElectraMeccanica Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Xos Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Xos Share.
Regulatory Matters
In the United States, Xos and ElectraMeccanica must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transactions contemplated by the Arrangement Agreement and the filing of this Joint Proxy Statement/Circular with the SEC. The parties do not require any regulatory approval from antitrust authorities to consummate the transactions contemplated by the Arrangement Agreement.

Canadian Securities Law Matters
Canadian Reporting Obligations of ElectraMeccanica
ElectraMeccanica is a reporting issuer in the Province of British Columbia.
Canadian Reporting Obligations of Xos
Xos is currently not a reporting issuer (or the equivalent) in any province or territory of Canada and, if the Arrangement is completed, Xos will, as a result of the Arrangement, become a reporting issuer in the Province of British Columbia upon the completion of the Arrangement.
Pursuant to NI 71-102, provided that not more than 50% of Xos’ outstanding voting securities carrying votes for the election of directors are owned directly or indirectly by residents of Canada, and subject to Xos continuing to satisfy certain other requirements, Xos will be exempt from Canadian statutory financial and certain other continuous and timely reporting requirements, including the requirement for insiders of Xos to file reports with respect to trades of Xos securities, provided further that Xos complies with the requirements of U.S. securities laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and Xos files with the relevant Canadian securities regulatory authorities copies of certain of its documents filed with the SEC under the U.S. Exchange Act.
Qualification – Resale of Xos Shares
The issue of Xos Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of the Canadian securities laws and, subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions” may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort has been made to prepare the market or create demand. Recipients of Xos Shares are urged to obtain legal advice to ensure that their resale of such securities complies with applicable Canadian securities laws.
U.S. Securities Law Matters
The following discussion is a general overview of certain requirements of U.S. federal and state securities laws applicable to ElectraMeccanica Shareholders. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. securities laws. Also see “Notice to ElectraMeccanica Shareholders in the United States”.
ElectraMeccanica Shareholders who resell Xos Shares must also comply with Canadian securities laws, as outlined above.
Status Under U.S. Federal Securities Laws
The Xos Shares are registered under Section 12(b) of the U.S. Exchange Act and trade on the Nasdaq, and Xos is subject to periodic reporting obligations under the U.S. Exchange Act. Xos is not a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act, pursuant to Section 13(a) of the U.S. Exchange Act.
Exemption Relied Upon from the Registration Requirements of the U.S. Securities Act
The Xos Shares to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption afforded by section 3(a)(10) of the U.S. Securities Act.
Section 3(a)(10) of the U.S. Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved by a court of authorized government entity after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Xos Shares issued in connection with the Arrangement.
The Arrangement will be carried out with the intention that all Consideration Shares issued under the Arrangement will be issued by Xos in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. Each party will act in good faith and use commercially reasonable efforts to accomplish such intended treatment of the Arrangement. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Xos’ compliance with other United States federal and state securities laws, the Arrangement will be carried out on the following basis:
(a)	the Court will be asked to approve and conclude affirmatively the procedural and substantive fairness of the terms and conditions of the Arrangement;
(b)
pursuant to the terms of the Arrangement Agreement, prior to the issuance of the Interim Order, the Court will be advised as to the intention of the parties to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)
prior to the issuance of the Interim Order, ElectraMeccanica will file with the Court a draft copy of the proposed text of this Joint Proxy Statement/Circular together with any other documents required by applicable law in connection with the ElectraMeccanica Meeting;

(d)
the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)
each person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearings of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
all persons entitled to receive Consideration Shares pursuant to the Arrangement will be advised that the issuance of the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Xos in reliance on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act;

(g)
the Interim Order will specify that each person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter a response to petition within a reasonable time;

(h)	the Final Order will expressly include:
(i)	a recital substantially to the following effect:
A.
“It is the intention of the parties to rely on Section 3(a)(10) of the U.S. Securities Act, and that the declaration of the fairness of, and the approval of, the Arrangement contemplated in the Plan of Arrangement, a copy of which is attached to the final order, by the Court will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance and distribution of the shares of Xos in connection with the Arrangement”; and

(ii)	a statement substantially to the following effect:
A.
“The Arrangement as provided for in the Plan of Arrangement, including the terms and conditions thereof and the issuances and exchanges of securities contemplated therein, is procedurally and substantively fair and reasonable to the ElectraMeccanica Shareholders and those affected by the Arrangement”;

(i)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(j)
the issuance of any Consideration Shares to a person in any state, territory or possession of the United States will comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

Resale of Xos Shares Within the United States
The Xos Shares to be issued under the Arrangement will not be subject to resale restrictions under the U.S. Securities Act, except that the U.S. Securities Act imposes restrictions on the resale of Xos Shares received pursuant to the

Arrangement by persons who are at the time of a resale, or who were within three months before the resale, “affiliates” of Xos. An “affiliate” of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer may be considered to be its “affiliates”.
Any holder of Xos Shares who is an affiliate of Xos at the time of a proposed resale, or has been an affiliate within three months before a proposed resale, is urged to consult with its own legal advisor to ensure that any proposed resale of Xos Shares issued to them under the Arrangement complies with applicable U.S. Securities Act requirements.
Pro Forma Economic Ownership of the Combined Company
Upon completion of the transactions contemplated by the Arrangement Agreement, it is estimated that the Xos Stockholders and ElectraMeccanica Shareholders will own approximately 79% and 21%, respectively, of the outstanding economic interest in the Combined Company (assuming the Net Cash as of the Anticipated Effective Time is greater than $46,500,000 and less than $50,500,000), subject to certain adjustments set forth in the Arrangement Agreement.
Accounting Treatment
The acquisition of ElectraMeccanica by Xos is expected to be accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805-50, Acquisition of Assets Rather than a Business, because the acquired set of assets and activities does not include a substantive process. Accordingly, the cost of the net assets are expected to be allocated to the acquired assets and assumed liabilities based upon their relative fair values at the Effective Time. The excess fair value of net assets acquired over the fair value of the stock consideration provided by Xos is expected to be recognized in additional paid in capital in Xos’ consolidated balance sheets.
Stock Exchange Listing
Xos will apply to list the Xos Shares issuable under the Arrangement on the Nasdaq Capital Market and it is a condition of closing that the Xos Shares to be issued under the Arrangement are listed on the Nasdaq Capital Market. See the section titled “The Arrangement Agreement and Related Agreements — Covenants”.
If the Arrangement is completed, Xos intends to have the ElectraMeccanica Shares delisted from the Nasdaq Capital Market and deregistered under the U.S. Exchange Act and to cause ElectraMeccanica to apply to cease to be a reporting issuer under the securities legislation of the Province of British Columbia.
Treatment of Outstanding ElectraMeccanica Equity Awards and Warrants
At the Effective Time, (i) each ElectraMeccanica DSU, ElectraMeccanica PSU and ElectraMeccanica RSU that is outstanding immediately prior to the Effective Time will vest (if not already vested) and be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings; (ii) each ElectraMeccanica Option that is in-the-money and outstanding immediately prior to the Effective Time, will be cancelled in exchange for a number of ElectraMeccanica Shares with a value equal to the in-the-money value of such option, as calculated in accordance with the Plan of Arrangement, subject to applicable withholdings; (iii) each ElectraMeccanica Option that is out-of-the-money and outstanding immediately prior to the Effective Time will be cancelled without any payment therefor; and (iv) each outstanding purchase warrant to acquire ElectraMeccanica Shares will remain outstanding following the Effective Time and will remain exercisable pursuant to, and to the extent required by, the terms and conditions of the warrant certificates representing such ElectraMeccanica warrants.
Description of Xos Indebtedness
On August 9, 2022, Xos entered into a note purchase agreement (the “Xos Note Purchase Agreement”) with Aljomaih Automotive Co. (“Aljomaih”) under which Xos agreed to sell and issue to Aljomaih a convertible promissory note (the “Xos Note”) in the principal amount of $20.0 million, which is convertible into Xos Shares, cash or a combination of cash and Xos Shares, at Xos’ election, in the manner and subject to the conditions and limitations set forth in the Xos Note Purchase Agreement and the Xos Note.
The maturity date of the Xos Note is August 11, 2025, unless earlier converted or redeemed. The Xos Note bears interest at a rate of 10.0% per annum, payable at maturity in validly issued, fully paid and non-assessable Xos Shares, calculated based on the 10-day volume weighted average price ending on the trading day immediately prior to the applicable payment date, unless earlier converted or paid.

The Xos Note provides a conversion right, in which Aljomaih may, on or after November 9, 2022, elect to convert the outstanding principal amount of the Xos Note by providing written notice to Xos. The conversion price for the Xos Note will initially be equal to $71.451 per share (as adjusted for Xos’ 1-for-30 reverse stock split described below), subject to adjustment in certain events pursuant to the terms of the Xos Note. Aljomaih may also elect to convert the entire principal amount of the Xos Note upon a transaction resulting in the change of control of Xos, by written notice to Xos within ten business days of receipt of notice of such change of control transaction.
On or after August 11, 2024, or as otherwise agreed to between Xos and Aljomaih in writing, Xos will have the right, exercisable on not less than five trading days prior written notice to Aljomaih, to prepay the outstanding Xos Note (principal and accrued and unpaid interest), in full or in part, and without penalty, in accordance with the terms of the Xos Note.
The Xos Note includes customary covenants and sets forth certain events of default after which the Xos Note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving Xos after which the Xos Note becomes automatically due and payable.
Xos has also agreed to grant Aljomaih a right to designate one individual for nomination (the “Designated Director”) to the Xos Board, subject to the approval of Xos and the Xos Board and satisfaction of certain conditions. The Designated Director will be designated for nomination as a Class I director and a member of the Xos Board as soon as reasonably practicable and will continue as a director of the Xos Board until the earlier of the date that (a) Aljomaih first no longer owns at least 5% of the then outstanding Xos Shares, or (b) is 30 days immediately prior to the next election of Class I directors (the “Director Right Termination Date”). The Designated Director will execute a written consent agreeing to resign no later than the Director Right Termination Date and upon the request of the Xos Board in connection with a change of control. If the Designated Director ceases to serve as a member of the Xos Board at any time prior to the Director Right Termination Date, then Aljomaih will be permitted to nominate another individual as a Designated Director pursuant to the provisions set forth in the Xos Note Purchase Agreement, provided that any such right to designate a replacement Designated Director will terminate on the Director Right Termination Date or the date of resignation of a Designated Director due to a change of control.
In addition, Xos has agreed to give Aljomaih a right of first offer (“Right of First Offer”) with respect to any future distribution of products or services offered by Xos in Cooperation Council for the Arab States of the Gulf (Saudi Arabia, Bahrain, Kuwait, United Arab Emirates, Qatar and Oman), Jordan, Iraq, Syria, Lebanon, Egypt and Yemen. The Right of First Offer will terminate upon the earlier of (i) the first date Aljomaih no longer holds 5% of the then outstanding Xos Shares, or (ii) August 9, 2025.
As soon as practicable after September 1, 2022, but no later than September 16, 2022, Xos is required to file a registration statement registering the resale by Aljomaih of any Xos Shares issuable upon conversion of the Xos Note under the U.S. Securities Act.
ElectraMeccanica Dissenting Shareholders’ Rights
The following is a summary of the provisions of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, relating to an ElectraMeccanica Shareholder’s Dissent Rights in respect of the ElectraMeccanica Arrangement Proposal. Such summary is not a comprehensive statement of the procedures to be followed by an ElectraMeccanica Dissenting Shareholder who seeks payment of the fair value of its ElectraMeccanica Shares and is qualified in its entirety by reference to the full text of Sections 237 to 247 of the BCBCA, which is attached to this Joint Proxy Statement/Circular as Appendix “H”, as modified by the Plan of Arrangement and the Interim Order.
The statutory provisions dealing with the right of dissent are technical and complex. Any ElectraMeccanica Dissenting Shareholder should seek independent legal advice, as failure to comply strictly with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of all Dissent Rights.
The Interim Order expressly provides registered holders of ElectraMeccanica Shares with the right to dissent with respect to the ElectraMeccanica Arrangement Proposal. Each ElectraMeccanica Dissenting Shareholder is entitled to be paid fair value of their ElectraMeccanica Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order and the Plan of Arrangement. In accordance with the Interim Order, 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the

ElectraMeccanica Arrangement Proposal is approved. It is a condition to completion of the Arrangement in favor of Xos that the number of ElectraMeccanica Shares in respect of which ElectraMeccanica Shareholders have validly exercised Dissent Rights (and not withdrawn such exercise) shall not exceed 7.5% of the ElectraMeccanica Shares issued and outstanding. See the section titled “The Arrangement Agreement — Additional Conditions in Favor of Xos”.
Pursuant to the Interim Order, a registered ElectraMeccanica Shareholder may exercise rights of dissent in respect of the Arrangement under Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order; provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written notice of dissent (a “Notice of Dissent”) to the ElectraMeccanica Arrangement Proposal must be received from ElectraMeccanica Shareholders who wish to dissent by ElectraMeccanica with a copy to ElectraMeccanica’s counsel not later than 5:00 p.m. (Vancouver time) on the day that is two business days before the date of the ElectraMeccanica Meeting. ElectraMeccanica’s address for such purpose is ElectraMeccanica at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary, with a copy to McCarthy Tétrault LLP at 2400 – 745 Thurlow Street, Vancouver, British Columbia, Canada, V6E 0C5, Attention: David Frost.
If a registered ElectraMeccanica Shareholder is exercising Dissent Rights on behalf of a beneficial owner of ElectraMeccanica Shares, such registered ElectraMeccanica Shareholder must dissent with respect to all ElectraMeccanica Shares which are registered in its name and beneficially owned by such beneficial owner. A registered ElectraMeccanica Shareholder who wishes to dissent must deliver a Notice of Dissent to ElectraMeccanica as set forth above and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA. Any failure by an ElectraMeccanica Shareholder to fully comply with the provisions of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of that holder’s Dissent Rights.
In addition to any other restrictions set forth in the BCBCA and the Interim Order, none of the following shall be entitled to Dissent Rights:
(a)	ElectraMeccanica Shareholders who vote in favor of the ElectraMeccanica Arrangement Proposal; and
(b)	any holder of any ElectraMeccanica DSUs, ElectraMeccanica PSUs, ElectraMeccanica RSUs and ElectraMeccanica Options.
If the ElectraMeccanica Arrangement Proposal is approved by ElectraMeccanica Shareholders and ElectraMeccanica notifies a registered ElectraMeccanica Shareholder that has delivered a Notice of Dissent of ElectraMeccanica’s intention to act upon the ElectraMeccanica Arrangement Proposal pursuant to Section 243 of the BCBCA, such ElectraMeccanica Shareholder must, within one month after the date of such notice, send to ElectraMeccanica a written notice that such holder requires the purchase of all of the ElectraMeccanica Shares in respect of which such holder has given a Notice of Dissent. Such written notice must be accompanied by the certificate or certificates representing those ElectraMeccanica Shares. Such ElectraMeccanica Dissenting Shareholder may not vote, or exercise or assert any rights of an ElectraMeccanica Shareholder in respect of such ElectraMeccanica Shares, other than the rights set forth in Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order.
ElectraMeccanica Dissenting Shareholders who are:
(a)
ultimately entitled to be paid fair value for their ElectraMeccanica Shares (A) shall be deemed to have transferred such ElectraMeccanica Shares to Xos without any further act or formality and free and clear of all liens, claims and encumbrances; (B) will be entitled to be paid the fair value of such ElectraMeccanica Shares by Xos, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the ElectraMeccanica Arrangement Proposal was adopted at the ElectraMeccanica Meeting; (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such ElectraMeccanica Shares; and (D) 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the ElectraMeccanica Arrangement Proposal is approved; or

(b)
ultimately not entitled, for any reason, to be paid fair value for their ElectraMeccanica Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of ElectraMeccanica Shares and shall receive consideration for their ElectraMeccanica Shares as provided for in Section 3.01(c) of the Plan of Arrangement, but in no case shall ElectraMeccanica, Xos or any other person be required to recognize such persons as holders of ElectraMeccanica Shares after the Effective Time, and the names of such persons shall be removed from the registers of holders of ElectraMeccanica Shares at the Effective Time as provided for in Section 3.01 of the Plan of Arrangement.
Any ElectraMeccanica Dissenting Shareholder who has duly complied with Section 244(1) of the BCBCA, or ElectraMeccanica, may apply to the Court, and the Court may determine the fair value of the dissenting ElectraMeccanica Shares and make consequential orders and give directions as the Court considers appropriate. There is no obligation on ElectraMeccanica to apply to the Court.
The discussion above is only a summary of the Dissent Rights, which are technical and complex. An ElectraMeccanica Shareholder who intends to exercise Dissent Rights must strictly adhere to the procedures established in Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, and failure to do so may result in the loss of all Dissent Rights. Each ElectraMeccanica Shareholder wishing to avail himself, herself or itself of the Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, which is attached to this Joint Proxy Statement/Circular as Appendix “H”, as modified by the Plan of Arrangement and the Interim Order, and seek his, her or its own legal advice.
Depositary
ElectraMeccanica and Xos have retained the services of the Depositary for the receipt of the letters of transmittal and the certificates representing ElectraMeccanica Shares and for the delivery of the Consideration for the ElectraMeccanica Shares under the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

THE ARRANGEMENT AGREEMENT AND RELATED AGREEMENTS
The following is a summary of the principal terms of the Arrangement Agreement and related agreements. This summary does not purport to be complete and may not contain all of the information about the Arrangement Agreement or related agreements that is important to ElectraMeccanica Shareholders and Xos Stockholders. The rights and obligations of the parties are governed by the express terms and conditions of the Arrangement Agreement and the related agreements and not by this summary or any other information contained in this Joint Proxy Statement/Circular. This summary is qualified in its entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached to this Joint Proxy Statement/Circular as Appendix “A” and is available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached at Appendix “B” to this Joint Proxy Statement/Circular.
On January 11, 2024, ElectraMeccanica entered into the Arrangement Agreement with Xos, pursuant to which ElectraMeccanica and Xos agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Xos will acquire 100 percent of the ElectraMeccanica Shares pursuant to a plan of arrangement under Division 5 of Part 9 of the BCBCA. Upon completion of the Arrangement, ElectraMeccanica Shareholders (other than in respect of ElectraMeccanica Dissenting Shareholders) will receive, such number of shares of Xos common stock as is calculated in accordance with the Arrangement Agreement.
The terms of the Arrangement Agreement were the result of arm’s length negotiation between ElectraMeccanica and Xos and their respective advisors.
Consideration and Consideration Shares
Arrangement Consideration
Upon the Effective Time, holders of ElectraMeccanica Shares will be entitled to receive a certain number of Xos Shares pursuant to the Plan of Arrangement in exchange for the transfer to Xos of one ElectraMeccanica Share (the “Consideration”). Assuming Net Cash is greater than $46,500,000 and less than $50,500,000 and assuming the number of ElectraMeccanica Outstanding Shares and the number of Xos Outstanding Shares as of the Anticipated Effective Time are the numbers outstanding, respectively, as of January 24, 2024, the Consideration is expected to be 0.0142 of an Xos Share in exchange for each ElectraMeccanica Share, subject to certain adjustments set forth in the Arrangement Agreement, and is calculated by multiplying: (a) the quotient obtained by dividing (i) one by (ii) the number of ElectraMeccanica Outstanding Shares; by (b) the product obtained by multiplying (i) the Net Cash Percentage by (ii) 0.21; by (c) the quotient obtained by dividing (i) the number of Xos Outstanding Shares by (ii) the difference between (A) one and (B) the product obtained by multiplying the Net Cash Percentage by 0.21. The following defined terms are used in the Arrangement Agreement and in the summary discussion that follows:
•	“Anticipated Effective Date” means the date, as agreed by Xos and ElectraMeccanica in writing at least 15 calendar days prior to the ElectraMeccanica Meeting, anticipated to be the Effective Date.
•	“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date.
•
“ElectraMeccanica Outstanding Shares” means the total number of common shares in the capital of ElectraMeccanica outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis, assuming the conversion or exercise of all ElectraMeccanica options that are “in-the-money” (as contemplated in the Plan of Arrangement), ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs, all as contemplated in the Plan of Arrangement.

•
“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of ElectraMeccanica and its subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including: (a) benefits, retention or other bonuses or payments to ElectraMeccanica officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing; (b) costs for procuring “tail” policies of directors’ and officers’ liability insurance; and (c) financial, legal, accounting and other advisory service costs of ElectraMeccanica, but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities.

•
“Net Cash Percentage” means: (a) in the event that Net Cash is equal to or greater than $46,500,000 and equal to or less than $50,500,000, 100%; (b) in the event that Net Cash is greater than $50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) $50,500,000; and (c) in the event that Net Cash is less than $46,500,000, a percentage equal to the quotient of (i) the Net Cash divided by (ii) $46,500,000.

•
“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos options (the “Xos Options”) and Xos restricted stock units (other than restricted stock units described as “Earn-Out RSUs” in the Xos public record) (the “Xos RSUs”), outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos pursuant to any financing contemplated by the Arrangement Agreement and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the permitted financings of Xos pursuant to the Arrangement Agreement.

The following table illustrates how the Consideration and post-Arrangement equity ownership of the pre-Arrangement holders of ElectraMeccanica Shares and the pre-Arrangement holders of Xos Shares may change if Net Cash is between $43,500,000 and $53,500,000 at the Anticipated Effective Time.
Net Cash at the Anticipated Effective Time	Consideration (Number of Xos Shares)	Post-Arrangement Ownership
		ElectraMeccanica Equity Holders(1)	Xos Equity Holders
$43,500,000	0.0131	19.6%	80.4%
$44,500,000	0.0135	20.1%	79.9%
$45,500,000	0.0138	20.5%	79.5%
$46,500,000 – $50,500,000	0.0142	21.0%	79.0%
$51,500,000	0.0146	21.4%	78.6%
$52,500,000	0.0149	21.8%	78.2%
$53,500,000	0.0153	22.2%	77.8%
(1)
Assumes that the number of ElectraMeccanica Outstanding Shares and the number of Xos Outstanding Shares as of the Anticipated Effective Time are equal to the respective number of such shares as are outstanding as of January 24, 2024.

Other Tax Matters
Notwithstanding anything to the contrary contained in the Arrangement Agreement or in the Plan of Arrangement or the other documents relating to the Arrangement, it is understood and agreed that (a) neither ElectraMeccanica nor Xos provides any assurances to any security holder of ElectraMeccanica regarding the income tax consequences of the Arrangement or any of the other transactions contemplated hereby to any security holder of ElectraMeccanica; (b) Xos will be permitted to cause Xos or an Xos affiliate to make the election described in Section 338(g) of the Code (and comparable elections under state and local tax law); and (c) prior to mailing of the Joint Proxy Statement/Circular, Xos will be entitled, in its discretion and on written notice to ElectraMeccanica, to amend the Plan of Arrangement to cause the transactions described in the Arrangement Agreement to be treated as a taxable exchange of ElectraMeccanica Shares for the Consideration, which may include replacing Xos Shares with an equivalent value of cash not to exceed 1% of the value of the Consideration, or causing an indirect subsidiary of Xos to be the acquiror of ElectraMeccanica Shares.
Representations and Warranties
Except for its status as the contractual document that establishes and governs the legal relations among ElectraMeccanica and Xos with respect to the Arrangement, ElectraMeccanica and Xos do not intend for the Arrangement Agreement to be a source of factual, business or operational information about ElectraMeccanica or Xos. The Arrangement Agreement contains representations and warranties made by ElectraMeccanica to Xos, and by Xos to ElectraMeccanica, which are summarized below. These representations and warranties have been made by each party solely for the benefit of the other party and:
•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the Arrangement Agreement, which disclosures are not reflected in the Arrangement Agreement; and

•
may apply standards of materiality (including Material Adverse Change) that may be different from that considered material to ElectraMeccanica Shareholders or Xos Stockholders, or that may have been used for the purpose of allocating risk between the parties rather than for the purpose of establishing facts.

Moreover, information concerning the subject matter of the representations and warranties in the Arrangement Agreement were made as of specific dates specified therein and may have changed since the date of the Arrangement Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.
The representations and warranties provided by ElectraMeccanica in favor of Xos relate to, among other things:
(a)	corporate organization, good standing and similar corporate matters, including the qualification to do business under applicable law;
(b)	corporate power and authority to enter into the Arrangement Agreement and perform its obligations thereunder;
(c)	due execution, delivery and enforceability of the Arrangement Agreement;
(d)	the absence of required government authorization to enter into the Arrangement Agreement;
(e)
the absence of conflicts with constating documents, breaches of contracts, liens upon assets and violations of applicable laws resulting from the execution, delivery and performance of the Arrangement Agreement and the consummation of the transactions contemplated thereby;

(f)	capitalization and equity securities;
(g)	corporate records;
(h)	ownership of subsidiaries and certain matters with respect to the subsidiaries;
(i)	securities law matters;
(j)	timely filing of public documents and the absence of outstanding or unresolved comments with respect to public filings;
(k)	financial statements and financial reporting controls;
(l)	the absence of undisclosed liabilities;
(m)	the absence of bankruptcy, insolvency or reorganization;
(n)	real property and personal property;
(o)	personal property leases;
(p)	compliance with laws;
(q)	complete and accurate responses in connection with Xos’ due diligence;
(r)	opinions of financial advisors;
(s)	finder’s fees and other commissions;
(t)
ElectraMeccanica Board’s determination that the Arrangement and the consideration to be received by the ElectraMeccanica Shareholders are fair and authorization to enter into the Arrangement Agreement;

(u)	litigation matters;
(v)	employment and labor matters;
(w)	tax matters;
(x)	transactions with affiliates;

(y)	insurance matters;
(z)	the absence of certain changes or events;
(aa)	material contracts;
(bb)	environmental matters;
(cc)	money laundering, anti-terrorism and anti-corruption matters;
(dd)	intellectual property;
(ee)	software;
(ff)	information technology systems;
(gg)	finance and guarantees;
(hh)	privacy laws;
(ii)	Canadian anti-spam legislation;
(jj)	permits and authorizations;
(kk)	Canadian merger control matters; and
(ll)	insider trading arrangement matters.
The representations and warranties provided by Xos in favor of ElectraMeccanica relate to, among other things:
(a)	corporate organization, good standing and similar corporate matters, including the qualification to do business under applicable law;
(b)	corporate power and authority to enter into the Arrangement Agreement and perform its obligations thereunder;
(c)	due execution, delivery and enforceability of the Arrangement Agreement;
(d)	the absence of required government authorization to enter into the Arrangement Agreement;
(e)
the absence of conflicts with constating documents, breaches of contracts, liens upon assets and violations of applicable laws resulting from the execution, delivery and performance of the Arrangement Agreement and the consummation of the transactions contemplated thereby;

(f)	capitalization and equity securities;
(g)	corporate records;
(h)	ownership of subsidiaries and certain matters with respect to the subsidiaries;
(i)	securities law matters;
(j)	timely filing of public documents and the absence of outstanding or unresolved comments with respect to public filings;
(k)	financial statements and financial reporting controls;
(l)	the absence of undisclosed liabilities;
(m)	the absence of bankruptcy, insolvency or reorganization;
(n)	compliance with laws;
(o)	complete and accurate responses in connection with ElectraMeccanica’s due diligence;
(p)	finder’s fees and other commissions;
(q)	Xos Board’s determination that the Arrangement is fair and authorization to enter into the Arrangement Agreement;
(r)	litigation matters;

(s)	tax matters;
(t)	the absence of certain changes or events;
(u)	material contracts;
(v)	environmental matters;
(w)	money laundering; anti-terrorism and anti-corruption matters;
(x)	intellectual property;
(y)	software;
(z)	finance and guarantees;
(aa)	permits and authorizations;
(bb)	products and services;
(cc)	Canadian merger control matters; and
(dd)	insider trading arrangement matters.
The representations and warranties of ElectraMeccanica and Xos contained in the Arrangement Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms. Notwithstanding the termination of the Arrangement Agreement prior to the Effective Time, no party will be relieved of any liability arising on or prior to the date of such termination.
“Material Adverse Change” means, in respect of any party, any fact or state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, state of facts, changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise) of the person and its subsidiaries, taken as a whole, except, any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from:
a)	any change affecting the industries in which that person and its subsidiaries operate;
b)
any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

c)	any change in U.S. GAAP or its interpretation by any governmental entity;
d)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;
e)	any adoption or change in applicable law or any interpretation thereof by any governmental entity;
f)	any action taken by that person or any of its subsidiaries which is required to be taken pursuant to the Arrangement Agreement;
g)
any actions taken (or omitted to be taken) upon the written request of Xos (in respect of ElectraMeccanica) or ElectraMeccanica (in respect of Xos) in accordance with the provisions of the Arrangement Agreement;

h)
the announcement or performance of the Arrangement Agreement or the pendency or consummation of the transactions contemplated thereby (provided that this clause (h) will not apply to any representation or warranty in the Arrangement Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of the Arrangement Agreement or the consummation of the transactions contemplated therein); or

i)
any change in the market price or trading volume of any securities of that person (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Change has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of that person trade, provided, however, that with respect to clauses a) through to and including e), such matter does not have a materially disproportionate effect on that party and its subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the relevant industry or industries in which that person and its subsidiaries operate.
Covenants
General
In the Arrangement Agreement, each of ElectraMeccanica and Xos has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, and to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement, as described below.
ElectraMeccanica Interim Covenants Regarding Conduct of Business
The Arrangement Agreement includes a general covenant by ElectraMeccanica in favor of Xos that, that during the period from the date of the Arrangement Agreement until the earlier of the Effective Date and the time that the Arrangement Agreement is terminated in accordance with its terms, except as expressly permitted or required by the Arrangement Agreement or the Plan of Arrangement, as expressly provided for in the ElectraMeccanica Disclosure Letter, or as required by applicable law or a governmental entity, or unless Xos otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed): (a) ElectraMeccanica will, and will cause its subsidiaries to, conduct business and maintain its operations in the ordinary course (including preparing quarterly and annual audited financial statements of ElectraMeccanica in the ordinary course) and in compliance, in all material respects, with all applicable laws and material contracts of ElectraMeccanica, (b) ElectraMeccanica will promptly provide Xos with information reasonably requested by Xos with respect to ElectraMeccanica’s cash balance; (c) ElectraMeccanica will promptly notify Xos of any material change in the business of ElectraMeccanica and its subsidiaries, taken as a whole; (d) ElectraMeccanica will use commercially reasonable efforts to preserve intact the current business organization of ElectraMeccanica and its subsidiaries, keep available the present employees of ElectraMeccanica and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other persons having business relationships with ElectraMeccanica and its subsidiaries, (e) ElectraMeccanica will preserve and maintain intact its properties and assets in good working condition (normal wear and tear excepted); (f) ElectraMeccanica will use commercially reasonable efforts to maintain and preserve its unrestricted cash balance (without restricting the ability of ElectraMeccanica to consummate the transactions contemplated by the Arrangement Agreement); and (g) ElectraMeccanica will not, and will not permit any of its subsidiaries to, directly or indirectly:
i.	amend the ElectraMeccanica constating documents or the terms of any securities of the applicable entity;
ii.	declare, set aside, or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);
iii.
split, combine or reclassify any of the ElectraMeccanica Shares (except if required to comply with Nasdaq listing requirements, in which case the consideration received under the Arrangement Agreement will be adjusted accordingly);

iv.	amend the term of any outstanding debt security;
v.
adopt or amend or make any contribution to or accelerate any award under any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers or former directors or officers of ElectraMeccanica or its subsidiaries, provided that nothing in the foregoing will restrict ElectraMeccanica from granting annual incentive cash and equity awards as disclosed in the ElectraMeccanica Disclosure Letter;

vi.	(i) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its shares, or reduce the stated capital of its shares;
vii.
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of ElectraMeccanica Shares, except for the issuance of ElectraMeccanica Shares issuable upon the exercise or vesting of ElectraMeccanica’s outstanding equity securities on the date of the Arrangement Agreement in accordance with its terms;
viii.
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other person or any material equity interests therein, or any assets, securities, properties, interests or businesses having a cost which individually or in the aggregate do not exceed $50,000;

ix.	reorganize, amalgamate or merge ElectraMeccanica or any of its subsidiaries with any other person;
x.
sell, lease, transfer, grant licences to, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete, for which the proceeds of disposition are equal to or in excess of the values for such assets included in the ElectraMeccanica Disclosure Letter and for which the proceeds of disposition individually or in the aggregate do not exceed $50,000;

xi.	enter into any transactions or arrangements with persons with whom it does not deal at arm’s length (within the meaning of the Tax Act) other than for consideration equal to fair market value;
xii.
initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any debt or equity financing in an aggregate amount of more than US$5 million, other than with Xos and its affiliates;

xiii.
enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

xiv.	make any capital expenditure or capital commitment to do so which individually or in the aggregate exceeds $25,000;
xv.	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;
xvi.	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;
xvii.	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;
xviii.
engage in any new business or enterprise, or any activity that is inconsistent with the existing business of ElectraMeccanica or its applicable subsidiary in the manner such existing business has been carried on prior to the date of the Arrangement Agreement, or materially change the business carried on by ElectraMeccanica and its subsidiaries;

xix.	create any subsidiary or enter into any contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;
xx.
(A) make, amend or rescind any tax election, (B) amend any tax return or take any position on any tax return that results in an increased tax liability, (C) settle or compromise any material liability for taxes, (D) enter into any tax allocation, tax sharing, tax indemnity or other agreement relating to any taxes, or (E) surrender or forfeit any right to claim a tax refund;

xxi.	take any action with respect to the computation of taxes or the preparation of tax returns that is in any material respect inconsistent with past practice;
xxii.
make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of ElectraMeccanica or any of its subsidiaries as defined for purposes of section 212.3 of the Tax Act except to the extent such investment is required to fund ongoing obligations of ElectraMeccanica Automotive USA Inc., ElectraMeccanica USA LLC, SOLO EV LLC and InterMeccanica International Inc. in the ordinary course;

xxiii.
make any bonus or profit sharing distribution or similar payment of any kind, provided that nothing in the foregoing will restrict ElectraMeccanica from granting annual incentive cash and equity awards as disclosed in the ElectraMeccanica Disclosure Letter;

xxiv.
make any change in ElectraMeccanica’s or any of its subsidiaries’ methods of accounting, except as required by concurrent changes in U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;

xxv.
(A) grant or increase any severance, change of control or termination pay to (or amend any existing arrangement with) any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries; (B) increase the benefits payable under any existing severance or termination pay policies with any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries; (C) increase the benefits payable under any employment or other agreements with any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries; (D) grant or enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any employee of ElectraMeccanica or director or officer of ElectraMeccanica or any of its subsidiaries; (E) enter into any employment or other similar agreement (or amend any such existing agreement) with any person; (F) increase compensation, bonus levels or other benefits payable to any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries; (G) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan; or (H) terminate (other than for cause) or remove any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries; provided that nothing in the foregoing will restrict ElectraMeccanica from granting annual incentive cash and equity awards as disclosed in the ElectraMeccanica Disclosure Letter;

xxvi.
cancel, waive, release, assign, settle or compromise any claims or rights, except in the ordinary course, provided that (A) any such cancellation, waiver, release, assignment, settlement or compromise is not individually or in the aggregate in an amount of more than $50,000, and (B) does not include any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any employee of ElectraMeccanica (whether current or former) or director or officer of ElectraMeccanica or any of its subsidiaries;

xxvii.
compromise or settle any legal proceeding (A) with a compromise or settlement value in excess of $25,000 (exclusive of amounts not covered by insurance) individually or in the aggregate, (B) that imposes injunctive or other non-monetary relief on ElectraMeccanica or any subsidiary of ElectraMeccanica, (C) that is otherwise material to ElectraMeccanica or any subsidiary of ElectraMeccanica or (D) which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by the Arrangement Agreement;

xxviii.
commence any action, claim or other legal proceeding (other than to enforce the terms of the Arrangement Agreement, to enforce other obligations of Xos or as a result of litigation commenced against ElectraMeccanica);

xxix.
amend or modify, or terminate, transfer or waive any right under, any material contract of ElectraMeccanica or enter into any contract that would be a material contract of ElectraMeccanica if in effect on the date of the Arrangement Agreement;

xxx.
make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material authorizations or take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any governmental entity to institute legal proceedings for the suspension, revocation or limitation of rights under, any material authorization necessary to conduct its businesses as now being conducted;

xxxi.	enter into any contract containing any provision restricting or triggered by the transactions contemplated by the Arrangement Agreement;

xxxii.
except as contemplated by the Arrangement Agreement, amend, modify, terminate or allow to lapse any insurance policy of ElectraMeccanica or any of its subsidiaries in effect on the date of the Arrangement Agreement, unless simultaneously with any such termination or lapse, a replacement policy underwritten by an insurance company of similar standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

xxxiii.
engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of ElectraMeccanica or any of its subsidiaries;

xxxiv.
take any action which would render, or which reasonably may be expected to render, any representation or warranty made by ElectraMeccanica in the Arrangement Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

xxxv.	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
Nothing in the foregoing or otherwise in the Arrangement Agreement will restrict or limit ElectraMeccanica’s right to discharge or pay out its legal, financial and other advisors prior to the Effective Time, such fees and expenses as having been reasonably incurred (as determined by ElectraMeccanica) by such advisors in connection with the consummation of the Arrangement.
Further, ElectraMeccanica covenants that:
(a)
ElectraMeccanica will, or will cause its subsidiaries to, use commercially reasonable efforts to remove from commerce in the United States their inventory of Solo G2 and G3 vehicles in accordance with all applicable law and duty drawback requirements and take such other actions as necessary to preserve duty drawback assets; and

(b)
as soon as reasonably practicable and before the Effective Date, ElectraMeccanica will, and will use commercially reasonable efforts to cause its representatives and independent auditors to provide historical financial statements and information of ElectraMeccanica required to be filed to meet the requirements of Item 9.01(a) of Form 8-K required to be filed in connection with the consummation of the Arrangement and assist Xos (and its representatives and independent auditors) to prepare, review and deliver any pro forma financial statements required to meet the requirements of Item 9.01(a) of Form 8-K required to be filed in connection with the consummation of the Arrangement.

Xos Interim Covenants Regarding Conduct of Business
The Arrangement Agreement includes a general covenant by Xos in favor of ElectraMeccanica that, during the period from the date of the Arrangement Agreement until the earlier of the Effective Date and the termination of the Arrangement Agreement, except as expressly provided for in the Xos Disclosure Letter, as required by applicable law or a governmental entity, as expressly permitted by the Arrangement Agreement or ElectraMeccanica otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Xos will (a) and will cause its subsidiaries to, conduct the business and maintain its operations in the ordinary course, and in compliance in all material respects, with applicable laws and the material contracts of Xos, (b) promptly provide ElectraMeccanica with information reasonably requested by ElectraMeccanica with respect to the cash balance of Xos, (c) promptly notify ElectraMeccanica of any material change in the business of Xos and its subsidiaries (taken as a whole), (d) use commercially reasonable efforts to preserve intact the current business organization of Xos and its subsidiaries, and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors, employees and all other persons having business relationships with them;(e) maintain its properties and assets in good working condition (with normal wear and tear expected); and (f) except for transactions involving Xos and its subsidiaries or between Xos’ subsidiaries, Xos will not, and will not permit any of its subsidiaries to, directly or indirectly:
i.	amend the constating documents of the applicable entity;
ii.
split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

iii.
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Xos Shares, except (A) for the issuance of the Xos Shares issuable upon the exercise or vesting of the Xos convertible securities outstanding on the date of the Arrangement Agreement in accordance with its terms; (B) the other issuances of securities permitted by the Arrangement Agreement (including pursuant to any Xos permitted financings); and (C) for equity awards granted in the ordinary course;

iv.
initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, other than with ElectraMeccanica and its affiliates, with respect to any equity financing not in place on the date hereof, except that Xos may carry out (A) one or more financings in respect of which the aggregate equity portion is no more than US$10 million that is completed on or prior to March 31, 2024; (B) one or more financings in respect of which the aggregate equity portion is no more than US$20 million (inclusive of the financing permitted in the foregoing clause (A)) that is completed on or prior to June 30, 2024; and (C) one or more financings in addition to the financings permitted in the foregoing clauses (A) and (B), provided that the equity portion of such additional financings will be included in the calculation of Xos outstanding shares to the extent completed on or prior to the Anticipated Effective Date;

v.	prepay any indebtedness outside the ordinary course;
vi.
engage in any new business, enterprise or other activity that is inconsistent with the existing business of Xos or its applicable subsidiary in the manner such existing business generally has been carried on or planned or proposed to be carried on prior to the date of the Arrangement Agreement;

vii.	take any action with respect to the computation of taxes or the preparation of tax returns that is in any material respect inconsistent with past practice;
viii.	make any change in Xos’ or any of its subsidiaries’ methods of accounting, except as required by U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;
ix.
cancel, waive, release, assign, settle or compromise any claims or rights, except in the ordinary course (provided that any such cancellation, waiver, release, assignment, settlement or compromise is not individually in an amount of more than $250,000);

x.
compromise or settle any legal proceeding with a compromise or settlement value in excess of $250,000 (exclusive of amounts not covered by insurance) or that is otherwise material to Xos or any subsidiary of Xos;

xi.	enter into any contract containing any provision restricting the transactions contemplated by the Arrangement Agreement;
xii.	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of Xos;
xiii.
take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Xos in the Arrangement Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

xiv.	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
In addition, in the event that Xos wishes to raise any additional capital through an equity financing for the purposes of pursuing immediate growth or capital investment opportunities, which is not permitted by the foregoing covenants, Xos will:
a)
notify ElectraMeccanica in writing prior to commencing any such equity financing discussion or process (and the notification will contain reasonably detailed information about any proposed amount and terms of such equity financing and the growth or capital investment opportunity);

b)	pursue such equity financing only with ElectraMeccanica’s prior written approval (which may not be unreasonably withheld, conditioned or delayed); and
c)	provide ElectraMeccanica with regular updates as to the status of such equity financing.
Nothing in the Arrangement Agreement will restrict or limit in any way Xos’ right to initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any non-convertible debt financing.
Covenants Relating to the Arrangement
Each of ElectraMeccanica and Xos further covenanted that, except as expressly contemplated in the Arrangement Agreement, from the date of the Arrangement Agreement until the earlier of the termination date of the Arrangement Agreement and the Effective Time, that, among other things:
(a)
it will and will cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the transactions contemplated by the Arrangement Agreement, including using commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from parties to its material contracts;
(ii)	obtain all necessary and material authorizations as are required to be obtained by it or any of its subsidiaries under applicable laws;
(iii)
fulfill all conditions and satisfy all provisions of the Arrangement Agreement and the Arrangement, including delivery of the certificates of each party’s respective officers contemplated by the Arrangement Agreement;

(iv)	cooperate with the other party in connection with the performance by it and its subsidiaries of their obligations hereunder;
(v)	carry out such actions as are necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and
(vi)
oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any legal proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or the Arrangement Agreement.

(b)
it will not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the Arrangement Agreement;

(c)
it will forthwith carry out the terms of the Interim Order and Final Order to the extent applicable to it and take all necessary actions to give effect to the transactions contemplated by the Arrangement Agreement, and comply promptly with all requirements imposed by applicable law on it or its subsidiaries with respect to the Arrangement Agreement or the Arrangement; and

(d)
it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other party’s legal counsel to permit the consummation of the transactions contemplated by the Arrangement Agreement.

Each party will promptly inform the other party of:
(a)
any Material Adverse Change in respect of the informing party or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Change in respect of the informing party;

(b)
any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with the Arrangement Agreement or the Arrangement;

(c)
any notice or other communication from any governmental entity in connection with the Arrangement Agreement (and the informing party will contemporaneously provide a copy of any such written notice or communication to the other party); or

(d)
any material legal proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the informing party, its subsidiaries or its or their respective assets.

Each party has agreed to meet every other week prior to the Effective Date to review the cash forecasts of each party.
Additionally, subject to the terms and conditions of the Arrangement Agreement, each party has agreed to, and has agreed to cause its subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by such party and its subsidiaries under the Arrangement Agreement, cooperate in connection therewith, and use commercially reasonably efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Arrangement and the other transactions contemplated by the Arrangement Agreement as soon as practicable, including:
(a)	immediately after the execution of the Arrangement Agreement, each issuing a news release announcing the entry into the Arrangement Agreement and other matters described in the Arrangement Agreement;
(b)
obtaining and maintaining all other third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under the material contracts of the applicable party in order to complete the Arrangement or (ii) required in order to maintain the material contracts of the applicable party in full force and effect following completion of the Arrangement; and

(c)	effecting the listing of the Consideration Shares on the Nasdaq on or prior to the Effective Time.
Regulatory Approvals
In the United States, Xos and ElectraMeccanica must comply with applicable securities laws and the rules and regulations of Nasdaq in connection with the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transactions contemplated by the Arrangement Agreement and the filing of this Joint Proxy Statement/Circular with the SEC. The parties do not require any regulatory approval from antitrust authorities to consummate the Arrangement.
Access to Information
Each of ElectraMeccanica and Xos have agreed to, and to cause their subsidiaries to, provide the other party and its representatives: (i) upon reasonable notice, reasonable access during normal business hours to its (a) premises, (b) property and assets (including books and records, whether retained internally or otherwise), (c) copies of contracts and leases, (d) senior personnel and (ii) financial and operating data or other information with respect to the assets or business of such party and its subsidiaries as the other party from time to time reasonably requests.
Confidentiality
Each party acknowledges that the Confidentiality Agreement continues to apply and that any information provided under the Arrangement Agreement that is non-public or proprietary in nature to the other party, will be subject to the terms of such Confidentiality Agreement. If the Arrangement Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement will survive such termination. The ElectraMeccanica Disclosure Letter and the Xos Disclosure Letter may not be disclosed unless required by applicable law or a party needs to disclose it in order to enforce its rights under the Arrangement Agreement.
Insurance and Indemnification
The Arrangement Agreement provides that, prior to the Effective Date, ElectraMeccanica will purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by ElectraMeccanica and its subsidiaries which are in effect immediately prior to the Effective Date, providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date.

ElectraMeccanica will maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date, provided that the cost of such policies will not exceed 300% of the current annual premiums for ElectraMeccanica’s directors and officers insurance.
Xos agrees that any rights to indemnification that exist in favor of the present and former directors and officers of ElectraMeccanica, as provided by contracts or agreements which ElectraMeccanica is party to and in effect as of the date of the Arrangement Agreement, will survive and continue in full force and effect and without modification. Xos, and any successor to Xos, will continue to honor the indemnification rights under such agreements, including with respect to actions or omission of any such directors and officers occurring prior to the Effective Time, for six years following the Effective Date.
Governance and Management Matters
Subject to any director independence and financial literacy requirements, Xos will take all necessary action to ensure that immediately following the Effective Time:
(a)
if at such time the Xos Board is comprised of eight or fewer directors, two of such directors will be individuals who currently serve as directors of ElectraMeccanica who are identified by ElectraMeccanica to Xos in writing no later than five business days prior to the filing of the definitive proxy statement by Xos; and

(b)
if at such time the Xos Board is comprised of nine or 10 directors, three of such directors will be individuals who currently serve as directors of ElectraMeccanica who are identified by ElectraMeccanica to Xos in writing no later than five business days prior to the filing of the definitive proxy statement by Xos.

If the appointment of any individual to the Xos Board above could reasonably be expected to result in Xos failing to comply with any applicable law (including any director independence or financial literacy requirements) and Xos has notified ElectraMeccanica of the same in writing, ElectraMeccanica will be entitled to (within five business days of such written notification) designate a replacement individual to address the potential noncompliance.
Termination of 401(k) Plans
ElectraMeccanica has agreed to cause the termination of all 401(k) arrangement employee benefits effective as of the day immediately preceding the Effective Date; provided that, if ElectraMeccanica or any of its subsidiaries participates in a 401(k) Plan maintained by a PEO (a “PEO 401(k) Plan”), ElectraMeccanica will adopt resolutions to authorize (i) ElectraMeccanica’s or such subsidiary’s, as applicable, withdrawal from participation in the PEO 401(k) Plan, (ii) ElectraMeccanica’s or such subsidiaries’, as applicable, adoption of a single employer 401(k) plan (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance of all assets and liabilities attributable to ElectraMeccanica’s or such subsidiary’s, as applicable, participants from the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all of which will be effective as of the day immediately preceding the Effective Date, unless Xos provides written notice to ElectraMeccanica no later than five business days prior to the Effective Date that the 401(k) Plans will not be terminated.
Covenants Regarding Non-Solicitation
Except as expressly otherwise provided in the Arrangement Agreement, each of ElectraMeccanica and Xos has agreed to not directly or indirectly, through any representatives, or otherwise, and will not permit any such person to:
(a)
solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a party or any of its subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may be reasonably expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the other party) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	make an ElectraMeccanica Change in Recommendation (as defined below) or Xos Change in Recommendation, as applicable;

(d)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal, it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of the non-solicitation provision of the Arrangement Agreement, provided such party’s board of directors has rejected such Acquisition Proposal and affirmed such party’s board recommendation before the end of such five business day period (or in the event that the ElectraMeccanica Meeting or Xos Meeting is scheduled to occur within such five business day period, prior to the third business day prior to the date of the ElectraMeccanica Meeting or the Xos Meeting);

(e)
accept or enter into or publicly propose to accept or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement otherwise permitted by the Arrangement Agreement); or

(f)
solely in the case of ElectraMeccanica, make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of ElectraMeccanica Board of the transactions contemplated by the Arrangement Agreement.

Pursuant to the terms of the Arrangement Agreement, each of ElectraMeccanica and Xos agreed to, and to cause its representatives to, cease any solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of the Arrangement Agreement with any person (other than the other party) with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each party agreed to:
(a)
discontinue access to and disclosure of any of its information, including any data room and any confidential information, properties, facilities, books and records of such party or of any of its subsidiaries including by way of online data room or other electronic delivery method; and

(b)
as soon as practicable and within three business days of the date of the Arrangement Agreement, request and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding such party or any of its subsidiaries provided to any person (other than the other party), and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such party or any of its subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

In the Arrangement Agreement, each party represented that it had not, waived any confidentiality, standstill or similar provision or restriction in any agreement to which such party or any of its subsidiaries is a party, except to permit submissions of expressions of interest prior to the date of the Arrangement Agreement. Each party further agreed to take all necessary action to enforce confidentiality, standstill or similar provision or restriction in any agreement to which such party or any of its subsidiaries is a party and neither it, nor any of its subsidiaries or representatives have released or will, without the prior written consent of the other party (which may be withheld or delayed in the other party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations, or any of its subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which such party or any of its subsidiaries is a party.
“Acquisition Proposal” means, other than (x) the transactions contemplated by the Arrangement Agreement and (y) any transaction involving only ElectraMeccanica or Xos and one or more of their respective wholly-owned subsidiaries, as applicable, any offer, proposal, expression of interest or inquiry (written or oral), or public announcement of intention, from any person or group of persons other than Xos or ElectraMeccanica (or any affiliate or subsidiary of such party), as applicable, whether or not delivered to the ElectraMeccanica Shareholders or Xos Stockholders, as applicable, relating to:
(a)
any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of ElectraMeccanica or Xos, as applicable, and its subsidiaries or of 20% or more of the voting or equity securities of such party or any of its subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets or revenues of such party and its subsidiaries;

(b)
any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of ElectraMeccanica or Xos, as applicable, on a partially diluted basis;

(c)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving ElectraMeccanica or Xos, as applicable, or any of its subsidiaries; or

(d)	any other similar transaction or series of transactions involving ElectraMeccanica or Xos, as applicable, or any of its subsidiaries.
Notification of Acquisition Proposals
Pursuant to the terms of the Arrangement Agreement, if a party or any of its representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to such party or any subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of such party or any of its subsidiaries, such party will immediately notify the other party, at first orally, and then promptly and in any event within 24 hours (in the case of ElectraMeccanica) or 48 hours (in the case of Xos) in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. Such party will keep the other party fully informed on a current basis of the status of developments (and solely with respect to ElectraMeccanica, to the extent ElectraMeccanica is permitted under the terms of the Arrangement Agreement to enter into discussions and negotiations, the status of such discussions and negotiations) with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.
ElectraMeccanica - Responding to an Acquisition Proposal
Notwithstanding the foregoing, if at any time prior to obtaining the approval of the ElectraMeccanica Arrangement Proposal by the ElectraMeccanica Shareholders, ElectraMeccanica receives from any person a bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Arrangement Agreement, ElectraMeccanica may engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of ElectraMeccanica or its subsidiaries, if and only if:
(a)
the ElectraMeccanica Board (i) first determines in good faith, after consultation with its financial advisors and its outside counsel, that such Acquisition Proposal is or may reasonably be expected to result in an ElectraMeccanica Superior Proposal, and (ii) has received written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)
the person or persons making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement and no waiver of any such provision was granted to the person;

(c)	ElectraMeccanica has been, and continues to be, in compliance with its obligations under the non-solicitation provisions of the Arrangement Agreement;
(d)
prior to providing any such copies, access, or disclosure, ElectraMeccanica enters into a confidentiality and standstill agreement with the person or persons making such Acquisition Proposal substantially in the same form as the Confidentiality Agreement (and without limitation such agreement may not include any provision calling for an exclusive right to negotiate with ElectraMeccanica and may not restrict ElectraMeccanica or its subsidiaries from complying with the non-solicitation provisions of the Arrangement Agreement or interfere with ElectraMeccanica’s ability to consummate the transactions contemplated by the Arrangement Agreement); and

(e)
ElectraMeccanica promptly provides Xos with: (i) two business days’ prior written notice stating ElectraMeccanica intention to participate in such discussions or negotiations regarding such Acquisition

Proposal and to provide such copies, access or disclosure, together with a copy of written advice from ElectraMeccanica’s outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the ElectraMeccanica Board’s fiduciary duties; and (ii) prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to above, provided that, ElectraMeccanica will not, and will not allow its representatives to, disclose any non-public information with respect to ElectraMeccanica or any of its subsidiaries to such person if such non-public information has not been previously provided to, or is not currently provided to, Xos.
Right to Match
Provided that ElectraMeccanica is in compliance with its obligations under the non-solicitation provisions of the Arrangement Agreement, if ElectraMeccanica receives an Acquisition Proposal that constitutes an ElectraMeccanica Superior Proposal prior to the approval of the ElectraMeccanica Arrangement Proposal by the ElectraMeccanica Shareholders, the ElectraMeccanica Board may, subject to compliance with the Arrangement Agreement, enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:
(a)
the person making the ElectraMeccanica Superior Proposal was not restricted from making such ElectraMeccanica Superior Proposal pursuant to an existing standstill, use of information, or similar restriction and no waiver of any such provision was granted to the person;

(b)
ElectraMeccanica has been, and continues to be, in compliance with its obligations under the non-solicitation provisions of the Arrangement Agreement in respect of such ElectraMeccanica Superior Proposal;

(c)
ElectraMeccanica has delivered to Xos a written notice of the determination of the ElectraMeccanica Board that such Acquisition Proposal constitutes an ElectraMeccanica Superior Proposal and of the intention of the ElectraMeccanica Board to enter into such definitive agreement, together with a written notice from the ElectraMeccanica Board regarding the value and financial terms that the ElectraMeccanica Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal and that the failure to enter into such definitive agreement would be inconsistent with the ElectraMeccanica Board’s fiduciary duties (the “ElectraMeccanica Superior Proposal Notice”);

(d)
ElectraMeccanica provided Xos a copy of the proposed definitive agreement for the ElectraMeccanica Superior Proposal and all supporting materials, including any financing documents supplied to ElectraMeccanica in connection therewith;

(e)
at least five business days (the “Matching Period”) have elapsed from the date that is the later of the date on which Xos received the ElectraMeccanica Superior Proposal Notice and the date on which Xos received all of the materials in clause (d) above;

(f)
during any Matching Period, Xos has had the opportunity (but not the obligation) to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be an ElectraMeccanica Superior Proposal;

(g)
if Xos has offered to amend the Arrangement Agreement and the Arrangement in accordance with the Arrangement Agreement, and, following the end of the Matching Period, the ElectraMeccanica Board has determined in good faith, after consultation with ElectraMeccanica’s outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute an ElectraMeccanica Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Xos;

(h)
the ElectraMeccanica Board has determined in good faith, after consultation with ElectraMeccanica’s outside legal counsel, that it is necessary for the ElectraMeccanica Board to enter into a definitive agreement with respect to such ElectraMeccanica Superior Proposal in order to properly discharge its fiduciary duties; and

(i)
prior to or concurrently with entering into such definitive agreement ElectraMeccanica terminates the Arrangement Agreement pursuant to the termination provisions of the Arrangement Agreement and pays the ElectraMeccanica Termination Amount.

During the Xos Matching Period, or such longer period as ElectraMeccanica may approve in writing for such purpose: (i) the ElectraMeccanica Board will review any offer made by Xos pursuant to the terms of the Arrangement Agreement to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting an ElectraMeccanica Superior Proposal ceasing to be an ElectraMeccanica Superior Proposal; and (ii) ElectraMeccanica will negotiate in good faith with Xos to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable Xos to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the ElectraMeccanica Board determines that such Acquisition Proposal would cease to be an ElectraMeccanica Superior Proposal as a result of the amendments proposed by Xos, ElectraMeccanica will promptly so advise Xos and promptly thereafter accept the offer by Xos, and the parties will amend the Arrangement Agreement to reflect such offer made by Xos, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.
Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the ElectraMeccanica Shareholders or other material terms or conditions thereof, will constitute a new Acquisition Proposal and Xos will be afforded a new five business day Xos Matching Period from the later of the date on which Xos received the ElectraMeccanica Superior Proposal Notice and the date on which Xos received all of the materials with respect to the new ElectraMeccanica Superior Proposal from ElectraMeccanica.
The ElectraMeccanica Board will promptly reaffirm the ElectraMeccanica Board Recommendation by press release after any Acquisition Proposal which is not determined to be an ElectraMeccanica Superior Proposal is publicly announced or the ElectraMeccanica Board determines that a proposed amendment to the terms of the Arrangement Agreement as contemplated under the terms of the Arrangement Agreement would result in an Acquisition Proposal ceasing to be an ElectraMeccanica Superior Proposal. ElectraMeccanica will provide Xos and its outside legal with a reasonable opportunity to review the form and content of any such press release and will make all reasonable amendments to such press release as requested by Xos and its counsel. Nothing contained in the Arrangement Agreement will prohibit the ElectraMeccanica Board from responding, through a directors’ proxy statement or otherwise, as required by applicable law to an Acquisition Proposal that it determined not to be an ElectraMeccanica Superior Proposal.
If ElectraMeccanica provides an ElectraMeccanica Superior Proposal Notice to Xos on a date that is less than five business days before the ElectraMeccanica Meeting, ElectraMeccanica will either proceed with or postpone the ElectraMeccanica Meeting, as directed by Xos acting reasonably, to a date that is not more than five business days after the scheduled date of the ElectraMeccanica Meeting, and ElectraMeccanica will not otherwise propose to adjourn or postpone the ElectraMeccanica Meeting.
“ElectraMeccanica Board Recommendation” means a statement that the ElectraMeccanica Board has received the ElectraMeccanica Fairness Opinion and has, after receiving legal and financial advice, unanimously determined that the ElectraMeccanica Arrangement Proposal is in the best interests of ElectraMeccanica and unanimously recommends that the ElectraMeccanica Shareholders vote in favor of the ElectraMeccanica Arrangement Proposal.
“ElectraMeccanica Superior Proposal” means any unsolicited bona fide written Acquisition Proposal involving ElectraMeccanica made after the date of the Arrangement Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding ElectraMeccanica Shares other than the ElectraMeccanica Shares beneficially owned by the person or persons making such ElectraMeccanica Superior Proposal (where such Acquisition Proposal is in respect of the ElectraMeccanica Shares) or all or substantially all of the assets of ElectraMeccanica on a consolidated basis that:
(a)	complies with securities laws and did not result from or involve a breach of the non-solicitation covenants in the Arrangement Agreement;
(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal;
(c)	is made available to all ElectraMeccanica Shareholders on the same terms and conditions;
(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(e)	is not subject to any due diligence or access condition; and
(f)
the ElectraMeccanica Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favorable, from a financial point of view, to the ElectraMeccanica Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Xos pursuant to the terms of the Arrangement Agreement), and (ii) that failure to recommend such ElectraMeccanica Superior Proposal to the ElectraMeccanica Shareholders would be inconsistent with the fiduciary duties of the ElectraMeccanica Board.

Xos Board Recommendation
Xos will not fail to make, or withdraw, amend, modify or qualify, in a manner adverse to ElectraMeccanica or fail to publicly reaffirm (without qualification) the Xos Board Recommendation within five business days (and in any case prior to the Xos Meeting) after having been requested in writing by ElectraMeccanica to do so (acting reasonably). Notwithstanding the foregoing, if the Xos Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that an Acquisition Proposal made after the date of the Arrangement Agreement is an Xos Superior Proposal and that it could reasonably be expected to result in a violation of its fiduciary duties under applicable law to continue to recommend that Xos Stockholders vote in favor of the Xos Share Issuance Proposal, then the Xos Board may submit the Xos Share Issuance Proposal to the Xos Stockholders without recommendation, or may change the Xos Board Recommendation, in which event Xos may communicate the basis for its lack of recommendation or change in the Xos Board Recommendation to the Xos Stockholders in the Joint Proxy Statement/Circular, an amendment or supplement thereto or in such other manner as permitted, and to the extent required, by law. Notwithstanding any Xos Change in Recommendation, unless the Arrangement Agreement has been terminated in accordance with its terms, Xos will cause the Xos Meeting to occur and the Xos Share Issuance Proposal to be put to the Xos Stockholders for consideration in accordance with the Arrangement Agreement.
“Xos Board Recommendation” means a statement that the Xos Board recommends that the Xos Stockholders vote in favor of the Xos Share Issuance Proposal.
“Xos Superior Proposal” means any unsolicited bona fide written Acquisition Proposal involving Xos made after the date of the Arrangement Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding Xos Shares other than the Xos Shares beneficially owned by the person or persons making such Xos Superior Proposal (where such Acquisition Proposal is in respect of the Xos Shares) or all or substantially all of the assets of Xos on a consolidated basis that: (a) complies with securities laws and did not result from or involve a breach of the non-solicitation covenants in the Arrangement Agreement; and (b) the Xos Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favorable, from a financial point of view, to the Xos Stockholders than the Arrangement.
Conditions to Completion of the Arrangement
Mutual Conditions
The respective obligations of ElectraMeccanica and Xos to complete the Arrangement are subject to the fulfilment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived, in whole or in part, with the mutual consent of the parties:
(a)	the ElectraMeccanica Shareholders having adopted the ElectraMeccanica Arrangement Proposal at the ElectraMeccanica Meeting in accordance with the Interim Order and applicable law;
(b)	the Xos Stockholders having approved the Xos Share Issuance Proposal at the Xos Meeting in accordance with applicable law;
(c)	the Interim Order and the Final Order having been obtained on terms consistent with the Arrangement Agreement and not having been set aside or modified in a manner unacceptable to either party;

(d)
the issuance of the Consideration Shares under the Arrangement Agreement having been exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and having been exempt from the prospectus requirements of applicable securities laws in Canada;

(e)	the Consideration Shares to be issued under the Arrangement having been listed on the Nasdaq;
(f)
no governmental entity of competent jurisdiction (located in a jurisdiction where either ElectraMeccanica or Xos has material assets) having enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated hereby, including the Arrangement, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, including the Arrangement;

(g)
there having been no legal proceeding pending or threatened by any person in any jurisdiction that would be reasonably likely to prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Change in respect of ElectraMeccanica or Xos;

(h)
either (i) Xos and ElectraMeccanica having agreed in writing upon the calculation of the Net Cash and Consideration in accordance with the Arrangement Agreement or (ii) the accounting firm designated in accordance with the Arrangement Agreement having delivered its determination with respect to the calculation of the Net Cash and Consideration in accordance with the Arrangement Agreement.

Additional Conditions in Favor of Xos
The obligation of Xos to complete the Arrangement is subject to the satisfaction or waiver of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Xos and may be waived by Xos, in whole or in part, at any time):
(a)
(i) the representations and warranties of ElectraMeccanica regarding the organization and qualification, corporate authority, enforceability and binding obligation and no Material Adverse Change of ElectraMeccanica having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date; (ii) the representations and warranties of ElectraMeccanica with respect to capitalization and subsidiaries having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date (except for de minimis inaccuracies); and (iii) all other representations and warranties made by ElectraMeccanica in the Arrangement Agreement having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which have been true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of ElectraMeccanica; and Xos having received a certificate of ElectraMeccanica signed by a senior officer of ElectraMeccanica dated the Effective Date, certifying that this condition has been satisfied;

(b)
all covenants of ElectraMeccanica under the Arrangement Agreement to be performed on or before the Effective Time having been performed by ElectraMeccanica in all material respects (without giving effect to any “in all material respects” qualifiers contained therein); and Xos having received a certificate of ElectraMeccanica signed by a senior officer of ElectraMeccanica dated the Effective Date, certifying that this condition has been satisfied;

(c)
since the date of the Arrangement Agreement, there not having occurred any Material Adverse Change in respect of ElectraMeccanica that is continuing; and Xos having received a certificate of ElectraMeccanica signed by a senior officer of ElectraMeccanica dated the Effective Date, certifying that this condition has been satisfied;

(d)
the number of ElectraMeccanica Shares in respect of which ElectraMeccanica Shareholders have validly exercised Dissent Rights (and not withdrawn such exercise) not exceeding 7.5% of the ElectraMeccanica Shares issued and outstanding as of the date of the Arrangement Agreement; and Xos having received a certificate of ElectraMeccanica signed by a senior officer of ElectraMeccanica dated the Effective Date, certifying that this condition has been satisfied; and

(e)
ElectraMeccanica having obtained all third party consents required to be obtained under its material contracts on terms that are acceptable to Xos, acting reasonably, and not withdrawn or modified; and Xos having received a certificate of ElectraMeccanica signed by a senior officer of ElectraMeccanica dated the Effective Date, certifying that this condition has been satisfied.
Additional Conditions in Favor of ElectraMeccanica
The obligation of ElectraMeccanica to complete the Arrangement is subject to the satisfaction or waiver of each of the following additional conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of ElectraMeccanica and may be waived by ElectraMeccanica in whole or in part at any time):
(a)
(i) the representations and warranties of Xos regarding the organization and qualification, corporate authority, enforceability and binding obligation and no Material Adverse Change of Xos having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date; (ii) the representations and warranties of Xos with respect to capitalization and subsidiaries having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date (except for de minimis inaccuracies); and (iii) all other representations and warranties made by Xos in the Arrangement Agreement having been true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which have been true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Xos; and ElectraMeccanica having received a certificate of Xos dated the Effective Date, signed on behalf of Xos by a senior officer of Xos, certifying that this condition has been satisfied;

(b)
all covenants of Xos under the Arrangement Agreement to be performed on or before the Effective Time which have not been waived by ElectraMeccanica having been performed by Xos in all material respects; and ElectraMeccanica having received a certificate of Xos dated the Effective Date, signed on behalf of Xos by a senior officer of Xos, certifying that this condition has been satisfied; and

(c)
since the date of the Arrangement Agreement, there not having occurred any Material Adverse Change in respect of Xos that is continuing; and ElectraMeccanica having received a certificate of Xos dated the Effective Date, signed on behalf of Xos by a senior officer of Xos, certifying that this condition has been satisfied.

Notice and Cure
The Arrangement Agreement provides that each party will promptly notify the other party of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by any party under the Arrangement Agreement.
ElectraMeccanica and Xos may not exercise their respective rights to terminate the Arrangement Agreement due to the other party’s breach of representation or warranty or failure to perform any covenant, as applicable, pursuant to the terms of the Arrangement Agreement, unless the party seeking to terminate the Arrangement Agreement has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the terminating party delivering such notice is asserting as the basis for termination. After such notice is delivered, provided that the breaching party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the terminating party may not terminate the Arrangement Agreement until the earlier of (a) the Outside Date and (b) the date that is ten business days from receipt of such termination notice by the breaching party, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the ElectraMeccanica Meeting or the Xos Meeting, such meetings will be postponed to the earlier of (i) five business days prior to the Outside Date and (ii) the date that is 10 business days following receipt of any such termination notice by the breaching party.
Amendments
Subject to the provisions of the Interim Order, the Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time, but not later than the Effective Time, be amended by mutual written agreement of ElectraMeccanica and Xos, without further notice to or authorization on the part of either the ElectraMeccanica Shareholders or the Xos Stockholders. Any such amendment may, without limitation: (a) change the time for performance of any of the obligations or acts of the parties; (b) modify any representation or warranty contained in the Arrangement Agreement or any related document delivered under the Arrangement Agreement; (c) modify any of the covenants in the Arrangement Agreement and waive or modify performance of any obligations of the parties or (d) modify any mutual conditions contained in the Arrangement Agreement.
Termination
Pursuant to the terms thereof, the Arrangement Agreement may be terminated prior to the Effective Time:
(a)	by mutual written agreement of ElectraMeccanica and Xos;
(b)	by either party, if:
(i)	the ElectraMeccanica Arrangement Proposal has not been approved by the ElectraMeccanica Shareholders at the ElectraMeccanica Meeting in accordance with the Interim Order;
(ii)	the Xos Share Issuance Proposal has not been approved by the Xos Stockholders at the Xos Meeting in accordance with the Interim Order;
(iii)	any law has made the completion of the Arrangement or the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited, and such law has become final and non-appealable; or
(iv)	the Effective Time has not occurred on or before the Outside Date.
Each of the termination rights in clauses (i) through (iv) above cannot be exercised by a party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the occurrence of the applicable termination event therein.
(c)	by ElectraMeccanica, if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xos under the Arrangement Agreement has occurred that would cause the conditions precedent of the Arrangement Agreement in favor of ElectraMeccanica that relate to the accuracy of Xos’ representations and warranties or Xos’ compliance with its covenants not to be satisfied, and such breach or failure to comply is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of the notice and cure provisions of the Arrangement Agreement, provided that any intentional breach will be deemed incapable of being cured; provided that ElectraMeccanica is not then in breach of the Arrangement Agreement so as to cause the conditions precedent in the Arrangement Agreement in favor of Xos not to be satisfied;

(ii)
prior to the approval by the ElectraMeccanica Shareholders of the ElectraMeccanica Arrangement Proposal, the ElectraMeccanica Board has authorized ElectraMeccanica to enter into a definitive agreement providing for the implementation of an ElectraMeccanica Superior Proposal, provided that ElectraMeccanica is then in compliance with its non-solicitation covenants and that prior to or concurrent with such termination, ElectraMeccanica pays the ElectraMeccanica Termination Amount;

(ii)	Xos breaches its non-solicitation covenants in any material respect; or
(iv)	after the date of the Arrangement Agreement, there has occurred any Material Adverse Change in respect of Xos; or
(v)
the Xos Board (or any committee thereof) (A) fails to publicly recommend or include in the Joint Proxy Statement/Circular, the Xos Board Recommendation, (B) withdraws, withholds (or qualifies, amends or modifies in a manner adverse to ElectraMeccanica) the Xos Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the Xos Board Recommendation within five business days (and in any case prior to the ElectraMeccanica Meeting), after having been requested to do so by ElectraMeccanica, (C) takes any action that is or becomes disclosed publicly and which can be reasonably interpreted to indicate that the Xos Board (or a committee thereof) does not (i) support the Arrangement Agreement or the transactions contemplated thereby or (ii) believe that the Arrangement Agreement and the transactions contemplated thereby are in the best interest of Xos or the Xos Stockholders, or (D) resolves or proposes to take any of the foregoing actions (each, being an “Xos Change in Recommendation”);

(d)	by Xos, if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ElectraMeccanica under the Arrangement Agreement has occurred that would cause the conditions precedent of the Arrangement Agreement in favor of Xos that relate to the accuracy of ElectraMeccanica’s representations and warranties or ElectraMeccanica’s compliance with its covenants not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of the notice and cure provisions of the Arrangement Agreement, provided that any intentional breach will be deemed incapable of being cured; provided that Xos is not then in breach of the Arrangement Agreement so as to cause any of the conditions precedent in the Arrangement Agreement in favor of ElectraMeccanica not to be satisfied;

(ii)	ElectraMeccanica breaches its non-solicitation covenants in any material respect;
(iii)	after the date of the Arrangement Agreement, there has occurred any Material Adverse Change in respect of ElectraMeccanica; or
(iv)
the ElectraMeccanica Board (or any committee thereof) (A) fails to publicly recommend or include in the Joint Proxy Statement/Circular, the ElectraMeccanica Board Recommendation, (B) withdraws, withholds (or qualifies, amends or modifies in a manner adverse to Xos) the ElectraMeccanica Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the ElectraMeccanica Board Recommendation within five business days (and in any case prior to the ElectraMeccanica Meeting), after having been requested to do so in writing by Xos, (C) takes no position or a neutral position with respect to an Acquisition Proposal for more than five business days after first learning of such Acquisition Proposal (or if the ElectraMeccanica Meeting is scheduled to occur within such five business day period, prior to two business days before the ElectraMeccanica Meeting); (D) takes any action that is or becomes disclosed publicly and which can be reasonably interpreted to indicate that the ElectraMeccanica Board (or a committee thereof) does not (i) support the Arrangement Agreement or the transactions contemplated thereby or (ii) believe that the Arrangement Agreement and the transactions contemplated thereby are in the best interest of ElectraMeccanica or the ElectraMeccanica Shareholders; (E) in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fails to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within fifteen days of the date of such take-over bid; or (F) resolves or proposes to take any of the foregoing actions (each, being an “ElectraMeccanica Change in Recommendation”).

Termination Amounts
Under the Arrangement Agreement, Xos will be entitled to the ElectraMeccanica Termination Amount upon the occurrence of any of the following events (each a “ElectraMeccanica Termination Amount Event”) which will be paid by ElectraMeccanica to Xos, in consideration for the disposition of Xos’ rights under the Arrangement Agreement within the time specified below in respect of each such ElectraMeccanica Termination Amount Event:
(a)
the Arrangement Agreement is terminated by Xos as a result of an ElectraMeccanica Change in Recommendation or a material breach by ElectraMeccanica of the non-solicitation provisions of the Arrangement Agreement, in which case the ElectraMeccanica Termination Amount will be paid within three days of the occurrence of such ElectraMeccanica Termination Amount Event;

(b)
the Arrangement Agreement is terminated by ElectraMeccanica as a result of ElectraMeccanica entering into a definitive agreement providing for the implementation of an ElectraMeccanica Superior Proposal, in which case the ElectraMeccanica Termination Amount will be paid prior to or concurrent with the occurrence of such ElectraMeccanica Termination Amount Event;

(c)
the Arrangement Agreement (i) is terminated by either party as a result of the ElectraMeccanica Arrangement Proposal not having been approved by the ElectraMeccanica Shareholders, (ii) is terminated by either party as a result of the Effective Time not having occurred prior to the Outside Date or (iii) is terminated by Xos as a result of the conditions precedent of the Arrangement Agreement in favor of Xos that relate to the accuracy of ElectraMeccanica’s representations and warranties and ElectraMeccanica’s compliance with its covenants not having been satisfied, due to a willful breach or fraud, but only if,

(A)
prior to such termination, an Acquisition Proposal in respect of ElectraMeccanica is made or publicly announced by any person, or any person has publicly announced an intention to make an Acquisition Proposal in respect of ElectraMeccanica; and

(B)
within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to ElectraMeccanica is consummated or (2) ElectraMeccanica enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the ElectraMeccanica Termination Amount will be paid on or prior to the consummation of the transaction implementing the applicable Acquisition Proposal of ElectraMeccanica. For purposes of this clause (c), the references to “20%” in the term “Acquisition Proposal” will be deemed to be references to “50%”; or
(d)
the Arrangement Agreement is terminated by either party as a result of the ElectraMeccanica Arrangement Proposal not having been approved by the ElectraMeccanica Shareholders, if prior to the ElectraMeccanica Meeting there has occurred an ElectraMeccanica Change in Recommendation, in which case the ElectraMeccanica Termination Amount will be paid within three business days of the occurrence of such event.

ElectraMeccanica will be entitled to the Xos Termination Amount upon the occurrence of any of the following events (each an “Xos Termination Amount Event”) which will be paid by Xos to ElectraMeccanica, in consideration for the disposition of ElectraMeccanica’s rights under the Arrangement Agreement, within the time specified below in respect of each such Xos Termination Amount Event:
(a)
the Arrangement Agreement is terminated by ElectraMeccanica as a result of an Xos Change in Recommendation or a material breach by Xos of the non-solicitation provisions, in which case the Xos Termination Amount will be paid within three business days of the occurrence of such Xos Termination Amount Event;

(b)
the Arrangement Agreement (i) is terminated by either party as a result of the Xos Share Issuance Proposal not having been approved by the Xos Stockholders, (ii) is terminated by either party as a result of the Effective Time not having occurred prior to the Outside Date, or (iii) is terminated by ElectraMeccanica as a result of the conditions precedent of the Arrangement Agreement in favor of ElectraMeccanica that relate to the accuracy of Xos’ representations and warranties and Xos’ compliance with its covenants not having been satisfied, due to a willful breach or fraud, but only if,

(A)
prior to such termination, an Acquisition Proposal in respect of Xos is made or publicly announced by any person, or any person has publicly announced an intention to make an Acquisition Proposal in respect of Xos; and

(B)
within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to Xos is consummated or (2) Xos enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Xos Termination Amount will be paid on or prior to consummation of the applicable transaction implementing the applicable Acquisition Proposal of Xos. For purposes of the Xos Termination Amount Event described in clause (b) above, the references to “20%” in the term “Acquisition Proposal” will be deemed to be references to “50%”; or
(c)
the Arrangement Agreement is terminated by either party as a result of the Xos Share Issuance Proposal not having been approved at the Xos Meeting, if prior to the Xos Meeting there has occurred an Xos Change in Recommendation, in which case the Xos Termination Amount will be paid within three business days of the occurrence of such event.

Fees and Expenses
Except as otherwise provided in the Arrangement Agreement, each party will pay its respective legal and accounting costs, fees and expenses incurred by such party in connection with the preparation, execution and delivery of the Arrangement Agreement and all documents and instruments executed pursuant to the Arrangement Agreement and any other costs, fees and expenses incurred, and will indemnify the other party from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by the Arrangement Agreement.
Governing Law
The Arrangement Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of ElectraMeccanica and Xos has irrevocably attorned to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to the Arrangement Agreement and the Arrangement and has waived, to the fullest extent possible, the defense of an inconvenient forum or any similar defense.

GOVERNANCE AND MANAGEMENT OF THE COMBINED COMPANY
This section of the Joint Proxy Statement/Circular describes the material governance and management arrangements that will apply to the Combined Company upon completion of the Arrangement. You should read the complete Xos Organizational Documents and the applicable provisions of the Delaware Law in conjunction with this summary. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Xos Organizational Documents and the Delaware Law. For information on how to obtain copies of the Xos Organizational Documents, see “Additional Information Concerning Xos and Documents Incorporated by Reference by Xos”. A summary of the material differences between the Xos Organizational Documents and the existing Articles and Notice of Articles of ElectraMeccanica is set forth below under “Comparison of Rights of ElectraMeccanica Shareholders, and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
Board of Directors of the Combined Company
ElectraMeccanica and Xos have agreed that the Combined Company’s board of directors will consist of nine directors comprised of:
•	three directors from the current ElectraMeccanica Board; and
•	six of the seven directors from the current Xos Board.
We currently anticipate that the following individuals will serve on the initial Combined Company’s board of directors:
Name	Age	Business Experience, Public Company Directorships Held
Dakota Semler	32
Mr. Semler has served as Chief Executive Officer and the Chair of the Xos Board since August 2021. Mr. Semler is a co-founder of Xos and served as Chief Executive Officer and a director of Legacy Xos from September 2016 to August 2021. Prior to Xos, Mr. Semler served as Chief Executive Officer of Malibu Management Services, a hospitality operator, and Bucket List Experiences, a tour operator company, from 2014 to 2016. Mr. Semler was also an independent contractor for TSG Group, a real estate holding company, from 2014 to 2016. Mr. Semler attended California State University and George Washington University.

Giordano Sordoni	32
Mr. Sordoni has served as Chief Operating Officer and a member of the Xos Board since August 2021. Mr. Sordoni is a co-founder of Xos and has served as Chief Operating Officer and a director of Legacy Xos from September 2016 to August 2021. Prior to Xos, Mr. Sordoni served as co-founder at Calibur Inc., a startup consulting business, advising early-stage businesses, from August 2015 to August 2016. Mr. Sordoni was Director of Marketing at Malibu Family Wines, a wine production company, from July 2014 to June 2016. Mr. Sordoni holds a B.A. in International Business and Marketing from George Washington University.

Ed Rapp	67
Mr. Rapp has served as a member of the Xos Board since August 2021. Prior to his retirement in 2016, Mr. Rapp was a Caterpillar Inc. (NYSE: CAT) Group President. During his time in the Caterpillar Executive Office, Mr. Rapp led Resource Industries and Construction Industries and served as the company’s Chief Financial Officer. Mr. Rapp also serves as a director of AbbVie, Inc. (NYSE: ABBV) and previously served as a director of FM Global. Mr. Rapp holds a BSBA in Finance from University of Missouri - Columbia.

George Mattson	58
Mr. Mattson has served as a member of the Xos Board since August 2021, prior to which Mr. Mattson served as a director of Xos’ predecessor company NextGen Acquisition Corp. since October 2020. Mr. Mattson is a private investor in public and private companies and was the cofounder and co-Chairman of NextGen Acquisition Corp. and NextGen Acquisition Corp. II, both special purpose acquisition companies, prior to their mergers in 2021 with Xos Inc. and Virgin Orbit Holdings, respectively. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from

Name	Age	Business Experience, Public Company Directorships Held

November 2002 through August 2012. Mr. Mattson joined Goldman Sachs in 1994 and served in a variety of positions before becoming Partner and Co- Head of the Global Industrials Group. Mr. Mattson as served as the Chief Executive Officer of Wheels Up, a leading provider of on-demand private aviation in the U.S., since September 2023. Mr. Mattson also serves as a director of Delta Air Lines, Inc. (NYSE: DAL), Virgin Galactic Holdings, Inc. (NYSE: SPCE), and Virgin Orbit Holdings, Inc. (Nasdaq: VORB). Mr. Mattson served as a director of Air France-KLM S.A. (PAR: AF) from 2017 until February 2021 and NextGen Acquisition Corp II from January 2021 to December 2021. Mr. Mattson holds a B.S. degree in Electrical Engineering from Duke University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Stuart Bernstein	60
Mr. Bernstein has served as a member of the Xos Board since October 2022. Mr. Bernstein is the Founder and Managing Member of Sustainable Capital LLC, a sustainable investment firm. Prior to that, he was a long-time partner at Goldman Sachs, where during his 25-year career he founded and managed the Clean Technology and Renewables Group within the investment banking division, working with many of the firm’s corporate and investor clients focused on sustainability. He also ran the Venture Capital Coverage effort, was co-head of Equity Capital Markets (ECM) and Global Head of the Technology Capital Markets Team where he advised on capital markets strategies and transactions with hundreds of late-stage private and early-stage public growth companies. Mr. Bernstein is also Senior Advisor to G2VP, a sustainable venture and growth investment firm; Story3 Capital Partners, a consumer, commerce, and content private equity firm; and Kimpact, a national affordable housing fund with a focus on environmental and social impact. Previously, Mr. Bernstein served as an advisor to NextGen and NextGen Acquisition Corp II, two special purpose acquisition companies. Mr. Bernstein earned his MBA from the Harvard Business School and his M.P.A from the Harvard Kennedy School.

Alice Jackson	45
Ms. Jackson has served as a member of the Xos Board since December 2021. Ms. Jackson has served as Senior Vice President, System Strategy & Chief Planning Officer of Xcel Energy Inc. (Nasdaq: XEL), a major U.S. electricity and natural gas company, since June 2022. Previously Ms. Jackson served as the President of Colorado at Xcel Energy Inc. from May 2018 until June 2022. From September 2016 to May 2018, she served as Associate Vice President of Strategic Revenue Initiatives at Xcel Energy Inc. Ms. Jackson is Chair of the Board of Directors of the Smart Electric Power Alliance, and sits on the boards of the Denver Museum of Nature and Science, Mile High United Way, Denver Metro Chamber of Commerce, Colorado Concern, and the American Red Cross CO/WY Chapter. Ms. Jackson received a B.S. in Management Information Systems from Texas A&M University and completed the Harvard Business School Program for Leadership Development.

Luisa Ingargiola	57
Ms. Ingargiola has served as a member of the ElectraMeccanica Board since March 2018. Since 2007, Ms. Ingargiola has served as the Chief Financial Officer of Avalon GloboCare Corp. (NASDAQ: ALBT), a leading biotech health care company that is developing cell based therapeutic and diagnostic technologies for cancer and other diseases. From 2007 through 2016, Ms. Ingargiola served as the Chief Financial Officer at MagneGas Corporation (NASDAQ: MNGA). Prior to 2007, Ms. Ingargiola held various roles as Budget Director and Investment Analyst in several private companies. She currently serves as a director and audit committee chair for several public companies, including Dragonfly Energy Holdings Corp. (NASDAQ: DFLI), Vision Marine Technologies, Inc. (NASDAQ: VMAR), and BioCorRx Inc. (OTCQB:

Name	Age	Business Experience, Public Company Directorships Held

BICX), and previously served on the boards of directors of AgEagle (NYSE: UAVS), Progress Acquisition Corporation (NASDAQ: PGRWU), Siyata Mobile Inc. (NASDAQ: SYTA) and MagneGas Corporation (NASDAQ: MNGA). Ms. Ingargiola graduated from Boston University with a bachelor’s degree in Business Administration and a concentration in Finance. She also received a Master of Health Administration from the University of South Florida.

Dietmar Ostermann	62
Mr. Ostermann has served as a member of the ElectraMeccanica Board since July 2022. Mr. Ostermann consulted to many of the top original equipment manufacturers (OEMs), including GM, Ford, Stellantis, Rivian, BMW, Mercedes, VW, Nissan and Hyundai as well as many auto suppliers on topics of business strategy, product development and operations improvement. Mr. Ostermann most recently served as PwC’s Global and US Auto Advisory Leader based in Detroit, MI for 11 years. Prior to PwC, he led the global auto practice of management consulting firm PRTM in Boston. Prior to that, he spent 17 years at top management consulting firm A.T. Kearney in the United States and Germany, which he also led as their Chief Executive Officer for 3 years. Mr. Ostermann currently serves as an independent director for auto suppliers Shape Corp and North American Stamping Group. Mr. Ostermann holds a bachelor’s degree in Industrial Engineering and Business from the University of Hamburg in Germany and a master’s degree in industrial and Systems Engineering and Business from the University of Southern California.

Michael Richardson	68
Mr. Richardson has served as a member of the ElectraMeccanica Board since November 2022 and serves as Vice-Chairman of the ElectraMeccanica Board. Mr. Richardson is an accomplished automotive executive with nearly fifty years of global experience, guiding business strategy and building customer solutions. Most recently, Mr. Richardson served as Interim Chief Executive Officer of Dura Automotive, an independent designer and manufacturer of automotive components, where he was tasked with delivering multiple strategic, urgent initiatives during the global pandemic. Mr. Richardson’s career has included his roles at General Motors, Delphi Corporation and Nexteer Automotive, where he served in multiple positions within the multi-billion-dollar global steering and driveline businesses. Mr. Richardson has focused his career on the development of electric steering systems, steering columns, driveline systems as well as advanced driver assistance systems and key technologies enabling reliable vehicle autonomy. He began in 1974 as a co-operative student at the former Saginaw steering gear division of General Motors and was ultimately appointed as the Executive Board Director and President of Nexteer. There, Mr. Richardson was responsible for building Nexteer’s global product portfolio, expanding customers served and leading industry growth. He retired from Nexteer Automotive as President and Executive Board Director in 2019. He currently serves as an independent director on the board of directors for both Dura Automotive and Shape Corporation. Mr. Richardson holds a bachelor’s degree in mechanical engineering from Kettering University and a master’s degree in business administration from Central Michigan University. He also holds a Master Level Professional Board Director Certification from the American College of Corporate Directors.

Other Board Matters
Dakota Semler will serve as the chairman of the Combined Company’s board of directors. In that capacity, Mr. Semler will preside at all meetings of the board of directors and of the stockholders at which he is present.
Officers of the Combined Company
All members of the Xos’ management team will continue as the management of the Combined Company as of immediately after the consummation of the Arrangement.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act in respect of the Arrangement that are generally applicable to a beneficial owner of ElectraMeccanica Shares who at all relevant times and for purposes of the Tax Act: (a) deals at arm’s length with ElectraMeccanica and Xos; (b) is not and will not be affiliated with ElectraMeccanica or Xos; and (c) holds ElectraMeccanica Shares and will hold Xos Shares received pursuant to the Arrangement as capital property (each such owner in this section, a “Holder”).
The ElectraMeccanica Shares and Xos Shares generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds or uses, or is deemed to hold or use, such shares in the course of carrying on a business of trading or dealing in securities or the Holder has acquired or holds, or is deemed to have acquired or hold, such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.
This summary is not applicable to a holder who has acquired or will acquire ElectraMeccanica Shares under or in connection with ElectraMeccanica DSUs, ElectraMeccanica RSUs, ElectraMeccanica PSUs, ElectraMeccanica Options, the outstanding purchase warrants to acquire ElectraMeccanica Shares (the “ElectraMeccanica Warrants”) or other conversion or exchange rights to acquire ElectraMeccanica Shares or equity-based employment compensation arrangement, and the tax considerations relevant to such holders are not discussed herein. Any such persons referenced above should consult their own tax advisor with respect to the tax consequences of the Arrangement.
In addition, this summary is not applicable to a Holder: (a) that is a “financial institution” (as defined in the Tax Act for the purposes of the “mark-to-market rules”); (b) that is a “specified financial institution” (as defined in the Tax Act); (c) an interest in which is a “tax shelter investment” (as defined in the Tax Act); (d) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency; (e) in respect of whom Xos is or will be a “foreign affiliate” (as defined in the Tax Act); or (f) that has entered into or will enter into a “synthetic disposition agreement”, or a “derivative forward agreement”, (each as defined in the Tax Act) with respect to ElectraMeccanica Shares or Xos Shares; or (g) that receives dividends on ElectraMeccanica Shares or Xos Shares under or as part of a “dividend rental arrangement” (as defined in the Tax Act). Such Holders should consult their own tax advisors.
This summary is based on the current provisions of the Tax Act in force as of the date hereof and an understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed below.
This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal, business or tax advice to any particular Holder and no representation with respect to the tax consequences to any particular Holder is made. Accordingly, all Holders should consult their own tax advisors regarding the Canadian federal income tax consequences of the Arrangement applicable to their particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.
Currency Conversion
Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in a currency other than Canadian dollars must be converted into Canadian dollars using the appropriate exchange rate on the applicable date (as determined in accordance with the detailed rules in the Tax Act) of the related acquisition, disposition or recognition of income.

Holders Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention: (i) is, or is deemed to be, resident in Canada; and (ii) is not exempt from tax under Part I of the Tax Act (a “Resident Holder”).
Additional considerations, not discussed herein, may be applicable to a Resident Holder that is a corporation whose investment in a non-resident corporation as part of a transaction or event or series of transactions or events that includes the acquisition of Xos Shares is subject to the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Resident Holders should consult their tax advisors with respect to the consequences of acquiring Xos Shares.
Certain Resident Holders whose ElectraMeccanica Shares might not otherwise qualify as capital property may, in certain circumstances, be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their ElectraMeccanica Shares (but not Xos Shares), and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Holders should consult their own tax advisors as to whether they hold or will hold their ElectraMeccanica Shares and Xos Shares as capital property and whether such election can or should be made in respect of their ElectraMeccanica Shares.
Disposition of ElectraMeccanica Shares Pursuant to the Arrangement
A Resident Holder (other than a Resident Dissenter (as defined below)) who exchanges ElectraMeccanica Shares for Xos Shares under the Arrangement will be considered to have disposed of such ElectraMeccanica Shares for proceeds of disposition equal to the aggregate fair market value at the time of disposition of the Consideration Shares received by the Resident Holder for such ElectraMeccanica Shares. As a result, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate of the Resident Holder’s adjusted cost base of the ElectraMeccanica Shares immediately before the time of disposition and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” below.
The cost to a Resident Holder of Consideration Shares acquired under the Arrangement as consideration for such Resident Holder’s ElectraMeccanica Shares will be equal to the fair market value, at the time of acquisition of the ElectraMeccanica Shares disposed of by such Resident Holder. For the purpose of determining the adjusted cost base of such Consideration Shares to a Resident Holder, the cost of the newly acquired Consideration Shares will be averaged with the adjusted cost base of all Xos Shares owned by the Resident Holder as capital property immediately before that acquisition.
Dissenting Resident Holders
A Resident Holder who validly exercises Dissent Rights and is entitled to be paid fair value for their ElectraMeccanica Shares in accordance with the Arrangement (a “Resident Dissenter”) will be deemed to transfer their ElectraMeccanica Shares to Xos in consideration for an amount equal to the fair value of such ElectraMeccanica Shares.
A Resident Dissenter who is entitled to be paid the fair value of their ElectraMeccanica Shares by Xos will be considered to have disposed of such ElectraMeccanica Shares for proceeds of disposition equal to the amount received by the Resident Dissenter (other than any portion thereof that is interest awarded by a court). Such Resident Dissenters will realize a capital gain (or incur a capital loss) to the extent that such proceeds of disposition exceeds (or is less than) the aggregate of the adjusted cost base of the ElectraMeccanica Shares to the Resident Dissenter immediately before their transfer to Xos pursuant to the Arrangement and the Resident Dissenter’s reasonable costs of the disposition. See the section titled “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” below.
Any interest awarded to a Resident Dissenter by a court will be included in the Resident Dissenter’s income for purposes of the Tax Act.
Taxation of Capital Gains and Capital Losses
Generally, a Resident Holder will be required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in that year. A Resident Holder will generally be required to deduct one half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that taxation year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years to the extent and under the circumstances specified by the Tax Act.
A capital loss realized on the disposition of ElectraMeccanica Shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by the corporation on such shares to the extent and under the circumstances specified by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns ElectraMeccanica Shares directly or indirectly through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own advisors.
A capital gain realized by a Resident Holder who is an individual (including certain specified trusts) may be relevant for purposes of calculating liability for alternative minimum tax under the Tax Act. The 2023 Canadian Federal Budget released on March 28, 2023 proposed significant changes to the federal alternative minimum tax provisions under the Tax Act. Resident Holders should consult their own tax advisors on the proposed changes to the federal alternative minimum tax and the possible consequences of these Proposed Amendments in their particular circumstances.
Dividends on Xos Shares
A Resident Holder will be required to include in computing income for a taxation year the amount of dividends, if any, received or deemed to be received in respect of Xos Shares, including amounts withheld for U.S. withholding tax, if any. For individuals (including a trust), such dividends will not be subject to the gross-up and dividend tax credit rules under the Tax Act normally applicable to taxable dividends received by an individual from a corporation resident in Canada for purposes of the Tax Act. A Resident Holder that is a corporation will generally not be entitled to deduct the amount of such dividends in computing its taxable income.
Subject to the detailed rules in the Tax Act, a Resident Holder may be entitled to a foreign tax credit or deduction for any U.S. withholding tax paid with respect to dividends received by the Resident Holder on the Xos Shares. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction having regard to their own particular circumstances.
Disposition of Xos Shares
A Resident Holder that disposes of, or is deemed to dispose of, an Xos Share in a taxation year will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Xos Share exceeds (or is exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such Xos Share immediately before the disposition and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” above.
Additional Refundable Tax
A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act), or at any time in the year a “substantive CCPC” (as defined in the Tax Proposals released on November 28, 2023 in Bill C-59, An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023), may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains, dividends on Xos Shares, and interest. Resident Holders are advised to consult their own tax advisors regarding the possible implications of the Tax Proposals regarding “substantive CCPCs” in their particular circumstances.
Foreign Property Information Reporting
Generally, a Resident Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including Xos Shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the year or period disclosing prescribed information in respect of such property. Subject to certain exceptions, a Resident Holder will be a specified Canadian entity, as will certain partnerships.

Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder’s “specified foreign property” (as defined in the Tax Act) on a timely basis in accordance with the Tax Act. The reporting requirements with respect to “specified foreign property” were expanded so that more detailed information is required to be provided to the CRA. The reporting rules in the Tax Act are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act and compliance with these reporting requirements.
Offshore Investment Fund Property Rules
The Tax Act contains rules (the “OIF Rules”) which may, in certain circumstances, require a Resident Holder to include in income in each taxation year an amount in respect of the acquisition and holding of Xos Shares, if (a) the value of such Xos Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in certain assets described in paragraph 94.1(1)(b) of the Tax Act, particularly (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”) and (b) it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the Resident Holder acquiring, holding or having the Xos Shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.
The OIF Rules are complex, and their application and consequences depends, in part, on the reasons for a Resident Holder acquiring or holding Xos Shares. Resident Holders are urged to consult their own tax advisors regarding the application and consequences of the OIF Rules, in their own particular circumstances.
Eligibility for Investment
Provided the Xos Shares are listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the Nasdaq) on the date of issuance, the Xos Shares will be qualified investments on such date under the Tax Act for trusts governed by a “registered retirement savings plan”, a “registered retirement income fund”, a “registered education savings plan”, a “registered disability savings plan”, a “tax-free savings account”, a “first home savings account” (each, a “Registered Plan”) or a “deferred profit sharing plan” (each as defined in the Tax Act).
Notwithstanding that Xos Shares may be qualified investments for a Registered Plan, a holder, annuitant, or subscriber, as the case may be, of or under a Registered Plan (each a “Plan Holder”), will be subject to a penalty tax on such shares if such shares are a “prohibited investment” (as defined in the Tax Act) for the particular Registered Plan. Xos Shares will generally not be a “prohibited investment” unless the Plan Holder does not deal at arm’s length with Xos for purposes of the Tax Act or has a “significant interest” (as defined in the Tax Act) in Xos. Also, the Xos Shares will not be a prohibited investment if the Xos Shares are “excluded property” (as defined in the Tax Act) for the Registered Plan.
Plan Holders are advised to consult their own tax advisors with respect to whether Xos Shares are “prohibited investments” in their particular circumstances and the tax consequences of Xos Shares being acquired or held by a Registered Plan.
Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and does not and will not use or hold, and is not and will not be deemed to use or hold, ElectraMeccanica Shares in connection with a business carried on, or deemed to be carried on, in Canada (a “Non-Resident Holder”). This part of the summary is not applicable to a Non-Resident Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) and any such Non-Resident Holders should consult their own tax advisors.

Disposition of ElectraMeccanica Shares Pursuant to the Arrangement
A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized by such Non-Resident Holder on the disposition of ElectraMeccanica Shares under the Arrangement unless the ElectraMeccanica Shares are, or are deemed to be, “taxable Canadian property” and are not “treaty-protected property” to the Non-Resident Holder for purposes of the Tax Act.
Generally, an ElectraMeccanica Share will not be taxable Canadian property of a Non-Resident Holder at a particular time provided that the share is listed on a “designated stock exchange” (which currently includes the Nasdaq) unless, at any time during the 60-month period immediately preceding the disposition: (a) one or any combination of (i) the Non-Resident Holder, (ii) any one or more other persons with whom the Non-Resident Holder does not deal at arm’s length, or (iii) any partnership in which the Non-Resident Holder or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series in the capital of ElectraMeccanica; and (b) more than 50% of the fair market value of the share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property” or “timber resource property” (both as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists).
Notwithstanding the foregoing, in certain other circumstances an ElectraMeccanica Share could be deemed to be taxable Canadian property to the Non-Resident Holder for purposes of the Tax Act. Non-Resident Holders should consult their own tax advisors in this regard.
Even if the ElectraMeccanica Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the ElectraMeccanica Shares will not be taken into account in computing the Non-Resident Holder’s taxable income for purposes of the Tax Act if, at the time of the disposition, the ElectraMeccanica Shares constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. ElectraMeccanica Shares will generally be considered “treaty-protected property” of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty and in respect of which the Non-Resident Holder is entitled to receive benefits thereunder, be exempt from tax under Part I of the Tax Act.
In the event that the ElectraMeccanica Shares constitute taxable Canadian property and are not treaty-protected property to a particular Non-Resident Holder, the Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of ElectraMeccanica Shares Pursuant to the Arrangement” and “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”. A Non-Resident Holder who disposes of taxable Canadian property that is not treaty-protected property may have to file a Canadian income tax return for the year in which the disposition occurs.
Non-Resident Holders whose ElectraMeccanica Shares are, or may be, taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their ElectraMeccanica Shares constitute treaty-protected property.
Dissenting Non-Resident Holders
A Non-Resident Holder that validly exercises Dissent Rights and is entitled to be paid fair value for their ElectraMeccanica Shares in accordance with the Arrangement (a “Non-Resident Dissenter”) will be deemed to transfer such ElectraMeccanica Shares to Xos in consideration for an amount equal to the fair value of such ElectraMeccanica Shares.
As discussed above under “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Disposition of ElectraMeccanica Shares Pursuant to the Arrangement”, a Non-Resident Dissenter will not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized by such Non-Resident Dissenter on the disposition of ElectraMeccanica Shares unless the ElectraMeccanica Shares constitute “taxable Canadian property” and are not “treaty-protected property” (each as defined in the Tax Act) of the Non-Resident Dissenter at the time of disposition.
Any interest paid or credited to a Non-Resident Dissenter in respect of the exercise of Dissent Rights will not be subject to Canadian withholding tax, provided that such interest is not “participating debt interest” (as defined in the Tax Act).

Dividends on Xos Shares
Dividends paid on Xos Shares to a Non-Resident Holder will not be subject to Canadian withholding tax or other income tax under the Tax Act.
Dispositions of Xos Shares
No tax will be payable under the Tax Act by a Non-Resident Holder of Xos Shares on any capital gain realized on the future disposition or deemed disposition of Xos Shares unless such Xos Shares are or are deemed to be “taxable Canadian property”, as discussed above, to the Non-Resident Holder at the time of disposition or deemed disposition and do not constitute “treaty-protected property”, as defined in the Tax Act. See the section titled “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Disposition of ElectraMeccanica Shares Pursuant to the Arrangement” above.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
Certain U.S. Federal Income Tax Consequences of the Arrangement to U.S. Holders
The following is a summary of certain of the material United States (“U.S.”) federal income tax consequences of the Arrangement to U.S. Holders (as defined below) that exchange their shares of ElectraMeccanica common stock for the Arrangement consideration. Except as provided below, this discussion is limited to U.S. Holders and does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, U.S. federal non-income tax laws or the laws of any state or local or non-U.S. jurisdiction. This discussion is based on the Code, the regulations of the U.S. Treasury Department and judicial authorities and published positions of the Internal Revenue Service, which we refer to as the “IRS,” all as currently in effect on the date of this Joint Proxy Statement/Circular. These laws may change or be subject to differing interpretations, possibly retroactively, and any change or differing interpretation could affect the continuing validity of this discussion. We have not sought and do not intend to seek a ruling from the IRS regarding the matters discussed below. This discussion assumes that (i) the Arrangement will be consummated in accordance with the Arrangement Agreement, the Plan of Arrangement, and as described in this Joint Proxy Statement/Circular, and (ii) in connection with the Effective Time, Xos will deliver the Consideration Shares to a direct wholly-owned Xos subsidiary, and such subsidiary will then deliver the Consideration Shares to its wholly-owned direct subsidiary, which will acquire the ElectraMeccanica Shares from the Holders (which steps Xos intends to carry out and which are intended to cause the Arrangement to be treated as a taxable exchange for U.S. federal income tax purposes). This discussion and the other references to U.S. tax consequences in this Joint Proxy Statement/Circular also does not address (i) the U.S. federal income tax consequences of the Arrangement to holders of ElectraMeccanica Shares who exercise their statutory or judicial rights of appraisal and (ii) the U.S. federal income tax consequences of the Arrangement to holders of ElectraMeccanica Shares who, either alone or as a group, are treated as related to Xos under certain provisions of the Code.
If a partnership or other entity or Arrangement treated as a partnership for U.S. federal income tax purposes holds shares of ElectraMeccanica common stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the Arrangement to them.
Holders are urged to consult with their tax advisors as to the specific tax consequences of the Arrangement to them in light of their particular situations, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ElectraMeccanica common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust if it (i) is subject to the primary supervision of a U.S. court and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
A “Non-U.S. Holder” is a person other than a “U.S. Holder”.
This discussion assumes that U.S. Holders of ElectraMeccanica common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or that may be applicable if a U.S. Holder is a member of a special class of holders subject to special rules, including:
•	a bank or other financial institution;
•	a tax-exempt or governmental organization;

•	a partnership, subchapter S corporation or other pass-through entity or an investor in the foregoing;
•	an insurance company;
•	a regulated investment company or real estate investment trust;
•	a mutual fund;
•	a broker or dealer in securities, stocks, commodities or currencies;
•	a trader in securities who elects the mark-to-market method of accounting for securities;
•	a U.S. expatriate, former citizen or long-term resident of the United States;
•
a person who directly, indirectly or constructively owned more than 10 percent (10%) (by vote or value) of the outstanding shares of ElectraMeccanica common stock at any time during the period ending on the date of the Arrangement or who owns or has owned directly, indirectly or constructively more than five percent of the Xos Shares following the Arrangement;

•	an ElectraMeccanica Shareholder who received or will receive (pursuant to an RSU, a DSU or a comparable arrangement, an option, or otherwise) ElectraMeccanica Shares as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•
a person subject to special tax accounting rules as a result of any item of gross income with respect to ElectraMeccanica common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	a person that holds ElectraMeccanica Shares or Xos Shares as part of a straddle, or a hedging or a conversion transaction; or
•	a person liable for the alternative minimum tax.
ElectraMeccanica Shareholders that are not U.S. Holders may have different U.S. federal income tax consequences than those described below and are urged to consult with their own tax advisors regarding the tax treatment of the Arrangement to them under U.S. and non-U.S. laws.
The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the Arrangement, whether or not in connection with the Arrangement, including, without limitation, the tax consequences to holders of options, warrants, restricted share units, deferred share units, performance share units, or similar rights to purchase ElectraMeccanica Shares.
Tax Consequences of the Arrangement
Subject to the discussion below regarding PFIC tax matters, the receipt of Xos Shares by U.S. Holders in exchange for shares of ElectraMeccanica common stock pursuant to the Arrangement is intended to be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder who receives Xos Shares in exchange for ElectraMeccanica Shares pursuant to the Arrangement generally will recognize capital gain or loss equal to the difference, if any, between (i) the fair market value of the Xos Shares received on the Effective Date (treating any fractional shares that are sold by the Depositary as described herein as received by the holder) and (ii) the U.S. Holder’s adjusted tax basis in its ElectraMeccanica Shares exchanged therefor.
Capital gains of a non-corporate U.S. Holder will generally be eligible for preferential U.S. federal income tax rates that are applicable to long-term capital gains if the U.S. Holder has held its ElectraMeccanica Shares for more than one year as of the effective date of the Arrangement. Capital gains of a non-corporate U.S. Holder will generally be subject to short-term capital gains (and taxed at ordinary income tax rates) if the U.S. Holder has held its ElectraMeccanica Shares for one year or less as of the date of the Arrangement. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of ElectraMeccanica Shares at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of ElectraMeccanica Shares.
The adjusted tax basis of the Xos Shares received in the Arrangement should equal the fair market value of those shares on the Effective Date of the Arrangement, and U.S. Holders should have a holding period in the Xos Shares received that begins on the day following the Effective Date of the Arrangement.

Passive Foreign Investment Company Considerations
Definition of a PFIC
A non-U.S. corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income (the “income test”) or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) produce or are held for the production of passive income (the “asset test”). For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and subject to a limited working capital exception under the proposed Treasury regulations, cash held by a corporation is generally considered to be a passive asset.
Prior to the Arrangement, the asset test and the income test will be applied based on the assets and activities of ElectraMeccanica. Based on the assets and income of ElectraMeccanica, it is likely that ElectraMeccanica was a PFIC in 2023 and it is possible that it was a PFIC in taxable years prior to 2023. Because PFIC status is based on the characterization of certain items of income, assets and activities as either “active” or “passive” and the value of ElectraMeccanica’s assets for the entire taxable year, however, it is not possible to determine ElectraMeccanica’s PFIC status for any taxable year with certainty. Accordingly, there can be no assurance that ElectraMeccanica was or will be considered a PFIC for any taxable year.
Application of PFIC rules to ElectraMeccanica Shareholders
If (i) ElectraMeccanica is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of ElectraMeccanica Shares, the U.S. Holder did not make a timely and effective QEF Election (as defined below) for ElectraMeccanica’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ElectraMeccanica Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a Mark-to-Market Election (as defined below), then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:
•	any gain recognized by the U.S. Holder on the Arrangement (or on another sale or exchange of ElectraMeccanica Shares); and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of ElectraMeccanica Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its ElectraMeccanica Shares;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ElectraMeccanica is a PFIC, will be subject to tax as ordinary income and will not qualify for long-term capital gains rates;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder included in such U.S. Holder’s holding period will be subject to tax at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder included in such U.S. Holder’s holding period.

QEF Election and Mark-to-Market Election
In general, if ElectraMeccanica is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its ElectraMeccanica Shares (but not ElectraMeccanica Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC

Holding Year. In order to comply with the requirements of a QEF Election with respect to ElectraMeccanica Shares, a U.S. Holder must receive certain information from ElectraMeccanica, which information ElectraMeccanica intends to provide to the U.S. Holders. If a timely QEF Election is made, then long-term capital gains may be available on the disposition of the ElectraMeccanica Shares.
If an ElectraMeccanica Shareholder has made or makes a QEF Election, then, for any taxable year in which ElectraMeccanica is a PFIC, such ElectraMeccanica Shareholder will be required to include in income such Shareholder’s pro rata share of ElectraMeccanica’s net ordinary earnings and net capital gain (“QEF Inclusions”). ElectraMeccanica’s Shareholders should be aware that Xos has the ability to make a special tax election under Section 338(g) of the Code to cause the Arrangement to be characterized as a sale of the assets of ElectraMeccanica for U.S. federal income tax purposes, which may affect the amount of such QEF Inclusions.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election (a “Mark-to-Market Election”) with respect to such shares for such taxable year. A U.S. Holder that makes a valid Mark-to-Market Election for such holder’s First PFIC Holding Year will generally not be subject to the Default PFIC Regime with respect to its ElectraMeccanica Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year that ElectraMeccanica is treated as a PFIC, the excess, if any, of the fair market value of its ElectraMeccanica Shares at the end of its taxable year over the adjusted basis in its ElectraMeccanica Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ElectraMeccanica Shares over the fair market value of its ElectraMeccanica Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). The U.S. Holder’s basis in its ElectraMeccanica Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of the ElectraMeccanica Shares in a taxable year in which ElectraMeccanica is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a Mark-to-Market Election for a taxable year after such holder’s First PFIC Holding Year. Currently, a Mark-to-Market Election may not be made with respect to ElectraMeccanica Warrants.
The Mark-to-Market Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax considerations relevant to a Mark-to-Market Election with respect to ElectraMeccanica Shares in their particular circumstances.
If ElectraMeccanica is determined to be a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders will generally be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if ElectraMeccanica receives a distribution from, or disposes of all or part of ElectraMeccanica’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A Mark-to-Market Election will generally not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a QEF Election or a Mark-to-Market Election is made) and provide such other information as may be required by the U.S. Treasury Department. The rules governing PFICs and QEF Elections and Mark-to-Market Elections are complex and their application is affected by various factors in addition to those described above. Accordingly, U.S. Holders of ElectraMeccanica’s securities should consult their tax advisors concerning the application of the PFIC rules to ElectraMeccanica securities in their particular circumstances.
THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION TO THE ARRANGEMENT IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

U.S. Tax Considerations Relevant to the Ownership and Disposition of Xos Shares After the Arrangement
Dividends. A distribution of cash or property to a U.S. Holder with respect to its Xos Shares generally will be treated as a dividend to the extent paid out of Xos’ current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If such a distribution exceeds Xos’ current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in its Xos Shares, and thereafter as a capital gain. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Sale, Exchange or Other Taxable Disposition of Xos Shares
For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of its Xos Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Xos Shares is greater than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the Xos Shares that were sold. Long-term capital gain of a U.S. Holder who is an individual generally is subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.
Information Reporting and Backup Withholding
Payments to a U.S. Holder pursuant to the Arrangement may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. Holder should timely complete and return an IRS Form W-9, certifying that such U.S. Holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability if the required information is furnished by such Holder on a timely basis to the IRS.
U.S. Holders are urged to consult their own tax advisors as to the particular tax consequences of the Arrangement, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.
Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders
Subject to the discussion below on backup withholding, a Non-U.S. Holder should not be subject to U.S. federal income tax on any gain recognized as a result of the Arrangement unless (a) any gain recognized on the Arrangement is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or (b) the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the Arrangement and certain other requirements are met.
Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
U.S. Tax Considerations Relevant to the Ownership and Disposition of Xos Shares After the Arrangement
Dividends. A distribution of cash or property to a Non-U.S. Holder with respect to its Xos Shares generally will be treated as a dividend to the extent paid out of Xos’ current or accumulated earnings and profits. If such a distribution exceeds Xos’ current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the

Non-U.S. Holder’s investment, up to the Non-U.S. Holder’s tax basis in the Xos Shares, and thereafter as a capital gain subject to the tax treatment described above in “Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders” with respect to the Arrangement.
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) unless the Non-U.S. Holder has furnished a valid IRS Form W-8BEN or W-8BEN-E, or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such dividend payments, and the withholding agent does not have actual knowledge or reason to know to the contrary.
However, if the dividends are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.
Sale, Exchange or Other Taxable Disposition of Xos Shares.
A Non-U.S. Holder that disposes of its Xos Shares in a taxable disposition generally will subject to the tax treatment described in clauses (a) and (b) above in “Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders”. In addition, Non-U.S. Holders will be subject to taxation in the United States if the Xos Shares they hold are treated as interests in U.S. real property by virtue of Xos being treated as a “United States real property holding corporation” (a “USRPHC”) under the Code. Xos has not determined whether it is a USRPHC; however, even if it is a USRPHC, so long as shares of its common stock continue to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury regulations, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of shares of Xos’ common stock if the Non-U.S. Holder has not held more than 5% (actually or constructively) of Xos’ total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition, or such Non-U.S. Holder’s holding period. If a Non-U.S. Holder exceeds the limits described in the last sentence with respect to common stock and Xos is a USRPHC, the Non-U.S. Holder generally will be subject to U.S. federal income tax at the regular rates applicable to U.S. persons upon its disposition at a gain. In such a case, a Non-U.S. Holder that exceeds such limits generally would also be subject to such tax with respect to any distribution on such common stock to the extent such distribution would not be treated as a dividend as if such Non-U.S. Holder were a U.S. person. If a Non-U.S. Holder is subject to the tax described in the preceding sentences, the Non-U.S. Holder will be required to file a U.S. federal income tax return with the IRS.
Information Reporting and Backup Withholding
A Non-U.S. Holder may be subject to information reporting and backup withholding for U.S. federal income tax purposes in connection with the Arrangement. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Information returns will be filed annually with the IRS in connection with any dividends paid on Xos’ common stock to a Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder reside. Backup withholding may also apply unless certification procedures are complied with.
Foreign Account Tax Compliance Withholding
Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on payments made for ElectraMeccanica Shares.
The foregoing summary of U.S. federal income tax consequences is for general informational purposes only and does not constitute tax advice. All holders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal non-income tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

INFORMATION CONCERNING ELECTRAMECCANICA
Overview
ElectraMeccanica Vehicles Corp. is a designer and manufacturer of environmentally efficient EVs. Headquartered in British Columbia, Canada, ElectraMeccanica has historically designed and manufactured smaller, simpler and purposeful EVs primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. ElectraMeccanica’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO, at the end of 2022, ElectraMeccanica made the strategic decision to cease production of the SOLO.
ElectraMeccanica Vehicles Corp. was incorporated on February 16, 2015, under the laws of the Province of British Columbia, Canada, and ElectraMeccanica Shares are listed under the symbol “SOLO” on the Nasdaq Capital Market. ElectraMeccanica Shares began trading on the Nasdaq Capital Market on August 9, 2018.
The principal executive offices of ElectraMeccanica are located at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5. ElectraMeccanica’s telephone number is (604) 428-7656.
See the section titled “Additional Information Concerning ElectraMeccanica and Documents Incorporated by Reference by ElectraMeccanica”.
Intercorporate Relationships
The following is a list of each of ElectraMeccanica’s five subsidiaries and the corresponding date of jurisdiction of incorporation or organization and the ownership interest of each. All of ElectraMeccanica’s subsidiaries are directly or indirectly owned or controlled by ElectraMeccanica:
Name of Entity	Place of Incorporation/Formation	Ownership Interest
ElectraMeccanica Automotive USA Inc.	Nevada	100%
ElectraMeccanica USA LLC	Arizona	100%
SOLO EV LLC	Michigan	100%
Intermeccanica International Inc.	British Columbia, Canada	100%
ElectraMeccanica Automotive Technology (Chongqing) Ltd.	People’s Republic of China	100%
Three-Year History
2021
On February 8, 2021, ElectraMeccanica entered into a sales agreement with Stifel, Nicolaus & Company, Incorporated and Roth Capital Partners, LLC (the “Agents”) to sell ElectraMeccanica Shares having an aggregate offering price of up to $100,000,000 through the Agents. On March 16, 2021, ElectraMeccanica announced it had selected Mesa, Arizona, as the site for the establishment of its U.S.-based assembly facility and engineering technical center. On May 12, 2021, ElectraMeccanica celebrated the official ground breaking of the assembly facility and engineering technical center. On May 1, 2021, ElectraMeccanica appointed Kevin Pavlov as its new Chief Operating Officer. On September 23, 2021, ElectraMeccanica announced the appointment of Kevin Pavlov as Chief Executive Officer. On September 30, 2021, ElectraMeccanica entered into a sales agreement with the Agents to sell ElectraMeccanica Shares having an aggregate offering price of up to $200,000,000 through the Agents. On October 14, 2021, ElectraMeccanica announced it has signed a strategic agreement with Robert Bosch LLC (“Bosch”), a leading global mobility solutions and industrials technology firm, to establish a service network of independent automobile repair shops approved by Bosch to support service and maintenance operations for ElectraMeccanica’s SOLO vehicles. On November 1, 2021, ElectraMeccanica announced it signed a strategic contract manufacturing partner, Zongshen Industrial Group, exercised 1.4 million warrants at a CAD$4.00 strike price, as of October 28, 2021, generating CAD$5.6 million in proceeds to ElectraMeccanica.
2022
On January 27, 2022, ElectraMeccanica announced the retirement of Henry Reisner, a co-founder and the Executive VP and director of ElectraMeccanica at the time. On February 15, 2022, ElectraMeccanica announced a non-binding partnership agreement with Faction Technology, Inc. (“Faction”) to demonstrate a pilot deployment of Faction’s driverless and remote vehicle operation technology on the SOLO EV Platform. On March 7, 2022, ElectraMeccanica announced the new site of its corporate headquarters in Burnaby, British Columbia. On March 30, 2022, ElectraMeccanica announced the appointment of Joseph R. Mitchell as Chief Operating Officer, effective on April 1, 2022. On August 23, 2022, ElectraMeccanica announced the appointment of Mark Orsmond as Chief Financial Officer to replace Bal Bhullar, who transitioned to her new role as Chief Compliance Officer. On October 6, 2022, ElectraMeccanica announced that it secured licensing to sell the SOLO in Arizona.
On December 5, 2022, ElectraMeccanica announced leadership and operating changes in order to accelerate its transition to onshore manufacturing and commercialization of its unique horizontal market. Susan Docherty, with over 25 years of experience at General Motors, assumed both the Chief Executive Officer and Interim Chief Operating Officer roles. Kevin Pavlov and Joe Mitchell, respectively the outgoing Chief Executive Officer and Chief Operating Officer, resigned. On December 12, 2022, ElectraMeccanica held a commissioning ceremony for ElectraMeccanica’s manufacturing facility in Mesa, Arizona. On December 20, 2022, Susan Docherty sent Zongshen, ElectraMeccanica’s Chinese manufacturer of the SOLO, a letter to cease production of the SOLO given the unprofitability of the SOLO vehicles manufactured in China by Zongshen. On December 22, 2022, Susan Docherty issued an inaugural letter announcing that upon her appointment she had initiated a top-to-bottom review of ElectraMeccanica’s existing operations footprint, product portfolio, product development, investment, capital allocation and employee profile. At this time ElectraMeccanica announced cost-reduction initiatives to streamline the business in order to better consolidate its onshore manufacturing capabilities and operations at ElectraMeccanica’s Mesa, Arizona headquarters.
2023
On February 17, 2023, ElectraMeccanica announced the voluntary recall of its SOLO (G2 and G3) vehicles, for model years 2021, 2022 and 2023. ElectraMeccanica paused deliveries and sales of the SOLO while investigating the issue. The recall was made due to the vehicle potentially experiencing a loss of propulsion while driving and ElectraMeccanica was required to remedy the issue within a specific timeframe from the date of the recall announcement. On March 14, 2023, Susan Docherty issued a letter announcing that ElectraMeccanica would exit the SOLO business due to its unprofitability and the loss of propulsion issue. After a thorough investigation, ElectraMeccanica was not able to determine the root cause and fix of the said issue and, therefore, issued a buy-back program on April 14, 2023, for all 429 SOLO EVs (G2 and G3) sold since its release in 2021.
On March 3, 2023, ElectraMeccanica entered into a Design and Supply Agreement (the “GLV Design Agreement”) with GLV, LLC (“GLV”). On March 29, 2023, ElectraMeccanica entered into a Contract Assembly Agreement (the “GLV Assembly Agreement”) with GLV to assembly the Volcon Stag electric Utility Terrain Vehicle (UTV). On May 8, 2023, ElectraMeccanica entered into a settlement deed (the “Zongshen Settlement Agreement”) with Chongqing Zongshen Automobile Industry Co. Ltd. (“Zongshen”), effective as of May 4, 2023. The Zongshen Settlement Agreement resolved all outstanding issues relating to ElectraMeccanica’s manufacturing agreement with Zongshen, dated September 29, 2017, including the notice provided by ElectraMeccanica to Zongshen on December 20, 2022 to cease all production of SOLO vehicles and the notice provided by ElectraMeccanica to Zongshen on February 16, 2023 of potential claims against Zongshen for supplying defective products.
On August 15, 2023, ElectraMeccanica issued a press releasing announcing the execution of the Tevva Arrangement Agreement and that it had made available to Tevva a term loan facility in the sum of up to $6,000,000 (the “Tevva Facility”) pursuant to a facility letter dated August 14, 2023 by and between ElectraMeccanica and Tevva (the “Tevva Facility Letter”). On October 5, 2023, ElectraMeccanica issued a further press release announcing multiple incurable breaches of the arrangement agreement by Tevva and, as a result, the termination of the Tevva Arrangement Agreement. On November 28, 2023, ElectraMeccanica announced the amicable resolution of litigation between ElectraMeccanica and Tevva that had resulted from the termination of the Tevva Arrangement Agreement.
On October 12, 2023, ElectraMeccanica announced that its Chief Financial Officer, Mark Orsmond had resigned and will be succeeded by Stephen Johnston.
In October 2023, ElectraMeccanica reinitiated the strategic process that it had begun earlier in the year and in December 2023 entered into a letter of intent with Xos. Please see the section titled “Description of the Arrangement — Background to the Arrangement” of this Joint Proxy Statement/Circular for more information.
Recent Developments
On January 11, 2024, ElectraMeccanica and Xos entered into the Arrangement Agreement.

Description of ElectraMeccanica Shares
ElectraMeccanica’s authorized capital consists of an unlimited number of ElectraMeccanica Shares, without par value, and an unlimited number of preferred shares, without par value, which have special rights or restrictions.
Common Shares
The following rights, privileges, restrictions and conditions are attached to the ElectraMeccanica Shares:
•	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
•
subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of ElectraMeccanica, to share equally in the remaining property of ElectraMeccanica on liquidation, dissolution or winding-up of ElectraMeccanica; and

•	subject to the rights of the preferred shares, the ElectraMeccanica Shares are entitled to receive dividends if, as and when declared by the ElectraMeccanica Board.
The ElectraMeccanica Shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of the ElectraMeccanica Shares to contribute additional capital and no restrictions on the issuance of additional securities by ElectraMeccanica. There are no restrictions on the repurchase or redemption of the ElectraMeccanica Shares by ElectraMeccanica except to the extent that any such repurchase or redemption would render ElectraMeccanica insolvent pursuant to the BCBCA.
Preferred Shares
No preferred shares of ElectraMeccanica are currently outstanding. However, preferred shares may be issued from time to time in one or more series, each consisting of a number of preferred shares as determined by the ElectraMeccanica Board, who also may fix the designations, rights, privileges, restrictions and conditions attached to the shares of each series of preferred shares. ElectraMeccanica’s preferred shares may include one or more series and, subject to the BCBCA, the directors may, by resolution, if none of the shares of that particular series are issued, alter the Articles of ElectraMeccanica and authorize the alteration of the Notice of Articles of ElectraMeccanica, as the case may be, to do one or more of the following:
•	determine the maximum number of shares of that series that ElectraMeccanica is authorized to issue, determine that there is no such maximum number, or alter any such determination;
•	create an identifying name for the shares of that series, or alter any such identifying name; and
•	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.
Escrowed Securities and Securities Subject to Contractual Restrictions on Transfer
The following securities are subject to the ElectraMeccanica Voting Support and Lock-Up Agreements:
Designation of class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Common Shares	116,906	0.098%
ElectraMeccanica Locked-Up Parties are restricted from directly or indirectly transferring the ElectraMeccanica Shares subject to the ElectraMeccanica Voting Support and Lock-Up Agreements. See the section titled “General Information about the ElectraMeccanica Meeting and Voting — ElectraMeccanica Voting Support and Lock-Up Agreements” for further details.

Trading Price and Volume of ElectraMeccanica Shares
The ElectraMeccanica Shares are listed and traded on the Nasdaq Capital Market under the symbol “SOLO”.
The following table sets forth trading information (in US dollars) for the ElectraMeccanica Shares on the Nasdaq Capital Market for the months indicated, based on intraday trading numbers:
Nasdaq	High Trading Price	Low Trading Price	Volume
January 2023	$1.14	$0.6061	25,121,528
February 2023	$1.15	$0.7	13,464,363
March 2023	$0.7959	$0.44	20,065,718
April 2023	$0.645	$0.4836	11,990,037
May 2023	$0.61	$0.46	12,767,138
June 2023	$1.04	$0.51	31,497,409
July 2023	$0.825	$0.6294	13,753,976
August 2023	$0.9599	$0.6525	17,268,776
September 2023	$0.795	$0.62	5,736,915
October 2023	$0.68	$0.36	12,867,510
November 2023	$0.5	$0.37	9,254,616
December 2023	$0.41	$0.335	11,684,515
January 2024	$0.34	$0.21	13,233,973
February 1 - February 6, 2024	$0.28	$0.25	1,270,520
Prior Sales
During the 12-month period between January 24, 2023 and January 24, 2024, ElectraMeccanica has not issued any ElectraMeccanica Shares, or securities that are convertible or exchangeable into any ElectraMeccanica Shares, except as described below:
Option Exercises
(a)	an aggregate of 4,215 ElectraMeccanica Shares on the exercise of ElectraMeccanica Options were granted on the dates specified below pursuant to the ElectraMeccanica 2020 Stock Incentive Plan:
Exercise Date	Number of Options Exercised	Weighted Average Exercise Price (US$)
12-Oct-23	19,927	$0.57
Equity Award Grants
(a)
an aggregate of 500,000 ElectraMeccanica Options to acquire 500,000 ElectraMeccanica Shares was granted on March 23, 2023 at an exercise price of US$0.54 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan;

(b)
an aggregate of 146,587 ElectraMeccanica Options to acquire 146,587 ElectraMeccanica Shares was granted on May 9, 2023 at an exercise price of US$0.57 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan;

(c)
an aggregate of 400,000 ElectraMeccanica Options to acquire 400,000 ElectraMeccanica Shares was granted on June 14, 2023 at an exercise price of US$0.59 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan;

(d)	an aggregate of 172,610 ElectraMeccanica DSUs to acquire 172,610 ElectraMeccanica Shares was granted on July 17, 2023 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan;
(e)	an aggregate of 300,000 ElectraMeccanica RSUs to acquire 300,000 ElectraMeccanica Shares was granted on December 7, 2023 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan;

(f)
an aggregate of 42,356 ElectraMeccanica Options to acquire 42,356 ElectraMeccanica Shares was granted on December 8, 2023 at an exercise price of US$0.28 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan; and

(g)	an aggregate of 673,076 ElectraMeccanica DSUs to acquire 673,076 ElectraMeccanica Shares was granted on December 8, 2023 per ElectraMeccanica Share pursuant to the ElectraMeccanica 2020 Plan.
Vesting of Equity Awards
(a)	an aggregate of 172,610 ElectraMeccanica DSUs vested on July 17, 2023, but have not been settled pursuant to the ElectraMeccanica 2020 Plan;
(b)	an aggregate of 333,333 ElectraMeccanica RSUs vested on December 5, 2023, but have not been settled pursuant to the ElectraMeccanica 2020 Plan; and
(c)	an aggregate of 673,076 ElectraMeccanica DSUs vested on December 8, 2023, but have not been settled pursuant to the ElectraMeccanica 2020 Plan.
Consolidated Capitalization
Except as otherwise described under the section entitled “Prior Sales” above, there have been no material changes in the share capitalization or indebtedness of ElectraMeccanica since September 30, 2023.
Dividends or Distributions
ElectraMeccanica has not paid cash dividends on ElectraMeccanica Shares and has no plan to do so in the foreseeable future. The payment of any dividends in the future, and the timing and amount, thereof, will be made at the discretion of the ElectraMeccanica Board, subject to applicable laws, and will depend on a number of factors, including ElectraMeccanica’s financial condition and prospects, capital requirements and access to capital markets, covenants associated with certain of ElectraMeccanica’s debt obligations, general business conditions, and other factors that the ElectraMeccanica Board may deem relevant.
Directors and Executive Officers
The ElectraMeccanica Board is composed of seven members. Each director holds office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
ElectraMeccanica’s executive officers are responsible for the management and representation of ElectraMeccanica. ElectraMeccanica’s management team is led by Susan Docherty, Chief Executive Officer.
Additional information about the ElectraMeccanica Board and ElectraMeccanica’s executive officers can be found in ElectraMeccanica’s Definitive Proxy Statement on Schedule 14A filed on November 22, 2023 with the SEC and applicable Canadian securities regulators, which is incorporated by reference and included herein.
Penalties, Sanctions and Cease Trade Orders
No director or executive officer of ElectraMeccanica, is, or within the ten years before the date of this Joint Proxy Statement/Circular has been, a director, chief executive officer or chief financial officer of any company that:
(a)
was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)
was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued after that person ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of ElectraMeccanica:
(a)	is, or within ten years before the date of this Joint Proxy Statement/Circular, has been, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in the capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets; or
(b)
has, within ten years before the date of this Joint Proxy Statement/Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such director or executive officer of ElectraMeccanica.

No director or executive officer of ElectraMeccanica has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder making a decision concerning an investment in ElectraMeccanica.
Principal Securityholders
To the knowledge of management of ElectraMeccanica, no person, firm or company will beneficially own, control or direct, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to any class of voting securities of ElectraMeccanica as of the date of this Joint Proxy Statement/Circular.
Material Contracts
Since January 1, 2023, the contracts that could reasonably be regarded as material, other than contracts entered into in the ordinary course of business, are:
1.	GLV Design Agreement;
2.	GLV Assembly Agreement;
3.	Zongshen Settlement Agreement;
4.	Tevva Arrangement Agreement; and
5.	Tevva Facility Letter.
Indebtedness of Directors and Officers
None of ElectraMeccanica’s directors, executive officers, employees, former directors, former executive officers or former employees and none of their respective associates, is or has within 30 days before the date of this Joint Proxy Statement/Circular, or at any time since the beginning of the most recently completed financial year been indebted to ElectraMeccanica or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided to ElectraMeccanica.
Risks and Uncertainties
The business and operations of ElectraMeccanica are subject to risks. In addition to considering the other information in this Joint Proxy Statement/Circular, Xos Stockholders should consider carefully the risk factors and other disclosures set forth in documents filed by ElectraMeccanica with the SEC, including ElectraMeccanica’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, filed with the SEC and with Canadian securities authorities on SEDAR+, ElectraMeccanica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC and with Canadian securities authorities on SEDAR+ and any subsequent filings with the SEC and on SEDAR+, which are available on ElectraMeccanica’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca. As set forth below, certain of these filings are incorporated by reference herein.

INFORMATION CONCERNING XOS
Overview
Xos, Inc. is a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. Xos designs and manufactures Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. Xos also offers charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. Xos’ proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. Xos developed the X-Platform (its proprietary, purpose-built vehicle chassis platform) and the X-Pack (its proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Xos’ “Fleet-as-a-Service” package offers customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles. Xos is headquartered in Los Angeles, U.S.
Xos, Inc. was initially incorporated on July 29, 2020 as a Cayman Islands exempted company under the name “NextGen Acquisition Corporation”. On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Merger Sub, and Legacy Xos, were consummated, whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen.
As a result, Xos became the publicly traded entity listed on the Nasdaq Global Market under the symbol “XOS”. On June 29, 2023, Xos transferred the listing of its common stock and warrants from the Nasdaq Global Market to the Nasdaq Capital Market.
The principal executive offices of Xos are located at 3550 Tyburn Street, Los Angeles, California 90065. Xos’ telephone number is (818) 316-1890.
Additional information regarding Xos and its subsidiaries is included in the documents incorporated by reference into this Joint Proxy Statement/Circular. See the section titled “Additional Information Concerning Xos and Documents Incorporated by Reference by Xos”.
Three-Year History
2021
In January and February 2021, Legacy Xos received $31.8 million proceeds from its Series A financing. As part of its Series A financing, Legacy Xos also converted all of its convertible debt and accrued interest to additional shares of Legacy Xos preferred stock in January 2021.
On February 21, 2021, the Agreement and Plan of Merger (as amended on May 14, 2021, the “Merger Agreement”) by and among NextGen, Merger Sub, and Legacy Xos, was entered into. Concurrently with the execution of the Merger Agreement, NextGen entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”).
On August 19, 2021, Xos’ stockholders approved the Xos, Inc. 2021 Equity Incentive Plan, which was ratified by the Xos Board on August 20, 2021.
On August 20, 2021, the transactions contemplated by the Merger Agreement were consummated, whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen. As a result, Xos became the publicly traded entity listed on the Nasdaq Global Market. Substantially concurrently with the consummation of such transactions, pursuant to the Subscription Agreements, Xos issued and sold to the PIPE Investors an aggregate of 19,600,000 shares of its common stock for an aggregate purchase price of $196.0 million. In connection with such transactions, each share of Legacy Xos common stock and Legacy Xos preferred stock issued and outstanding immediately prior to their consummation converted into the right to receive Xos common stock.
In August 2021, Xos entered a new lease agreement with the landlord for its 85,142 square foot facility in Los Angeles, California, where it designs, engineers and develops its vehicles and battery packs. The new lease commenced on January 1, 2022 and will terminate pursuant to its terms on January 31, 2027, unless amended or extended.

2022
On March 23, 2022, Xos entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), whereby Xos shall have the right, but not the obligation, to sell to Yorkville up to $125.0 million of shares of Xos common stock at Xos’ request any time during the 36 months following the execution of the SEPA, subject to certain conditions.
In May 2022, Xos launched its Class 7-8 Heavy Duty Chassis.
On August 9, 2022, Xos entered into the Xos Note Purchase Agreement with Aljomaih for the issuance of the Xos Note. The Xos Note bears interest at a rate of 10.0% per annum, payable at maturity in validly issued, fully paid and non-assessable shares of Xos common stock, unless earlier converted or paid. The Xos Note will mature on August 11, 2025. Xos has the option to prepay the Xos Note at any time on or after August 11, 2024. The Xos Note provides a conversion right, in which Aljomaih may, on or after November 9, 2022, elect to convert the outstanding principal amount of the Xos Note by providing written notice to Xos. The conversion price for the Xos Note is equal to $71.451 per share (as adjusted for Xos’ 1-for-30 reverse stock split described below), subject to adjustment in certain events pursuant to the terms of the Xos Note. Aljomaih may also elect to convert the entire principal amount of the Xos Note upon a transaction resulting in the change of control of Xos, by written notice to Xos within ten business days of receipt of notice of such change of control transaction.
On August 9, 2022, Xos entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Yorkville for the issuance of convertible debentures in the principal amount of up to $35.0 million (the “Convertible Debentures”). On August 11, 2022, Xos issued Convertible Debentures in a principal amount of $20.0 million to Yorkville. The Convertible Debentures had an original maturity date of November 11, 2023, which could have been extended by an additional three months in certain instances. The Convertible Debentures bore interest at an annual rate of 6.0%, payable at maturity, which could have increased to up to 10.0% under certain circumstances. The Convertible Debentures provided Yorkville with a conversion right, in which at any time after the issuance date, Yorkville could have converted any portion of the principal amount of the Convertible Debenture, together with any accrued but unpaid interest, into Xos Shares. Xos and Yorkville entered into a registration rights agreement pursuant to which Xos was required to file a registration statement registering the resale by Yorkville of any shares of the Xos common stock issuable upon conversion of the Convertible Debentures. Xos filed the registration statement on September 8, 2022 and received notice of effectiveness on September 19, 2022.
On September 21, 2022, pursuant to the Securities Purchase Agreement, Xos sold and issued to Yorkville an additional Convertible Debenture in the principal amount of $15.0 million.
On September 28, 2022, Xos and Aljomaih agreed to amend and restate the Xos Note to, among other things, adjust the calculation of the shares of Xos common stock issuable as interest.
During the nine months ended September 30, 2022, Xos conducted a reduction in force to reduce costs, streamline its organizational structure and drive operational efficiencies.
On December 28, 2022, Xos received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying Xos, Inc. that, for the last 30 consecutive business days prior to the date of the letter, the closing bid price for the Xos common stock, was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), Xos, Inc. was provided with a grace period of 180 calendar days, or until June 26, 2023, to meet the minimum bid price requirement of Rule 5450(a)(1) under the listing rules of Nasdaq (the “Minimum Bid Price Requirement”). On June 20, 2023, Xos applied to transfer the listing of the Xos common stock and warrants from the Nasdaq Global Market to the Nasdaq Capital Market.
2023
On June 22, 2023, Xos and Yorkville entered into the First Amendment to SEPA, in which Xos, Inc. and Yorkville agreed to, among other things, extend the commitment period to February 11, 2026.
On June 22, 2023, Xos and Yorkville entered into a side letter to the Securities Purchase Agreement, pursuant to which Xos and Yorkville agreed, among other things, to remove the restriction in the Securities Purchase Agreement on Xos’ ability to effect an advance under the SEPA, subject to certain conditions while the Convertible Debentures remain outstanding.

On June 27, 2023, Xos received approval from the Listing Qualifications Department of Nasdaq to transfer the listing of the Xos common stock and warrants from the Nasdaq Global Market to the Nasdaq Capital Market. The Xos common stock and warrants transferred to the Nasdaq Capital Market at the opening of business on June 29, 2023. The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, but with less stringent listing requirements, although listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. In connection with such approval, Xos was granted an additional 180-calendar day grace period, or until December 26, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Xos common stock must be at least $1.00 for at least ten consecutive business days during the additional 180-calendar day grace period. As part of Xos, Inc.’s transfer application, Xos, Inc. notified Nasdaq that in order to regain compliance with the Minimum Bid Price Requirement during the additional grace period, it will implement a reverse stock split.
In June 2023, Xos conducted a reduction in force to reduce costs, streamline its organizational structure and drive operational efficiencies.
In July 2023, pursuant to the terms of the Securities Purchase Agreement, Xos elected to extend the maturity date of the Convertible Debentures from November 11, 2023 to February 11, 2024.
During the nine months ended September 30, 2023, pursuant to the Convertible Debentures, Xos was required to make, and made, prepayments consisting of $23.8 million of principal payments, $1.2 million of redemption premium payments and $1.4 million of accrued interest payments.
Pursuant to the Convertible Debentures, Xos was required to make, and made, prepayments to Yorkville in the amounts of $3.2 million on October 4, 2023 and $3.2 million on November 6, 2023, and a final payment to Yorkville in the amount of $3.2 million on December 4, 2023.
In October 2023, Xos conducted a reduction in force to reduce costs, streamline its organizational structure and drive operational efficiencies. The plan included total workforce reductions of approximately 17% of its employees, reorganizing certain functions and reallocating resources to continue to focus on key strategic initiatives and unit deliveries.
On December 6, 2023, Xos filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation to effect a 1-for-30 reverse stock split of Xos’ issued and outstanding shares of common stock, par value $0.0001 per share. As a result of such reverse stock split, every 30 shares of Xos common stock issued and outstanding were automatically combined and converted into one share of Xos common stock.
Recent Developments
On January 11, 2024, Xos and ElectraMeccanica entered into the Arrangement Agreement.
Description of Xos Shares
The following summary description of the Xos Shares is based on the provisions of the Current Xos Charter and the Current Xos Bylaws and the applicable provisions of the Delaware Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Current Xos Charter, the Current Xos Bylaws and the Delaware Law. For information on how to obtain copies of the Current Xos Charter and the Current Xos Bylaws, see “Additional Information Concerning Xos and Documents Incorporated by Reference by Xos”.
As of the date hereof, Xos’ authorized capital stock is divided into:
•	1,000,000,000 shares of common stock of Xos with a par value of $0.0001 per share; and
•	10,000,000 shares of preferred stock of Xos (the “Xos Preferred Stock”) with a par value of $0.0001 per share.
The rights and restrictions to which the Xos Shares are prescribed in the Current Xos Charter.
Common Stock
Voting Rights
Each holder of Xos Shares is entitled to one vote for each share of Xos Shares held by such holder.

Dividends
Dividends upon the capital stock of Xos, subject to the provisions of the Current Xos Charter and applicable law, if any, may be declared by the Xos Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Current Xos Charter. Xos does not anticipate paying any cash dividends in the foreseeable future.
Rights of Repurchase
Xos currently has no obligations to repurchase any Xos Shares.
Preemptive or Similar Rights
Holders of Xos Shares are not entitled to preemptive rights and are not subject to redemption.
Preferred Stock
The Current Xos Charter entitles the Xos Board, without stockholder approval, to provide for the issue of all or any number of the shares of the Xos Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as will be stated and expressed in the resolution or resolutions adopted by the Xos Board providing for the issuance of such shares and as may be permitted by the Delaware Law. The Xos Board is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
Delaware Law and Certain Provisions of the Current Xos Charter, Current Xos Bylaws and Statutory Provisions
Xos is a Delaware corporation and is subject to Section 203 of the Delaware Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined by the Delaware Law) with a Delaware corporation for three years following the time such person became an interested stockholder, subject to certain exceptions. For more information see “Comparison of Rights of ElectraMeccanica Shareholders and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
Directors Liability and Indemnification
Current Delaware Law also restricts the ability to limit the liability of a director on certain matters. For a description of the restrictions on the ability to limit the liability of a director under current Delaware Law, see “Comparison of Rights of ElectraMeccanica Shareholders and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
Advance Notice Provisions for Xos Stockholder Nominations and Xos Stockholder Proposals
For a description of the restrictions on the shareholder notice procedure, see “Comparison of Rights of ElectraMeccanica Shareholders and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
Certain Effects of Authorized but Unissued Stock
As of January 24, 2024, there were 994,029,228 Xos Shares authorized but unissued, none of the Xos Shares issued but held in treasury, and 10,000,000 shares of Xos Preferred Stock authorized but unissued, for future issuance without additional shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.
The issuance of Xos Preferred Stock could have the effect of delaying or preventing a change in Xos’ control. The issuance of Xos Preferred Stock could decrease the amount of earnings and assets available for distribution to the Xos Stockholders or could adversely affect the rights and powers, including voting rights, of the Xos Stockholders. In certain circumstances, such issuance could have the effect of decreasing the market price of the Xos Shares.

One of the effects of the existence of unissued and unreserved Xos common stock or Xos Preferred Stock may be to enable the Xos Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Xos by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Xos.
Trading Price and Volume of Xos Shares
The Xos Shares are listed on the Nasdaq under the symbol “XOS”.
The following table sets forth trading information (in US dollars) for the Xos Shares on the Nasdaq for the months indicated, based on intraday trading numbers:
Nasdaq	High Trading Price	Low Trading Price	Volume
January 2023	$35.70	$13.30	457,640
February 2023	$31.50	$23.03	172,426
March 2023	$24.90	$13.20	244,470
April 2023	$22.50	$14.40	265,124
May 2023	$16.20	$10.72	238,408
June 2023	$13.46	$6.25	695,808
July 2023	$13.37	$6.56	411,914
August 2023	$19.80	$7.80	466,122
September 2023	$12.00	$8.12	227,151
October 2023	$11.70	$6.99	180,157
November 2023	$15.00	$7.01	514,066
December 2023	$10.12	$5.50	922,793
January 2024	$9.75	$6.98	337,856
February 1 - February 6, 2024	$8.20	$7.54	31,974
Prior Sales
The following table summarizes details of Xos Shares, Xos Options and Xos RSUs issued by Xos during the 12 month period between January 24, 2023 and January 24, 2024:
Date	Type of Security Issued(1)	Issuance/Exercise Price per Security(2)	Number of Securities Issued(2)
January 24, 2024(3)	Xos Shares	$8.50	5,500
January 23, 2024(4)	Xos Shares	$1.08	1,257
January 17, 2024(4)	Xos Shares	$0.46	1,052
January 12, 2024(4)	Xos Shares	$0.46	18,342
December 10, 2023	Xos RSUs	$5.72	49,071
November 10, 2023	Xos RSUs	$10.05	888
October 10, 2023	Xos RSUs	$9.84	28,673
September 11, 2023	Xos RSUs	$9.33	933
August 21, 2023(3)	Xos Shares	$9.30	8,395
August 14, 2023	Xos RSUs	$9.81	4,927
July 31, 2023(4)	Xos Shares	$0.46	8
July 24, 2023(4)	Xos Shares	$0.46	41
July 18, 2023(4)	Xos Shares	$0.46	95
July 18, 2023(4)	Xos Shares	$1.08	195
July 11, 2023	Xos RSUs	$11.91	1,640
July 10, 2023	Xos RSUs	$9.60	7,936
July 7, 2023(4)	Xos Shares	$0.46	995
July 5, 2023(3)	Xos Shares	$6.47	30,833
July 5, 2023(4)	Xos Shares	$0.46	318

Date	Type of Security Issued(1)	Issuance/Exercise Price per Security(2)	Number of Securities Issued(2)
July 3, 2023(4)	Xos Shares	$1.08	211
June 26, 2023(3)	Xos Shares	$9.28	99,566
June 12, 2023	Xos RSUs	$11.64	88,884
June 10, 2023	Xos RSUs	$11.64	1,983
June 6, 2023(4)	Xos Shares	$0.46	15,085
May 10, 2023	Xos RSUs	$16.20	435,889
April 20, 2023(5)	Xos Shares	$21.86	12,005
April 10, 2023	Xos RSUs	$18.36	5,356
April 6, 2023(4)	Xos Shares	$0.46	34
March 27, 2023(4)	Xos Shares	$0.46	53
March 10, 2023	Xos RSUs	$19.14	8,946
February 10, 2023	Xos RSUs	$24.90	18,575
January 25, 2023(4)	Xos Shares	$0.46	1
(1)	Xos RSUs are subject to time-based vesting conditions. This table does not reflect the vesting of any Xos RSUs.
(2)
On December 6, 2023, Xos filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation to effect a 1-for-30 reverse stock split of Xos’ issued and outstanding shares of common stock, par value $0.0001 per share. All references in this table to issuance/exercise prices and number of securities issued have been adjusted, as applicable, to reflect the impact of the reverse stock split.

(3)	Xos Shares were issued pursuant to the terms of the SEPA.
(4)	Xos Shares were issued in connection with previously issued Xos Options.
(5)	Xos Shares were issued pursuant to the terms of the Convertible Debentures.
Consolidated Capitalization
During the period between September 30, 2023 and January 24, 2024, (a) Xos’ indebtedness decreased by $9.7 million as a result of: (i) principal payments of finance leases on equipment of $0.7 million, (ii) principal payments of financed insurance of $1.0 million, and (iii) repayments of Convertible Debentures, net, due to $9.6 million of repayments, partially offset by $1.1 million of amortization of OID/DFC and (b) Xos’ additional paid in capital decreased by $0.1 million in connection with shares withheld for vestings of Xos RSUs and increased by $1.6 million in connection with stock based compensation expense. Other than the foregoing and other than as outlined under “Information Concerning Xos – Prior Sales”, there have been no material changes in the share and loan capital of Xos on a consolidated basis since September 30, 2023. Readers should refer to Xos’ Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2023, incorporated by reference in this Joint Proxy Statement/Circular, for additional information with respect to Xos’ consolidated capitalization.
Risks and Uncertainties
The business and operations of Xos are subject to risks. In addition to considering the other information in this Joint Proxy Statement/Circular, ElectraMeccanica Shareholders should consider carefully the risk factors and other disclosures set forth in documents filed by Xos with the SEC, including Xos’ Annual Report on Form 10-K for its fiscal year ended December 31, 2022, Xos’ Quarterly Report on Form 10-Q for the quarterly periods ended each of September 30, 2023, June 30, 2023 and March 31, 2023, and any subsequent filings with the SEC, which are available on Xos’ EDGAR profile at www.sec.gov. As set forth below, certain of these filings are incorporated by reference herein.

DESCRIPTION OF THE COMBINED COMPANY CAPITAL STOCK
The following summary of certain provisions of securities of the Combined Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Current Xos Charter, the Current Xos Bylaws and the provisions of applicable law. For further discussion of the rights of stockholders of the Combined Company, see also “Comparison of Rights of ElectraMeccanica Shareholders and Xos Stockholders” in Appendix “G” to this Joint Proxy Statement/Circular.
General
The total amount of the Combined Company’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share.
The following summary describes certain material provisions of the Combined Company’s capital stock.
Common Stock
The holders of common stock of the Combined Company are not entitled to pre-emptive or other similar subscription rights to purchase any of the Combined Company’s securities. The Xos Shares are neither convertible nor redeemable.
Voting Rights
The holders of Xos Shares are entitled to one vote per share.
Dividends
Dividends upon the capital stock of the Combined Company, subject to the provisions of the Certificate of Incorporation of the Combined Company and applicable law, if any, may be declared by the board of directors of the Combined Company pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation of the Combined Company and applicable law.
Rights of Repurchase
The Combined Company will not have any rights to repurchase shares of its common stock.
Pre-Emptive or Similar Rights
The Xos Shares are not entitled to preemptive rights and are not subject to redemption.
Preferred Stock
The board of directors of the Combined Company has authority to issue shares of Xos Preferred Stock in one or more series, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as will be stated and expressed in the resolution or resolutions adopted by the board of directors of the Combined Company providing for the issuance of such shares and as may be permitted by the Delaware Law. The issuance of Xos Preferred Stock could have the effect of decreasing the trading price of the Xos Shares, restricting dividends on the Combined Company’s capital stock, diluting the voting power of the Xos Shares, impairing the liquidation rights of the Combined Company’s capital stock, or delaying or preventing a change in control of the Combined Company.
Exclusive Jurisdiction of Certain Actions
The Current Xos Charter requires, that unless the Combined Company consents in writing to the selection of an alternative form, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of claims or causes of action under the Delaware statutory law or common law: (A) any derivative action or proceeding brought on behalf of the Combined Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (C) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company arising out of or pursuant to any provision of the Delaware Law, the Certificate of Incorporation or the Bylaws of the Combined Company (as each may be amended from time to time); (D) any claim or cause of action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Combined Company, including any right, obligation or remedy thereunder; (E) any claim or cause of action as to which the Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This will not apply to claims or causes of actions brought to enforce a duty or liability created by the U.S. Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Transfer Agent
The transfer agent for the Xos Shares will be Equiniti Trust Company, LLC at its office in Brooklyn, New York, or such other transfer agent as the Combined Company board of directors may determine from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
AND PER SHARE DATA
Summary Unaudited Pro Forma Condensed Combined Financial Information
The following table shows summary selected unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) about the financial condition and results of operations of Xos as of and for the periods indicated below after giving effect to the Arrangement. The following Summary Pro Forma Information is based on the historical consolidated financial statements of Xos and the historical consolidated financial statements of ElectraMeccanica and has been prepared to reflect the Arrangement. The Summary Pro Forma Information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of Xos that actually would have resulted had the Arrangement occurred at the date indicated, nor project the results of operations or financial position of Xos for any future date or period.
The Summary Pro Forma Information should be read in conjunction with the unaudited pro forma condensed combined financial statements of Xos that give effect to the Arrangement included as Appendix “I” to this Joint Proxy Statement/Circular, the historical consolidated financial statements and related notes of Xos in its Annual Report on Form 10-K for the year ended December 31, 2022, and Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2023 which are incorporated by reference into this Joint Proxy Statement/Circular and the information under “Risk Factors”.
Adjustments were made to ElectraMeccanica’s historical financial statements to estimate the reclassifications to conform ElectraMeccanica’s historical presentation to Xos’ accounting presentation and to modify the reporting currency from Canadian dollars to US dollars. All references to “US$” in the table below are to US dollars.
Selected Pro Forma Information
(USD$ in thousands, except share and per share amounts)	Pro forma combined As of and for the nine months ended September 30, 2023
Summary Pro Forma Balance Sheet
Cash and cash equivalents	$91,793
Total assets	$213,719
Convertible notes, current and noncurrent, net of issuance costs	$27,846
Total liabilities	$86,676
Total stockholders’ equity	$127,043
Pro Forma Statement of Net Loss
Revenue	$26,755
Gross loss	$(3,201)
Net loss	$(105,307)
Net loss per share – basic and diluted	$(12.63)
Weighted average shares used in computation of net loss per share – basic and diluted(1)	8,337,266
(USD$ in thousands, except share and per share amounts)	Pro forma combined For the year ended December 31, 2022
Pro Forma Statement of Net Loss
Revenue	$43,188
Gross loss	$(56,285)
Net loss	$(193,356)
Net loss per share attributable to common shares
Basic and diluted	$(23.19)
Weighted average shares used in computation of net loss per share – basic and diluted(1)	8,337,266
(1)	Weighted average shares outstanding within the pro forma combined financial information gives effect to the 1-for-30 reverse stock split that occurred on December 6, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF ELECTRAMECCANICA
The following table shows information regarding the beneficial ownership of ElectraMeccanica Shares as of January 24, 2024 by:
•	each person or group who is known by ElectraMeccanica to own beneficially more than 5% of ElectraMeccanica Shares;
•	each of ElectraMeccanica’s directors;
•	each of ElectraMeccanica’s “named executive officers” (as defined in Item 402(m)(2) of Regulation S-K); and
•	all members of the ElectraMeccanica Board and its current executive officers as a group.
Beneficial ownership of ElectraMeccanica Shares is determined under the rules of the SEC and generally includes any ElectraMeccanica Shares over which a person exercises sole or shared voting or investment power. ElectraMeccanica Shares of which a person has the right to acquire beneficial ownership at any time within 60 days of January 24, 2024 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of ElectraMeccanica Shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. To ElectraMeccanica’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ElectraMeccanica Shares shown as beneficially owned by them.
The percentage of ElectraMeccanica Shares beneficially owned in the table is based on 119,292,132 ElectraMeccanica Shares outstanding as of January 24, 2024.
Unless otherwise indicated, the address for each holder listed below is c/o ElectraMeccanica Vehicles Corp., 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5.
Name	ElectraMeccanica Shares Beneficially Owned	Percentage of ElectraMeccanica Shares Beneficially Owned
5% Shareholders
None

Directors and Named Executive Officers
Susan Docherty(1)	4,083,333	3.3%
Luisa Ingargiola(2)	389,524	*
Dietmar Ostermann(3)	76,923	*
Michael Richardson(4)	138,026	*
Steven Sanders(5)	513,958	*
David Shemmans(6)	111,413	*
Joanne Yan(7)	554,829	*
Michael Bridge(8)	500,000	*
Stephen Johnston	—	*
Mark Orsmond(9)	460,550	*
All directors and current executive officers as a group (10 persons)	6,918,006	5.5%
*	Represents beneficial ownership of less than 1%.
(1)
Shares beneficially owned consist of (i) 333,333 ElectraMeccanica Shares that were issuable to Ms. Docherty upon settlement of vested RSUs and (ii) 3,750,000 ElectraMeccanica Shares that are issuable to Ms. Docherty upon exercise of vested options. On January 30, 2024, ElectraMeccanica issued Ms. Docherty 203,333 ElectraMeccanica Shares upon the settlement of her vested ElectraMeccanica RSUs, net of ElectraMeccanica Shares withheld to cover tax withholding obligations.

(2)
Shares beneficially owned consist of (i) 42,224 ElectraMeccanica Shares directly held by Ms. Ingargiola; (ii) 225,000 ElectraMeccanica Shares that are issuable to Ms. Ingargiola upon exercise of vested options and (ii) 122,300 ElectraMeccanica Shares that are issuable to Ms. Ingargiola upon settlement of vested DSUs.

(3)	Shares beneficially owned consist of 76,923 ElectraMeccanica Shares that are issuable to Mr. Ostermann upon settlement of vested DSUs.
(4)	Shares beneficially owned consist of 138,026 ElectraMeccanica Shares that are issuable to Mr. Richardson upon settlement of vested DSUs.
(5)
Shares beneficially owned consist of (1) 345,000 ElectraMeccanica Shares that are issuable to Mr. Sanders upon exercise of vested options and (ii)168,958 ElectraMeccanica Shares that are issuable to Mr. Sanders upon settlement of vested DSUs.

(6)	Shares beneficially owned consist of 111,413 ElectraMeccanica Shares that are issuable to Mr. Shemmans upon settlement of vested DSUs.
(7)
Shares beneficially owned consist of (i) 75,000 ElectraMeccanica Shares directly held by Ms. Yan; (ii) 350,000 ElectraMeccanica Shares that are issuable to Ms. Yan upon exercise of vested options and (ii) 129,829 ElectraMeccanica Shares that are issuable to Ms. Yan upon settlement of vested DSUs.

(8)	Shares beneficially owned consist of 500,000 ElectraMeccanica Shares that are issuable to Mr. Bridge upon exercise of vested options.
(9)
Shares beneficially owned consist of 460,550 ElectraMeccanica Shares that are issuable to Mr. Orsmond upon exercise of vested options. Mr. Orsmond resigned as ElectraMeccanica’s Chief Financial Officer, effective October 9, 2023.

PRINCIPAL STOCKHOLDERS OF XOS
The following table sets forth information known to Xos regarding the beneficial ownership of the Xos Shares as of January 24, 2024, by:
•	each person who is known by Xos to be the beneficial owner of more than 5% of the outstanding Xos Shares;
•	each current named executive officers and directors of Xos; and
•	all of the current executive officers and directors of Xos, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 5,970,772 Xos Shares issued and outstanding as of January 24, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, Xos deemed to be outstanding all shares subject to stock awards held by that person that are issuable upon settlement of Xos RSUs and all shares subject to convertible notes, options and/or warrants, as applicable, held by the person that are currently exercisable or would be exercisable within 60 days of January 24, 2024. However, except as described above, Xos did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Xos Shares.
Name and Address of Beneficial Owner(1)	Number of Xos Shares Beneficially Owned	Percentage of Outstanding Xos Shares
Directors and Named Executive Officers:
Dakota Semler(2)	1,908,175	32.0%
Giordano Sordoni(3)	788,123	13.2%
Christen Romero(4)	15,960	*
Stuart Bernstein(5)	12,420	*
Burt Jordan(6)	6,185	*
Alice K. Jackson(7)	4,727	*
George N. Mattson(8)	268,752	4.4%
Ed Rapp(9)	30,502	*
All Directors and Executive Officers of Xos as a Group (nine individuals)(10)	3,042,723	50.2%
Five Percent Holders:
Aljomaih Automotive Co.(11)	1,029,107	16.2%
Emerald Green Trust(12)	1,791,530	30.0%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Los Angeles, California 90065.
(2)
Consists of (i) 110,709 Xos Shares held directly by Mr. Semler; (ii) 1,791,530 Xos Shares held by Emerald Green Trust; (iii) 5,626 Xos Shares held by GenFleet, LLC; and (iv) 311 Xos Shares that may be acquired upon the settlement of outstanding Xos RSUs within 60 days of January 24, 2024. Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust and GenFleet, LLC by virtue of his shared control over such entities.

(3)	Consists of 787,539 Xos Shares held by Mr. Sordoni; and 584 Xos Shares that may be acquired upon the settlement of outstanding Xos RSUs within 60 days of January 24, 2024.
(4)	Consists of 14,442 Xos Shares held by Mr. Romero; and 1,518 Xos Shares that may be acquired upon the settlement of outstanding Xos RSUs within 60 days of January 24, 2024.
(5)
Consists of (i) 6,620 Xos Shares held directly by Mr. Bernstein; (ii) 4,133 Xos Shares held by Bernstein Investment Partners LLC, an entity of which Mr. Bernstein is a managing member; and (iii) 50,002 public warrants held by Bernstein Investment Partners LLC (every 30 public warrants are exercisable for one Xos Share).

(6)	Consists of 6,185 Xos Shares held directly by Mr. Jordan.
(7)	Consists of 4,727 Xos Shares held directly by Ms. Jackson.

(8)
Consists of (i) 132,450 Xos Shares and 2,660,020 public warrants (every 30 public warrants are exercisable for one Xos Share) held by NGAC GNM Feeder LLC (“NGAC”), which Mr. Mattson may be deemed to beneficially own by virtue of his shared control over NGAC; (ii) 33,333 Xos Shares held by GNM ICBC LLC (“GNM”), which Mr. Mattson may be deemed to beneficially own by virtue of his shared control over GNM; and (iii) 14,302 shares held directly by Mr. Mattson.

(9)
Consists of (i) 21,172 Xos Shares and 20,000 public warrants (every 30 public warrants are exercisable for one Xos Share) held by Edward Joseph Rapp TTEE U/A DTD 02/07/2005; and 8,663 shares held directly by Mr. Rapp.

(10)
Consists of (i) 2,947,840 Xos Shares beneficially owned by current executive officers and directors of Xos; (ii) 3,882 Xos Shares that may be acquired by upon the settlement of outstanding Xos RSUs within 60 days of January 24, 2024; and 2,730,022 public warrants (every 30 public warrants are exercisable for one Xos Share).

(11)
Based solely on information obtained from a Schedule 13D/A filed with the SEC on November 16, 2022 on behalf of Aljomaih, as adjusted for the reverse stock split of Xos shares on December 6, 2023. Consists of (i) 643,375 shares held directly by Aljomaih and (ii) 385,732 shares that Aljomaih has the right to acquire upon conversion of the Xos Note. Aljomaih is wholly owned by Aljomaih Holding Co. The board of directors of Aljomaih has the power to dispose of and the power to vote the Xos Shares beneficially owned by Aljomaih. Mohammed Al-Abdullah Aljomaih, Mohammed Abdulaziz Aljomaih, Abdulrahman Abdulaziz Aljomaih, Hamad Abdulaziz Aljomaih are each a stockholder and a director of Aljomaih Holding Co. and may be deemed to beneficially own securities held by Aljomaih Automotive. The business address of the reporting person is P.O Box 224, Dammam Postal Code 31411, Saudi Arabia.

(12)
Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust by virtue of his shared control over Emerald Green Trust and thus such securities are included above for Mr. Semler’s ownership. The business address of the reporting person is 32111 Mulholland Hwy, Malibu, CA 90265.

COMPARISON OF SHAREHOLDER RIGHTS
Xos is incorporated under the laws of the State of Delaware. The rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of a BCBCA corporation. See Appendix “G” to this Joint Proxy Statement/Circular for a summary comparison of the rights of ElectraMeccanica Shareholders and Xos Stockholders.
INTEREST OF EXPERTS OF ELECTRAMECCANICA AND XOS
The following persons and companies have prepared certain sections of this Joint Proxy Statement/Circular or Appendices attached hereto as described below or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this Joint Proxy Statement/Circular.
Name of Expert(1)	Nature of Relationship
Greenhill & Co. Canada Ltd.	Authors responsible for the preparation of the ElectraMeccanica Fairness Opinion

KPMG, LLP(2)	Auditors of ElectraMeccanica

Grant Thornton LLP(3)	Auditors of Xos with respect to the consolidated financial statements of Xos, Inc. and subsidiaries as of December 31, 2022 and for the year then ended

WithumSmith+Brown, PC(4)	Auditors of Xos with respect to the consolidated financial statements of Xos, Inc. and subsidiaries as of December 31, 2021 and for the year then ended
Notes:
(1)
To the knowledge of ElectraMeccanica, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding ElectraMeccanica Shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of ElectraMeccanica or of any associate or affiliate of ElectraMeccanica.

(2)
KPMG LLP are the auditors of ElectraMeccanica and have confirmed with respect to ElectraMeccanica that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. Note (1) is not intended to apply to KPMG LLP.

(3)
Grant Thornton LLP is independent with respect to Xos within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (United States) (PCAOB). Note (1) does not to apply to Grant Thornton LLP.

(4)
WithumSmith+Brown, PC is independent with respect to Xos within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (United States) (PCAOB). Note (1) does not to apply to WithumSmith+Brown, PC.

AUDITORS, TRANSFER AGENTS AND REGISTRARS
The auditors of ElectraMeccanica are KPMG LLP at its offices in Vancouver, Canada. The transfer agent and registrar for the ElectraMeccanica Shares is VStock Transfer, LLC at its offices in Woodmere, New York.
The auditors of Xos are Grant Thornton LLP at its offices in Los Angeles, California. The transfer agent and registrar for the Xos Shares is Equiniti Trust Company, LLC at its office in Brooklyn, New York.

FUTURE ELECTRAMECCANICA SHAREHOLDER PROPOSALS AND FUTURE XOS
STOCKHOLDER PROPOSALS
ElectraMeccanica
If the Arrangement is consummated, ElectraMeccanica will become a wholly-owned subsidiary of Xos, and, consequently, only Xos (as the sole shareholder) will be entitled to participate in ElectraMeccanica’s ensuing annual general meetings; no further public annual general meetings will be held for ElectraMeccanica. If the Arrangement is not consummated for any reason, ElectraMeccanica expects to hold an annual general meeting of ElectraMeccanica Shareholders in 2024 (the “ElectraMeccanica 2024 Annual Meeting”).
For inclusion in the proxy statement and form of proxy relating to the ElectraMeccanica 2024 Annual Meeting, a shareholder proposal intended for presentation at that meeting, submitted in accordance with Rule 14a-8 under the U.S. Exchange Act, must be received by ElectraMeccanica’s Corporate Secretary at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary on or before July 25, 2024. However, in the event that ElectraMeccanica holds its 2024 Annual Meeting more than 30 days before or 30 days after the one-year anniversary date of its 2023 Annual General Meeting of Shareholders (the “ElectraMeccanica 2023 Annual Meeting”), ElectraMeccanica will disclose the new deadline by which shareholders proposals must be received under Item 5 of ElectraMeccanica’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform ElectraMeccanica Shareholders.
The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of ElectraMeccanica and the submitter upon a valid proposal being made. A person wishing to submit a proposal must have been, for at least a 2-year uninterrupted period immediately prior to the date of signing of the proposal, the registered holder or the beneficial owner of one or more ElectraMeccanica Shares (such person being a “qualified shareholder”). In addition, a proposal will not be valid unless it is signed by qualified shareholders who, together with the submitter, hold shares that in the aggregate (a) constitute at least 1% of the outstanding ElectraMeccanica Shares or (b) have a fair market value in excess of $2,000 (in each case, calculated as of the time of signing of the proposal). Proposals submitted under the applicable provisions of the BCBCA that an ElectraMeccanica Shareholder intends to present at ElectraMeccanica 2024 Annual Meeting and wishes to be considered for inclusion in ElectraMeccanica’s proxy statement and form of proxy relating to the ElectraMeccanica 2024 Annual Meeting must be received at least three months before the anniversary of the ElectraMeccanica 2023 Annual Meeting.
With respect to ElectraMeccanica Shareholders wishing to recommend nominees for election to the ElectraMeccanica Board at the ElectraMeccanica 2024 Annual Meeting other than pursuant to a shareholder proposal made under the BCBCA, timely notice of any director nomination must be received by ElectraMeccanica in proper written form at the above address in accordance with ElectraMeccanica’s Articles not less than 30 nor more than 65 days prior to the date of the ElectraMeccanica 2024 Annual Meeting; provided, however, that in the event that the ElectraMeccanica 2024 Annual Meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the ElectraMeccanica 2024 Annual Meeting is made, notice by the nominating shareholder may be given not later than the close of business on the tenth day after the Notice Date in respect of such meeting.
Additionally, to comply with the SEC’s universal proxy rules, ElectraMeccanica Shareholders who intend to solicit proxies in support of director nominees other than ElectraMeccanica’s nominees at the ElectraMeccanica 2024 Annual Meeting must provide ElectraMeccanica a notice that sets forth the information required by Rule 14a-19 under the U.S. Exchange Act, postmarked to ElectraMeccanica at the above address or transmitted electronically at IR@emvauto.com, no later than October 22, 2024. However, in the event that ElectraMeccanica holds the ElectraMeccanica 2024 Annual Meeting more than 30 days before or 30 days after the one-year anniversary date of the ElectraMeccanica 2023 Annual Meeting, then such notice must be provided to ElectraMeccanica by the later of (i) 60 calendar days prior to the date of the ElectraMeccanica 2024 Annual Meeting or (ii) the tenth calendar day following the day on which public announcement of the date of the ElectraMeccanica 2024 Annual Meeting is first made by ElectraMeccanica.
Please refer to the advance notice provisions of ElectraMeccanica’s Articles for additional information and requirements regarding shareholder nominations or other shareholder proposals. ElectraMeccanica will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of its Articles and the SEC’s rules for submitting a proposal or nomination, as applicable. ElectraMeccanica reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements. If the Arrangement is consummated, the Current Xos Bylaws will govern the timing of shareholder proposals submitted under the Delaware Law rather than the BCBCA.
Xos
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the U.S. Exchange Act to be considered for inclusion in Xos’ proxy materials for the annual general meeting of Xos Stockholders in 2024 (the “Xos 2024 Annual Meeting”) must be in writing and received at Xos’ principal executive offices at the following address: Xos, Inc., 3550 Tyburn Street, Los Angeles, CA 90065, Attention: Christen Romero, General Counsel, no later than December 22, 2023.
In addition, any Xos Stockholder who wishes to propose a nominee to the Xos Board or propose any other business to be considered by the Xos Stockholders (other than a stockholder proposal included in Xos’ proxy materials pursuant to Rule 14a-8 of the rules promulgated under the U.S. Exchange Act) must comply with the advance notice provisions and other requirements of Section 5(b)(ii) of the Current Xos Bylaws, which are on file with the SEC and may be obtained from Xos’ General Counsel upon request. These notice provisions require that nominations of persons for election to the Xos Board and the proposal of business to be considered by the Xos Stockholders for the Xos 2024 Annual Meeting must be received no earlier than February 1, 2024 and no later than March 2, 2024. However, if the Xos 2024 Annual Meeting is not held between May 1, 2024 and June 30, 2024, then the notice must be received not earlier than the close of business on the 120th day prior to the Xos 2024 Annual Meeting, and not later than the close of business on the later of the 90th day prior to the Xos 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of the Xos 2024 Annual Meeting is first made.
In addition, an Xos Stockholder who intends to solicit proxies in support of director nominees other than Xos’ nominees at the Xos 2024 Annual Meeting must provide written notice to Xos setting forth the information required by Rule 14a-19 under the U.S. Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the Xos Stockholder. Such written notice must be provided in accordance with Rule 14a-19 no earlier than February 1, 2024 and no later than March 2, 2024. If Xos changes the date of the Xos 2024 Annual Meeting by more than 30 days from the date of Xos’ 2023 Annual Meeting of Stockholders, the written notice must be received by no earlier of 120 days prior to the date of the Xos 2024 Annual Meeting and no later of 90 days prior to the date of the Xos 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Xos 2024 Annual Meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the Current Xos Bylaws as described above.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. If you are a registered ElectraMeccanica Shareholder or registered Xos Stockholder, you may contact ElectraMeccanica or Xos, as applicable, at the contact information below regarding the same.
Requests for separate copies of this Joint Proxy Statement/Circular should be directed to, as applicable: ElectraMeccanica’s Investor Relations Department by mail at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Investor Relations, by telephone at (604) 428-7656, or email at IR@emvauto.com; or Xos’ investor relations via email at investors@xostrucks.com, at 3550 Tyburn Street, Los Angeles, California 90065 or contact Xos’ General Counsel, Christen Romero, via email at christen@xostrucks.com and ElectraMeccanica or Xos, as applicable, will promptly deliver separate copies to you.

ADDITIONAL INFORMATION CONCERNING ELECTRAMECCANICA AND DOCUMENTS
INCORPORATED BY REFERENCE BY ELECTRAMECCANICA
Information regarding ElectraMeccanica has been incorporated by reference in this Joint Proxy Statement/Circular from documents filed by ElectraMeccanica with the SEC and the applicable securities regulatory authorities in Canada. The documents listed below, which contain important information about ElectraMeccanica, its business and its financial condition, and which were previously filed by ElectraMeccanica with the SEC and the applicable securities regulatory authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this Joint Proxy Statement/Circular:
(a)	ElectraMeccanica’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 22, 2022;
(b)
ElectraMeccanica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023, as amended by ElectraMeccanica’s Form 10-K/A filed with the SEC on November 22, 2023;

(c)
ElectraMeccanica’s Quarterly Reports on Form 10-Q for the quarterly periods ended each of (i) March 31, 2023, (ii) June 30, 2023 and (iii) September 30, 2023, filed with the SEC on May 15, 2023, August 4, 2023 and November 3, 2023, respectively;

(d)	ElectraMeccanica’s Definitive Proxy Statement on Schedule 14A filed on November 22, 2023;
(e)	ElectraMeccanica’s material change reports dated January 6, 2023, February 17, 2023, March 15, 2023 and April 10, 2023; and
(f)
ElectraMeccanica’s Current Reports on Form 8-K filed with the SEC on February 6, 2023, March 24, 2023, March 28, 2023, March 29, 2023, May 12, 2023, August 15, 2023 (other than the information furnished therein under Item 7.01 and Exhibit 99.1 thereto), August 18, 2023, September 26, 2023, October 4, 2023, October 12, 2023 (other than the information furnished therein under Item 7.01 and Exhibit 99.1 thereto), October 18, 2023, November 6, 2023, November 9, 2023, November 22, 2023, November 28, 2023, December 22, 2023, December 29, 2023, January 10, 2024, January 12, 2024, January 25, 2024 and January 31, 2024.

Any future filings made by ElectraMeccanica with the SEC under Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act after the date of this Joint Proxy Statement/Circular but before the ElectraMeccanica Meeting will be automatically incorporated by reference into this Joint Proxy Statement/Circular.
All material change reports (other than confidential reports), audited annual financial statements and management’s discussion and analysis and all other documents of the type referred to in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by ElectraMeccanica with the applicable securities regulatory authorities in each of the provinces and territories of Canada on SEDAR+ at www.sedarplus.ca after the date of this Joint Proxy Statement/Circular and before the ElectraMeccanica Meeting are deemed to be incorporated by reference into this Joint Proxy Statement/Circular.
ElectraMeccanica will provide copies of such documents incorporated by reference upon written request to ElectraMeccanica’s Investor Relations, by email at ir@emvauto.com, or by going through the SEC’s website at www.sec.gov and the SEDAR+ website at www.sedarplus.ca.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein that bears a date earlier than the date of this Joint Proxy Statement/Circular shall be deemed to be modified or superseded, for the purposes of this Joint Proxy Statement/Circular, to the extent that a statement contained herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Joint Proxy Statement/Circular.

ADDITIONAL INFORMATION CONCERNING XOS AND DOCUMENTS
INCORPORATED BY REFERENCE BY XOS
Information regarding Xos has been incorporated by reference in this Joint Proxy Statement/Circular from documents filed by Xos with the SEC. The documents listed below, which contain important information about Xos, its business and its financial condition, and which were previously filed by Xos with the SEC, are specifically incorporated by reference into, and form an integral part of, this Joint Proxy Statement/Circular (excluding any portions of such documents that have been furnished but not filed for purposes of the U.S. Exchange Act):
(a)	Xos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
(b)	Xos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(c)	Xos’ Quarterly Reports on Form 10-Q for the quarterly periods ended each of (i) September 30, 2023, (ii) June 30, 2023 and (iii) March 31, 2023;
(d)	Xos’ Definitive Proxy Statement on Schedule 14A filed on April 20, 2023; and
(e)
Xos’ Current Reports on Form 8-K filed with the SEC on March 8, 2023, May 10, 2023, June 1, 2023, June 6, 2023, June 8, 2023, June 23, 2023, June 28, 2023, November 22, 2023, December 6, 2023, January 12, 2024 and February 1, 2024.

Xos will provide copies of such documents incorporated by reference upon written request to Xos’ Investor Relations, by email at investors@xostrucks.com, or by going to Xos’ Investor Relations page on its website at https://www.xostrucks.com/investor-overview/, and clicking on the link titled “SEC Filings”.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein that bears a date earlier than the date of this Joint Proxy Statement/Circular shall be deemed to be modified or superseded, for the purposes of this Joint Proxy Statement/Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Any future filings made by Xos with the SEC under Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act after the date of this Joint Proxy Statement/Circular but before the Xos Meeting will be automatically incorporated by reference into this Joint Proxy Statement/Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Joint Proxy Statement/Circular.

ADDITIONAL INFORMATION
Additional information relating to ElectraMeccanica and Xos may be found on ElectraMeccanica’s EDGAR profile at www.sec.gov and on Xos’ EDGAR profile at www.sec.gov as well as at ElectraMeccanica’s website at emvauto.com and Xos’ website at xostrucks.com. The information contained on ElectraMeccanica’s and Xos’ websites is not included as a part of, or incorporated by reference into, this Joint Proxy Statement/Circular.
Financial information is provided in ElectraMeccanica’s consolidated financial statements and Management’s Discussion and Analysis (“MD&A”) for the most recently completed financial year. ElectraMeccanica Shareholders may also contact ElectraMeccanica’s Investor Relations Department at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Investor Relations to request copies of ElectraMeccanica’s consolidated financial statements and MD&A.
Pursuant to NI 51-102, ElectraMeccanica is required to annually send a request form to registered holders and beneficial owners of the ElectraMeccanica’s securities, other than debt securities, that such registered holders and beneficial owners may use to request a copy of ElectraMeccanica’s annual financial statements and MD&A, interim financial statements and MD&A, or both. Registered holders and beneficial owners should review the request form carefully. Copies of these documents can also be found at www.sedarplus.ca.
ElectraMeccanica and Xos file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including ElectraMeccanica and Xos, who file electronically with the SEC. The address of that site is www.sec.gov.

APPROVAL OF THIS JOINT PROXY STATEMENT/
MANAGEMENT INFORMATION CIRCULAR
The contents and the provision of this Joint Proxy Statement/Circular have been approved by the Board of Directors of ElectraMeccanica and the Board of Directors of Xos.
DATED February 13, 2024.

Steven Sanders	Dakota Semler
Chairman of the Board of Directors of	Chair of the Board of Directors and Chief Executive
ElectraMeccanica Vehicles Corp.	Officer of Xos, Inc.

APPENDIX “A”
ELECTRAMECCANICA VEHICLES CORP.

AND

XOS, INC.

ARRANGEMENT AGREEMENT

January 11, 2024

A-i

A-ii

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of January 11, 2024,
BETWEEN
ELECTRAMECCANICA VEHICLES CORP., a corporation existing under the laws of the Province of British Columbia
(“EMV”)
AND
XOS, INC., a company existing under the laws of the State of Delaware
(“Xos”)
RECITALS:
A.
Xos proposes to acquire all of the issued and outstanding common shares in the capital of EMV (the “EMV Shares”) pursuant to an arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) on the terms and subject to the conditions set out in the Plan of Arrangement (as defined herein), subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court (as defined herein) in the Final Order (as defined herein) (the “Arrangement”).

B.	Upon the Arrangement becoming effective, holders of EMV Shares will receive the Consideration (as defined herein) in accordance with the Plan of Arrangement.
C.
The EMV Board (as defined herein), after receiving financial and legal advice, has (i) unanimously determined that the transactions contemplated by this Agreement are in the best interests of EMV and EMV Shareholders (as defined herein), (ii) approved the entering into of this Agreement and the transactions contemplated hereby, and (iii) resolved to unanimously recommend that EMV Shareholders vote in favour of the EMV Arrangement Resolution (as defined herein), all subject to the terms and conditions of this Agreement.

D.
The Xos Board (as defined herein), after receiving financial and legal advice, has (i) unanimously determined that the transactions contemplated by this Agreement are in the best interests of Xos and Xos Stockholders (as defined herein), (ii) approved the entering into of this Agreement and the transactions contemplated hereby, and (iii) resolved to unanimously recommend that Xos Stockholders vote in favour of the Xos Stockholder Resolution (as defined herein), all subject to the terms and conditions of this Agreement.

E.
EMV has entered into the Xos Voting Support Agreements (as defined herein) with the Xos Locked-Up Parties (as defined herein), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions thereof, to vote their Xos Shares (as defined herein) in favour of the Xos Stockholder Resolution.

F.
Xos has entered into the EMV Voting Support Agreements (as defined herein) with the EMV Locked-Up Parties (as defined herein), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions thereof, to vote their EMV Shares in favour of the EMV Arrangement Resolution.

G.
The Arrangement provided for in the Plan of Arrangement will be carried out with the intention that the Consideration Shares (as defined herein) issued under the Arrangement will be issued by Xos in reliance on the exemption from the registration requirements of the U.S. Securities Act (as defined herein) provided by Section 3(a)(10) thereunder.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:
ARTICLE 1 –
INTERPRETATION
1.01	Defined Terms.
As used in this Agreement, the following terms have the following meanings:
“Accounting Firm” has the meaning specified in Section 2.15(e);

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;
“Agreement” means this arrangement agreement together with the Schedules attached hereto and the EMV Disclosure Letter and Xos Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof;
“Anticipated Effective Date” means the date, as agreed by Xos and EMV in writing at least 15 calendar days prior to the EMV Meeting, anticipated to be the Effective Date;
“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date;
“Arrangement” has the meaning specified in the preamble;
“Authorization” means, with respect to any person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the person;
“BCBCA” means the Business Corporations Act (British Columbia);
“Breach of Security Safeguards” means the actual or suspected theft, loss of, unauthorized access to, alteration or compromise of, unavailability of, or unauthorized disclosure or other unauthorized Processing of Personal Information;
“Breaching Party” has the meaning specified in Section 4.07(c);
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Los Angeles, California or Vancouver, British Columbia;
“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Confidentiality Agreement” means the non-disclosure agreement dated October 19, 2023, between EMV and Xos;
“Consideration” means the number of Xos Shares to be issued to each EMV Shareholder pursuant to the Plan of Arrangement in exchange for the transfer to Xos of one EMV Share, such number being equal to the product obtained by multiplying:
(a)	the quotient obtained by dividing (i) one by (ii) the number of EMV Outstanding Shares; by
(b)	the product obtained by multiplying (i) the Net Cash Percentage by (ii) 0.21; by
(c)	the quotient obtained by dividing (i) the number of Xos Outstanding Shares by (ii) the difference between (A) one and (B) the product obtained by multiplying the Net Cash Percentage by 0.21, such number being subject to adjustment in the manner and in the circumstances contemplated in Sections 2.10(c) and 2.16;
“Consideration Shares” means the Xos Shares to be issued as the Consideration pursuant to the Plan of Arrangement;
“Constating Documents” means certificate of incorporation, notices of articles, articles, articles of incorporation, association, amalgamation, or continuation, as applicable, by-laws, limited partnership agreements, shareholders’ agreements or other organizational or constating documents;
“Contract” means, with respect to any person, any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which such person or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;
“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Xos and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration Shares in connection with the Arrangement;
“Disclosed Personal Information” has the meaning given to it in Section 4.06;
“Dispute Notice” has the meaning specified in Section 2.15(b);
“Dissent Rights” means, in respect of the EMV Shareholders, the rights of dissent in respect of the Arrangement described in the Plan of Arrangement and the Interim Order;
“Effective Date” has the meaning specified in Section 2.08;
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;
“EMV” has the meaning specified in the preamble;
“EMV Acquisition Proposal” means, other than (x) the transactions contemplated by this Agreement and (y) any transaction involving only EMV and one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry (written or oral), or public announcement of intention, from any person or group of persons other than Xos (or any affiliate or Subsidiary of Xos), whether or not delivered to the EMV Shareholders, relating to:
(a)
any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of EMV and its Subsidiaries or of 20% or more of the voting or equity securities of EMV or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets or revenues of EMV and its Subsidiaries;

(b)
any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of EMV on a partially diluted basis;

(c)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving EMV or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving EMV or any of its Subsidiaries;
“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated hereby to be considered at the EMV Meeting, substantially in the form of Schedule A;
“EMV Auditor” has the meaning specified in Section 4.01(4);
“EMV Balance Sheet” has the meaning specified in Section (l) of Schedule C;
“EMV Board” means the board of directors of EMV as constituted from time to time;
“EMV Board Recommendation” has the meaning specified in Section 2.05(c)(ii);
“EMV Change in Recommendation” occurs or is made when:
(a)	the EMV Board or any committee thereof fails to publicly recommend or include in the Joint Proxy Statement/Circular the EMV Board Recommendation;
(b)
the EMV Board or any committee thereof withdraws, withholds (or qualifies, amends or modifies in a manner adverse to Xos) the EMV Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the EMV Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by Xos to do so;

(c)
the EMV Board or any committee thereof takes no position or a neutral position with respect to an EMV Acquisition Proposal for more than five Business Days after first learning of such EMV Acquisition Proposal (or if the EMV Meeting is scheduled to occur within such five Business Day period, prior to two Business Days before the EMV Meeting);

(d)
the EMV Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the EMV Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of EMV or the EMV Shareholders;

(e)
in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fail to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within fifteen days of the date of such take-over bid; or

(f)	the EMV Board or any committee thereof resolves or proposes to take any of the foregoing actions;
“EMV Data” means any and all information, including Personal Information, collected or otherwise controlled by EMV or its Subsidiaries about EMV’s or any of its Subsidiaries’ business, customers, independent contractors, temporary workers, EMV Employees or any other person;
“EMV Disclosure Letter” means the disclosure letter executed by EMV and delivered to and accepted by Xos as of the date of this Agreement;
“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;
“EMV Employee Plan” means (other than any PEO Plan) all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not such plans are subject to ERISA) and all bonus, commissions, stock option, stock purchase, restricted stock, or other stock-related awards, bonus, incentive, deferred compensation, retiree medical or life insurance, disability, pension, health, welfare or fringe benefit, vacation benefits, retirement, supplemental retirement, severance, change in control, tax gross up, overtime working pay or other compensatory or benefit plans, programs, agreements or arrangements, and all employment, individual consulting, termination, severance or change in control Contracts, in each case, which are entered into, maintained by, contributed to, required to be contributed to, or sponsored by EMV or any of its Subsidiaries for the benefit of any current or former employee, officer, director or other individual service provider of EMV or of any of its Subsidiaries or any of their respective dependents or beneficiaries, or with respect to which EMV or any of its Subsidiaries has or would reasonably be expected to have any liability (whether actual or contingent); regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered an “EMV Employee Plan” for these purposes;
“EMV Employees” means the employees of EMV and its Subsidiaries;
“EMV Equity Securities” means, collectively, the EMV Options, the EMV RSUs, the EMV PSUs, the EMV DSUs and the EMV Warrants;
“EMV Fairness Opinion” means the opinion of the EMV Financial Advisor to the effect that, as of the date of such opinion based on and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the EMV Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the EMV Shareholders;
“EMV Financial Advisor” means Greenhill & Co. Canada Ltd., financial advisor to the EMV Board;
“EMV Financial Statements” means EMV’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2022 and December 31, 2021 (including the notes thereto) and related management’s discussion and analysis included in the EMV Public Record;
“EMV Incentive Plan” means the 2020 Stock Incentive Plan of EMV effective May 29, 2020, as amended;
“EMV Leased Real Property” has the meaning specified in Section (n)(ii) of Schedule C;

“EMV Locked-Up Parties” means collectively those directors of EMV who have entered into EMV Voting Support Agreements;
“EMV Meeting” means the special meeting of EMV Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;
“EMV Option Plan” means the 2015 Stock Option Plan of EMV dated June 11, 2015, as amended;
“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan and the EMV Option Plan;
“EMV Outstanding Shares” means the total number of common shares in the capital of EMV outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis, assuming the conversion or exercise of all EMV Options that are “in-the-money” (as contemplated in the Plan of Arrangement), EMV RSUs, EMV PSUs and EMV DSUs, all as contemplated in the Plan of Arrangement;
“EMV Owned IP” means the Intellectual Property owned or purported to be owned by EMV and all Intellectual Property Rights therein excluding any Intellectual Property and Intellectual Property Rights relating to the EMV Solo Business that is sold by EMV;
“EMV Owned Real Property” has the meaning specified in Section (n)(i) of Schedule C;
“EMV Permits” has the meaning specified in Section (jj)(i) of Schedule C;
“EMV Personal Property” has the meaning specified in Section (n)(vii) of Schedule C;
“EMV Personal Property Lease” means a chattel or movable property lease, equipment lease, conditional sales contract or other similar agreement to which EMV is a party or under which EMV has rights to use EMV Personal Property;
“EMV Privacy Policy” means all external or internal policies (including website and application policies) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by EMV, including any policy relating to the privacy of Personal Information of EMV Employees, customers, prospective customers and any user of any website or service operated by or on behalf of EMV;
“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;
“EMV Public Record” has the meaning specified in Section (j) of Schedule C;
“EMV Real Property” has the meaning specified in Section (n)(iii) of Schedule C;
“EMV Registered Owned IP” has the meaning specified in Section (dd)(i) of Schedule C;
“EMV Requisite Vote” has the meaning specified in Section (b) of Schedule C;
“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;
“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holder of EMV PSUs and the holders of EMV DSUs;
“EMV Shareholders” means the holders of the EMV Shares;
“EMV Shares” has the meaning specified in the preamble;
“EMV Software” has the meaning specified in Section (ee)(i) of Schedule C;
“EMV Solo Business” means EMV’s business of designing, producing, distributing, selling and servicing Solo vehicles (including the repurchase of Solo vehicles from customers or other third parties pursuant to the United States National Highway Traffic Safety Administration recall), EMV’s inventory of parts, tools and auxiliaries relating to the Solo vehicles, the owner and service manuals, policies, instructions, specifications, designs and other documentation owned by EMV relating to the Solo vehicles, all EMV Owned IP relating to the Solo vehicles and brand and any liabilities relating to or associated with such business;

“EMV Superior Proposal” means any unsolicited bona fide written EMV Acquisition Proposal made after the date of this Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding EMV Shares other than the EMV Shares beneficially owned by the person or persons making such EMV Superior Proposal (where such EMV Acquisition Proposal is in respect of the EMV Shares) or all or substantially all of the assets of EMV on a consolidated basis that:
(a)	complies with Securities Laws and did not result from or involve a breach of Article 5;
(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal;
(c)	is made available to all EMV Shareholders on the same terms and conditions;
(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;
(e)	is not subject to any due diligence or access condition; and
(f)
the EMV Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the EMV Acquisition Proposal, including all legal, financial, regulatory and other aspects of such EMV Acquisition Proposal and the party making such EMV Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the EMV Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Xos pursuant to Section 5.04(b)), and (ii) that failure to recommend such EMV Superior Proposal to the EMV Shareholders would be inconsistent with the fiduciary duties of the EMV Board;

“EMV Superior Proposal Notice” has the meaning specified in Section 5.04(a)(iii);
“EMV Termination Amount” means $6,000,000;
“EMV Termination Amount Event” has the meaning specified in Section 8.03(b);
“EMV Third Party Software” has the meaning specified in Section (ee)(i) of Schedule C;
“EMV Voting Support Agreements” means the voting agreements dated the date hereof and made between Xos and the EMV Locked-Up Parties setting forth the terms and conditions on which the EMV Locked-Up Parties have agreed to vote their EMV Shares in favour of the EMV Arrangement Resolution;
“EMV Warrants” means the outstanding purchase warrants to acquire EMV Shares;
“Encumbrances” means any mortgage, charge, deemed trust, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute;
“Environmental Laws” has the meaning specified in Section (bb)(i) of Schedule C;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder, all as in effect from time to time;
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes EMV;
“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Xos, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Xos, each acting reasonably) on appeal;

“Financing” has the meaning specified in Section 4.01(1)(g)(xi);
“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the above, (c) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any stock exchange;
“Hazardous Substances” has the meaning specified in Section (bb)(i) of Schedule C;
“Indemnified Parties” has the meaning specified in Section 4.08(b);
“Intellectual Property” means intellectual property, technology, and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including without limitation (a) software, source code and source materials; (b) business names, service marks, trade names, domain names, trading styles, logos, Trade Secrets, industrial designs, social media accounts, and copyrights; (c) inventions, invention disclosures, formulae, product formulations, processes and processing methods, technology and techniques; (d) know-how, trade secrets, research and technical data; (e) studies, findings, algorithms, instructions, guides, manuals and designs; and (f) brand names;
“Intellectual Property Rights” means: (a) any and all worldwide proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing, and (b) any and all applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing;
“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Xos, each acting reasonably;
“IT Systems” means, with respect to any person, the computer, information technology, data processing, and communications systems, components facilities and services used by the person in the conduct of their businesses, including all Software, hardware, networks, interfaces, platforms, databases, operating systems, websites, website content, links, and equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format and related systems and services;
“Joint Proxy Statement/Circular” means the notice of the EMV Meeting and the notice of the Xos Meeting and accompanying proxy statement, including all schedules, appendices and exhibits thereto and all information incorporated by reference therein, relating to the EMV Meeting for the purpose of obtaining the EMV Requisite Vote and the Xos Meeting for the purpose of obtaining the Xos Requisite Vote, in each case, in connection with this Agreement and the Arrangement, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and applicable law;
“Key Consents” has the meaning specified in Section 4.04(b);
“law” means, with respect to any person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, by-law, protocol, policy, guidance, notice and procedure or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, as amended;
“Material Adverse Change” means, in respect of any Party, any fact or state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, state of facts, changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise) of the person and its Subsidiaries, taken as a whole, except, any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from:
(a)	any change affecting the industries in which that person and its Subsidiaries operate;
(b)
any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(c)	any change in U.S. GAAP or its interpretation by any Governmental Entity;
(d)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;
(e)	any adoption or change in applicable law or any interpretation thereof by any Governmental Entity;
(f)	any action taken by that person or any of its Subsidiaries which is required to be taken pursuant to this Agreement;
(g)	any actions taken (or omitted to be taken) upon the written request of Xos (in respect of EMV) or EMV (in respect of Xos) in accordance with the provisions of this Agreement;
(h)
the announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided that this clause (h) shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein); or

(i)
any change in the market price or trading volume of any securities of that person (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Change has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of that person trade, provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on that Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the relevant industry or industries in which that person and its Subsidiaries operates;
“Material Contract” means, in respect of any person, any Contract (whether held by such person or a Subsidiary of such person):
(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Change on such person;
(b)
relating to any direct or indirect guarantee of any liabilities or obligations of a third party (other than Ordinary Course endorsements for collection) in excess of $50,000 in the aggregate, which amount shall be determined inclusive of any potential liabilities or obligations that may accrue due to auto-renewal or termination of such Contract;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset;
(d)
restricting the incurrence of indebtedness by such person or any of its Subsidiaries (including by requiring the granting of an equal and rateable Encumbrance) or the incurrence of any Encumbrances on any properties or assets of the such person or any of its Subsidiaries, or restricting the payment of dividends by such person;

(e)
under which such person or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $50,000 over the remaining term, other than employment contracts providing annual remuneration of less than $50,000, which amounts shall be determined inclusive of any potential liabilities or obligations that may accrue due to auto-renewal or termination of such Contract;

(f)	that creates an exclusive dealing arrangement or right of first or last offer or refusal;

(g)	providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than in the Ordinary Course;
(h)	providing for the establishment, organization or formation of any joint venture or similar arrangement;
(i)
that limits or restricts (A) the ability of such person or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of third parties to whom such person or any of its Subsidiaries may sell products or deliver services;

(j)	that it is required to file as an exhibit to a filing made or required to be made with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; or
(k)	that is otherwise material to such person and its Subsidiaries, taken as a whole;
“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;
“Nasdaq” means The Nasdaq Stock Market LLC;
“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of EMV and its Subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including:
(a)
benefits, retention or other bonuses or payments to EMV officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing;

(b)	costs for procuring “tail” policies of directors’ and officers’ liability insurance; and
(c)	financial, legal, accounting and other advisory service costs of EMV, but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities.
For illustrative purposes only, a sample statement of Net Cash as of the date described therein is set forth in Schedule 1.01 of the EMV Disclosure Letter;
“Net Cash and Consideration Calculation” has the meaning specified in Section 2.15(a);
“Net Cash and Consideration Schedule” has the meaning specified in Section 2.15(a);
“Net Cash Percentage” means:
(a)	in the event that Net Cash is equal to or greater than US$46,500,000 and equal to or less than US$50,500,000, 100%;
(b)	in the event that Net Cash is greater than US$50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$50,500,000; and
(c)	in the event that Net Cash is less than US$46,500,000, a percentage equal to the quotient of (i) the Net Cash divided by (ii) US$46,500,000;
“Orders” has the meaning specified in Section (v)(x) of Schedule C;
“Ordinary Course” means, with respect to an action taken by a person, that such action is consistent with the past practices of the person and is taken in the ordinary course of the normal day-to-day operations of the business of the person;
“Outside Date” means June 30, 2024, or such later date as may be agreed to in writing by the Parties;
“Parties” means EMV and Xos, and “Party” means any one of them;
“PEO” means professional employer organization;

“PEO Plan” means any benefit or compensation plan, program, policy, practice or arrangement sponsored or maintained by a PEO under which any current or former employee of EMV or its Subsidiaries may be eligible to receive benefits or compensation, and under which EMV or its Subsidiaries is a participating employer;
“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;
“Personal Information” means information in the possession of or under the control of the applicable Party about an identifiable individual, including personal health information, and personnel records of employees, but does not include the name, title or business address or business telephone number of an employee or the business contact information of an individual that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession and for no other purpose;
“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule B, subject to any amendments or variations to such plan made in accordance with Section 9.02 or made at the direction of the Court in the Final Order with the prior written consent of EMV and Xos, each acting reasonably;
“Privacy Laws” means all applicable laws regarding the Processing of Personal Information, and includes CASL;
“Proceeding” means any court, tribunal, regulatory or similar proceeding (whether civil, administrative, quasi-criminal or criminal), arbitration and other alternative dispute settlement procedure, investigation, charge, indictment, demand, appeal, review, request for information or inquiry before or by any Governmental Entity;
“Process” means to collect, use, modify, retrieve, disclose, transfer, store, safeguard, anonymize, delete, or manage Personal Information;
“Representative” means, with respect to a person, any officer, director, employee, representative (including any financial or other advisor) or agent of such person or of any of its Subsidiaries;
“Response Date” has the meaning specified in Section 2.15(b);
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Authorities” means the Nasdaq, the British Columbia Securities Commission, the SEC and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada or in the United States;
“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq;
“Software” means software programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts;
“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement;
“Tax Act” means the Income Tax Act (Canada);
“Tax Law” means the Tax Act, and any other comparable law relating to Taxes, Tax Returns, or the administration of either, in each instance, of or by any jurisdiction or Governmental Entity to which a Party is subject;
“Tax Returns” means any and all (a) returns, assessments, reports, declarations, elections, claims for refunds, notices, forms, designations, information returns, statements and other written information, whether in tangible, electronic or other form (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, (b) schedules and attachments to any of the items referred to in clause (a) of this definition, and (c) any amendments to any of the items referred to in clauses (a) or (b) of this definition;
“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (a) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;
“Terminating Party” has the meaning specified in Section 4.07(c);
“Termination Notice” has the meaning specified in Section 4.07(c);
“Trade Secrets” means confidential know how, methods, proprietary and non-public supplier and technical information, designs, technology, schematics, patterns, formulae, compilations, data, processes, or plans used or owned by a person in the development, production or exploitation of any products or services or related intellectual property rights or other assets, or that otherwise derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;
“U.S. GAAP” means generally accepted accounting principles in the United States of America that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time;
“U.S. Securities Act” means the United States Securities Act of 1933;
“Xos” has the meaning specified in the preamble;
“Xos Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Xos and one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry (written or oral), or public announcement of intention, from any person or group of persons other than EMV (or any affiliate or Subsidiary of EMV), whether or not delivered to the Xos Stockholders, relating to:
(a)
any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Xos and its Subsidiaries or of

20% or more of the voting or equity securities of Xos or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets or revenues of Xos and its Subsidiaries;
(b)
any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of Xos on a partially diluted basis;

(c)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Xos or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving Xos or any of its Subsidiaries;
“Xos Balance Sheet” has the meaning specified in Section (l) of Schedule D;
“Xos Board” means the board of directors of Xos as constituted from time to time;
“Xos Board Recommendation” has the meaning specified in Section 2.05(c)(iii);
“Xos Change in Recommendation” occurs or is made when:
(a)	the Xos Board or any committee thereof fails to publicly recommend or include in the Joint Proxy Statement/Circular the Xos Board Recommendation;
(b)
the Xos Board or any committee thereof withdraws, withholds (or qualifies, amends or modifies in a manner adverse to EMV) the Xos Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the Xos Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by EMV to do so;

(c)
the Xos Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Xos Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of Xos or the Xos Stockholders; or

(d)	the Xos Board or any committee thereof resolves or proposes to take any of the foregoing actions;
“Xos Convertible Note” means the 10% convertible promissory note of Xos issued to Aljomaih Automotive Co. pursuant to a note purchase agreement dated August 9, 2022, as amended and restated on September 28, 2022;
“Xos Convertible Securities” has the meaning specified in Section (f)(i) of Schedule D;
“Xos Data” means any and all information, including Personal Information, collected or otherwise controlled by Xos or its Subsidiaries about Xos’s or any of its Subsidiaries’ business, customers, independent contractors, temporary workers, EMV Employees or any other person;
“Xos Disclosure Letter” means the disclosure letter executed by Xos and delivered to and accepted by EMV as of the date of this Agreement;
“Xos Employees” means any person employed by Xos or any of its Subsidiaries under a contract of employment;
“Xos Financial Statements” means Xos’s audited consolidated financial statements for the accounting periods ended December 31, 2022 and December 31, 2021 (including the notes thereto);
“Xos Growth Opportunity” has the meaning specified in 4.02(2);
“Xos Locked-Up Parties” means collectively those directors of Xos who have entered into Xos Voting Support Agreements;
“Xos Matching Period” has the meaning specified in Section 5.04(a)(v);

“Xos Meeting” means the special meeting of Xos Stockholders, including any adjournment or postponement thereof, to be called and held to consider, among other things, the Xos Stockholder Resolution;
“Xos Options” means the outstanding stock options to purchase Xos Shares;
“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos Options and Xos RSUs outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos pursuant to any financing contemplated by Section 4.02(1)(f)(iv)(C) and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the Xos Permitted Financings;
“Xos Owned IP” means the Intellectual Property owned or purported to be owned by Xos and its Subsidiaries and all Intellectual Property Rights therein;
“Xos Permits” has the meaning specified in Section (aa)(i) of Schedule D;
“Xos Permitted Financings” has the meaning specified in Section 4.02(1)(f)(iii);
“Xos Preferred Shares” has the meaning specified in Section (f)(i) of Schedule D;
“Xos Public Record” has the meaning specified in Section (j) of Schedule D;
“Xos Real Property” has the meaning specified in Section (v)(i) of Schedule D;
“Xos Registered Owned IP” has the meaning specified in Section (x)(i) of Schedule D;
“Xos Requisite Vote” has the meaning specified in Section (b) of Schedule D;
“Xos RSUs” means the outstanding restricted stock units of Xos, other than the restricted stock units described as “Earn-out RSUs” in the Xos Public Record;
“Xos Shares” means the shares of common stock in the capital of Xos;
“Xos Software” has the meaning specified in Section (y)(i) of Schedule D;
“Xos Stockholder Resolution” means the resolution of Xos Stockholders to approve the issuance of Consideration Shares to EMV Shareholders pursuant to the Arrangement;
“Xos Stockholders” means holders of Xos Shares, including for certainty any person who acquires a Xos Share (whether by exercise of convertible security or otherwise) following the execution of this Agreement;
“Xos Superior Proposal” means any unsolicited bona fide written Xos Acquisition Proposal made after the date of this Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding Xos Shares other than the Xos Shares beneficially owned by the person or persons making such Xos Superior Proposal (where such Xos Acquisition Proposal is in respect of the Xos Shares) or all or substantially all of the assets of Xos on a consolidated basis that: (a) complies with Securities Laws and did not result from or involve a breach of Article 6; and (b) the Xos Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Xos Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Xos Acquisition Proposal and the party making such Xos Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Xos Stockholders than the Arrangement;
“Xos Termination Amount” means $6,000,000;
“Xos Termination Amount Event” has the meaning specified in Section 8.04(b);
“Xos Third Party Software” has the meaning specified in Section(y)(i) of Schedule D;

“Xos Voting Support Agreements” means the voting agreements dated the date hereof and made between EMV and the Xos Locked-Up Parties setting forth the terms and conditions on which the Xos Locked-Up Parties have agreed to vote their Xos Shares in favour of the Xos Stockholder Resolution; and
“Xos Warrants” means the outstanding warrants to purchase Xos Shares.
1.02	Interpretation
The following rules of interpretation shall apply in this Agreement unless something in the subject matter or context is inconsistent therewith:
(a)	the singular includes the plural and vice versa;
(b)	the word “or” shall not be exclusive unless the context requires;
(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(d)
the headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(e)	all references in this Agreement shall be read with such changes in number and gender that the context may require;
(f)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Agreement;
(g)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;
(h)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply;
(i)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
(j)
any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(k)
unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, Contract or document in this Agreement is to that agreement, Contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(l)
in this Agreement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(m)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.
1.03	Computation of Time
In this Agreement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.
1.04	Currency
Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.05	Accounting Matters
Unless otherwise stated, all accounting terms used in this Agreement in respect of EMV and Xos shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP consistently applied.
1.06	Knowledge
(a)
Where any representation or warranty is expressly qualified by reference to the knowledge of EMV it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Susan Docherty, Michael Bridge and Stephen Johnston; and

(b)
Where any representation or warranty is expressly qualified by reference to the knowledge of Xos it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Dakota Semler, Giordano Sordoni, Christen Romero and Liana Pogosyan.

1.07	Schedules
The Schedules attached to this Agreement shall be deemed for all purposes to be and form an integral part of this Agreement.
1.08	Disclosure Letters
Each of the EMV Disclosure Letter and the Xos Disclosure Letter and all information contained therein constitutes confidential information of EMV and Xos, respectively, and is subject to the terms and conditions of the Confidentiality Agreement.
ARTICLE 2 –
THE ARRANGEMENT
2.01	Arrangement
The Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.
2.02	Interim Order
As soon as reasonably practicable after the date of this Agreement, EMV shall apply to the Court in a manner and on terms acceptable to Xos, acting reasonably, pursuant to Part 9, Division 5 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:
(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the EMV Meeting, and for the manner in which such notice is to be provided;
(b)	confirmation of the record date for the purposes of determining the EMV Shareholders entitled to receive of notice of and to vote at the EMV Meeting;
(c)
that the required level of approval for the EMV Arrangement Resolution shall be 66 2⁄3% of the votes cast on the EMV Arrangement Resolution by EMV Shareholders present in person or represented by proxy at the EMV Meeting, voting together as a single class;

(d)	that in all other respects, the terms, restrictions and conditions of EMV’s Constating Documents shall apply in respect of the EMV Meeting;
(e)	for the grant of the Dissent Rights to those EMV Shareholders who are registered EMV Shareholders as set out in the Plan of Arrangement;
(f)
that the deadline for the submission of proxies by EMV Shareholders for the EMV Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the EMV Meeting, subject to waiver by EMV in accordance with the terms of this Agreement;

(g)
that the EMV Meeting may be adjourned or postponed from time to time by EMV, in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court and without the necessity of first convening the meeting or first obtaining any vote of the EMV Shareholders respecting an adjournment or postponement;

(h)
that the record date for EMV Shareholders entitled to notice of, and for EMV Shareholders entitled to vote at, the EMV Meeting will not change in respect of any adjournment or postponement of the EMV Meeting;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(j)
that it is the Parties’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to persons who are entitled to receive Consideration Shares pursuant to the Arrangement and based on the Court’s approval of the Arrangement;

(k)
that each EMV Securityholder entitled to receive the Consideration pursuant to the Arrangement will have the right to appear before the Court so long as they enter a timely appearance and in accordance with the procedures set out in the Interim Order;

(l)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and
(m)	for such other matters as EMV or Xos may reasonably require, subject to obtaining the prior consent of Xos or EMV (as applicable), such consent not to be unreasonably withheld or delayed.
2.03	EMV Meeting
Subject to receipt of the Interim Order and the terms of this Agreement, EMV shall:
(a)
convene and conduct the EMV Meeting in accordance with the Interim Order, EMV’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and in any event within 25 Business Days after the completion of mailing of the Joint Proxy Statement/Circular, for the purpose of considering the EMV Arrangement Resolution, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the EMV Meeting without the prior written consent of Xos, except:

(i)	as required for quorum purposes (in which case the EMV Meeting shall be adjourned and not cancelled) or as required under any applicable law; or
(ii)	as required or permitted under Section 4.07(c)(i) or Section 5.04(e);
(b)
(i) consult with Xos in fixing the record date for, and date of, the EMV Meeting; (ii) not change the record date for the EMV Shareholders entitled to vote at the EMV Meeting in connection with any adjournment or postponement of the EMV Meeting unless required by applicable law or with Xos’s consent (not to be unreasonably withheld, conditioned or delayed); (iii) use commercially reasonable efforts to schedule the EMV Meeting to occur on the same day and at the same time (adjusted to account for any difference in time zones between the EMV headquarters and the Xos headquarters) as the Xos Meeting; and (iv) give notice to Xos of the EMV Meeting and allow Xos’s representatives and legal counsel to attend the EMV Meeting;

(c)
unless there has been an EMV Change in Recommendation, solicit proxies in favour of the approval of the EMV Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay, the EMV Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, and EMV may at its own expense, or will if so requested by Xos and at Xos’s expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the EMV Arrangement Resolution, provided that in either case EMV shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(d)
permit Xos to, at Xos’s expense, on behalf of the management of EMV, directly or through a soliciting dealer, actively solicit proxies in favour of the EMV Arrangement Resolution on behalf of management of EMV in compliance with applicable law and disclose in the Joint Proxy Statement/Circular that Xos may make such solicitations;

(e)	provide Xos with copies of or access to information regarding the EMV Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by Xos, acting reasonably;

(f)
promptly advise Xos, at such times as Xos may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the EMV Meeting, as to the aggregate tally of the proxies received by EMV in respect of the EMV Arrangement Resolution;

(g)
promptly advise Xos of any communication (written or oral) from any EMV Shareholder in opposition to EMV Arrangement Resolution, the Arrangement or any of the other transactions contemplated hereby, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights;

(h)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Xos;
(i)
provide Xos with an opportunity to review and comment on any written communication sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights and not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Xos; and

(j)
at the reasonable request of Xos from time to time, provide Xos with a list of (i) the EMV Shareholders, together with their addresses and respective holdings of EMV Shares, (ii) the names, addresses and holdings of all persons having rights issued by EMV to acquire EMV Shares (including holders of EMV Equity Securities other than to the extent such information is not in EMV’s possession), and (iii) participants and book-based nominee registrants, and non-objecting beneficial owners of EMV Shares, together with their addresses and respective holdings of EMV Shares. EMV shall from time to time require that its registrar and transfer agent furnish Xos with such additional information, including updated or additional lists of EMV Shareholders, and lists of securities positions and other assistance as Xos may reasonably request.

2.04	Xos Meeting
Subject to the terms of this Agreement, Xos shall:
(a)
convene and conduct the Xos Meeting in accordance with Xos’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and in any event within 25 Business Days after the completion of mailing of the Joint Proxy Statement/Circular, for the purpose of considering the Xos Stockholder Resolution, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Xos Meeting without the prior written consent of EMV, except:

(i)	as required for quorum purposes (in which case the Xos Meeting shall be adjourned and not cancelled) or as required under any applicable law; or
(ii)	as required or permitted under Section 4.07(c)(ii);
(b)	in the event that EMV postpones or adjourns the EMV Meeting, Xos may postpone or adjourn the Xos Meeting such that the EMV Meeting and the Xos Meeting are scheduled on the same date;
(c)
(i) consult with EMV in fixing the record date for, and date of, the Xos Meeting; (ii) not change the record date for the Xos Stockholders entitled to vote at the Xos Meeting in connection with any adjournment or postponement of the Xos Meeting unless required by applicable law or with EMV’s consent (not to be unreasonably withheld, conditioned or delayed); (iii) use commercially reasonable efforts to schedule the Xos Meeting to occur on the same day and at the same time (adjusted to account for the difference in time zones between the Xos headquarters and the EMV headquarters) as the EMV Meeting; and (iv) give notice to EMV of the Xos Meeting and allow EMV’s representatives and legal counsel to attend the Xos Meeting;

(d)
unless there has been a Xos Change in Recommendation, solicit proxies in favour of the approval of the Xos Stockholder Resolution and against any resolution submitted by any person that is inconsistent with the Xos Stockholder Resolution and the completion of any of the transactions contemplated by this Agreement, and Xos may at its own expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the Xos Stockholder Resolution, provided that Xos shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(e)
promptly advise EMV, at such times as EMV may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the Xos Meeting, as to the aggregate tally of the proxies received by Xos in respect of the Xos Stockholder Resolution; and

(f)
promptly advise EMV of any communication (written or oral) from any Xos Stockholder in opposition to the Xos Stockholder Resolution, the Arrangement or any of the other transactions contemplated hereby.

2.05	Joint Proxy Statement/Circular
(a)
Provided that each Party has furnished the information required under, and has otherwise complied with, Section 2.05(e), the Parties shall, in cooperation and consultation with one another, acting reasonably:

(i)
as promptly as reasonably practicable following the date of this Agreement, prepare the Joint Proxy Statement/Circular, together with any other documents required by applicable law in connection with the EMV Meeting, the Xos Meeting and the Arrangement; and

(ii)
promptly (and on or prior to January 31, 2024 using reasonable best efforts to) cause the Joint Proxy Statement/Circular and such other documents to be filed with (A) in the case of EMV, the Securities Authorities, in a preliminary form, as required by Securities Laws, and (B) in the case of Xos, the SEC, in a preliminary form, as required by Securities Laws, in each case so as to permit each of the EMV Meeting and the Xos Meeting to be held in accordance with this Article 2.
(b)
The Parties shall mail the Joint Proxy Statement/Circular as promptly as reasonably practicable after obtaining the Interim Order. The Parties shall agree, acting reasonably, on the final copy of the Joint Proxy Statement/Circular prior to it being filed and mailed in accordance with this Section 2.05. The Parties shall ensure that the Joint Proxy Statement/Circular, at the time it is filed and mailed, complies in all material respects with applicable law and does not contain any Misrepresentation (provided that (i) Xos shall not be responsible for any information included in the Joint Proxy Statement/Circular that was furnished by EMV specifically for purposes of inclusion in the Joint Proxy Statement/Circular and (ii) EMV shall not be responsible for any information included in the Joint Proxy Statement/Circular that was furnished by Xos specifically for purposes of inclusion in the Joint Proxy Statement/Circular). Subject to compliance by Xos with Section 2.05(e), EMV shall ensure that the Joint Proxy Statement/Circular provides the EMV Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the EMV Meeting.

(c)	Without limiting the generality of Section 2.05(b), the Joint Proxy Statement/Circular shall include:
(i)	a copy of the EMV Fairness Opinion and the Interim Order;
(ii)
unless there has been an EMV Change in Recommendation, a statement that the EMV Board has received the EMV Fairness Opinion and has, after receiving legal and financial advice, unanimously determined that the EMV Arrangement Resolution is in the best interests of EMV and unanimously recommends that the EMV Shareholders vote in favour of the EMV Arrangement Resolution (the “EMV Board Recommendation”);

(iii)
unless there has been a Xos Change in Recommendation, a statement that the Xos Board recommends that the Xos Stockholders vote in favour of the Xos Stockholder Resolution (the “Xos Board Recommendation”);

(iv)
a statement that each of the EMV Locked-Up Parties has signed an EMV Voting Support Agreement, pursuant to which, and subject to the terms of such EMV Voting Support Agreement, they have agreed to, among other things, vote their EMV Shares in favour of the EMV Arrangement Resolution and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement;

(v)
a statement that each of the Xos Locked-Up Parties has signed a Xos Voting Support Agreement, pursuant to which, and subject to the terms of such Xos Voting Support Agreement, they have agreed to, among other things, vote their Xos Shares in favour of the Xos Stockholder Resolution and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement; and

(vi)	all statements that, in the reasonable judgment of the Parties, are required to allow the Parties to rely on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act.
(d)
Each Party shall give the other Party and its legal counsel a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Circular and other related documents, and shall give reasonable consideration to any comments made by the other Party and its legal counsel, and agrees that all information relating solely to a Party that is included in the Joint Proxy Statement/Circular must be in a form and content satisfactory to such Party, acting reasonably.

(e)
Each Party shall provide all information concerning it and its affiliates that may reasonably be requested by the other Party in connection with the preparation of the Joint Proxy Statement/Circular, including, as applicable, the EMV Financial Statements, Xos Financial Statements and other related documents to the other Party in writing, and shall ensure that such information (including any information or documentation incorporated by reference therein) does not contain any Misrepresentation. Each Party shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Joint Proxy Statement/Circular and the resolution of any comments thereto received from the SEC.

(f)
Each Party shall promptly notify the other Party if it becomes aware that the Joint Proxy Statement/Circular contains a Misrepresentation, or otherwise requires an amendment or supplement in order to comply with applicable law. The Parties shall co-operate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any such amendment or supplement, and shall promptly mail and, if required by applicable law, file or otherwise publicly disseminate any such amendment or supplement to the EMV Shareholders and Xos Stockholders, as the case may be, and, if required by the Court or applicable law, file the same with any applicable Securities Authorities or other Governmental Entity as required.

(g)
Each Party shall promptly advise the other of any communication (written or oral) received by such Party from any of the Securities Authorities (or their staff) or any other Governmental Entity in connection with the Joint Proxy Statement/Circular and provide the other Party with copies of any such written communication. Each Party shall give the other Party a reasonable opportunity to review and comment on any proposed written or oral responses to any comments received by such Party from any of the Securities Authorities (or their staff) or any other Governmental Entity prior to responding to such Securities Authorities (or their staff) or other Governmental Entity and any amendment to the Joint Proxy Statement/Circular in response thereto prior to filing such amendment.

2.06	Final Order
If the Interim Order is obtained and following the adoption of the EMV Arrangement Resolution at the EMV Meeting and the adoption of the Xos Stockholder Resolution at the Xos Meeting, EMV shall as soon as reasonably practicable, but in any event not later than three Business Days (unless otherwise agreed by EMV and Xos in writing) after the later of the EMV Arrangement Resolution and the Xos Stockholder Resolution to be adopted, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA.
2.07	Court Proceedings
(a)	Subject to the terms of this Agreement, Xos shall use its commercially reasonable efforts to cooperate with and assist EMV in seeking the Interim Order and the Final Order.
(b)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, and in each case subject to applicable law, EMV shall:
(i)	diligently pursue, and cooperate with Xos in diligently pursuing, the Interim Order and the Final Order;
(ii)
provide legal counsel to Xos with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(iii)
provide copies of any notice of response to petition, evidence or other documents served on EMV or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;
(v)
not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with Xos’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided Xos is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases Xos’s obligations, or diminishes or limits Xos’s rights, set forth in any such filed or served materials or under this Agreement;

(vi)	oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement; and
(vii)
not object to legal counsel to Xos making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Xos advises EMV of the nature of any such submissions prior to the hearing and such submissions are reasonable and consistent with this Agreement and the Plan of Arrangement.

2.08	Arrangement and Effective Date
(a)
The Arrangement will become effective on the date agreed in writing by the Parties as the date upon which the Arrangement becomes effective or, in the absence of such agreement, on the date that is three Business Days following the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Effective Date) (the “Effective Date”), and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable law.

(b)	The closing of the Arrangement will take place via electronic document exchange or at such other location as may be agreed upon by the Parties.
2.09	Withholding Taxes
Each of EMV, Xos, and the Depositary, as applicable, shall be entitled to deduct, withhold and remit or pay from any Consideration Shares or other consideration otherwise payable or deliverable to any person hereunder or under the Plan of Arrangement and from all dividends or other distributions or other payments otherwise payable to any former securityholders of EMV, such amounts as EMV, Xos, or the Depositary, respectively, may be required by applicable law to deduct, withhold and pay or remit therefrom under any provision of applicable laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted or paid to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid or delivered to the person to whom, or with respect to which, such amounts would otherwise have been paid, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings shall be effected by selling any Consideration Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under the Plan of Arrangement, and Xos, EMV, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable under the Plan of Arrangement to such person as is necessary to provide sufficient funds to Xos, EMV, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, EMV, any of their affiliates or the Depositary shall be liable to any person for any deficiency in respect of any proceeds received, and Xos, EMV, any of their affiliates and the Depositary, as applicable, shall notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

2.10	Other Tax Matters
Notwithstanding anything to the contrary contained herein or in the Plan of Arrangement or the other documents relating to the Arrangement, it is understood and agreed that (a) neither EMV nor Xos provides any assurances to any security holder of EMV regarding the income tax consequences of the Arrangement or any of the other transactions contemplated hereby to any security holder of EMV; (b) Xos shall be permitted to cause Xos or a Xos affiliate to make the election described in Section 338(g) of the Code (and comparable elections under state and local Tax law); and (c) prior to mailing of the Joint Proxy Statement/Circular, Xos shall be entitled, in its discretion and on written notice to EMV, to amend the Plan of Arrangement to cause the transactions described herein to be treated as a taxable exchange of EMV Shares for the Consideration, which may include replacing Xos Shares with an equivalent value of cash not to exceed 1% of the value of the Consideration, or causing an indirect subsidiary of Xos to be the acquiror of EMV Shares.
2.11	Issuance of Consideration
Following receipt of the Final Order and prior to the Effective Time, Xos shall cause a treasury direction to be delivered to its transfer agent (with a copy to the Depositary) irrevocably directing and causing such transfer agent to issue and deposit in escrow with the Depositary prior to the Effective Time such number of Xos Shares as is required to satisfy the issuance of the number of Consideration Shares provided for in the Plan of Arrangement.
2.12	Listing of Consideration Shares
Xos shall cause to be listed on Nasdaq the Consideration Shares under the symbol “XOS” immediately prior to the Effective Time and in connection therewith shall cause to be satisfied any applicable initial and continuing listing requirement of Nasdaq in respect of the Xos Shares.
2.13	Nasdaq; Post-Closing SEC Reports
(a)
Prior to the Effective Time, EMV will cooperate with Xos and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under laws and rules and policies of Nasdaq to delist the EMV Shares from Nasdaq and deregister the EMV Shares under the U.S. Exchange Act promptly after the Effective Time. Xos will use reasonable best efforts to file with the SEC (a) a Form 25 on the Effective Date and (b) a Form 15 on the first Business Day after the later of (i) the date that is at least 10 days after the date the Form 25 is filed and (ii) the latest effective date of any post-effective amendment(s) to deregister all unsold securities under EMV’s U.S. Securities Act registration statements (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If Xos is reasonably likely to be required to file any reports in accordance with the U.S. Exchange Act during the Delisting Period, EMV will deliver to Xos at least five Business Days prior to the Effective Date a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by EMV in accordance with this Section 2.14(a) will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Securities Laws.

(b)
From the date of this Agreement to the Effective Time, Xos shall timely file with the SEC all applicable documents required to be filed by it under Securities Laws. Xos shall use commercially reasonable efforts to cause all documents filed by Xos with the SEC to comply in all material respects with the applicable requirements of the Securities Laws.

2.14	U.S. Securities Law Matters
The Arrangement will be carried out with the intention that all Consideration Shares issued under the Arrangement will be issued by Xos in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. Each Party shall act in good faith and use commercially reasonable efforts to accomplish the intended treatment of the Arrangement set forth in this Section 2.14. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Xos’s compliance with other United States federal and state securities laws, the Arrangement will be carried out on the following basis:
(a)	the Court will be asked to approve and conclude affirmatively the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)
pursuant to Section 2.02(j), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)
prior to the issuance of the Interim Order, EMV will file with the Court a draft copy of the proposed text of the Joint Proxy Statement/Circular together with any other documents required by applicable law in connection with the EMV Meeting;

(d)
the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)
each person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearings of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
all persons entitled to receive Consideration Shares pursuant to the Arrangement will be advised that the issuance of the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Xos in reliance on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act;

(g)
the Interim Order will specify that each person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter a response to petition within a reasonable time;

(h)	the Final Order will expressly include:
(i)	a recital substantially to the following effect:
“It is the intention of the parties to rely on Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and that the declaration of the fairness of, and the approval of, the Arrangement contemplated in the Plan of Arrangement, a copy of which is attached to the final order, by the Court will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance and distribution of the shares of Xos in connection with the Arrangement”; and
(ii)	a statement substantially to the following effect:
“The Arrangement as provided for in the Plan of Arrangement, including the terms and conditions thereof and the issuances and exchanges of securities contemplated therein, is procedurally and substantively fair and reasonable to the EMV Shareholders and those affected by the Arrangement”;
(i)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(j)
the issuance of any Consideration Shares to a person in any state, territory or possession of the United States shall comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

2.15	Calculation of Net Cash and Consideration
(a)
At least eight calendar days prior to the Anticipated Effective Date, EMV shall deliver to Xos a schedule (the “Net Cash and Consideration Schedule”) setting forth, in reasonable detail, EMV’s good faith, estimated calculation of the Net Cash and the Consideration (determined in a manner substantially consistent with the manner in which such items were determined in the form of the sample statement of Net Cash and Consideration set forth on Schedule 1.01 of the EMV Disclosure Letter) (the “Net Cash and Consideration Calculation”) as it will be as of the Anticipated Effective Time, prepared and certified

(without personal liability) by EMV’s Chief Financial Officer. EMV shall make available to Xos, its accountants and counsel, the work papers and back-up materials used or useful in preparing the Net Cash and Consideration Schedule, as reasonably requested by Xos.
(b)
Within five calendar days after delivery of the Net Cash and Consideration Schedule (the “Response Date”), Xos will have the right to dispute any part of the Net Cash and Consideration Calculation by delivering a written notice to that effect to EMV (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash and Consideration Calculation.

(c)
If (i) on or prior to the Response Date, Xos notifies EMV in writing that it has no dispute in relation to the Net Cash and Consideration Calculation or (ii) Xos fails to deliver a Dispute Notice as provided in Section 2.15(b), then the Net Cash and Consideration Calculation as set forth in the Net Cash and Consideration Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Net Cash and Consideration at the Anticipated Effective Date for purposes of this Agreement.

(d)
If Xos delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash and Consideration, which agreed-upon Net Cash and Consideration amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash and Consideration at the Anticipated Effective Date for purposes of this Agreement.

(e)
If Representatives of Xos and EMV are unable to negotiate an agreed-upon determination of Net Cash and Consideration at the Anticipated Effective Time pursuant to Section 2.15(d) within three calendar days after delivery of the Dispute Notice (or such other period as Xos and EMV may mutually agree upon), then Xos and EMV shall promptly (and in any event within two calendar days of either Party notifying the other Party that it believes such selection is necessary) jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disputes relating to the Net Cash and Consideration Calculation. EMV shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash and Consideration Schedule, and Xos and EMV shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Xos and EMV shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Xos and EMV. The determination of the Accounting Firm shall be limited to the dispute submitted to the Accounting Firm relating to the calculation of Net Cash and Consideration Calculation. The determination of the amounts of Net Cash and Consideration made by the Accounting Firm shall be deemed to be a final determination for the purposes of this Agreement and to represent Net Cash and Consideration at the Anticipated Effective Time for purposes of this Agreement, and the Parties shall delay the Effective Time until the resolution of the matters described in this Section 2.15(e). The fees and expenses of the Accounting Firm shall be allocated between Xos and EMV in the same proportion that the disputed amount of Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Net Cash (and for the avoidance of doubt the fees and expenses to be paid by EMV shall reduce Net Cash). If this Section 2.15(e) applies as to the determination of Net Cash and Consideration at the Anticipated Effective Time described in Section 2.15(a) upon resolution of the matter in accordance with this Section 2.15(e), the Parties shall not be required to determine Net Cash or Consideration again even though the Effective Time may occur later than the Anticipated Effective Date, except that the Party that was closer, in absolute dollar terms, to such determination of Net Cash upon resolution of the matter in accordance with this Section 2.15(e) may request a re-determination of Net Cash and Consideration if the Effective Date is more than 10 Business Days after the Anticipated Effective Date.

2.16	Adjustment of Consideration
(a)
Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding EMV Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding EMV Shares, then the

Consideration to be paid per EMV Share shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration.
(b)
Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Xos Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Xos Shares, then the Consideration to be paid per EMV Share shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration.

(c)
If on or after the date hereof, EMV declares, sets aside or pays any dividend or other distribution to the EMV Shareholders of record as of a time prior to the Effective Time, then the Consideration shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration. For greater certainty, if EMV takes any of the actions referred to above, the aggregate Consideration shall be decreased by an equivalent amount.

(d)
If on or after the date hereof, Xos declares, sets aside or pays any dividend or other distribution to the Xos Stockholders of record as of a time prior to the Effective Time, then the Consideration shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration. For greater certainty, if Xos takes any of the actions referred to above, the aggregate Consideration shall be increased by an equivalent amount.

(e)
Following the final determination of the Net Cash as of the Anticipated Effective Time in accordance with Section 2.15 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Xos and EMV shall mutually agree on the form and substance of a press release setting forth the anticipated Consideration as of the Anticipated Effective Date, which the Parties shall cause to be publicly disclosed and file on Form 8-K as early as practicable prior to the EMV Meeting and the Xos Meeting (and in no event shall this delay or cause the postponement of such meeting under any applicable law).

2.17	Incentive Plan Matters
(a)	The Parties acknowledge that the EMV Options, EMV DSUs, EMV PSUs and EMV RSUs shall be treated in accordance with the provisions of the Plan of Arrangement.
(b)
The Parties acknowledge that no deduction will be claimed in any taxation year by EMV or any person not dealing at arm’s length (for purposes of the Tax Act) with EMV, in computing its income under the Tax Act, in respect of any payment made to or for the benefit of a holder of EMV Options in exchange for the surrender of EMV Options pursuant to the Plan of Arrangement who: (i) is a resident of Canada or who is (or was) employed in Canada (all within the meaning of the Tax Act) and (ii) would, if the election and other actions contemplated by this Section 2.17(b) were made or taken (as the case may be), be entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act in respect of such payment, and EMV shall: (iii) where applicable, make and timely file an election pursuant to subsection 110(1.1) of the Tax Act in respect of each such payment made in exchange for the surrender of EMV Options, and (iv) provide evidence in writing of such election to each such holder of EMV Options.

2.18	EMV Warrants
Xos acknowledges that all EMV Warrants shall remain outstanding following the closing of the Arrangement and that such EMV Warrants shall remain exercisable pursuant to, and to the extent required by, the terms and conditions of the warrant certificates representing such EMV Warrants.
ARTICLE 3 –
REPRESENTATIONS AND WARRANTIES
3.01	Representations and Warranties of EMV
(a)
EMV represents and warrants to the other Party as set forth in Schedule B and acknowledges and agrees that the other Party is relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the EMV Disclosure Letter to the contrary, any disclosure in the EMV Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule B to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.
(b)
The representations and warranties of EMV contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.02	Representations and Warranties of Xos
(a)
Xos represents and warrants to the other Party as set forth in Schedule D and acknowledges and agrees that the other Party is relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the Xos Disclosure Letter to the contrary, any disclosure in the Xos Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule D to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.

(b)
The representations and warranties of Xos contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4-
COVENANTS
4.01	Conduct of Business of EMV
(1) Except as set forth in Section 4.01(1) of the EMV Disclosure Letter and Section 4.01(2), EMV covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless Xos otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:
(a)
it will, and will cause its Subsidiaries to, conduct business and maintain its operations in the Ordinary Course (including preparing quarterly and annual audited financial statements of EMV in the Ordinary Course) and in compliance, in all material respects, with all applicable laws and Material Contracts of EMV;

(b)	it will promptly provide Xos with information reasonably requested by Xos with respect to EMV’s cash balance;
(c)	it will promptly notify Xos of any material change in the business of EMV and its Subsidiaries, taken as a whole;
(d)
without limiting the generality of Section 4.01(1)(a), it will use commercially reasonable efforts to preserve intact the current business organization of EMV and its Subsidiaries, keep available the present EMV Employees and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other persons having business relationships with EMV and its Subsidiaries;

(e)	it will preserve and maintain intact its properties and assets in good working condition (normal wear and tear excepted);
(f)
without restricting in any way its ability to consummate the actions or transactions contemplated in this Agreement, it will use commercially reasonable efforts to maintain and preserve its unrestricted cash balance; and

(g)	it will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(i)	amend the Constating Documents or the terms of any securities of the applicable entity;
(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)
split, combine or reclassify any of its shares, except to the extent (and only to such extent) any such action is required to be taken in order for EMV to comply with its listing requirements on Nasdaq (in which case the Consideration will be adjusted in accordance with Section 2.16), or amend any term of any outstanding debt security;

(iv)
adopt or amend or make any contribution to or accelerate any award under any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers or former directors or officers of EMV or its Subsidiaries, provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(v)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its shares, or reduce the stated capital of its shares;
(vi)
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of EMV Shares, except for the issuance of EMV Shares issuable upon the exercise or vesting of the EMV Equity Securities outstanding on the date of this Agreement in accordance with the terms thereof;

(vii)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other person or any material equity interests therein, or any assets, securities, properties, interests or businesses having a cost which individually or in the aggregate do not exceed $50,000;

(viii)	reorganize, amalgamate or merge EMV or any of its Subsidiaries with any other person;
(ix)
sell, lease, transfer, grant licences to, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete, for which the proceeds of disposition are equal to or in excess of the values for such assets included in Section 4.01 of the EMV Disclosure Letter and for which the proceeds of disposition individually or in the aggregate do not exceed $50,000;

(x)	enter into any transactions or arrangements with persons with whom it does not deal at arm’s length (within the meaning of the Tax Act) other than for consideration equal to fair market value;
(xi)
initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any debt or equity financing (“Financing”) in an aggregate amount of more than US$5 million, other than with Xos and its affiliates;

(xii)
enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(xiii)	make any capital expenditure or capital commitment to do so which individually or in the aggregate exceeds $25,000;
(xiv)	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;
(xv)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;
(xvi)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xvii)
engage in any new business or enterprise, or any activity that is inconsistent with the existing business of EMV or its applicable Subsidiary in the manner such existing business has been carried on prior to the date of this Agreement, or materially change the business carried on by EMV and its Subsidiaries;

(xviii)	create any Subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;
(xix)
(A) make, amend or rescind any Tax election, (B) amend any Tax Return or take any position on any Tax Return that results in an increased Tax liability, (C) settle or compromise any material liability for Taxes, (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other agreement relating to any Taxes, or (E) surrender or forfeit any right to claim a Tax refund;

(xx)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;
(xxi)
make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of EMV or any of its Subsidiaries (as defined for purposes of section 212.3 of the Tax Act) except to the extent such investment is required to fund ongoing obligations of ElectraMeccanica Automotive USA Inc., ElectraMeccanica USA LLC, SOLO EV LLC and InterMeccanica International Inc. in the Ordinary Course;

(xxii)
make any bonus or profit sharing distribution or similar payment of any kind, provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(xxiii)	make any change in EMV’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;
(xxiv)
(A) grant or increase any severance, change of control or termination pay to (or amend any existing arrangement with) any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (B) increase the benefits payable under any existing severance or termination pay policies with any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (C) increase the benefits payable under any employment or other agreements with any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (D) grant or enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any EMV Employee or director or officer of EMV or any of its Subsidiaries; (E) enter into any employment or other similar agreement (or amend any such existing agreement) with any person; (F) increase compensation, bonus levels or other benefits payable to any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (G) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan; or (H) terminate (other than for cause) or remove any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(xxv)
cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course, provided that (A) any such cancellation, waiver, release, assignment, settlement or compromise is not individually or in the aggregate in an amount of more than $50,000, and (B) does not include any non-competition, non-solicitation, non-disclosure, non-intereference, non-disparagement, or other restrictive covenant obligation of any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries;

(xxvi)	compromise or settle any Proceeding (A) with a compromise or settlement value in excess of $25,000 (exclusive of amounts not covered by insurance) individually or in the aggregate,

(B) that imposes injunctive or other non-monetary relief on EMV or any Subsidiary of EMV, (C) that is otherwise material to EMV or any Subsidiary of EMV or (D) which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;
(xxvii)	commence any action, claim or other Proceeding (other than to enforce the terms of this Agreement, to enforce other obligations of Xos or as a result of litigation commenced against EMV);
(xxviii)	amend or modify, or terminate, transfer or waive any right under, any Material Contract of EMV or enter into any Contract that would be a Material Contract of EMV if in effect on the date hereof;
(xxix)
make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Authorizations or take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorization necessary to conduct its businesses as now being conducted;

(xxx)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated by this Agreement;
(xxxi)
except as contemplated in Section 4.08, amend, modify, terminate or allow to lapse any insurance policy of EMV or any of its Subsidiaries in effect on the date hereof, unless simultaneously with any such termination or lapse, a replacement policy underwritten by an insurance company of similar standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xxxii)
engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of EMV or any of its Subsidiaries;

(xxxiii)
take any action which would render, or which reasonably may be expected to render, any representation or warranty made by EMV in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

(xxxiv)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
(2) Nothing in this Section 4.01 or otherwise in this Agreement shall restrict or limit in any way EMV’s right to discharge and pay out to its legal, financial and other advisors, prior to the Effective Time, such fees and expenses as have been reasonably incurred (as determined by EMV) by such advisors in connection with the consummation of the Arrangement.
(3) EMV shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to remove from commerce in the United States their inventory of Solo G2 and G3 vehicles in accordance with all applicable law and duty drawback requirements and take such other actions as necessary to preserve duty drawback assets.
(4) As soon as reasonably practicable and prior to the Effective Date, EMV shall, and shall use commercially reasonable efforts to cause, its Representatives and its independent auditor (the “EMV Auditor”) to, (i) provide Xos with historical financial statements and information of EMV required to be filed to meet the requirements of Item 9.01(a) of Form 8-K required to be filed in connection with the consummation of the Arrangement, including an unqualified audit report and any required consents from the EMV Auditor and (ii) assist and cooperate with Xos, its Representatives and its independent auditor to prepare, review and deliver any pro forma financial statements required to meet the requirements of Item 9.01(b) of Form 8-K required to be filed in connection with the consummation of the Arrangement.

4.02	Conduct of Business of Xos
(1) Except as set forth in Section 4.02 of the Xos Disclosure Letter, Xos covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless EMV otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:
(a)
it will, and will cause its Subsidiaries to, conduct business and maintain its operations in the Ordinary Course and in compliance, in all material respects, with all applicable laws and Material Contracts of Xos;

(b)	it will promptly provide EMV with information reasonably requested by EMV with respect to Xos’s cash balance;
(c)	it will promptly notify EMV of any material change in the business of Xos and its Subsidiaries, taken as a whole;
(d)
without limiting the generality of Section 4.02(1)(a), it will use commercially reasonable efforts to preserve intact the current business organization of Xos and its Subsidiaries, and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors, employees and all other persons having business relationships with Xos and its Subsidiaries;

(e)	it will maintain its properties and assets in good working condition (normal wear and tear excepted);
(f)	except for transactions involving Xos and one or more of its Subsidiaries or between Subsidiaries of Xos, it will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(i)	amend the Constating Documents of the applicable entity;
(ii)
split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(iii)
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Xos Shares, except (A) for the issuance of the Xos Shares issuable upon the exercise or vesting of the Xos Convertible Securities outstanding on the date of this Agreement in accordance with the terms thereof; (B) the other issuances of securities permitted by this Agreement (including pursuant to any Xos Permitted Financings); and (C) for equity awards granted in the Ordinary Course;

(iv)
initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, other than with EMV and its affiliates, with respect to any equity Financing not in place on the date hereof, except that Xos may carry out (A) one or more Financings in respect of which the aggregate equity portion is no more than US$10 million that is completed on or prior to March 31, 2024 (the “First Permitted Financing”); (B) one or more Financings in respect of which the aggregate equity portion is no more than US$20 million (inclusive of the First Permitted Financing) that is completed on or prior to June 30, 2024 (together with the First Permitted Financing, the “Xos Permitted Financings”); and (C) one or more Financings in addition to the Xos Permitted Financings, provided that the equity portion of such additional Financings will be included in the calculation of Xos Outstanding Shares to the extent completed on or prior to the Anticipated Effective Date;

(v)	prepay any indebtedness outside the Ordinary Course;
(vi)
engage in any new business, enterprise or other activity that is inconsistent with the existing business of Xos or its applicable Subsidiary in the manner such existing business generally has been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(vii)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;
(viii)	make any change in Xos’s or any of its Subsidiaries’ methods of accounting, except as required by U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;
(ix)
cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course (provided that any such cancellation, waiver, release, assignment, settlement or compromise is not individually in an amount of more than $250,000);

(x)
compromise or settle any Proceeding with a compromise or settlement value in excess of $250,000 (exclusive of amounts not covered by insurance) or that is otherwise material to Xos or any Subsidiary of Xos;

(xi)	enter into any Contract containing any provision restricting the transactions contemplated by this Agreement;
(xii)	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of Xos;
(xiii)
take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Xos in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

(xiv)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
(2) In the event that Xos wishes to raise additional capital through an equity Financing for the purposes of pursuing immediate growth or capital investment opportunities (“Xos Growth Opportunity”) and such Xos Growth Opportunity is not permitted by Section 4.02(1)(f), Xos will:
(a)
notify EMV in writing prior to commencing any such equity Financing discussion or process (which notice shall contain reasonably detailed information about the proposed amount and terms of the equity Financing, and the Xos Growth Opportunity);

(b)	pursue such equity Financing only with EMV’s prior written approval (which may not be unreasonably withheld, conditioned or delayed); and
(c)	will provide EMV with regular updates with respect to the status of such equity Financing.
(3) Nothing in this Section 4.02 or otherwise in this Agreement shall restrict or limit in any way Xos’s right to initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any non-convertible debt Financing.
4.03	Mutual Covenants
(a)
Each Party covenants and agrees that, except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(i)
it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(A)	obtain all necessary waivers, consents and approvals required to be obtained by it from parties to its Material Contracts;
(B)	obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable laws;

(C)
fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 7.02(f) and 7.03(d);

(D)	co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;
(E)	carry out such actions as are necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and
(F)
oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(ii)
it shall not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the transactions contemplated by this Agreement;

(iii)
it shall forthwith carry out the terms of the Interim Order and Final Order to the extent applicable to it and take all necessary actions to give effect to the transactions contemplated by this Agreement, and comply promptly with all requirements imposed by applicable law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(iv)
it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the consummation of the transactions contemplated by this Agreement.

(b)	Each Party (in this Section 4.03(b), the “informing Party”) shall promptly inform the other Party of:
(i)
any Material Adverse Change in respect of the informing Party or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Change in respect of the informing Party;

(ii)
any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with this Agreement or the Arrangement;

(iii)
any notice or other communication from any Governmental Entity in connection with this Agreement (and the informing Party shall contemporaneously provide a copy of any such written notice or communication to the other Party); or

(iv)	any material Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the informing Party, its Subsidiaries or its or their respective assets.
(c)	The Parties shall meet at a mutually agreeable time every other week prior to the Effective Date to review the cash forecasts of each Party.
4.04	Mutual Covenants Regarding the Arrangement
Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by such Party and its Subsidiaries under this Agreement, cooperate in connection therewith, and use commercially reasonably efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable, including:
(a)
immediately after the execution of this Agreement, or such later time prior to the next opening of markets in New York as is agreed to by EMV and Xos, each issuing a news release announcing the entering into of this Agreement and the matters described in Sections 2.05(c)(ii) and 2.05(c)(iii) (as applicable), each of which news releases shall be satisfactory in form and substance to the other Party, each acting reasonably, and, thereafter, file such news release and a corresponding filings in accordance with applicable Securities Laws;
(b)
obtaining and maintaining all other third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under the Material Contracts of the applicable Party in order to complete the Arrangement or (ii) required in order to maintain the Material Contracts of the applicable Party in full force and effect following completion of the Arrangement (the “Key Consents”); and

(c)	effecting the listing of the Consideration Shares on the Nasdaq on or prior to the Effective Time.
4.05	Access to Information; Confidentiality
(a)	Subject to applicable law, each Party shall, and shall cause its Subsidiaries to, provide the other Party and its Representatives:
(i)
upon reasonable notice, reasonable access during normal business hours to its (A) premises, (B) property and assets (including all books and records, whether retained internally or otherwise), (C) copies of Contracts, and (D) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of its business; and

(ii)	with such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other Party from time to time reasonably requests.
(b)
Investigations made by or on behalf of a Party, whether under this Section 4.05 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(c)
Each Party acknowledges that the Confidentiality Agreement continues to apply and that any information provided to a Party under this Section 4.05 that is non-public or proprietary in nature to the other Party shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

(d)
Each of the EMV Disclosure Letter and the Xos Disclosure Letter and all information contained therein may not be disclosed unless (a) it is required to be disclosed pursuant to applicable law unless such law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party needs to disclose it in order to enforce its rights under this Agreement.

4.06	Personal Information
The Parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated by this Agreement. Each Party shall not use or disclose the Disclosed Personal Information of the other Party for any purposes other than for the purposes of determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Each Party shall protect the confidentiality and privacy of all Disclosed Personal Information of the other Party in a manner consistent with security safeguards appropriate to the sensitivity of the information and in accordance with applicable laws. Following the consummation of the transactions contemplated by this Agreement, each Party agrees that it: (i) shall not use or disclose the Disclosed Personal Information of the other Party for any purposes other than the carrying on of the business (with use or disclosure of such Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable laws; (ii) shall protect the confidentiality of all Disclosed Personal Information of the other Party in a manner consistent with security safeguards appropriate to the sensitivity of the information and in accordance with applicable laws; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information of the other Party. If the transactions contemplated by this Agreement do not proceed, each Party shall return to the other Party or, at the other

Party’s request, securely destroy the Disclosed Personal Information of the other Party within a reasonable period of time. Where Privacy Laws require impacted individuals to be notified of the transaction, the Parties shall, within a reasonable time after the transaction is completed, notify such individuals that the transaction has been completed and that their Personal Information has been disclosed.
4.07	Notice and Cure Provisions
(a)
Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably likely to, result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(b)
Notification provided under this Section 4.07 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)
EMV may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(c)(i) and Xos may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(d)(i) unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. Unless the Parties agree otherwise, if the Party delivers a Termination Notice prior to:

(i)
the date of the EMV Meeting, EMV shall postpone or adjourn the EMV Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party; and

(ii)
the date of the Xos Meeting, Xos shall postpone or adjourn the Xos Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party. -

4.08	Insurance and Indemnification
(a)
Prior to the Effective Date, EMV shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by EMV and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and EMV shall maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that the cost of such policies shall not exceed 300% of the current annual premium for EMV directors and officers insurance.

(b)
Xos agrees that all rights to indemnification existing in favour of the present and former directors and officers of EMV (such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which EMV is a party and in effect as of the date of this Agreement, that are fully and completely disclosed in the EMV Disclosure Letter, and copies of which are provided to Xos prior to the date of this Agreement, and, as of the Effective Time, will survive and will continue in full force and effect and without modification, and Xos and any successor to Xos shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

4.09	Governance and Management Matters
(1) Subject to Section 4.09(2), including any director independence and financial literacy requirements, Xos shall take, and EMV shall cooperate with Xos in the taking of, all necessary action to ensure that immediately following the Effective Time:
(a)
if at such time the Xos Board is comprised of eight or fewer directors, two of such directors shall be individuals who currently serve as directors of EMV who are identified by EMV to Xos in writing no later than five Business Days prior to the filing of the definitive proxy statement by Xos; and

(b)
if at such time the Xos Board is comprised of nine or 10 directors, three of such directors shall be individuals who currently serve as directors of EMV who are identified by EMV to Xos in writing no later than five Business Days prior to the filing of the definitive proxy statement by Xos.

(2) If the appointment of any individual to the Xos Board pursuant to Section 4.09(1) could reasonably be expected to result in Xos failing to comply with any applicable law (including any director independence or financial literacy requirements) and Xos has notified EMV of the same in writing, EMV shall be entitled to (within five Business Days of such written notification) designate a replacement individual in place of the originally designated individual to address the potential non-compliance.
4.10	Termination of 401(k) Plans
Effective as of the day immediately preceding the Effective Date, EMV shall terminate, or shall cause the termination of all EMV Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”); provided that, if EMV or any of its Subsidiaries participates in a 401(k) Plan maintained by a PEO (a “PEO 401(k) Plan”), EMV shall adopt resolutions to authorize (i) EMV’s or such Subsidiary’s, as applicable, withdrawal from participation in the PEO 401(k) Plan, (ii) EMV’s or such Subsidiaries’, as applicable, adoption of a single employer 401(k) plan (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance of all assets and liabilities attributable to EMV’s or such Subsidiary’s, as applicable, participants from the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all which shall be effective as of the day immediately preceding the Effective Date, unless Xos provides written notice to EMV no later than five Business Days prior to the Effective Date that the 401(k) Plans shall not be terminated. EMV shall provide Xos with evidence that such 401(k) Plans have been terminated (effective no later than the day immediately preceding the Effective Date) pursuant to resolutions of the applicable governing body that have been adopted no later than the day immediately preceding the Effective Date. The form and substance of such resolutions shall have been subject to reasonable review and comment by Xos at least three Business Days prior to the Effective Date. In the event that a 401(k) Plan’s administrator provides EMV with an estimate of any liquidation charges, surrender charges or other fees to be paid by EMV in connection with the termination of the 401(k) Plans, EMV shall provide a copy of such estimate in writing to Xos.
ARTICLE 5–
ADDITIONAL COVENANTS REGARDING EMV NON-SOLICITATION
5.01	EMV Non-Solicitation
(a)	Except as expressly otherwise provided in this Article 5, EMV shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:
(i)
solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of EMV or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(ii)
enter into or otherwise engage or participate in any discussions or negotiations with any person (other than Xos) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(iii)	make an EMV Change in Recommendation;
(iv)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any EMV Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an EMV

Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such EMV Acquisition Proposal will not be considered to be in violation of this Section 5.01, provided the EMV Board has rejected such EMV Acquisition Proposal and affirmed the EMV Board Recommendation before the end of such five Business Day period (or in the event that the EMV Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the EMV Meeting)); or
(v)
accept or enter into or publicly propose to accept or enter into any agreement in respect of an EMV Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.03); or

(vi)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the EMV Board of the transactions contemplated hereby.
(b)
EMV shall cease, and shall cause its Subsidiaries and its Representatives to cease, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than Xos) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal, and in connection with such termination, EMV shall:

(i)
discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of EMV or any of its Subsidiaries including by way of such online data room or other electronic delivery method; and

(ii)
as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding EMV or any of its Subsidiaries provided to any person (other than Xos), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding EMV or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)
EMV represents and warrants that EMV has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	EMV shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party; and
(ii)
neither EMV, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of Xos (which may be withheld or delayed in Xos’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting EMV or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party.

5.02	Notification of EMV Acquisition Proposals
If EMV or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an EMV Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to EMV or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of EMV or any of its Subsidiaries, EMV shall immediately notify Xos, at first orally, and then promptly and in any event within 24 hours in writing, of such EMV Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such EMV Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. EMV will keep Xos fully informed on a current basis of the status of developments and (to the extent EMV is permitted by Section 5.03 to enter into discussions and negotiations) discussions and negotiations with respect to such EMV Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.
5.03	Responding to an EMV Acquisition Proposal
Notwithstanding Section 5.01, provided EMV is in compliance with Sections 5.01 and 5.02, if at any time, prior to obtaining the approval by the EMV Shareholders of the EMV Arrangement Resolution, EMV receives from any person a bona fide written EMV Acquisition Proposal that did not result from a breach of Section 5.01, EMV may engage in or participate in discussions or negotiations with such person regarding such EMV Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of EMV or its Subsidiaries, if and only if:
(a)
the EMV Board (i) first determines in good faith, after consultation with its financial advisors and its outside counsel, that such EMV Acquisition Proposal is or may reasonably be expected to result in an EMV Superior Proposal, and (ii) has received written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)
such person was not restricted from making such EMV Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement and no waiver of any such provision was granted to the person;

(c)	EMV has been, and continues to be, in compliance with its obligations under this Article 5;
(d)
prior to providing any such copies, access, or disclosure, EMV enters into a confidentiality and standstill agreement with such person in substantially the same form as the Confidentiality Agreement (and without limitation such agreement may not include any provision calling for an exclusive right to negotiate with EMV and may not restrict EMV or its Subsidiaries from complying with this Article 5 or interfere with EMV’s ability to consummate the transactions contemplated hereby); and

(e)	EMV promptly provides Xos with:
(i)
two Business Days’ prior written notice stating EMV’s intention to participate in such discussions or negotiations regarding such EMV Acquisition Proposal and to provide such copies, access or disclosure, together with a copy of written advice from EMV’s outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the EMV Board’s fiduciary duties; and

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final unredacted executed copy of the confidentiality and standstill agreement referred to in Section 5.03(d), provided that, EMV shall not, and shall not allow its Representatives to, disclose any non-public information with respect to EMV or any of its Subsidiaries to such person if such non-public information has not been previously provided to, or is not concurrently provided to, Xos.
5.04	Xos Right to Match
(a)
Provided that EMV is in compliance with Sections 5.01, 5.02 and 5.03, if EMV receives an EMV Acquisition Proposal that constitutes an EMV Superior Proposal prior to approval by EMV Shareholders of the EMV Arrangement Resolution, the EMV Board may, subject to compliance with Article 5 and Section 8.03, enter into a definitive agreement with respect to such EMV Acquisition Proposal, if and only if:

(i)
the person making the EMV Superior Proposal was not restricted from making such EMV Superior Proposal pursuant to an existing standstill, use of information, or similar restriction and no waiver of any such provision was granted to the person;

(ii)	EMV has been, and continues to be, in compliance with its obligations under this Article 5 in respect of such EMV Superior Proposal;
(iii)
EMV has delivered to Xos a written notice of the determination of the EMV Board that such EMV Acquisition Proposal constitutes an EMV Superior Proposal and of the intention of the EMV Board to enter into such definitive agreement, together with a written notice from the EMV Board regarding the value and financial terms that the EMV Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such EMV Acquisition Proposal and that the failure to enter into such definitive agreement would be inconsistent with the EMV Board’s fiduciary duties (the “EMV Superior Proposal Notice”);
(iv)	EMV has provided Xos a copy of the proposed definitive agreement for the EMV Superior Proposal and all supporting materials, including any financing documents supplied to EMV in connection therewith;
(v)
at least five Business Days (the “Xos Matching Period”) have elapsed from the date that is the later of the date on which Xos received the EMV Superior Proposal Notice and the date on which Xos received all of the materials set out in Section 5.04(a)(iv) from EMV;

(vi)
during any Xos Matching Period, Xos has had the opportunity (but not the obligation), in accordance with Section 5.04(b), to offer to amend this Agreement and the Arrangement in order for such EMV Acquisition Proposal to cease to be an EMV Superior Proposal;

(vii)
if Xos has offered to amend this Agreement and the Arrangement under Section 5.04(b) and, following the end of the Xos Matching Period, the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel and financial advisors, that such EMV Acquisition Proposal continues to constitute an EMV Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Xos under Section 5.04(b);

(viii)
the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel, that it is necessary for the EMV Board to enter into a definitive agreement with respect to such EMV Superior Proposal in order to properly discharge its fiduciary duties; and

(ix)	prior to or concurrently with the entering into such definitive agreement EMV terminates this Agreement pursuant to Section 8.01(c)(ii) and pays the EMV Termination Amount pursuant to Section 8.03.
(b)
During the Xos Matching Period, or such longer period as EMV may approve in writing for such purpose: (i) the EMV Board shall review any offer made by Xos under Section 5.04(a)(vi) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the EMV Acquisition Proposal previously constituting an EMV Superior Proposal ceasing to be an EMV Superior Proposal; and (ii) EMV shall negotiate in good faith with Xos to make such amendments to the terms of this Agreement and the Arrangement as would enable Xos to proceed with the transactions contemplated by this Agreement on such amended terms. If the EMV Board determines that such EMV Acquisition Proposal would cease to be an EMV Superior Proposal as a result of the amendments proposed by Xos, EMV shall promptly so advise Xos and promptly thereafter accept the offer by Xos, and the Parties shall amend this Agreement to reflect such offer made by Xos, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)
Each successive amendment to any EMV Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the EMV Shareholders or other material terms or conditions thereof, shall constitute a new EMV Acquisition Proposal for the purposes of this Section 5.04, and Xos shall be afforded a new five Business Day Xos Matching Period from the later of the date on which Xos received the EMV Superior Proposal Notice and the date on which Xos received all of the materials set out in Section 5.04(a)(iv) in respect of such new EMV Superior Proposal from EMV.

(d)
The EMV Board shall promptly reaffirm the EMV Board Recommendation by press release after any EMV Acquisition Proposal which is not determined to be an EMV Superior Proposal is publicly announced or the EMV Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.04(b) would result in an EMV Acquisition Proposal ceasing to be an EMV Superior Proposal. EMV shall provide Xos and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Xos and its counsel. Nothing contained in this Agreement shall prohibit the EMV Board from responding, through a directors’ proxy statement or otherwise, as required by applicable law to an EMV Acquisition Proposal that it determined not to be an EMV Superior Proposal.

(e)
If EMV provides an EMV Superior Proposal Notice to Xos on a date that is less than five Business Days before the EMV Meeting, EMV shall either proceed with or postpone the EMV Meeting, as directed by Xos acting reasonably, to a date that is not more than five Business Days after the scheduled date of the EMV Meeting, and EMV shall not otherwise propose to adjourn or postpone the EMV Meeting.

5.05	Breach by Subsidiaries and Representatives
Without limiting the generality of the foregoing, EMV shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by EMV, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by EMV.
ARTICLE 6 –
ADDITIONAL COVENANTS REGARDING XOS NON-SOLICITATION
6.01	Xos Non-Solicitation
(a)	Except as expressly provided for in this Section 6.01, Xos shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:
(i)
solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Xos or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal;

(ii)
enter into or otherwise engage or participate in any discussions or negotiations with any person (other than EMV) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal;

(iii)	make a Xos Change in Recommendation;
(iv)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Xos Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Xos Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such Xos Acquisition Proposal will not be considered to be in violation of this Section 6.01 provided the Xos Board has rejected such Xos Acquisition Proposal and affirmed the Xos Board Recommendation before the end of such five Business Day period (or in the event that the Xos Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Xos Meeting)); or

(v)	enter into or publicly propose to enter into any agreement in respect of a Xos Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.03).
(b)
Xos shall confirm, and shall cause its Subsidiaries and its Representatives to confirm, that it has ceased and terminated any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than EMV) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal, and in connection with such termination:

(i)
has discontinued access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Xos or any of its Subsidiaries including by way of online data room or other electronic delivery system; and

(ii)
shall, as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding Xos or any of its Subsidiaries provided to any person (other than EMV), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Xos or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)
Xos represents and warrants that Xos has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	Xos shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party; and
(ii)
neither Xos, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of EMV (which may be withheld or delayed in EMV’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Xos or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party.

6.02	Notification of Xos Acquisition Proposals
If Xos or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Xos Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Xos or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of Xos or any of its Subsidiaries, Xos shall immediately notify EMV, at first orally, and then promptly and in any event within 48 hours in writing, of such Xos Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such Xos Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. Xos will keep EMV fully informed on a current basis of the status of developments with respect to such Xos Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.
6.03	Xos Board Recommendation
(a)
Xos shall not fail to make, or withdraw, amend, modify or qualify, in a manner adverse to EMV or fail to publicly reaffirm (without qualification) the Xos Board Recommendation within five Business Days (and in any case prior to the Xos Meeting) after having been requested in writing by EMV to do so (acting reasonably). Notwithstanding the foregoing, if the Xos Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that a Xos Acquisition Proposal made after the date hereof is a Xos Superior Proposal and that it could reasonably be expected to result in a violation of its fiduciary duties under applicable law to continue to recommend that Xos Stockholders vote in favour of the Xos Stockholders Resolution, then the Xos Board may submit the Xos Stockholder Resolution to the Xos Stockholders without recommendation, or may change the Xos Board Recommendation, in which event Xos may communicate the basis for its lack of recommendation or change in the Xos Board Recommendation to the Xos Stockholders in the Joint Proxy Statement/Circular, an amendment or supplement thereto or in such other manner as permitted, and to the extent required, by law. Any Xos Change in Recommendation made in accordance with this provision shall not constitute a breach of a covenant or representation or warranty for any purpose under this Agreement including.

(b)
Notwithstanding any Xos Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Xos shall cause the Xos Meeting to occur and the Xos Stockholder Resolution to be put to the Xos Stockholders for consideration in accordance with this Agreement.

6.04	Breach by Subsidiaries and Representatives
Without limiting the generality of the foregoing, Xos shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by Xos, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 6 by Xos.

ARTICLE 7 –
CONDITIONS
7.01	Mutual Conditions Precedent
The Parties are not required to complete the Arrangement, unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:
(a)	EMV Shareholders shall have adopted the EMV Arrangement Resolution at the EMV Meeting in accordance with the Interim Order and applicable law;
(b)	the Xos Stockholders shall have approved the Xos Stockholder Resolution at the Xos Meeting in accordance with applicable law;
(c)
the Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either EMV or Xos, each acting reasonably, on appeal or otherwise;

(d)
the issuance of the Consideration Shares under the Arrangement shall (i) be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; provided, however, that EMV shall not be entitled to rely on the provisions of this Section 7.01(d)(i) in failing to complete the Arrangement if EMV fails to advise the Court prior to the hearing in respect of the Final Order that Xos will rely on the exemption in Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; and (ii) be exempt from the prospectus requirements of applicable Securities Laws in Canada either by virtue of exemptive relief from the applicable Securities Authorities or by virtue of applicable exemptions under Securities Laws;

(e)	the Consideration Shares to be issued under the Arrangement shall be listed on the Nasdaq;
(f)
no Governmental Entity of competent jurisdiction located in a jurisdiction where either Party has material assets shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated hereby, including the Arrangement, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, including the Arrangement;

(g)
there shall be no Proceeding pending or threatened by any person in any jurisdiction that would be reasonably likely to prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Change in respect of EMV or Xos; and

(h)
pursuant to Section 2.15, either (A) Xos and EMV shall have agreed in writing upon the Net Cash and Consideration Calculation or (B) the Accounting Firm shall have delivered its determination with respect to the Net Cash and Consideration Calculation.

7.02	Additional Conditions Precedent to the Obligations of Xos
The obligation of Xos to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by Xos, on or before the Effective Time, of each of the following conditions, each of which is for the exclusive benefit of Xos and which may be waived by Xos at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Xos may have:
(a)
the representations and warranties of EMV set forth in (i) Sections (a) [Organization and Qualification], (b) [Corporate Authority], (c) [Enforceability and Binding Obligation] and (y)(ii) [No EMV Material Adverse Change] of Schedule C are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Effective Date; (ii) Sections (f) [Capitalization] and (h) [Subsidiaries] of Schedule C are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects (except for de minimis inaccuracies) as of the Effective Date; and (iii) Section 5.01(c) and all other sections of Schedule C are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which shall be true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of EMV;
(b)
EMV shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of EMV since the date of this Agreement that is continuing;
(d)
the number of EMV Shares in respect of which EMV Shareholders have validly exercised Dissent Rights (and not withdrawn such exercise) shall not exceed 7.5% of the EMV Shares issued and outstanding as of the date hereof;

(e)	EMV’s Key Consents shall have been obtained on terms that are acceptable to Xos, acting reasonably, and not withdrawn or modified; and
(f)
Xos shall have received a certificate of EMV signed by a senior officer of EMV and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d) and 7.02(e) (other than with respect to acceptability to Xos) have been satisfied.

7.03	Additional Conditions Precedent to the Obligations of EMV
The obligation of EMV to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by EMV, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of EMV and which may be waived by EMV at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that EMV may have:
(a)
the representations and warranties of Xos set forth in (i) Sections (a) [Organization and Qualification], (b) [Corporate Authority], (c) [Enforceability and Binding Obligation] and (s)(ii) [No Xos Material Adverse Change] of Schedule D are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Effective Date; (ii) Sections (f) [Capitalization] and (h) [Subsidiaries] of Schedule D are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects (except for de minimis inaccuracies) as of the Effective Date; and (iii) Section 6.01(c) and all other sections of Schedule D are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which shall be true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Xos;

(b)
Xos shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of Xos since the date of this Agreement that is continuing;
(d)
EMV shall have received a certificate of Xos signed by a senior officer of Xos and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.03(a), 7.03(b) and 7.03(c) (other than with respect to acceptability to EMV) have been satisfied.

7.04	Satisfaction of Conditions
The conditions precedent set out in Sections 7.01, 7.02 and 7.03 will be conclusively deemed to have been satisfied, waived or released at the Effective Time. All Xos Shares held in escrow by the Depositary pursuant to Section 2.11 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.

ARTICLE 8 –
TERMINATION
8.01	Termination
This Agreement may be terminated prior to the Effective Time by:
(a)	the mutual written agreement of the Parties;
(b)	either EMV or Xos if:
(i)
the EMV Arrangement Resolution is not approved at the EMV Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the EMV Arrangement Resolution to have been approved;

(ii)
the Xos Stockholder Resolution are not approved at the Xos Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Xos Stockholder Resolution to have been approved;

(iii)
any law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such law has become final and non-appealable, except that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the enactment, making or enforcement of such law; or

(iv)
the Effective Time does not occur on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(c)	EMV if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xos under this Agreement occurs that would cause the conditions in Sections 7.03(a) or 7.03(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.07(c) (and any intentional breach shall be deemed to be incurable); provided however that EMV is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.02 not to be satisfied;

(ii)
prior to the approval by the EMV Shareholders of the EMV Arrangement Resolution, the EMV Board authorizes EMV to enter into a definitive agreement providing for the implementation of an EMV Superior Proposal, provided EMV is then in compliance with Article 5 and that prior to or concurrent with such termination EMV pays the EMV Termination Amount in accordance with Section 8.03;

(iii)	Xos fails to perform, in any material respect, any covenant or agreement on the part of Xos under Article 6;
(iv)	there shall have occurred a Material Adverse Change in respect of Xos after the date of this Agreement; or
(v)	there shall have occurred a Xos Change in Recommendation.
(d)	Xos if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EMV under this Agreement occurs that would cause the conditions in Sections 7.02(a) or 7.02(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.07(c) (and any intentional breach shall be deemed to be incurable); provided however that Xos is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.03 not to be satisfied;
(ii)	EMV fails to perform, in any material respect, any covenant or agreement on the part of EMV under Article 5;
(iii)	there shall have occurred a Material Adverse Change in respect of EMV after the date of this Agreement; or
(iv)	there shall have occurred an EMV Change in Recommendation.
8.02	Effect of Termination
If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, consultant or Representative of such Party) to any other Party to this Agreement, except that the provisions of this Section 8.02, Section 2.09, Section 8.03, Section 8.04, Section 9.01 and Article 9 shall survive any termination of this Agreement, and provided further that no Party shall be relieved of any liability arising on or prior to the date of such termination.
8.03	EMV Obligation to Pay EMV Termination Amount
(a)
Despite any other provision in this Agreement relating to the payment of fees and expenses, if an EMV Termination Amount Event occurs, in consideration for the disposition of Xos’s rights under this Agreement, EMV shall pay Xos the EMV Termination Amount in accordance with Section 8.03(c).

(b)	For the purposes of this Agreement, “EMV Termination Amount Event” means the termination of this Agreement under any of the following circumstances:
(i)	by Xos, pursuant to Section 8.01(d)(ii) [Breach of EMV Non-Solicitation Covenants] or Section 8.01(d)(iv) [EMV Change in Recommendation];
(ii)	by EMV, pursuant to Section 8.01(c)(ii) [EMV Superior Proposal];
(iii)
by EMV or Xos pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution], Section 8.01(b)(iv) [Effective Time not prior to Outside Date] or Section 8.01(d)(i) (due to a wilful breach or fraud) [EMV Breach], if:

(A)	prior to such termination, an EMV Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make an EMV Acquisition Proposal; and
(B)
within 12 months following the date of such termination, (1) an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) is consummated, or (2) EMV enters into a definitive agreement providing for the implementation of an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) and such EMV Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.03(b)(iii), all references in the definition of “EMV Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or
(iv)	by EMV or Xos pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution] if prior to the EMV Meeting there has occurred an EMV Change in Recommendation.
(c)
If an EMV Termination Amount Event occurs, EMV shall pay to Xos the EMV Termination Amount by wire transfer of immediately available funds to an account designated by Xos in consideration for the disposition of Xos’s rights under this Agreement. EMV shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.03(b)(i) or Section 8.03(b)(iv), within three Business Days of the occurrence of such EMV Termination Amount Event;

(ii)	in the case of a termination of this Agreement described in Section 8.03(b)(ii), prior to or concurrent with the occurrence of such EMV Termination Amount Event; and
(iii)	in the case of a termination of this Agreement described in Section 8.03(b)(iii), on or prior to the consummation of the transaction implementing the applicable EMV Acquisition Proposal.
(d)
The Parties acknowledge that: (i) the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement; (ii) the EMV Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Xos will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the EMV Termination Amount represents consideration for Xos’s disposition of its rights under this Agreement, and is not a penalty. EMV irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the payment of an amount pursuant to this Section 8.03 in the manner provided in this Agreement is the sole and exclusive remedy of Xos in respect of the event giving rise to such payment (and under no circumstances is the EMV Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.03, and no payment of any such amount, shall relieve or have the effect of relieving EMV in any way from liability for damages incurred or suffered by Xos as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.03 shall preclude Xos from seeking injunctive relief in accordance with Section 9.05.

8.04	Xos Obligation to Pay Xos Termination Amount
(a)
Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Xos Termination Amount Event occurs, in consideration for the disposition of EMV’s rights under this Agreement, Xos shall pay EMV the Xos Termination Amount in accordance with Section 8.04(c).

(b)	For the purposes of this Agreement, “Xos Termination Amount Event” means the termination of this Agreement under any of the following circumstances:
(i)	by EMV, pursuant to Section 8.01(c)(iii) [Breach of Xos Non-Solicitation Covenants] or Section 8.01(c)(v) [Xos Change in Recommendation];
(ii)
by EMV or Xos pursuant to Section 8.01(b)(ii) [Failure to obtain approval of Xos Stockholder Resolution], Section 8.01(b)(iv) [Effective Time not prior to Outside Date] or Section 8.01(c)(i) (due to a wilful breach or fraud) [Xos Breach], if:

(A)	prior to such termination, a Xos Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make a Xos Acquisition Proposal; and
(B)
within 12 months following the date of such termination, (1) a Xos Acquisition Proposal (whether or not such Xos Acquisition Proposal is the same Xos Acquisition Proposal referred to in clause (A) above) is consummated, or (2) Xos enters into a definitive agreement providing for the implementation of a Xos Acquisition Proposal (whether or not such Xos Acquisition Proposal is the same Xos Acquisition Proposal referred to in clause (A) above) and such Xos Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.04(b)(ii), all references in the definition of “Xos Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or
(iii)	by EMV or Xos pursuant to Section 8.01(b)(ii) [Failure to obtain approval of Xos Stockholder Resolution] if prior to the Xos Meeting there has occurred a Xos Change in Recommendation.
(c)
If a Xos Termination Amount Event occurs, Xos shall pay to EMV the Xos Termination Amount by wire transfer of immediately available funds to an account designated by EMV in consideration for the disposition of EMV’s rights under this Agreement. Xos shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.04(b)(i) or Section 8.04(b)(iii), within three Business Days of the occurrence of such Xos Termination Amount Event; and

(ii)	in the case of a termination of this Agreement described in Section 8.04(b)(ii), on or prior to the consummation of the transaction implementing the applicable Xos Acquisition Proposal.
(d)
The Parties acknowledge that: (i) the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement; (ii) the Xos Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which EMV will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the Xos Termination Amount represents consideration for EMV’s disposition of its rights under this Agreement, and is not a penalty. Xos irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the payment of an amount pursuant to this Section 8.04 in the manner provided in this Agreement is the sole and exclusive remedy of EMV in respect of the event giving rise to such payment (and under no circumstances is the Xos Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.04, and no payment of any such amount, shall relieve or have the effect of relieving Xos in any way from liability for damages incurred or suffered by EMV as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.04 shall preclude Xos from seeking injunctive relief in accordance with Section 9.05.

ARTICLE 9 –
GENERAL PROVISIONS
9.01	Expenses
Except as otherwise specified in this Agreement, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the other Parties from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by this Agreement.
9.02	Amendments
Subject to the provisions of the Interim Order, this Agreement and the Plan of Arrangement may, at any time and from time to time, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, without further notice to or authorization on the part of the EMV Shareholders or Xos Stockholders, and any such amendment may, without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or
(d)	modify any mutual conditions contained in this Agreement.
9.03	Notices
(a)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:
(i)	to EMV at:

8057 North Fraser Way
Burnaby, British Columbia
Canada V5J 5M8

	Attention:	Michael Bridge, General Counsel
	Email:	[***]

with copies to:

McCarthy Tétrault LLP
2400 – 743 Thurlow Street
Vancouver, British Columbia
Canada V6E 0C5

	Attention:	David Frost; Gerald Gaunt
	Email:	[***]

Snell & Wilmer L.L.P.
One East Washington Street
Suite 2700
Phoenix, AZ 85004-2556

	Attention:	Daniel M. Mahoney, P.C.
	Email:	[***]

(ii)	to Xos at:

3550 Tyburn St.
Los Angeles, CA 90065

	Attention:	Christen Romero, General Counsel
	Email:	[***]

with copies to:

Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place
Suite 6200, P.O. Box 50
Toronto ON M5X 1B8

	Attention:	Alex Gorka
	Email:	[***]

and to:

Cooley LLP
3 Embarcadero
20th Floor
San Francisco, CA 94111-4004

	Attention:	David Peinsipp; Logan Tiari
	Email:	[***]
(b)
Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by electronic mail, on the Business Day on the date of transmission if it is a Business Day and the transmission was sent prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.
9.04	Time of the Essence
Time is of the essence in this Agreement.
9.05	Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.
9.06	Third Party Beneficiaries
Except as provided in Section 4.08, which, without limiting its terms, is intended as a stipulation for the benefit of the Indemnified Parties, EMV and Xos intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
9.07	Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision of this Agreement (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
9.08	Entire Agreement
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
9.09	Successors and Assigns
This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that Xos may assign all or any portion of its rights and obligations under this Agreement to any of its wholly-owned affiliates, to the extent reasonably necessary to permit such wholly-owned affiliate(s) to acquire, instead of Xos, all or part of the EMV Shares to be acquired pursuant to the terms of this Agreement, the whole as provided for under the Plan of Arrangement, provided, however, that no such assignments shall relieve Xos of its obligations hereunder.
9.10	Severability
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
9.11	Governing law
This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties to this Agreement irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.
9.12	Rules of Construction
The Parties to this Agreement waive the application of any law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
9.13	No Liability
No director or officer of Xos or any of its Subsidiaries, or any Xos Employee, shall have any personal liability whatsoever to EMV under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Xos or any of its Subsidiaries. No director or officer of EMV or any of its Subsidiaries, or any EMV Employee, shall have any personal liability whatsoever to Xos under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of EMV or any of its Subsidiaries.
9.14	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.
ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Susan E. Docherty
	Name:	Susan E. Docherty
	Title:	Chief Executive Officer

XOS, INC.

By:	/s/ Dakota Semler
	Name:	Dakota Semler
	Title:	Chief Executive Officer
Signature Page to Arrangement Agreement

SCHEDULE A –
EMV ARRANGEMENT RESOLUTION
BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:
1.
The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving ElectraMeccanica Vehicles Corp. (“EMV”), pursuant to the arrangement agreement between EMV and Xos, Inc. (“Xos”) dated January 11, 2024, as amended or supplemented from time to time (the “Arrangement Agreement”), as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of EMV dated [•], 2024, and all other transactions contemplated by the Arrangement Agreement, is hereby authorized, approved and adopted.

2.
The plan of arrangement involving EMV, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Xos, the full text of which is set out in Schedule [•] to the Proxy Statement (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.
The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of EMV in approving the Arrangement and any amendments thereto and the actions of the officers of EMV in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of EMV are hereby authorized and empowered, without further notice to, or approval of, any securityholders of EMV:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.
5.
Any one or more directors or officers of EMV is hereby authorized, for and on behalf and in the name of EMV, to execute and deliver, whether under corporate seal of EMV or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of EMV, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)
the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EMV, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE B –
PLAN OF ARRANGEMENT
See Appendix “B” to this Joint Proxy Statement/Circular

SCHEDULE C–
REPRESENTATIONS AND WARRANTIES OF EMV
(a)
Organization and Qualification. EMV is a corporation duly incorporated and existing under the laws of the Province of British Columbia and is up-to-date in respect of all material corporate filings and is in good standing under the Business Corporations Act (British Columbia). EMV has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. EMV is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(b)
Corporate Authority. EMV has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to approval of the EMV Arrangement Resolution by 66 2⁄3% of the votes cast on such resolution by EMV Shareholders present in person or represented by proxy at the EMV Meeting, voting together as a single class (the “EMV Requisite Vote”). The execution and delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of EMV and no other corporate proceedings on the part of EMV are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the EMV Board of the Joint Proxy Statement/Circular and (ii) approval by the EMV Shareholders of the EMV Arrangement Resolution in the manner required by the Interim Order, EMV’s Constating Documents and applicable law.

(c)
Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by EMV, and, assuming the due authorization, execution and delivery by Xos, constitutes a legal, valid and binding agreement of EMV enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)
Government Authorization. The execution, delivery and performance by EMV of this Agreement and the consummation by EMV of the transactions contemplated hereby, including the Arrangement, do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.

(e)
No Conflict. Subject to obtaining EMV’s Key Consents and except as set forth in the EMV Disclosure Letter, the execution, delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of EMV’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to EMV; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which EMV is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which EMV or any of its Subsidiaries is a party or by which EMV or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of EMV or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of EMV’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of EMV or its Subsidiaries. The EMV Disclosure Letter sets out all of EMV’s Key Consents.

(f)	Capitalization.
(i)
The authorized capital of EMV consists of an unlimited number of EMV Shares and an unlimited number of preferred shares. As of the close of business on January 9, 2024, there were 119,292,132 issued and outstanding EMV Shares, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and no issued and outstanding preferred shares. In addition, as of the close of business on

January 9, 2024, there were 13,170,197 EMV Options, 2,175,000 EMV RSUs, no EMV PSUs, 959,917 EMV DSUs and 874,788 EMV Warrants issued and outstanding. All EMV Equity Securities have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such EMV Equity Securities, the EMV Shares underlying such EMV Equity Securities will be validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the issued and outstanding EMV Shares and EMV Equity Securities have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.
(ii)
The EMV Disclosure Letter sets forth, in respect of each EMV Option outstanding as of the date of this Agreement: (A) the number of EMV Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; (C) the date of grant; (D) the name of the registered holder; and (E) the extent to which such EMV Option is vested and exercisable.

(iii)
The EMV Disclosure Letter sets forth, in respect of the EMV RSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV RSUs.

(iv)
The EMV Disclosure Letter sets forth, in respect of the EMV PSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV PSUs.

(v)
The EMV Disclosure Letter sets forth, in respect of the EMV DSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV DSUs.

(vi)
The EMV Disclosure Letter sets forth, in respect of the EMV Warrants outstanding as of the date of this Agreement: (A) the name of the registered holder, (B) the number of EMV Shares issuable upon exercise thereof; (C) the purchase price payable upon exercise thereof; (D) the date of expiry; and (E) the address of the registered holder as shown on the register of holders of EMV Warrants maintained by or on behalf of EMV as the holders of any such EMV Warrants, to the extent that EMV is in possession of this information.

(vii)
Except for the outstanding EMV Equity Securities, there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate EMV or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of EMV or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of EMV or any of its Subsidiaries, or the value of which is based on the value of the securities of EMV or any of its Subsidiaries.

(g)	Corporate Records.
(i)
The minute books of EMV have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the EMV Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of EMV and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of EMV are complete and accurate in all respects.

(ii)
Except as set out in the EMV Disclosure Letter, there are no shareholders agreements governing the affairs of EMV or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of EMV.

(h)
Subsidiaries. The EMV Disclosure Letter sets out all of the Subsidiaries of EMV. All securities of such Subsidiaries are held, directly or indirectly, by EMV and are held free and clear of all Encumbrances, except as disclosed in the EMV Disclosure Letter. All equity securities held by EMV, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from EMV of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of EMV or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of EMV (i) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (ii) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on EMV.
(i)	Securities Law Matters.
(i)
EMV is a “reporting issuer” under Securities Laws in British Columbia and is not a “reporting issuer” in any other province or territory of Canada. The EMV Shares are listed for trading on the Nasdaq under the symbol “SOLO”. EMV is not in default of Securities Laws or the rules or regulations of the Nasdaq. EMV has not taken any action to cease to be a reporting issuer in any province or territory nor has EMV received notification from any Securities Authority seeking to revoke the reporting issuer status of EMV. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of EMV is pending, in effect, has been threatened, or to the knowledge of EMV, is expected to be implemented or undertaken, and to the knowledge of EMV, EMV is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)
Since it has been required to do so in accordance with the U.S. Exchange Act, (A) EMV has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) sufficient to provide reasonable assurance regarding the reliability of EMV’s financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (B) EMV has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) reasonably designed to ensure that all material information concerning EMV and its Subsidiaries and other material information required to be disclosed by EMV in the reports that it files or furnishes under the U.S. Exchange Act is made known on a timely basis to the individuals responsible for the preparation of EMV’s SEC filings and other public disclosure documents.

(j)
EMV Public Record. Since January 1, 2023, EMV has timely filed or delivered all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) (the “EMV Public Record”). Each of the documents and instruments constituting the EMV Public Record were prepared in all material respects in accordance with the requirements of Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. EMV has not filed or furnished any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any document or instrument in the EMV Public Record.

(k)	Financial Statements.
(i)
Except as disclosed in the EMV Disclosure Letter, the EMV Financial Statements: (A) were prepared in accordance with U.S. GAAP consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of EMV’s independent auditors, or (2) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of EMV and its Subsidiaries on a consolidated basis.
(ii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of EMV or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)
The financial books, records and accounts of EMV and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of EMV and its Subsidiaries, and (D) accurately and fairly reflect the basis for the EMV Financial Statements.

(iv)
Except as disclosed in the EMV Disclosure Letter, since January 1, 2021, neither EMV nor any of its Subsidiaries nor, to the knowledge of any director, any officer, employee, auditor, accountant or representative of EMV or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EMV or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that EMV or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(l)
Undisclosed Liabilities. Neither EMV nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of EMV as of December 31, 2022 (the “EMV Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the EMV Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(m)	Bankruptcy, Insolvency and Reorganization.
(i)
EMV is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has EMV made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.

(ii)
No EMV Subsidiary is insolvent pursuant to their respective jurisdictions of formation, nor has any EMV Subsidiary made an assignment in favour of their creditors nor a proposal in bankruptcy to their creditors or any class thereof nor had any petition for a receiving order presented in respect of them.

(iii)
Neither EMV nor its Subsidiaries have initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of EMV or its Subsidiaries, or any of their respective property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against EMV or any of its Subsidiaries with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, EMV nor, to the knowledge of EMV, have any such proceedings been authorized by any other person.

(n)	Real Property and Personal Property.
(i)
Neither EMV nor its Subsidiaries own, use or occupy any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in the EMV Disclosure Letter (the “EMV Owned Real Property”).

(ii)
Neither EMV nor its Subsidiaries use, occupy or lease any real property, hold a leasehold interest in any real property, or have a licence to use or occupy any real property save and except as listed in the EMV Disclosure Letter (the “EMV Leased Real Property”).

(iii)
EMV and its Subsidiaries are solely legally and beneficially entitled to, and have good, valid and marketable title to, or a valid and enforceable interest and tenure (whether a leasehold, licenced or otherwise) in, the EMV Owned Real Property and EMV Leased Real Property, as applicable, including in and to the fixtures thereto (collectively, the “EMV Real Property”).

(iv)	Neither EMV nor its Subsidiaries has sub-leased, licensed or otherwise granted to, or agreed to sub-lease, licence or grant to, any person the right to use or occupy any EMV Leased Real Property.
(v)
EMV and its Subsidiaries, as applicable, enjoy exclusive, peaceful, and quiet possession of the EMV Leased Real Property in accordance with the terms of the lease thereof. With respect to each such lease: (A) it is valid and binding on and enforceable against EMV or its Subsidiary that is a party to such lease, as applicable, and, to the knowledge of EMV, the counterparties thereto, in each case in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; (B) it is in full force and effect; (C) EMV or the applicable Subsidiary of EMV has paid all rents and additional rents and other sums, expenses and charges due and payable by it thereunder; (D) EMV or the applicable Subsidiary has performed all material obligations imposed on it under such lease and there exists no default or breach under such lease by EMV or the applicable Subsidiary or, to the knowledge of EMV, by any other party thereto; (E) no event has occurred which, whether now or after the giving of notice, with lapse of time or both, would constitute or reasonably be expected to become a default or breach by EMV or the applicable Subsidiary, as the case may be; (F) to the knowledge of EMV, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (G) EMV or the applicable Subsidiary has not exercised any early termination option under such lease.

(vi)
The EMV Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used and, to the knowledge of EMV, there are no material repair or restoration works likely to be required in connection with such EMV Real Property.

(vii)
EMV and its Subsidiaries own, lease or licence all personal property (including all assets, equipment, plant, inventory, machinery, vehicles, office and other equipment) as is necessary for them to conduct their business as presently conducted (collectively, the “EMV Personal Property”), and EMV and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such EMV Personal Property.

(viii)
The EMV Disclosure Letter lists each item of EMV Personal Property owned by EMV and its Subsidiaries which had a book value of more than $150,000 as of the date of the most recent EMV Financial Statement or is otherwise material to the business of EMV and its Subsidiaries, taken as a whole.

(ix)	No EMV Personal Property owned by EMV or its Subsidiaries is in the possession of a third party or is on consignment.
(x)
Each item of EMV Personal Property owned by EMV or its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(xi)
There are no Proceedings pending or, to the knowledge of EMV, threatened, against or affecting any of the EMV Real Property or EMV Personal Property and neither EMV nor its Subsidiaries are aware of any matter which could lead to any such Proceeding being issued or made.

(xii)	There are no pending, or to the knowledge of EMV, threatened, condemnation or expropriation proceedings with respect to any of the EMV Real Property.
(xiii)
Except as set out in the EMV Disclosure Letter, no person has any right of first refusal, option, contractual obligation, undertaking or commitment or any other legal or equitable right, interest, estate or privilege capable of becoming such, to purchase any of the EMV Real Property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by EMV or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(xiv)
No material breaches of any covenant or other obligation by any party affecting title to any EMV Real Property are outstanding or would entitle any third party to exercise a right of entry to, or take possession of, any EMV Real Property.

(xv)	There are no disputes regarding boundaries, easements, covenants or other matters relating to any of the EMV Real Property.

(xvi)
The current uses of the EMV Real Property are lawful and valid under all applicable law and any permission authorizing such uses are unconditional and permanent or, if subject to conditions, all conditions have been satisfied and, in respect of ongoing conditions, are being complied with.

(xvii)
There are no claims, liabilities or levies under any planning acts or statutory agreements affecting the EMV Real Property. All required consents and approvals (whether from any local authority, Governmental Entity or any landlord or licensor) have been obtained in respect of the development of, the current use of and any dealing with the EMV Real Property and any alteration, extension or other improvement thereof.

(xviii)
Neither EMV nor its Subsidiaries has any actual or contingent liability in respect of any land and buildings which were previously owned, occupied or used by either EMV or its Subsidiaries, but no longer are.

(o)
Personal Property Leases. The EMV Disclosure Letter lists all the EMV Personal Property Leases and identifies those which cannot be terminated by EMV or its Subsidiary that is a party thereto without liability at any time upon less than 90 days’ notice or which involve payment by EMV or its Subsidiary that is a party thereto in the future of more than $150,000. Each such EMV Personal Property Lease is in full force and effect and has not been amended, and EMV is entitled to the full benefit and advantage of each EMV Personal Property Lease in accordance with its terms. To the knowledge of EMV, each such EMV Personal Property Lease is in good standing and there has not been any material default by EMV, as applicable, or, to the knowledge of EMV, any other party under any EMV Personal Property Lease nor any dispute between EMV and any other party under any such EMV Personal Property Lease.

(p)	Compliance with Laws.
(i)
Except as disclosed in the EMV Disclosure Letter, EMV and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(ii)
Neither EMV nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of EMV and its Subsidiaries, taken as a whole.

(iii)
EMV and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of EMV’s or its Subsidiaries’ Representatives, or other persons acting on behalf of EMV or any of its Subsidiaries, will be prevented, detected and deterred.

(q)
Complete and Accurate Responses. All information provided to Xos (or its agents or advisors) by EMV (or its agents or advisors) in connection with Xos’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(r)
Opinion of Financial Advisor. The EMV Board has received the EMV Fairness Opinion and confirmation from the EMV Financial Advisor that the Consideration to be received by EMV Shareholders is fair, from a financial point of view, to the EMV Shareholders.

(s)
Finder’s Fees; Commission. Except as disclosed in the EMV Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of EMV or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from EMV or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(t)
EMV Board. The EMV Board, after consultation with its financial and legal advisors, has: (i) determined that the Consideration to be received by the EMV Shareholders pursuant to the Arrangement is fair to such holders and that the Arrangement is in the best interests of EMV and the EMV Shareholders; (ii) resolved to unanimously recommend that the EMV Shareholders vote in favour of the EMV Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by EMV of its obligations under this

Agreement, and no action has been taken to amend, or supersede such determinations, resolutions or authorizations. Each of the EMV Locked-Up Parties has advised EMV that it will vote or cause to be voted all EMV Shares beneficially held by it in favour of the EMV Arrangement Resolution and each has entered into an EMV Voting Support Agreement with Xos.
(u)
Litigation. Except as disclosed in the EMV Disclosure Letter, there is no Proceeding against or involving EMV or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts EMV or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of EMV, threatened and, to the knowledge of EMV, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of EMV.

(v)	Employment Matters.
(i)
EMV and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, employment and labour standards, wages and hours, immigration, privacy, workers compensation and occupational health and safety and has not received any notice (written or oral) of infraction of any such applicable employment-related laws or of any claim or any investigation thereof.

(ii)
All EMV Employees are legally entitled to work for EMV or the Subsidiary by which they are employed in the jurisdiction in which they work, and all foreign workers employed by EMV or a Subsidiary of EMV have valid work permits permitting them to perform the work they are carrying out for EMV or such Subsidiary. EMV and each of its Subsidiaries has complied with all applicable immigration laws in connection with any EMV Employees who are not permanent residents or citizens in the jurisdiction in which they work, and there are no audits, orders, investigations, charges or claims pending or, to the knowledge of EMV, threatened or reasonably anticipated, against EMV or any of its Subsidiaries in connection with any immigration laws.

(iii)
The EMV Disclosure Letter lists all the EMV Employees as of the date of this Agreement and the position (including whether the EMV Employee is employed by EMV or one of its Subsidiaries and, if the latter, which Subsidiary), status (as full or part time), commencement date of employment with EMV or the applicable Subsidiary thereof, principal location of employment, base salary or hourly wage rate, work permit status (if any) and expiry date, and leave status of each EMV Employee (including reason for leave, last date of active service, and their expected date of return to work). Except as disclosed in the EMV Disclosure Letter, no EMV Employee is receiving benefits under workers’ compensation legislation, on disability leave, statutory leave under any applicable laws, or on temporary layoff.

(iv)
The EMV Disclosure Letter lists details of any person who is not an EMV Employee and who provides services to EMV or any of its Subsidiaries under an agreement that is not a contract of employment with EMV or the relevant Subsidiary (including where the individual acts as a consultant or is on secondment from another employer) and the particulars of the terms on which the individual provides services, including the commencement date of each contract with EMV or its Subsidiary, the length of notice necessary to terminate each contract (or if a fixed term, the expiry date of the fixed term), the location in which they provide services.

(v)	In respect of each EMV Employee, EMV and its Subsidiaries have:
(A)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding; and
(B)	maintained adequate, suitable and up-to-date records.
(vi)	There are no sums owing to any current or former EMV Employee other than reimbursement of expenses, wages for the current payroll period and accrued vacation.
(vii)
There are no loans to any current or former director of EMV or its Subsidiaries or EMV Employee (or to any nominees or associates of such directors or EMV Employees) made or arranged by EMV, any of its Subsidiaries or any employee benefit trust (or similar arrangement) established by EMV or its Subsidiaries.

(viii)
Except as disclosed in the EMV Disclosure Letter, (A) none of EMV nor any of its Subsidiaries is a party to or bound by any Contract with any director, officer or employee of EMV or any of its Subsidiaries that includes any clauses in relation to job severance, job security or similar provisions (other than such as results by law from the employment of an employee without an agreement as to notice or severance), and (B) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event(s)) will (i) entitle any current or former employee or other individual service provider of EMV or its Subsidiaries to any payment of separation, severance, termination or similar-type benefits; (ii) obligate EMV or its Subsidiaries to make any compensatory payment or distribution to such person (other than payment of Ordinary Course wages to current employees or Ordinary Course compensation to current independent contractors, in each case, for services performed for EMV or its Subsidiaries in the Ordinary Course of business); (iii) increase any amount or value of compensation or benefit payable to such person; (iv) forgive any indebtedness of such person, in whole or in part; (v) fund any compensation or benefits; or (vi) accelerate any payment or benefit to, or result in any vesting with respect to, the amount of compensation or benefits paid to any such person.

(ix)
Neither EMV nor any of its Subsidiaries is a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any EMV Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the knowledge of EMV, has applied or threatened to apply to be certified as the bargaining agent of any of the EMV Employees. To the knowledge of EMV, (A) there have been no actual or threatened and there are no pending union organizing activities involving EMV Employees and (B) neither EMV nor any of its Subsidiaries has any labour problems that might adversely affect the business of EMV and its Subsidiaries or lead to an interruption of operations.

(x)
Neither EMV nor any of its Subsidiaries has received any material inspection reports under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries in the past three years. There are no outstanding inspection occupational health and safety orders (“Orders”) nor, to the knowledge of EMV, any pending or threatened charges made under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries. There have been no fatal or critical accidents within the last three years which could reasonably be expected to lead to charges involving EMV or any of its Subsidiaries under applicable occupational health and safety legislation.

(xi)
Except as disclosed in the EMV Disclosure Letter, (A) no offer of employment or engagement has been made by EMV or any of its Subsidiaries that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started and (B) no EMV Options, EMV RSUs, EMV PSUs, EMV DSUs or other awards under the EMV Incentive Plan, the EMV Option Plan or otherwise have been promised to any individual that have not yet been issued or granted.

(xii)
Neither EMV nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of any EMV Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any EMV Employee.

(xiii)	Except as disclosed in the EMV Disclosure Letter, neither EMV nor any of its Subsidiaries has:
(A)	in the last 12 months, altered any of the terms of employment or engagement of any EMV Employee; or
(B)	offered, promised or agreed to any future variation in the terms of employment or engagement of any EMV Employee.
(xiv)
The EMV Disclosure Letter sets forth a complete and correct list of all EMV Employee Plans and PEO Plans by jurisdiction. Neither EMV nor any of its Subsidiaries has any commitment to establish or enter into any new EMV Employee Plan or any new PEO Plan, to modify any EMV Employee Plan (or any PEO Plan) or the terms of any EMV Employee Plan (or any PEO Plan) or to introduce any new cash incentive scheme or arrangement. Each EMV Employee Plan may be amended or terminated, and each PEO Plan may be withdrawn from, by EMV or its Subsidiaries, in each case in accordance with its terms, in whole or in part, without liability (other than de minimis administrative expenses typically incurred in connection with such amendment or termination), subject only to approvals and payments required by applicable law.
(xv)
True, complete and correct copies of the following documents, with respect to each EMV Employee Plan, where applicable, have previously been delivered to Xos: (A) all documents embodying or governing such EMV Employee Plan (including administrative service Contracts and group insurance Contracts), or for unwritten EMV Employee Plans a written description of the material terms of such EMV Employee Plan, and any funding medium for the EMV Employee Plan; (B) the most recent IRS determination or opinion letter; (C) the most recently filed Form 5500; (D) the most recent actuarial valuation report; (E) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (F) the last three years of non-discrimination testing results; and (G) all non-routine correspondence to and from any governmental agency. With respect to the PEO Plans, EMV has made available to Xos the summaries of such PEO Plans that were provided by the PEO to EMV and, if provided by the PEO to EMV, the latest nondiscrimination testing results with respect to any PEO Plan that is a “qualified plan” under Section 401(a) of the Code.

(xvi)
Each EMV Employee Plan, and to the knowledge of EMV, each PEO Plan, that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such EMV Employee Plan (or such PEO Plan) for any period for which such EMV Employee Plan (or PEO Plan) would not otherwise be covered by an IRS determination and, to the knowledge of EMV, no event or omission has occurred that would cause any EMV Employee Plan (or any PEO Plan) to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(xvii)
Each EMV Employee Plan and to the knowledge of EMV, each PEO Plan, is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA and the Code. To the knowledge of EMV, EMV and its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, EMV has no knowledge of any default or violation by any other party to, any EMV Employee Plan or any PEO Plan. No EMV Employee Plan is, and to the knowledge of EMV, no PEO Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of EMV, threatened or reasonably anticipated with respect to any EMV Employee Plan (or to the knowledge of EMV, with respect to any PEO Plan) or, to the knowledge of EMV, any fiduciary or service provider thereof or the assets of any EMV Employee Plan (or any PEO Plan), and, to the knowledge of EMV, there is no reasonable basis for any such litigation or proceeding. All payments or contributions required to have been timely made with respect to all EMV Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable EMV Employee Plan and applicable law (and with respect to any PEO Plan, all payments or contributions required to have been timely made with respect to any PEO Plan by EMV have been timely made in accordance with the terms of the applicable PEO Plan). With respect to each EMV Employee Plan, and to the knowledge of EMV, each PEO Plan, as applicable, (A) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or, to the knowledge of EMV, is reasonably expected to occur, in each case, that could reasonably be expected to result in a material Tax or liability to EMV; (B) no breach of fiduciary duty has occurred in connection with which EMV, or, to the knowledge of EMV, a third party plan fiduciary, could reasonably be expected to incur any liability; and (C) no event has occurred and, to the knowledge of EMV, no condition exists that could reasonably be expected to result in the imposition of an excise tax upon EMV or any ERISA Affiliate under Chapter 43 of the

Code. To the knowledge of EMV, each PEO Plan that is a health and welfare plan is in compliance in all respects with (x) the applicable requirements of Section 4980B of the Code and any similar state law, and (y) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.
(xviii)
None of the EMV Employee Plans, and to the knowledge of EMV, none of the PEO Plans, is, or ever has been, and neither EMV nor any ERISA Affiliate has or has ever had any liability in respect of, (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any applicable law, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which EMV or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a plan that is subject to Title IV of ERISA or Section 412 of the Code, (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (vi) a “registered pension plan” (as defined in the Tax Act) or is required to be registered under applicable provincial or federal pension standards legislation.

(xix)
No EMV Employee Plan, and to the knowledge of EMV, no PEO Plan, provides health insurance, life insurance, death benefits or other welfare benefits to current or former employees of EMV beyond their retirement or other termination of service (including to the spouses, beneficiaries, dependents or survivors of such individuals), other than as required under applicable laws including during any statutory or contractual severance or notice period.

(xx)
Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event(s)) will result in the payment under any EMV Employee Plan or otherwise of any “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder. No EMV Employee Plan provides for any tax “gross-up” or similar “make-whole” payments for “excess parachute payments” within the meaning of Section 280G of the Code.

(xxi)
Each EMV Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained, in all material respects, in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder. The per share exercise price of each EMV Option is no less than the fair market value of an EMV Share on the date of grant of such EMV Option as determined in a manner consistent with Section 409A of the Code. No payment to be made under any EMV Employee Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Code. No EMV Employee Plan provides for any gross-up, indemnification or similar payment to any person on account of any Taxes under Section 4999 or 409A of the Code.

(w)	Taxes.
(i)
EMV and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the EMV Financial Statements; and (C) duly and timely withheld and collected, or caused to be withheld and collected, all Taxes and other amounts required by law to be withheld and collected by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV or Xos.

(ii)
All Taxes due and owing by EMV and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where EMV or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by EMV or any of its Subsidiaries that are not yet due have been adequately reserved for in the EMV Financial Statements.
(iv)	There are no Encumbrances for Taxes upon (A) any assets of EMV or any of its Subsidiaries or (B) any equity securities of EMV or its Subsidiaries.
(v)
There are no outstanding elections, agreements, arrangements or waivers in respect of which EMV or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, EMV or any of its Subsidiaries.

(vi)
Each of EMV and its Subsidiaries is in material compliance with all Tax Laws applicable to such person. Neither EMV nor its Subsidiaries has received written notice of any Tax-related Proceeding which has not been fully resolved.

(vii)
Neither EMV nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by EMV or its Subsidiaries or accounting methods employed by EMV or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by EMV or any of its Subsidiaries, (C) intercompany transaction involving EMV or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by EMV or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by EMV or its Subsidiaries on or prior to the Effective Date, or (F) election made by EMV or its Subsidiaries pursuant to any Tax Law.

(viii)
EMV and each of its Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation.

(ix)
None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province of Canada, have applied or will apply to EMV or any of its Subsidiaries at any time up to and including the Effective Date.

(x)	Neither EMV nor any of its Subsidiaries has acquired property in circumstances which could subject it to a liability under section 160 of the Tax Act.
(xi)
EMV and each Subsidiary have complied in all material respects with the transfer pricing provisions of each applicable law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(xii)
Neither EMV nor any of its Subsidiaries has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act, and neither EMV nor any of its Subsidiaries has an obligation to file an information return pursuant to any of the sections specified above in the Tax Act, or any analogous provision in the Tax Law of any province.

(xiii)	Neither EMV nor any of its Subsidiaries has received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.
(xiv)
Neither EMV nor any of its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(xv)
Neither EMV nor any of its Subsidiaries is subject to any material Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the knowledge of EMV, otherwise.

(x)
Transactions with Affiliates. Other than those agreements listed in the EMV Disclosure Letter and other than employment agreements entered into in the Ordinary Course, no officer, director, employee or affiliate of EMV nor any immediate family member of any of the foregoing persons is a party to or beneficiary of any Contract or transaction with EMV or its Subsidiaries or has any interest in any property used or owned by EMV or its Subsidiaries.

(y)	Insurance.
(i)
EMV maintains on behalf of itself and its Subsidiaries fire (with extended risk and casualty coverage), general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets in the province of British Columbia and the state of Arizona and protecting the business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. The EMV Disclosure Letter sets forth and describes all insurance policies currently maintained by EMV and its Subsidiaries. Each such insurance policy is valid and subsisting and in good standing, all premiums due thereunder have been paid, no notice of cancellation, nonrenewal or termination has been received by EMV or any of its Subsidiaries with respect to any such policy, there is no existing default thereunder or event that, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy, and EMV or one of its Subsidiaries is entitled to all rights and benefits thereunder.

(ii)
There are no pending claims under any of such insurance policies and no recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. Neither EMV nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of EMV, there are no circumstances which might entitle EMV or its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(z)	Ordinary Course.
Since January 1, 2021 and except as disclosed in the EMV Public Record or the EMV Disclosure Letter:
(i)	other than the transactions contemplated in this Agreement, EMV and each of its Subsidiaries have conducted their respective business only in the Ordinary Course;
(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV;
(iii)	there has not been any material increase in the salary, bonus, or other remuneration payable to any employee or director of EMV or any of its Subsidiaries;
(iv)
there has not been any redemption, repurchase or other acquisition of EMV Shares by EMV, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the EMV Shares; and

(v)	there has not been any entering into or an amendment of any Material Contract of EMV, other than in the Ordinary Course.
(aa)	EMV Material Contracts.
(i)	The EMV Disclosure Letter contains material details of each Material Contract of EMV.
(ii)
Each Material Contract of EMV is legal, valid, binding and in full force and effect and is enforceable by EMV or a Subsidiary of EMV, as applicable, and, to the knowledge of EMV, each counterparty thereto, in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of EMV.
(iii)
EMV and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of EMV and neither EMV nor any of its Subsidiaries nor, to the knowledge of EMV, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does EMV have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iv)
None of EMV or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of EMV, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default of any Material Contract by any other party to a Material Contract of EMV.

(v)
Neither EMV nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of EMV intends to cancel, terminate or otherwise modify or not renew its relationship with EMV or any of its Subsidiaries, and, to the knowledge of EMV, no such action has been threatened.

(vi)
Provided EMV’s Key Consents are obtained, no party to a Material Contract of EMV, other than a Contract listed in the EMV Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement or the transactions contemplated by this Agreement.

(bb)	Environmental Matters.
(i)
EMV and its Subsidiaries are and, except for matters that have been fully resolved, have been, in compliance, in all material respects, with all laws orders, directives, determinations, requirements and decisions rendered by any Governmental Entity relating to the protection of the environment, investigation and remediation of soils, groundwater, sediment, water, or air, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport, handling, release, spill, emission or presence in the environment of any pollutant, contaminant, chemical, industrial, toxic or hazardous waste (“Hazardous Substances”), or any element, compound, material or substance in respect of which there are prescribed standards (the “Environmental Laws”), and neither EMV nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by EMV or its Subsidiaries at, in, on or under any EMV Real Property or in connection with EMV’s and its Subsidiaries’ operations off-site of the EMV Real Property.

(ii)
All permits required in connection with Environmental Laws in connection with the EMV Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iii)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the EMV Real Properties.
(iv)	Neither EMV nor its Subsidiaries has given any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.
(cc)	Money Laundering; Anti-Terrorism; Anti-Corruption.
(i)
None of EMV, its Subsidiaries nor, to the knowledge of EMV, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, or is in violation of any other similar law, or made any payment to any foreign, U.S. or Canadian governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(ii)
Each of EMV and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(iii)
Neither EMV nor any of its Subsidiaries nor, to the knowledge of EMV, any of its Representatives has received written notice of, or is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (cc)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of EMV, there are no circumstances likely to give rise to any such Proceeding.

(dd)	Intellectual Property.
(i)
The EMV Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered EMV Owned IP, including all registrations and all pending applications for all patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “EMV Registered Owned IP”); (B) material unregistered EMV Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property or Intellectual Property Rights of any person that are licensed for use by EMV or any Subsidiary of EMV in its business and operations, as presently conducted.

(ii)
The EMV Registered Owned IP are subsisting and unexpired, and have not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on EMV, EMV and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of EMV, all of the EMV Registered Owned IP are valid and, other than any EMV Registered Owned IP comprising applications, enforceable.
(iv)
To the knowledge of EMV, the conduct of the business of EMV, as currently carried on and proposed to be carried on, and the EMV Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither EMV nor any of its Subsidiaries has received written or oral notice asserting that EMV or any of its Subsidiaries has infringed, violated or misappropriated on any Intellectual Property or Intellectual Property Rights of any person. To the knowledge of EMV, no person is infringing, misappropriating, or otherwise violating the EMV Owned IP.

(v)
EMV has taken all commercially reasonable steps to protect the EMV Owned IP comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature. To the knowledge of EMV, none of the EMV Owned IP was developed using funding from, or the facilities or resources of, the government, universities, or other academic institutions.

(vi)
EMV is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the EMV Owned IP or (B) any of the Intellectual Property or Intellectual Property Rights licensed to or used by EMV, the loss of which would have a Material Adverse Change on EMV. Neither EMV nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the EMV Owned IP. Neither EMV nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(vii)
The transactions contemplated by this Agreement and the EMV Arrangement Resolution will not affect EMV’s or any of its Subsidiaries’ rights in any EMV Owned IP, trigger any additional obligations on EMV or any of its Subsidiaries, or otherwise adversely affect EMV’s or any of its Subsidiaries’ rights to commercialize the EMV Owned IP.

(viii)
To the knowledge of EMV, no material confidential information of EMV or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with EMV’s reasonable business practices.

(ix)
Each Trade Secret of EMV or its Subsidiaries is appropriately documented and the documentation in possession of EMV or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by EMV without reliance on the knowledge or memory of any individual. EMV has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of EMV or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of EMV, threatened in any way. No Trade Secrets of EMV or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of EMV, no confidential or proprietary information owned by any person (other than EMV, its directors, officers or employees) has been incorporated into any Trade Secret of EMV or its Subsidiaries. No Trade Secret of EMV or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than EMV under any conditions.

(x)
EMV has taken commercially reasonable measures to ensure that confidential information of EMV and its Subsidiaries and EMV Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of EMV, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or EMV Data has occurred within the past three years.

(xi)
All persons, including current and former founders, executives, employees and contractors of EMV, who contributed to any Intellectual Property or Intellectual Property Rights on behalf of EMV or any of its Subsidiaries, including any EMV Owned IP, during the course of their employment or engagement or other association with EMV or any of its Subsidiaries have executed enforceable assignment agreements that assign to EMV or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property and Intellectual Property Rights to the extent that such Intellectual Property and Intellectual Property Rights do not otherwise automatically vest initially in EMV or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the EMV Owned IP.

(ee)	Software.
(i)
The EMV Disclosure Letter sets forth a full, complete and true list of the material Software used in EMV’s or its Subsidiaries’ business, including and identifying all Software components owned by EMV or its Subsidiaries (“EMV Software”) and all Software licensed or made available, including as a service (e.g. software-as-a-service), from third parties, including without limitation identifying all material open source software (“EMV Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)
The Software used in EMV’s (and any of its Subsidiaries’) businesses is in good working order and condition, and in respect of such Software developed by EMV or its Subsidiaries, conform to the applicable specifications and documentation, and performs the functions and operations intended by EMV or the applicable third party.

(iii)	Except for the EMV Third Party Software listed in the EMV Disclosure Letter and other Software not material to EMV’s business:
(A)
EMV (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all EMV Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the EMV Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the EMV Third Party Software have been made available by EMV to Xos.
(v)	No person has been provided a copy of the EMV Software by EMV except pursuant to a license that is sufficiently protective of EMV’s rights to such EMV Software.
(vi)
Other than components made available to EMV under open source code licenses, all copies of the source code and related documentation for all EMV Software are securely located at EMV’s premises at the applicable address specified in the EMV Disclosure Letter. No source code or related documentation forming part of the EMV Software is subject to escrow.

(vii)
The source code or related documentation of any EMV Software has not been disclosed to any third party or publicly (other than open source software used by EMV in compliance with the applicable open source license). None of the EMV Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the EMV Software used in EMV’s business is subject to a ‘copyleft’ open source code license or to any license that as used by EMV or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any EMV Software used in EMV’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any EMV Software, and EMV and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business.

(viii)
Except as listed in the EMV Disclosure Letter, there are no material problems or material defects in the Software used in EMV’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in EMV’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in EMV’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)
The finished and commercially ready Software used in EMV’s (or any of its Subsidiaries) businesses and developed by EMV or any of its Subsidiaries does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(ff)
Information Technology Systems. The IT Systems of EMV and its Subsidiaries are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of EMV and its Subsidiaries. In the three years prior to the date of this Agreement, there has been no unauthorized access, use, intrusion, or failure, breakdown or continued substandard performance of any IT System that has caused (i) a material disruption or interruption in or to the operation of any business of EMV or any of its Subsidiaries or (ii) material loss, destruction, damage, or harm of or to EMV (or any of its Subsidiaries) or its operations, personnel, property, or other assets. EMV has taken steps consistent with applicable industry best practices, to protect the integrity and security of the IT Systems of EMV and the data and other information stored thereon. EMV has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in an attempt to avoid material disruption to, or material interruption in, the conduct of such business. EMV has taken appropriate measures in accordance with industry practices to ensure disaster recovery and business continuity plans in the event of disaster or emergency.

(gg)	Finance and Guarantees.
(i)
The EMV Disclosure Letter contains full particulars of all money borrowed by EMV and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to EMV or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)
To the knowledge of EMV, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to EMV or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of EMV or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.
(iv)	No Encumbrance, guarantee, indemnity or other similar security arrangement in an amount in excess of $150,000 has been entered into, given or agreed to be given by:
(A)	EMV, any of its Subsidiaries or any third party for any indebtedness or other obligations of EMV or any of its Subsidiaries; or
(B)	EMV or any of its Subsidiaries for any indebtedness or other obligations of any third party.
(hh)	Privacy Laws.
(i)
The EMV Disclosure Letter identifies each EMV Privacy Policy currently in effect. EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in compliance with each applicable EMV Privacy Policy.

(ii)
EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in compliance with all applicable Privacy Laws and Contracts regarding the collection, retention, use, processing, disclosure, transfer and protection of Personal Information.

(iii)
None of EMV nor any of its Subsidiaries has received any request, correspondence, notice or other communication pursuant to applicable privacy laws, or been subject to any enforcement action (including any fines or other sanctions) relating to a breach or alleged breach of their obligations under applicable Privacy Laws, and none of EMV or any of its Subsidiaries has received any claim, complaint, correspondence or other communication from an individual or any other person making a claim under applicable Privacy Laws or alleging any breach of any applicable Privacy Laws and there is no fact or circumstances that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

(iv)
EMV and each of its Subsidiaries has all necessary notices, consents and authorizations required by Privacy Laws or Contracts to Process any Personal Information in its possession or under its control to the extent required in connection with the operation of the business as conducted prior to closing.

(v)
EMV and each of its Subsidiaries has taken commercially reasonable measures, through appropriate technical, administrative, physical, operational and orgnaizational measures, to ensure that Personal Information Processed by EMV or its Subsidiaries is protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and in accordance with applicable Privacy Laws and Contracts. Such measures are appropriately designed to protect and maintain the confidential nature of any Personal Information Processed by EMV and each of its Subsidiaries against any Breach of Security Safeguards. EMV and each of its Subsidiaries has processes in place to ensure Personal Information is not retained for longer than necessary in compliance with Privacy Laws and Contracts.

(vi)
To the knowledge of EMV, in the three years prior to the date of this Agreement, EMV and each of its Subsidiaries has not (A) had any Breaches of Security Safeguards; (B) been required to notify any person or Governmental Entity of any Breach of Security Safeguards; or (C) been adversely affected by a denial of-service or other attack designed to interrupt operations or interrupt access to information technology systems, including ransomware attacks.

(vii)
EMV and each of its Subsidiaries have obtained written agreements from all subcontractors and third-party vendors with or to whom EMV and the Subsidiaries have transferred or disclosed Personal Information that (1) satisfy the requirements of Privacy Laws, and (2) bind the subcontractors and third-party vendors to substantially the same restrictions and conditions that apply to EMV and the Subsidiary with respect to the Processing of such Personal Information. EMV is not aware of any non-compliance with applicable Privacy Laws by third parties that Process Personal Information, install computer programs or alter transmission data on behalf of EMV or the Subsidiaries in connection with the business, nor is EMV aware of any non-compliance by such third parties with their contractual obligations to EMV or the Subsidiaries in connection with the business.

(viii)
The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any use, transfer or disclosure of Personal Information resulting from such transactions, will not violate any applicable Privacy Law or the EMV Privacy Policies.

(ii)	Canada’s Anti-Spam Legislation.
(i)
EMV is currently in compliance with and has always complied with all applicable CASL provisions since the effective date of such provisions. EMV has processes designed to ensure it obtains lawful authority for the sending of any commercial electronic messages, installing computer programs or altering transmission data in compliance with CASL, and EMV has retained accurate and complete information and records upon which to ground such lawful authority.

(ii)	EMV has implemented policies and procedures that comply with CASL, and EMV has operated in accordance with such policies and procedures at all relevant times where required by CASL.
(iii)
To the knowledge of EMV, no person (including any Governmental Entity) has commenced any complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action relating to EMV’s CASL compliance, or threatened any such complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action. EMV has not entered into any undertakings with any Governmental Entity pursuant to CASL.

(jj)	Permits and Authorizations.
(i)
EMV and each of its Subsidiaries holds all (i) Authorizations and (ii) licences, consents, permits and authorities, other than the Authorizations, necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement (the “EMV Permits”), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV.

(ii)
Each of the EMV Permits and Authorizations is valid and subsisting, and neither EMV nor any of its Subsidiaries is in breach of the terms or conditions of the EMV Permits and Authorizations (or any of them), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV.

(iii)	To the knowledge of EMV, there is no reason why any of the EMV Permits or Authorizations may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.
(kk)
Canadian Merger Control. EMV, together with its affiliates (as such term is defined under section 2 of the Competition Act and not as defined under this Agreement), neither has assets in Canada with an aggregate value in excess of C$200 million nor aggregate gross revenues from sales in, from or into Canada in excess of C$200 million, all as determined in accordance with and for the purposes of subsection 109(1) of the Competition Act.

(ll)
Insider Trading Arrangements. The EMV Disclosure Letter sets forth a list of any contract, instruction or plan established pursuant to Rule 10b5-1 under the U.S. Exchange Act relating to EMV securities held by EMV Locked-Up Parties in place as of the date hereof, including the numbers of EMV Shares subject thereto and the purchase prices specified thereunder.

SCHEDULE D–
REPRESENTATIONS AND WARRANTIES OF XOS
(a)
Organization and Qualification. Xos is a corporation duly incorporated and existing under the laws of the State of Delaware and is up-to-date in respect of all material corporate filings and is in good standing under the laws of the State of Delaware. Xos has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Xos is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of Xos.

(b)
Corporate Authority. Xos has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to approval of the Xos Stockholder Resolution in accordance with Xos’s Constating Documents and the applicable Nasdaq rules (the “Xos Requisite Vote”). The execution and delivery and performance by Xos of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of Xos and no other corporate proceedings on the part of Xos are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the Xos Board of the Joint Proxy Statement/Circular and (ii) approval by the Xos Stockholders of the Xos Stockholder Resolution in the manner required by Xos’s Constating Documents and applicable law.

(c)
Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by Xos, and, assuming the due authorization, execution and delivery by EMV, constitutes a legal, valid and binding agreement of Xos enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)
Government Authorization. The execution, delivery and performance by Xos of this Agreement and the consummation by Xos of the transactions contemplated hereby, including the Arrangement, do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order, (ii) the Final Order and (iii) such filings and approvals required by Securities Laws.

(e)
No Conflict. Subject to obtaining Xos’s Key Consents, the execution, delivery and performance by Xos of this Agreement and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of Xos’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to Xos; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Xos is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which Xos or any of its Subsidiaries is a party or by which Xos or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of Xos or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of Xos’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of Xos or its Subsidiaries.

(f)	Capitalization.
(i)
The authorized capital of Xos consists of (i) 1,000,000,000 Xos Shares each with a par value of $0.0001 and (ii) 10,000,000 shares of preferred stock each with a par value of $0.0001 (“Xos Preferred Shares”). As of the close of business on January 9, 2024, there were 5,941,233 issued and outstanding Xos Shares, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and no Xos Preferred Shares issued and outstanding. In addition, as of the close of business on January 9, 2024, there were (i) 22,512 Xos Options, 603,619 Xos RSUs and 18,833,298 Xos Warrants issued and outstanding, and

(ii) a principal amount of $20,000,000 under the Xos Convertible Note issued and outstanding (collectively, “Xos Convertible Securities”). All Xos Convertible Securities have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such Xos Convertible Securities, the Xos Shares underlying such Xos Convertible Securities will be validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the issued and outstanding Xos Shares, Xos Preferred Shares and Xos Convertible Securities have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.
(ii)
The Xos Disclosure Letter sets forth, in respect of each Xos Option outstanding as of the date of this Agreement: (A) the number of Xos Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; and (C) the extent to which such Xos Option is vested and exercisable.

(iii)
The Xos Disclosure Letter sets forth, in respect of the Xos RSUs outstanding as of the date of this Agreement: (A) the amount of Xos Shares or cash, as applicable, issuable upon vesting; and (B) the vesting schedule of Xos RSUs.

(iv)
The Xos Disclosure Letter sets forth, in respect of the Xos Warrants outstanding as of the date of this Agreement: (A) the number of Xos Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; and (C) the date of expiry.

(v)
Except for the Xos Shares, the Xos Preferred Shares and the Xos Convertible Securities disclosed herein and the Xos Disclosure Letter, there are no other issued, outstanding or authorized shares, options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Xos or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of Xos or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of Xos or any of its Subsidiaries, or the value of which is based on the value of the securities of Xos or any of its Subsidiaries.

(g)	Corporate Records.
(i)
The minute books of Xos have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the Xos Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of Xos and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of Xos are complete and accurate in all respects.

(ii)
Except as set out in the Xos Disclosure Letter, there are no shareholders agreements governing the affairs of Xos or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of Xos.

(h)
Subsidiaries. The Xos Disclosure Letter sets out all of the Subsidiaries of Xos. All securities of such Subsidiaries are held, directly or indirectly, by Xos and are held free and clear of all Encumbrances, except as disclosed in the Xos Disclosure Letter. All equity securities held by Xos, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from Xos of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of Xos or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of Xos (i) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (ii) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on Xos.
(i)	Securities Law Matters.
(i)
The Xos Shares are listed for trading on the Nasdaq under the symbol “XOS”. Xos is not in default of Securities Laws or the rules or regulations of the Nasdaq. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Xos is pending, in effect, has been threatened, or to the knowledge of Xos, is expected to be implemented or undertaken, and to the knowledge of Xos, Xos is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)
Since it has been required to do so in accordance with the U.S. Exchange Act, (A) Xos has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Xos’s financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (B) Xos has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) reasonably designed to ensure that all material information concerning Xos and its Subsidiaries and other material information required to be disclosed by Xos in the reports that it files or furnishes under the U.S. Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Xos’s SEC filings and other public disclosure documents.

(j)
Xos Public Record. Since January 1, 2023, Xos has timely filed or delivered all documents and instruments required to be filed or furnished by it under Securities Laws (the “Xos Public Record”). Each of the documents and instruments constituting the Xos Public Record were prepared in all material respects in accordance with the requirements of Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. Xos has not filed or furnished any confidential filings with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any document or instrument in the Xos Public Record.

(k)	Financial Statements.
(i)
Except as disclosed in the Xos Disclosure Letter, the Xos Financial Statements: (A) were prepared in accordance with U.S. GAAP consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Xos’s independent auditors, or (2) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of Xos and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of Xos and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Xos and its Subsidiaries on a consolidated basis.

(ii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Xos or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)
The financial books, records and accounts of Xos and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Xos and its Subsidiaries, and (D) accurately and fairly reflect the basis for the Xos Financial Statements.

(iv)
Except as disclosed in the Xos Disclosure Letter, since January 1, 2021, neither Xos nor any of its Subsidiaries nor, to the knowledge of any director, officer, employee, auditor, accountant or representative of Xos or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Xos or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Xos or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(l)
Undisclosed Liabilities. Neither Xos nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of Xos as of December 31, 2022 (the “Xos Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the Xos Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(m)	Bankruptcy, Insolvency and Reorganization.
(i)
Neither Xos nor any of its Subsidiaries is insolvent pursuant to its respective jurisdiction of formation or has made an assignment in favour of its creditors, made a proposal in bankruptcy to its creditors or any class thereof or had any petition for a receiving order presented in respect of them.

(ii)
Neither Xos nor its Subsidiaries have initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of Xos or its Subsidiaries, or any of their respective property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against Xos or any of its Subsidiaries with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Xos nor, to the knowledge of Xos, have any such proceedings been authorized by any other person.

(n)	Compliance with Laws.
(i)
Except as disclosed in the Xos Disclosure Letter, Xos and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of Xos.

(ii)
Except as disclosed in the Xos Disclosure Letter, neither Xos nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of Xos and its Subsidiaries, taken as a whole.

(iii)
Xos and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of Xos’s or its Subsidiaries’ Representatives, or other persons acting on behalf of Xos or any of its Subsidiaries, will be prevented, detected and deterred.

(o)
Complete and Accurate Responses. All information provided to EMV (or its agents or advisors) by Xos (or its agents or advisors) in connection with EMV’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(p)
Finder’s Fees; Commission. Except as disclosed in the Xos Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Xos or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from Xos or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(q)
Xos Board. The Xos Board, after consultation with its financial and legal advisors, has: (i) determined that the Arrangement is in the best interests of Xos; (ii) resolved to unanimously recommend that the Xos Stockholders vote in favour of the Xos Stockholder Resolution; and (iii) authorized the entering into of this Agreement and the performance by Xos of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations. Each of the Xos Locked-Up Parties has advised Xos that they will vote or cause to be voted all Xos Shares beneficially held by them in favour of the Xos Stockholder Resolution and each has entered into a Xos Voting Support Agreement with EMV.

(r)
Litigation. Except as disclosed in the Xos Disclosure Letter, there is no Proceeding against or involving Xos or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts Xos or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of Xos, threatened and, to the knowledge of Xos, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of Xos.

(s)	Taxes.
(i)
Xos and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the Xos Financial Statements; and (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV or Xos.

(ii)
All Taxes due and owing by Xos and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where Xos or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by Xos or any of its Subsidiaries that are not yet due have been adequately reserved for in the Xos Financial Statements.
(iv)	There are no Encumbrances for Taxes upon (A) any assets of Xos or any of its Subsidiaries or (B) any equity securities of Xos or its Subsidiaries.
(v)
There are no outstanding elections, agreements, arrangements or waivers in respect of which Xos or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, Xos or any of its Subsidiaries.

(vi)
Each of Xos and its Subsidiaries is in material compliance with all Tax Laws applicable to such person. Neither Xos nor its Subsidiaries has received written notice of any Tax-related Proceeding which has not been fully resolved.

(vii)
Neither Xos nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by Xos or its Subsidiaries or accounting methods employed by Xos or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by Xos or any of its Subsidiaries, (C) intercompany transaction involving Xos or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by Xos or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by Xos or its Subsidiaries on or prior to the Effective Date, or (F) election made by Xos or its Subsidiaries pursuant to any Tax Law.

(t)	Ordinary Course.
Since January 1, 2021 and except as disclosed in the Xos Public Record or the Xos Disclosure Letter:
(i)	other than the transactions contemplated in this Agreement, Xos and each of its Subsidiaries have conducted their respective business only in the Ordinary Course; and
(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.
(u)	Xos Material Contracts.
(i)
Each Material Contract of Xos is legal, valid, binding and in full force and effect and is enforceable by Xos or a Subsidiary of Xos, as applicable, and, to the knowledge of Xos, each counterparty thereto, in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of Xos.

(ii)
Xos and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of Xos and neither Xos nor any of its Subsidiaries nor, to the knowledge of Xos, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does Xos have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iii)
Neither Xos nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of Xos intends to cancel, terminate or otherwise modify or not renew its relationship with Xos or any of its Subsidiaries, and, to the knowledge of Xos, no such action has been threatened.

(iv)
Provided Xos’s Key Consents are obtained, no party to a Material Contract of Xos, other than a Contract listed in the Xos Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement or the transactions contemplated by this Agreement.

(v)	Environmental Matters.
(i)
Xos and its Subsidiaries are and, except for matters that have been fully resolved, have been, in compliance, in all material respects, with all Environmental Laws, and neither Xos nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by Xos or its Subsidiaries at, in, on or under any real property owned, used, occupied or leased by Xos (“Xos Real Property”) or in connection with Xos’s and its Subsidiaries’ operations off-site of the Xos Real Property.

(ii)
All permits required in connection with Environmental Laws in connection with the Xos Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iii)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Xos Real Properties.
(w)	Money Laundering; Anti-Terrorism; Anti-Corruption.
(i)
None of Xos, its Subsidiaries nor, to the knowledge of Xos, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or is in violation of any other similar law, or made any payment to any foreign or U.S. governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(ii)
Each of Xos and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(iii)
Neither Xos nor any of its Subsidiaries nor, to the knowledge of Xos, any of its Representatives has received written notice of, or is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (w)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of Xos, there are no circumstances likely to give rise to any such Proceeding.

(x)	Intellectual Property.
(i)
The Xos Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered Xos Owned IP, including all registrations and all pending applications for all patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “Xos Registered Owned IP”); (B) material unregistered Xos Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property or Intellectual Property Rights of any person that are licensed for use by Xos or any Subsidiary of Xos in its business and operations, as presently conducted.

(ii)
The Xos Registered Owned IP are subsisting and unexpired, and have not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on Xos, Xos and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of Xos, all of the Xos Registered Owned IP are valid and, other than any Xos Registered Owned IP comprising applications, enforceable.
(iv)
To the knowledge of Xos, the conduct of the business of Xos, as currently carried on and proposed to be carried on, and the Xos Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither Xos nor any of its Subsidiaries has received written or oral notice asserting that Xos or any of its Subsidiaries has infringed, violated or misappropriated any Intellectual Property or Intellectual Property Rights of any person. To the knowledge of Xos, no person is infringing, misappropriating, or otherwise violating the Xos Owned IP.

(v)
Xos has taken all commercially reasonable steps to protect the Xos Owned IP comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature. To the knowledge of Xos, none of the Xos Owned IP was developed using funding from, or the facilities or resources of, the government, universities, or other academic institutions.

(vi)
Xos is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the Xos Owned IP or (B) any of the Intellectual Property or Intellectual Property Rights licensed to or used by Xos, the loss of which would have a Material Adverse Change on Xos. Neither Xos nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Xos Owned IP. Neither Xos nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(vii)
The transactions contemplated by this Agreement and the Xos Stockholder Resolution will not affect Xos’s or any of its Subsidiaries’ rights in any Xos Owned IP, trigger any additional obligations on Xos or any of its Subsidiaries, or otherwise adversely affect Xos’s or any of its Subsidiaries’ rights to commercialize the Xos Owned IP.

(viii)
 To the knowledge of Xos, no material confidential information of Xos or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with Xos’s reasonable business practices.

(ix)
Each Trade Secret of Xos or its Subsidiaries is appropriately documented and the documentation in possession of Xos or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by Xos without reliance on the knowledge or memory of any individual. Xos has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of Xos or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of Xos, threatened in any way. No Trade Secrets of Xos or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of Xos, no confidential or proprietary information owned by any person (other than Xos, its directors, officers or employees) has been incorporated into any Trade Secret of Xos or its Subsidiaries. No Trade Secret of Xos or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than Xos under any conditions.

(x)
Xos has taken commercially reasonable measures to ensure that confidential information of Xos and its Subsidiaries and Xos Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of Xos, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or Xos Data has occurred within the past three years.

(xi)
All persons, including current and former founders, executives, employees and contractors of Xos, who contributed to any Intellectual Property or Intellectual Property Rights on behalf of Xos or any of its Subsidiaries, including any Xos Owned IP, during the course of their employment or engagement or other association with Xos or any of its Subsidiaries have executed enforceable assignment agreements that assign to Xos or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property and Intellectual Property Rights to the extent that such Intellectual Property and Intellectual Property Rights do not otherwise automatically vest initially in Xos or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the Xos Owned IP.

(y)	Software.
(i)
The Xos Disclosure Letter sets forth a full, complete and true list of the material Software used in Xos’s or its Subsidiaries’ business, including and identifying all Software components owned by Xos or its Subsidiaries (“Xos Software”) and all Software licensed or made available, including as a service (e.g., software-as-a-service), from third parties, including without limitation identifying all material open source software (“Xos Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)
The Software used in Xos’s (and any of its Subsidiaries’) businesses is in good working order and condition, and in respect of such Software developed by Xos or any of its Subsidiaries, conform to the applicable specifications and documentation, and performs the functions and operations intended by Xos or the applicable third party.

(iii)	Except for the Xos Third Party Software listed in the Xos Disclosure Letter and other Software not material to Xos’s business:
(A)
Xos (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all Xos Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the Xos Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the Xos Third Party Software have been made available by Xos to Xos.
(v)	No person has been provided a copy of the Xos Software by Xos except pursuant to a license that is sufficiently protective of Xos’s rights to such Xos Software.
(vi)
Other than components made available to Xos under open source code licenses, all copies of the source code and related documentation for all Xos Software are securely located at Xos’s premises at the applicable address specified in the Xos Disclosure Letter. No source code or related documentation forming part of the Xos Software is subject to escrow.

(vii)
The source code or related documentation of any Xos Software has not been disclosed to any third party or publicly (other than open source software used by Xos in compliance with the applicable open source license). None of the Xos Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the Xos Software used in Xos’s business is subject to a ‘copyleft’ open source code license or to any license that as used by Xos or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any Xos Software used in Xos’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any Xos Software, and Xos and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Xos’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Xos’s (and any of its Subsidiaries’) business.

(viii)
 Except as listed in the Xos Disclosure Letter, there are no material problems or material defects in the Software used in Xos’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in Xos’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in Xos’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)
The finished and commercially ready Software used in Xos’s (or any of its Subsidiaries) businesses and developed by Xos or any of its Subsidiaries does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(z)	Finance and Guarantees.
(i)
The Xos Disclosure Letter contains full particulars of all money borrowed by Xos and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to Xos or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)
To the knowledge of Xos, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to Xos or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of Xos or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.
(iv)	No Encumbrance, guarantee or other similar security arrangement in an amount in excess of $150,000 has been entered into, given or agreed to be given by:
(A)	Xos, any of its Subsidiaries or any third party for any indebtedness or other obligations of Xos or any of its Subsidiaries; or

(B)	Xos or any of its Subsidiaries for any indebtedness or other obligations of any third party.
(aa)	Permits and Authorizations.
(i)
Xos and each of its Subsidiaries holds all (i) Authorizations and (ii) licences, consents, permits and authorities, other than the Authorizations, necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement (the “Xos Permits”), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(ii)
Each of the Xos Permits and Authorizations is valid and subsisting, and neither Xos nor any of its Subsidiaries is in breach of the terms or conditions of the Xos Permits and Authorizations (or any of them), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(iii)	To the knowledge of Xos, there is no reason why any of the Xos Permits or Authorizations may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.
(bb)	Products and Services.
(i)
Neither Xos nor any of its Subsidiaries has manufactured or sold any products or supplied any services that were at the time they were manufactured, sold or supplied or are, or to the knowledge of Xos will become, faulty or defective, or that did not or do not comply with any:

(A)	warranties or representations expressly or impliedly made by or on behalf of Xos or any of its Subsidiaries in connection with such products or services; or
(B)	laws, regulations, standards and requirements applicable to such products or services, that is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.
(ii)	No Proceedings have been started, are pending or, to the knowledge of Xos, have been threatened against Xos or any of its Subsidiaries:
(A)
in which it is claimed that any product manufactured or sold by Xos or any of its Subsidiaries is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

(B)	in respect of any services supplied by Xos or any of its Subsidiaries, that is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.
(iii)
There are no material disputes between Xos or any of its Subsidiaries and any of their respective customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by Xos or any of its Subsidiaries.

(cc)
Canadian Merger Control. Xos, together with its affiliates (as such term is defined under section 2 of the Competition Act and not as defined under this Agreement), neither has assets in Canada with an aggregate value in excess of C$200 million nor aggregate gross revenues from sales in, from or into Canada in excess of C$200 million, all as determined in accordance with and for the purposes of subsection 109(1) of the Competition Act.

(dd)
Insider Trading Arrangements. The Xos Disclosure Letter sets forth a list of any contract, instruction or plan established pursuant to Rule 10b5-1 under the U.S. Exchange Act relating to Xos securities held by Xos Locked-Up Parties in place as of the date hereof, including the numbers of Xos Shares subject thereto and the purchase prices specified thereunder.

APPENDIX “B”
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION
1.01	Definitions.
In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
(a)	“Anticipated Effective Date” means the date, as agreed by Xos and EMV in writing at least 15 calendar days prior to the EMV Meeting, anticipated to be the Effective Date;
(b)	“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date;
(c)
“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of EMV and Xos, each acting reasonably;

(d)
“Arrangement Agreement” means the arrangement agreement dated January 11, 2024 to which this Plan of Arrangement is attached as Schedule B, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof;

(e)	“BCBCA” means the Business Corporations Act (British Columbia);
(f)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Los Angeles, California or Vancouver, British Columbia;
(g)	“Code” means the United States Internal Revenue Code of 1986, as amended;
(h)
“Consideration” means the number of Xos Shares to be issued to each EMV Shareholder pursuant to this Plan of Arrangement in exchange for the transfer to Xos of one EMV Share, such number being equal to the product obtained by multiplying:

(i)	the quotient obtained by dividing (A) one by (B) the number of EMV Outstanding Shares; by
(ii)	the product obtained by multiplying (A) the Net Cash Percentage by (B) 0.21; by
(iii)	the quotient obtained by dividing (A) the number of Xos Outstanding Shares by (B) the difference between (1) one and (2) the product obtained by multiplying the Net Cash Percentage by 0.21, such number being subject to adjustment in the manner and in the circumstances contemplated in Section 2.16 of the Arrangement Agreement;
(i)	“Consideration Shares” means the Xos Shares to be issued as the Consideration pursuant to this Plan of Arrangement;
(j)	“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;
(k)
“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Xos and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration Shares in connection with the Arrangement;

(l)	“Dissent Procedures” has the meaning set out in Section 4.01;

(m)	“Dissent Rights” has the meaning set out in Section 4.01;
(n)	“Dissenting Shareholder” means a holder of EMV Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;
(o)	“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.08 of the Arrangement Agreement;
(p)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as EMV and Xos agree in writing before the Effective Date;
(q)	“EMV” means ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia;
(r)
“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated by the Arrangement Agreement to be considered at the EMV Meeting, substantially in the form of Schedule A to the Arrangement Agreement;

(s)	“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;
(t)	“EMV In-the-Money Amount” means the numerical value that is equal to (i) the EMV Share Closing VWAP, minus (ii) the exercise price for an EMV In-the-Money Option;
(u)	“EMV In-the-Money Option” means an EMV Option in respect of which the EMV In-the-Money Amount is a positive amount;
(v)	“EMV Incentive Plan” means the 2020 Stock Incentive Plan of EMV effective May 29, 2020, as amended;
(w)
“EMV Meeting” means the special meeting of EMV Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

(x)	“EMV Option Plan” means the 2015 Stock Option Plan of EMV dated June 11, 2015, as amended;
(y)	“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan and the EMV Option Plan;
(z)	“EMV Out-of-the-Money Option” means each EMV Option other than an EMV In-the-Money Option;
(aa)
“EMV Outstanding Shares” means the total number of common shares in the capital of EMV outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis assuming the conversion or exercise of all EMV In-the-Money Options, EMV RSUs, EMV PSUs and EMV DSUs, all as contemplated in this Plan of Arrangement;

(bb)	“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;
(cc)	“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;
(dd)	“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holders of EMV PSUs and the holders of EMV DSUs;
(ee)
“EMV Share Closing VWAP” means the volume weighted average price of an EMV Share on Nasdaq, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

(ff)	“EMV Shareholders” means the holders of the EMV Shares;
(gg)	“EMV Shares” means the common shares in the capital of EMV;

(hh)
“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Xos, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Xos, each acting reasonably) on appeal;

(ii)
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(jj)
“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Xos, each acting reasonably;

(kk)	“Letter of Transmittal” means the letter of transmittal delivered by EMV to the EMV Shareholders for use in connection with the Arrangement;
(ll)	“Nasdaq” means The Nasdaq Stock Market LLC;
(mm)
“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of EMV and its Subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including:

(i)
benefits, retention or other bonuses or payments to EMV officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing;

(ii)	costs for procuring “tail” policies of directors’ and officers’ liability insurance; and
(iii)	financial, legal, accounting and other advisory service costs of EMV, but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities;
(nn)	“Net Cash Percentage” means:
(i)	in the event that Net Cash is equal to or greater than US$46,500,000 and equal to or less than US$50,500,000, 100%;
(ii)	in the event that Net Cash is greater than US$50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$50,500,000; and
(iii)	in the event that Net Cash is less than US$46,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$46,500,000;
(oo)
“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(pp)
“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Article 6 hereto or the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of EMV and Xos, each acting reasonably;

(qq)
“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq;

(rr)	“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Plan of Arrangement;
(ss)	“Tax Act” means the Income Tax Act (Canada);
(tt)
“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (i) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

(uu)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;
(vv)	“U.S. Securities Act” means the United States Securities Act of 1933;
(ww)	“Xos” means Xos Inc. or its permitted assignee(s) under the Arrangement Agreement and their respective successors;
(xx)	“Xos Excess Shares” has the meaning set out in Section 3.02;
(yy)	“Xos Inc” means Xos, Inc., a company organized under the laws of the State of Delaware, whose registered office is at 3550 Tyburn St., Los Angeles, CA 90065;
(zz)	“Xos Options” means the outstanding stock options to purchase Xos Shares;
(aaa)
“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos Inc outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos Options and Xos RSUs outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos Inc pursuant to any financing contemplated by Section 4.02(1)(f)(iv)(C) of the Arrangement

Agreement and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos Inc issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the Xos Permitted Financings;
(bbb)	“Xos Permitted Financings” has the meaning specified in Section 4.02(1)(f)(iv) of the Arrangement Agreement;
(ccc)	“Xos Public Record” means, since January 1, 2023, all documents and instruments filed or furnished by Xos Inc pursuant to Securities Laws;
(ddd)	“Xos RSUs” means the outstanding restricted stock units of Xos Inc, other than the restricted stock units described as “Earn-out RSUs” in the Xos Public Record;
(eee)	“Xos Share Trust” has the meaning set out in Section 3.02; and
(fff)	“Xos Shares” means the shares of common stock in the capital of Xos Inc.
1.02	Interpretation
The following rules of interpretation shall apply in this Plan of Arrangement unless something in the subject matter or context is inconsistent therewith:
(a)	the singular includes the plural and vice versa;
(b)	the word “or” shall not be exclusive unless the context requires;
(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(d)
the headings in this Plan of Arrangement form no part of this Plan of Arrangement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(e)	all references in this Plan of Arrangement shall be read with such changes in number and gender that the context may require;
(f)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Plan of Arrangement;
(g)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;
(h)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of this Plan of Arrangement, shall not apply;
(i)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Section or other subdivision;
(j)
any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(k)
unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, contract or document in this Plan of Arrangement is to that agreement, contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(l)
in this Plan of Arrangement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(m)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.03	Computation of Time
In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.
ARTICLE 2
ARRANGEMENT AGREEMENT AND BINDING EFFECT
2.01	Arrangement Agreement.
This Plan of Arrangement is made pursuant to the Arrangement Agreement.
2.02	Binding Effect.
This Plan of Arrangement will become effective and be binding at and after the Effective Time on EMV, EMV Securityholders (including Dissenting Shareholders), Xos Inc and its permitted assignee(s) under the Arrangement Agreement and their respective successors, the registrar and transfer agent of EMV and the Depositary, without any further act or formality required on the part of any person except as expressly provided herein.
ARTICLE 3
ARRANGEMENT
3.01	Arrangement.
The following transactions shall occur and shall be deemed to occur and be completed in the following order on the Effective Date without any further act or formality, in each case effective as at five minute intervals starting at the Effective Time (unless stated otherwise):
(a)	notwithstanding the terms of the EMV Incentive Plan, at the Effective Time:
(i)
(A) each EMV DSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV DSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV DSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV DSU shall be immediately cancelled and the holder of such EMV DSU shall cease to be the holder thereof and to have any right as a holder of an EMV DSU; and (D) the name of each holder of each EMV DSU shall be removed from the register of EMV DSUs maintained by or on behalf of EMV and all agreements relating to EMV DSUs shall be terminated and shall be of no further force and effect;

(ii)
(A) each EMV PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV PSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV PSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV PSU shall be immediately cancelled and the holder of such EMV PSU shall cease to be the holder thereof and to have any right as a holder of an EMV PSU; and (D) the name of each holder of each EMV PSU shall be removed from the register of EMV PSUs maintained by or on behalf of EMV and all agreements relating to EMV PSUs shall be terminated and shall be of no further force and effect;

(iii)
(A) each EMV RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV RSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV RSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV RSU shall be immediately cancelled and the holder of such EMV RSU shall cease to be the holder thereof and to have any right as a holder of an EMV RSU; and (D) the name of each holder of each EMV RSU shall be removed from the register of EMV RSUs maintained by or on behalf of EMV and all agreements relating to EMV RSUs shall be terminated and shall be of no further force and effect;
(iv)
(A) each EMV In-the-Money Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and become exercisable, and each holder of an EMV In-the-Money Option shall be deemed to have elected to assign and transfer each such EMV In-the-Money Option, without any further action by or on behalf of the holder of such EMV Option, to EMV for cancellation in exchange for such number of EMV Shares as is equal to the quotient obtained by dividing (1) the aggregate of the EMV In-the-Money Amount for all EMV In-the-Money Options held by such holder by (2) the EMV Share Closing VWAP, which quotient shall be rounded down to the nearest whole number, subject to applicable withholdings; (B) each holder of an EMV In-the-Money Option that receives one or more EMV Shares pursuant to this Section 3.01(a)(iv) shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV In-the-Money Options as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV In-the-Money Option shall be immediately cancelled and the holder of such EMV In-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV In-the-Money Option; and (D) the name of each holder of each EMV In-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV In-the-Money Options shall be terminated and shall be of no further force and effect; and

(v)
(A) each EMV Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time whether vested or unvested shall, without any further action by or on behalf of any holder of such EMV Out-of-the-Money Option, immediately be cancelled without any payment therefor; (B) any holder of such EMV Out-of-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV Out-of-the-Money Option; and (C) the name of each holder of each EMV Out-of-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV Out-of-the-Money Options shall be terminated and shall be of no further force and effect;

(b)
each EMV Share held by a Dissenting Shareholder in respect of which the EMV Shareholder has validly exercised his, her or its Dissent Rights shall be deemed to be transferred and assigned by such Dissenting Shareholder to Xos (free and clear of all liens, charges and encumbrances of any nature whatsoever) in accordance with Section 4.01 and in consideration for a debt claim against Xos for the amount determined under Article 4 and (i) the holder thereof shall cease to be the holder of such EMV Share and to have any rights as a holder of EMV Shares other than the right to be paid fair value as set out in Article 4 and the name of such registered holder shall be removed from the register of EMV Shareholders as of the Effective Time; (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such EMV Share; (iii) Xos shall be deemed to be the transferee of such EMV Shares (free and clear of all liens, charges and encumbrances of any nature whatsoever); and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holders of any such EMV Shares; and

(c)
each EMV Share (including EMV Shares issued pursuant to Sections 3.01(a)(i), 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv), but excluding any EMV Share transferred from a Dissenting Shareholder pursuant to Section 3.01(b)) shall be transferred by the EMV Shareholder, free and clear of all liens, charges and encumbrances of any nature whatsoever, to Xos and in consideration for such transfer, such EMV Shareholder shall be issued the Consideration and: (i) such EMV Shareholder shall cease to be the holder of the transferred EMV Share and to have any right as a holder thereof, other than the right to be issued the Consideration by Xos in accordance with this Plan of Arrangement; (ii) such EMV Shareholder’s name shall be removed from the register of EMV Shareholders maintained by or on behalf of EMV; (iii) Xos shall be the transferee of such EMV Share, free and clear of all liens, charges and encumbrances of any nature whatsoever; and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of the EMV as the holder of such EMV Share.
3.02	No Fractional Shares.
(a)
In no event shall any EMV Shareholder be entitled to a fractional Xos Share. Where the aggregate number of Xos Shares to be issued to an EMV Shareholder as consideration under the Arrangement would result in a fraction of a Xos Share being issuable, the number of Xos Shares to be received by such EMV Shareholder shall be rounded down to the nearest whole Xos Share. In lieu of any such fractional Xos Share, each EMV Shareholder otherwise entitled to a fractional interest in a Xos Share will be entitled to receive a cash payment equal to an amount representing such EMV Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such EMV Shareholders of the Xos Excess Shares.

(b)
As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Xos Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to EMV Shareholders pursuant to Section 3.01(c) (such excess the “Xos Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former EMV Shareholders, sell the Xos Excess Shares at the then prevailing prices on the Nasdaq. The sale of the Xos Excess Shares by the Depositary shall be executed on the Nasdaq through one or more member firms of the Nasdaq and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Xos Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former EMV Shareholders, the Depositary shall hold such proceeds in trust for such former EMV Shareholders (the “Xos Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Xos Excess Shares shall be paid by Xos. The Depositary shall determine the portion of the Xos Share Trust to which each former EMV Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Xos Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former EMV Shareholder is entitled (after taking into account all EMV Shares held as of immediately prior to the transfer in Section 3.01(c) by such former EMV Shareholder) and the denominator of which is the aggregate amount of fractional Xos Shares to which all former EMV Shareholders are entitled.

(c)
As soon as practicable after the determination of the amount of cash, if any, to be paid to former EMV Shareholders with respect to any fractional Xos Shares, the Depositary shall make available such amounts to such former EMV Shareholders.

3.03	U.S. Tax Matters
For United States federal income tax purposes, the provisions of Section 3.01(c) are intended to constitute a taxable transaction under Section 1001 of the Code, and each EMV Shareholder shall report the transactions consistently with such intention.
3.04	U.S. Securities Laws.
Notwithstanding any provision herein to the contrary, EMV and Xos agree that this Plan of Arrangement will be carried out with the intention, and they will use their commercially reasonable efforts to ensure, that all Xos Shares to be issued in connection with the Arrangement shall be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

ARTICLE 4
RIGHTS OF DISSENT
4.01	Rights of Dissent.
(a)
In connection with the Arrangement, registered holders of EMV Shares may exercise rights of dissent (“Dissent Rights”) with respect to such shares pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.01 (the “Dissent Procedures”); provided that, notwithstanding paragraph 242(1)(a) of the BCBCA, the written objection to the EMV Arrangement Resolution referred to in paragraph 242(1)(a) of the BCBCA must be received by EMV not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days before the date of the EMV Meeting or any date to which the EMV Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(i)
are ultimately entitled to be paid fair value for their EMV Shares (A) shall be deemed to have transferred such EMV Shares to Xos as provided for in Section 3.01(b) without any further act or formality and free and clear of all liens, claims and encumbrances; (B) will be entitled to be paid the fair value of such EMV Shares by Xos, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the EMV Arrangement Resolution was adopted at the EMV Meeting; (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such EMV Shares; and (D) 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the EMV Arrangement Resolution is passed; or

(ii)
are ultimately not entitled, for any reason, to be paid fair value for their EMV Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of EMV Shares and shall receive consideration for their EMV Shares as provided for in Section 3.01(c), but in no case shall EMV, Xos or any other person be required to recognize such persons as holders of EMV Shares after the Effective Time, and the names of such persons shall be removed from the registers of holders of EMV Shares at the Effective Time as provided for in Section 3.01.
(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, none of the following shall be entitled to Dissent Rights:
(i)	EMV Shareholders who vote in favour of the EMV Arrangement Resolution; and
(ii)	any holder of any EMV DSUs, EMV PSUs, EMV RSUs and EMV Options.
ARTICLE 5
DELIVERY OF XOS SHARES
5.01	Delivery of Xos Shares.
(a)
Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EMV Shareholder together with any certificate, that immediately before the Effective Time represented one or more outstanding EMV Shares that were exchanged for Xos Shares in accordance with Section 3.01(c) hereof and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, (i) certificates or book-entry statements representing Xos Shares that such holder is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 3.01(c) hereof, each certificate, if any, that immediately prior to the Effective Time represented one or more EMV Shares shall be deemed at all times to represent only the right to receive in exchange therefor (i) Xos Shares that the holder of such certificate is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

5.02	Distributions with Respect to Unsurrendered Certificates.
No dividends or other distributions declared or made after the Effective Time with respect to Xos Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01 unless and until the holder of record of such certificate has surrendered such certificate in accordance with Section 5.01. Subject to applicable law, at the time of surrender of any such certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EMV Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Xos Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Xos Share.
5.03	Lost Certificates.
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Xos Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates or book-entry statements representing Xos Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Xos and its transfer agent and the Depositary in such sum as Xos may direct or otherwise indemnify Xos, its transfer agent and the Depositary in a manner satisfactory to Xos, its transfer agent and the Depositary against any claim that may be made against Xos, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.
5.04	Extinction of Rights.
Any certificate or book-entry statement that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) and not deposited with all other instruments required by Section 5.01 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Xos Inc or as a former shareholder of EMV. On such date, Xos Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Xos together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Xos, EMV or the Depositary shall be liable to any person in respect of any Xos Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
5.05	Withholding Rights.
Each of Xos, EMV and the Depositary, as applicable, shall be entitled to deduct, withhold and remit or pay from (A) any Xos Shares or other consideration otherwise issuable or payable pursuant to this Plan of Arrangement to any holder of EMV Shares and any other person under this Plan of Arrangement, or (B) any dividend or consideration otherwise payable to any holder or recipient of EMV Shares or Xos Shares, such amounts as Xos, EMV or the Depositary, respectively, may be required by law to deduct, withhold and remit or pay with respect to such issuance or payment, as the case may be, under the Tax Act, the Code (and the Treasury Regulations promulgated thereunder), or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld and remitted or paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the payee or recipient in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings shall be effected by selling any Xos Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under this Plan of Arrangement, and Xos, EMV, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable hereunder to such person as is necessary to provide sufficient funds to Xos, EMV, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, EMV, any of their affiliates or the Depositary shall be liable to any person for any deficiency in respect of any proceeds received, and Xos, EMV, any of their affiliates and the Depositary, as applicable, shall notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.
ARTICLE 6
AMENDMENTS
6.01	Amendments
(a)
EMV and Xos shall be entitled to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement is (i) agreed to in writing by EMV and Xos, (ii) filed with the Court and, if made following the EMV Meeting, approved by the Court (to the extent required by the Court) and (iii) communicated to EMV Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by EMV or Xos at any time prior to the EMV Meeting (provided that EMV or Xos, as applicable, shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the EMV Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the EMV Meeting shall be effective only if (i) it is consented to in writing by each of EMV and Xos, and (ii) if required by the Court, it is consented to by EMV Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by EMV and Xos without approval of or communication to the Court or EMV Shareholders, provided that it concerns a matter which, in the reasonable opinions of EMV and Xos, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EMV Securityholders.

ARTICLE 7
FURTHER ASSURANCES
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX “C”
EMV ARRANGEMENT RESOLUTION
BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:
1.
The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving ElectraMeccanica Vehicles Corp. (“EMV”), pursuant to the arrangement agreement between EMV and Xos, Inc. (“Xos”) dated January 11, 2024, as amended or supplemented from time to time (the “Arrangement Agreement”), as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of EMV dated February 13, 2024, and all other transactions contemplated by the Arrangement Agreement, is hereby authorized, approved and adopted.

2.
The plan of arrangement involving EMV, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Xos, the full text of which is set out in Appendix B to the Proxy Statement (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.
The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of EMV in approving the Arrangement and any amendments thereto and the actions of the officers of EMV in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of EMV are hereby authorized and empowered, without further notice to, or approval of, any securityholders of EMV:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.
5.
Any one or more directors or officers of EMV is hereby authorized, for and on behalf and in the name of EMV, to execute and deliver, whether under corporate seal of EMV or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of EMV, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)
the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EMV, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

C-1

APPENDIX “D”
INTERIM ORDER

SUPREME COURT MTDOCS 50033008 OF BRITISlml COU)MBIA VANC::OUVE;R REGISTRY Z 2024 ENTERED NO. S-240939 VANCOUVER REGISTRY “'----IN ---T ' E SUPREME COURT OF BRITISH COLUMBIA IN THE MATTER OF SECTION 288 OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, C. 57, AS AMENDED AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF ELECTRAMECCANICA VEHICLES CORP. PETITIONER ORDER MADE AFTER APPLICATION BEFORE AocfaJ-e_ Judt3 e Siåwrcln MONDAY, THE 12TH DAY OF FEBRUARY, 2024 ON THE APPLICATION of the Petitioner, ElectraMeccanica Vehicles Corp (“ElectraMeccanica”) for an Interim Order under section 291 of the Business Corporations Act, S.B.C. 2002, c. 57, as amended (the “BCBCA”) in connection with the arrangement involving ElectraMeccanica, the ElectraMeccanica Shareholders (as defined below), the holders of options to purchase ElectraMeccanica Shares (“ElectraMeccanica Options”), the holders of ElectraMeccanica restricted share units (“ElectraMeccanica RSUs”), the holders of ElectraMeccanica performance share units (“ElectraMeccanica PSUs”), the holders of ElectraMeccanica deferred share units (“ElectraMeccanica DSUs”) and Xos, Inc. (“Xos” or the “Purchaser”) under section 288 of the BCBCA, without notice, coming on for hearing at 800 Smithe Street, Vancouver, British Columbia, at 9:45 a.m. on the 12th day of February, 2024 and on hearing H. Lance Williams, from counsel for ElectraMeccanica and upon reading the Affidavit #1 of Stephen Johnston sworn February 8, 2024 (the “Johnston Affidavit”); AND ON BEING ADVISED that it is the intention of Xos to rely upon Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), in connection with the offer and sale of Xos Shares (as defined in the Joint Proxy Statement/Circular (defined below)) in accordance with the Arrangement (as defined below), based on the Court's approval of the

MTDOCS 50033008 - 2 - Arrangement, which approval through the issuance of the Final Order (as defined below) will constitute its determination of the procedural and substantive fairness of the Arrangement, and that the Court's approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Xos Shares pursuant to the Arrangement; THIS COURT ORDERS that: DEFINITIONS 1. As used in this Interim Order, unless otherwise defined, terms beginning with capital letters have the respective meanings set out in the joint proxy statement/management information circular of ElectraMeccanica relating to a special meeting to be held on March 20, 2024 with respect to a proposed Plan of Arrangement involving ElectraMeccanica and Xos (the “Joint Proxy Statement/Circular”) attached as Exhibit “A” to the Johnston Affidavit. MEETING 2. Pursuant to sections 186 and 228 to 291 of the BCBCA, ElectraMeccanica is authorized to convene, hold, and conduct a Special Meeting (the “Special Meeting”) of the holders (the “ElectraMeccanica Shareholders”) of common shares of ElectraMeccanica (the “ElectraMeccanica Shares”) via live audio webcast at www.virtualshareholdermeeting.com/SOL02024SM on March 20, 2024 at 11:00 a.m. (Pacific Time), or on such other date as may result from postponement or adjournment in accordance with this Interim Order, the provisions of the BCBCA, the notice of articles and the articles of ElectraMeccanica, and subject to the terms of this Interim Order and any further Order of this Court, and the rulings and direction of the Chair of the Special Meeting, such ruling and directions not to be inconsistent with this Interim Order, and to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing, or collateral to the ElectraMeccanica Shares or to which such shares are collateral, or the articles of ElectraMeccanica, this Interim Order shall govern.

MTDOCS 50033008 - 3 - 3. At the Special Meeting, in addition to other business, the ElectraMeccanica Shareholders will consider and, if thought advisable, pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix C to the Joint Proxy Statement/Circular, approving an arrangement (the “Arrangement”) under Division 5 of Part 9 of the BCBCA involving, among other things, the acquisition by Xos of all of the outstanding ElectraMeccanica Shares, all as more particularly described in the Joint Proxy Statement/Circular. 4. The Special Meeting will be called, held, and conducted in accordance with the BCBCA, the articles of ElectraMeccanica, and the Joint Proxy Statement/Circular, subject to the terms of this Interim Order, and any further order of this Court, and the ruling and directions of the Chair of the Special Meeting, such rulings and directions not to be inconsistent with this Interim Order. CHAIR OF THE SPECIAL MEETING 5. The Chair of the Special Meeting shall be an officer or director of ElectraMeccanica or such other person as may be appointed by the ElectraMeccanica Shareholders for that purpose. 6. The Chair of the Special Meeting is at liberty to call on the assistance of ElectraMeccanica's legal counsel at any time and from time to time, as the Chair of the Special Meeting may deem necessary or appropriate, during the Special Meeting, and such legal counsel is entitled to attend the Special Meeting for this purpose. 7. The Chair of the Special Meeting shall be permitted to ask questions of, and demand the production of evidence, from ElectraMeccanica Shareholders, ElectraMeccanica or such other persons in attendance or represented at the Special Meeting, as he or she considers appropriate having regard to the orderly conduct of the Special Meeting, the authority of any person to vote at the Special Meeting, and the validity and propriety of the votes cast and the proxies submitted in respect of the Arrangement Resolution. 8. The Chair of the Special Meeting may, in the Chair's sole discretion, waive the deadline specified in the Form of Proxy for the deposit of proxies.

MTDOCS 50033008 - 4 - 9. The Chair of the Special Meeting or another representative of ElectraMeccanica present at the Meeting, shall, in due course, file with the Court an affidavit verifying the actions taken and the decision reached at the Special Meeting with respect to the Arrangement. ADJOURNMENTS AND POSTPONEMENTS Notwithstanding the provisions of the BCBCA and the articles of ElectraMeccanica, and subject to the terms of the Arrangement Agreement, ElectraMeccanica, if it deems advisable, is specifically entitled to adjourn or postpone the Special Meeting on one or more occasions without the necessity of first convening the Special Meeting or first obtaining any vote of the ElectraMeccanica Shareholders regarding the adjournment or postponement and without the need for approval of the Court, subject to the terms of the Arrangement Agreement. Notice of any such adjournments or postponements shall be provided to the ElectraMeccanica Shareholders by press release, news release, or newspaper advertisement, in which case such notice will be deemed to have been received at the time of publication, or by notice sent by any of the means set forth in paragraph 12, as determined to be the most appropriate method of communication by ElectraMeccanica. RECORD DATE The record date (the “Record Date”) for determining ElectraMeccanica Shareholders entitled to receive notice of, attend and vote at the Special Meeting is the close of business on January 22, 2024. The Record Date will not change in respect of adjournments or postponements of the Special Meeting without a further order of this Court. NOTICE OF THE MEETING The following information (collectively, the “Meeting Materials”): (a) The Joint Proxy Statement/Circular (together with a cover letter), which includes, among other things: The Notice of the Special Meeting; A summary of the effects of the Arrangement;

MTDOCS 50033008 - 5 - (iii) A summary of the reasons for the recommendation of the ElectraMeccanica Board; (iv) A copy of the Arrangement Resolution; (v) A copy of the Arrangement Agreement; (vi) A copy of the Plan of Arrangement; (vii) A copy of the Greenhill Fairness Opinion; (viii) A copy of the Interim Order; (ix) The text of sections 237 to 247 of the BCBCA setting out the dissent provisions of the BCBCA; (b) the form of proxy or voting instruction form, as applicable, and letter of transmittal; and (c) a copy of the Notice of Hearing of Petition. in substantially the same form attached as Exhibits “A”, “C” and “E” to the Johnston Affidavit and Exhibit “A” to the Affidavit of Susan Danielisz made February 12, 2024 in these proceedings, with such amendments and inclusions thereto as the directors of ElectraMeccanica and counsel for ElectraMeccanica may deem necessary or desirable, provided that such amendments and inclusions are not inconsistent with the terms of this Interim Order, shall: (a) be sent by ordinary mail or electronic transmission, which mailing or delivery will occur at least twenty-one (21) days prior to the date of the Special Meeting, excluding the date of mailing and the date of the Special Meeting, to: (i) Registered ElectraMeccanica Shareholders, at their registered addresses as they appear in the securities register of ElectraMeccanica determined as at the Record Date; and

MTDOCS 50033008 - 6 - (ii) Registered holders of ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs, at their registered addresses as they appear in the register of ElectraMeccanica determined as at the Record Date; and (iii) Registered holders of ElectraMeccanica Options at their last known address; (iv) the directors and auditors of ElectraMeccanica; in the case of Non-Registered ElectraMeccanica Shareholders, the Meeting Materials, be sent to such beneficial owners in accordance with the procedures prescribed by National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators at least three (3) Business Days prior to the twenty-first (21st) day prior to the date of the Special Meeting, (b) and that sending of the Meeting Materials as herein described, shall constitute good and sufficient service of the Petition and the Johnston Affidavit upon all recipients of the Notice of Hearing of Petition and that the Notice of Hearing of Petition shall constitute good and sufficient service upon all who may wish to appear in these proceedings, and no other service need be made. Delivery of the Meeting Materials as ordered herein shall constitute compliance with the requirements of section 290(1)(a) of the BCBCA, and is hereby deemed to represent sufficient and adequate disclosure. The accidental failure of, or omission by, ElectraMeccanica to give notice of the Special Meeting or Notice of Hearing of the Petition to, or the non-receipt of such notices by, or any failure or omission to give such notices as a result of events beyond the reasonable control of ElectraMeccanica to any one or more of the persons specified herein shall not constitute a breach of this Interim Order, or in relation to notices to the ElectraMeccanica Shareholders, a defect in the calling of the Special Meeting, and shall not invalidate any resolution passed or proceeding taken at the Special Meeting, but if any such failure or omission is brought to the attention of ElectraMeccanica then it shall use reasonable efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

MTDOCS 50033008 - 7 - ElectraMeccanica is at liberty to give notice of this proceeding to persons outside the jurisdiction of this Court in the manner specified herein. DEEMED RECEIPT OF NOTICE The Meeting Materials will be deemed, for the purposes of this Interim Order, to have been received by the ElectraMeccanica Shareholders: (a) in the case of mailing or personal courier delivery, on the day (Saturdays, Sundays and holidays excepted) following the date of mailing or acceptance by the courier service, respectively; and (b) in the case of electronic delivery, on the day that it was transmitted. UPDATING MEETING MATERIALS Notice of any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to the ElectraMeccanica Shareholders by notice sent to the ElectraMeccanica Shareholders by any of the means set forth in paragraph 12 herein, as determined to be the most appropriate method of communication by the ElectraMeccanica Board. QUORUM AND VOTING The quorum required at the commencement of the Special Meeting will be one-third of the votes entitled to vote at the Special Meeting, present in person or represented by proxy. If the Special Meeting is adjourned because of a lack of quorum, the Special Meeting will stand adjourned to the same day in the next week at the same time and place and the quorum at the meeting to which the first meeting was adjourned, if a quorum is not in attendance within ½ hour of the time set for the holding of the adjourned Special Meeting, is those ElectraMeccanica Shareholders in attendance, whether in person or by proxy and entitled to vote at the Special Meeting. Each ElectraMeccanica Shareholder shall be entitled to one vote for each ElectraMeccanica Share held by such ElectraMeccanica Shareholder.

MTDOCS 50033008 - 8 - The Arrangement Resolution must be approved by the affirmative vote of two-thirds of the votes cast by ElectraMeccanica Shareholders present in person or represented by proxy and entitled to vote at the Special Meeting. The only persons permitted to vote on the Arrangement Resolution at the Special Meeting will be the ElectraMeccanica Shareholders appearing on ElectraMeccanica's records as of the close of business on the Record Date and their valid proxyholders as described in the Joint Proxy Statement/Circular and as determined by the Chair of the Special Meeting and legal counsel to ElectraMeccanica. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated, but which do not contain voting instructions on the Arrangement Resolution shall be voted in favour of such resolution. The persons entitled to attend the Special Meeting will be ElectraMeccanica Shareholders and their duly appointed proxyholders, the officers, directors, and legal counsel of ElectraMeccanica and Xos, and such other persons who receive the consent of the Chair of the Special Meeting. In all other respects, the terms, restrictions and conditions set out in the articles of ElectraMeccanica will apply in respect of the Special Meeting. SOLICITATION OF PROXIES ElectraMeccanica is authorized to permit the ElectraMeccanica Shareholders to vote by proxy using a form or forms of proxy that comply with ElectraMeccanica's articles, the provisions of the BCBCA, and the Securities Act (British Columbia) relating to the form and content of proxies, and the Chair of the Special Meeting may, in his or her discretion, waive generally the time limits for deposit of proxies by the ElectraMeccanica Shareholders if the Chair of the Special Meeting deems it fair and reasonable to do so. ElectraMeccanica is authorized, at its expense, to solicit proxies, directly and through its officers, directors, and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communications as it may determine. The procedures for the form and use of proxies at the Special Meeting will be as set out in the Meeting Materials.

MTDOCS 50033008 - 9 - DISSENT RIGHTS Registered ElectraMeccanica Shareholders will, as set out in the Plan of Arrangement, be permitted to dissent from the Arrangement Resolution in accordance with the dissent provisions in sections 237 to 247 of the BCBCA, as modified by this Interim Order, the Final Order, and the Plan of Arrangement, provided that the written notice of dissent must be delivered to ElectraMeccanica at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5, Attention: Corporate Secretary, with a copy to McCarthy Tetrault LLP at 2400 - 745 Thurlow Street, Vancouver, British Columbia, Canada, V6E 0C5, Attention: David Frost, to be received by no later than 5:00 p.m. (Vancouver time) on the date that is two business days immediately prior to the Special Meeting or, in the case of any adjourned or postponed Special Meeting, by no later than 5:00 p.m. (Vancouver time) on the business day that is two business days prior to the date of the adjourned or postponed Special Meeting. The exercise of Dissent Rights (as defined in the Plan of Arrangement) does not deprive an ElectraMeccanica Shareholder of the right to vote at the Special Meeting. An ElectraMeccanica Dissenting Shareholder that is exercising Dissent Rights on behalf of a beneficial owner of ElectraMeccanica Shares must dissent with respect to all of the ElectraMeccanica Shares which are registered in such ElectraMeccanica Dissenting Shareholder's name and beneficially held by such beneficial owner. The exercise of Dissent Rights must otherwise comply with the requirements of sections 237-247 of the BCBCA, as modified by the Plan of Arrangement and this Interim Order. None of the following persons will be entitled to exercise Dissent Rights (i) any holder of ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs; (ii) any ElectraMeccanica Shareholder who votes or has instructed a proxyholder to vote any of the ElectraMeccanica Shareholder's ElectraMeccanica Shares in favour of the Arrangement Resolution; and (iii) any beneficial ElectraMeccanica Shareholder. Subject to further Order of this Court, the rights available to registered ElectraMeccanica Shareholders under the BCBCA and the Plan of Arrangement to dissent from the

MTDOCS 50033008 - 10 - Arrangement will constitute full and sufficient rights of dissent for the ElectraMeccanica Shareholders with respect to the Arrangement. If the ElectraMeccanica Dissenting Shareholder is entitled to be paid fair value, 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the ElectraMeccanica Arrangement Proposal is approved. Notice to the ElectraMeccanica Shareholders of their right of dissent with respect to the Arrangement Resolution and to receive, subject to the provisions of the BCBCA and the Plan of Arrangement and this Interim Order, the fair value of their ElectraMeccanica Shares will be given by including information with respect to this right in the Joint Proxy Statement/Circular to be sent to the ElectraMeccanica Shareholders in accordance with this Interim Order. APPLICATION FOR THE FINAL ORDER Unless the directors of ElectraMeccanica by resolution determine to terminate the Arrangement Agreement in accordance with its terms, upon the approval, with or without variation by the ElectraMeccanica Shareholders of the Arrangement Resolution, in the manner set forth in this Interim Order, ElectraMeccanica may apply to this Court for, inter alia, an order: pursuant to section 291(4)(a) of the BCBCA, approving the Arrangement; and pursuant to section 291(4)(c) of the BCBCA, declaring that the terms and conditions of the Arrangement are procedurally and substantively fair and reasonable to the ElectraMeccanica Shareholders; (together, the “Final Order”), and that the application for the Final Order be set down for the hearing before the presiding Judge in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on March 22, 2024, or as soon thereafter as the Court may direct or counsel for ElectraMeccanica may be heard, and that ElectraMeccanica be at liberty to proceed with the application for the Final Order on that date.

MTDOCS 50033008 - 11 - 35. At the hearing for the Final Order, ElectraMeccanica shall advise the Court that: (a) Section 3(a)(10) of the U.S. Securities Act provides an exemption from registration for securities issued in exchange for one or more bona fide outstanding securities, claims or property interests pursuant to an arrangement where the terms and conditions of such issuance and exchange are approved by a court (including this Court) after a hearing on the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange will have the right to appear and receive timely notice thereof; (b) The parties intend to rely on section 3(a)(10) of the U.S. Securities Act, and that the declaration of the fairness of, and the approval of, the Arrangement contemplated in the Plan of Arrangement, a copy of which is attached to the Final Order, by the Court will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance and distribution of the shares of Xos (the “Xos Shares”) in exchange for ElectraMeccanica Shares (including ElectraMeccanica Shares issued in connection with the acceleration of the vesting of ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica OSUs) pursuant to the Arrangement; (c) Should the Court make the Final Order approving the Arrangement, the Court's approval will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Xos Shares in exchange for ElectraMeccanica Shares (including ElectraMeccanica Shares issued in connection with the acceleration of the vesting of ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs) pursuant to the Arrangement and Section 3(a)(10) of the U.S. Securities Act. 36. The form of Notice of Hearing of Petition attached to the Johnston Affidavit as Exhibit “E” is hereby approved as the form of Notice of Proceedings for such approval. Any holder of ElectraMeccanica Shares, ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs or ElectraMeccanica DSUs entitled to receive Consideration pursuant to the Arrangement has the right to appear (either in person or by counsel) and

MTDOCS 50033008 - 12 - make submissions at the hearing of the application for the Final Order, subject to the terms of this Interim Order. 37. Any holder of ElectraMeccanica Shares, ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs, or ElectraMeccanica DSUs entitled to receive Consideration pursuant to the Arrangement, or any director or auditor of ElectraMeccanica, desiring to support or oppose the application may appear and make submissions at the hearing of the application for the Final Order provided that such person must: (a) file a Response to Petition, in the form prescribed by the Supreme Court Civil Rules, together with any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order; and (b) deliver the filed Response to Petition together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, to ElectraMeccanica's counsel at: McCarthy Tetrault LLP Barristers & Solicitors Suite 2400, 745 Thurlow Street Vancouver, BC V6E 0C5 Attention: Lance Williams Saneea Tanvir by or before 4:00 p.m. on March 21, 2024, or as the Court otherwise directs. Sending the Notice of Hearing of Petition and this Interim Order in accordance with paragraph 12 of this Interim Order will constitute good and sufficient service of this proceeding and no other form of service need be made and no other material need be served on persons in respect of these proceedings. Subject to other provisions in this Interim Order, no material other than that contained in the Joint Proxy Statement/Circular need be served on any persons in respect of these proceedings. In particular, service of the Johnston Affidavit, and any additional affidavits as may be filed, is dispensed with. The only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and be heard thereon,

- 13 - shall be the solicitors for ElectraMeccanica and persons who have filed and delivered a Response to Petition in accordance with this Interim Order, without leave of the Court. If the Final Application is adjourned, only those persons who have filed and delivered a Response to Petition in accordance with this Order need to be served and provided with notice of the adjourned date. Rules 8-1 and 16-1(8)-(12) of the Supreme Court Civil Rules are dispensed with for the purposes of any further application to be made pursuant to this Petition, including the Final Application and any application to vary this Interim Order. VARIANCE ElectraMeccanica shall be entitled, at any time, to apply to vary this Interim Order or for such further order or orders as may be appropriate. ElectraMeccanica shall, and hereby do, have liberty to apply for such further orders as may be appropriate. To the extent of any inconsistency or discrepancy between this Interim Order and the Joint Proxy Statement/Circular, the BCBCA, applicable securities laws or the articles of ElectraMeccanica, this Interim Order will govern. THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT: MTDOCS 50033008 Signature of Lawyer for the Petitioner McCarthy Tetrault LLP (Lance Williams and Saneea Tanvir)

APPENDIX “E”
FORM OF NOTICE OF HEARING OF PETITION

NO. S-240939
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

AND

PETITIONER

NOTICE OF HEARING OF PETITION

TO: The parties and in the manner set out pursuant to the Interim Order being sought in these proceedings.

NOTICE IS HEREBY GIVEN that a Petition to the Court has been filed by ElectraMeccanica Vehicles Corp. ("**ElectraMeccanica**") in the Supreme Court of British Columbia for approval, pursuant to section 291 of the *Business Corporations Act*, S.B.C. 2002 c. 57 and amendments thereto, of an arrangement contemplated in an Arrangement Agreement dated January 11, 2024 with Xos, Inc. ("**Xos**"), as amended, involving, among others, ElectraMeccanica, ElectraMeccanica Shareholders, and Xos (the "**Arrangement**"). Any capitalized terms not defined herein shall have the meaning set out in the joint proxy statement/circular attached as Exhibit "A" to the affidavit of Stephen Johnston sworn on February 8, 2024.

NOTICE IS FURTHER GIVEN that by an Interim Order made after Application pronounced by the Supreme Court of British Columbia on February 12, 2024 (the "**Interim Order**"), the Court has given directions as to the calling of a special meeting (the "**Special Meeting**") of the ElectraMeccanica Shareholders for the purpose of, among other things, considering and voting upon the special resolution to approve the Arrangement.

NOTICE IS FURTHER GIVEN that if the Arrangement is approved at the Special Meeting, ElectraMeccanica intends to apply to the Supreme Court of British Columbia for a final order (the "**Final Order**") approving the Arrangement, declaring it to be fair and reasonable to the holders of ElectraMeccanica Shares, ElectraMeccanica Options, ElectraMeccanica RSUs, ElectraMeccanica PSUs and ElectraMeccanica DSUs (the "**ElectraMeccanica Securityholders**"), which application will be heard at the courthouse at 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia on **March 22, 2024 at 10:00 a.m.**, or as soon thereafter as the Court may direct or counsel for ElectraMeccanica may be heard.

NOTICE IS FURTHER GIVEN that the Court has been advised that, if granted, the Final Order approving the Arrangement and the declaration that the Arrangement is fair to the ElectraMeccanica Securityholders, will constitute the basis for an exemption from the registration requirements under the *United States Securities Act of 1933*, pursuant to section 3(a)(10) thereof,

MTDOCS 49990592

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IF YOU WISH TO BE HEARD AT THE HEARING OF THE APPLICATION FOR THE FINAL ORDER OR WISH TO BE NOTIFIED OF ANY FURTHER PROCEEDINGS, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing a form entitled "Response to Petition" together with any evidence or materials which you intend to present to the Court at the Vancouver Registry of the Supreme Court of British Columbia and YOU MUST ALSO DELIVER a copy of the filed Response to Petition and any other filed evidence or materials to the Petitioner's address for delivery, which is set out below, on or before **4:00 p.m. (Vancouver time) on March 21, 2024**.

YOU OR YOUR SOLICITOR may file the Response to Petition. You may obtain a form of Response to Petition at the Registry. The address of the Registry is 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.

IF YOU DO NOT FILE A RESPONSE TO PETITION AND ATTEND EITHER IN PERSON OR BY COUNSEL at the time of the hearing of the application for the Final Order, the Court may approve the Arrangement, as presented, or may approve it subject to such terms and conditions as the Court deems fit, all without further notice to you. If the Arrangement is approved, it will affect the rights of the ElectraMeccanica Securityholders.

A copy of the Petition to the Court and the other documents that were filed in support of the Interim Order and will be filed in support of the Final Order will be furnished to any ElectraMeccanica Securityholder upon request in writing addressed to the solicitors of the Petitioner at the address for delivery set out below.

The Petitioner's address for delivery is:

Attention: Lance Williams
Saneea Tanvir
Sue Danielisz

This matter is not within the jurisdiction of an Associate Judge.

It is anticipated that the hearing for the Final Order will not be contentious and will take 30 minutes.

Dated: February 12, 2024

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APPENDIX “F”
OPINION OF GREENHILL & CO. CANADA LTD.

Greenhill & Co. Canada Ltd.
79 Wellington Street West, Suite 3403
Toronto, ON Canada M5K 1K7
January 10, 2024
ElectraMeccanica Vehicles Corp.
8057 North Fraser Way
Burnaby, BC V5J 5M8
To the Board of Directors:
Greenhill & Co. Canada Ltd. (“Greenhill”, “we”, “us” or “our”) understands that ElectraMeccanica Vehicles Corp. (“ElectraMeccanica” or the “Company”) proposes to enter into an arrangement agreement (the “Arrangement Agreement”) with Xos, Inc. (“Xos”) dated January 10, 2024, pursuant to which, among other things, Xos will acquire all of the issued and outstanding common shares of ElectraMeccanica (the “ElectraMeccanica Shares”) by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “Act”).
The Arrangement Agreement provides that, pursuant to the Arrangement, each holder of ElectraMeccanica Shares (“ElectraMeccanica Shareholders”) will be entitled to receive, in exchange for each ElectraMeccanica Share held, a number of Xos common shares (“Xos Shares”) to be issued based on the formula set forth in the Arrangement Agreement (the “Consideration”) which compares (i) the net cash balance the Company delivers at the closing of the Arrangement (“Net Cash”) to (ii) a target Net Cash range of $46.5 million to $50.5 million (the “Net Cash Collar Range”). If Net Cash is within the Net Cash Collar Range, ElectraMeccanica Shareholders will in aggregate receive a number of Xos Shares representing a 21.0% pro forma equity ownership on a partially-diluted basis (the “Pro Forma ElectraMeccanica Ownership”) in the combined company (the “Combined Company”). If the Net Cash delivered at close is outside of the Net Cash Collar Range, the Pro Forma ElectraMeccanica Ownership will be adjusted proportionally from the Net Cash Collar Range based on the formula outlined in the Arrangement Agreement.
This description of the Arrangement is summary in nature. The terms and conditions of, and other matters relating to, the Arrangement will be more fully described in the Arrangement Agreement and the joint proxy statement/circular (the “Proxy Statement/Circular”) to be mailed to ElectraMeccanica Shareholders in connection with a special meeting of ElectraMeccanica Shareholders (the “Special Meeting”) to be held to consider and, if deemed advisable, approve the Arrangement. The implementation of the Arrangement will be conditional upon, among other things: (i) the approval of the Arrangement by at least 66 2/3% of the votes cast by ElectraMeccanica Shareholders at such Special Meeting (in person and by proxy); and (ii) the approval of the Arrangement by the Supreme Court of British Columbia (the “Court”).
We have been retained to provide financial advice to the Company, including the preparation and delivery of our opinion (the “Opinion”) to the Company’s board of directors (the “Board”), as to the fairness, from a financial point of view, of the Consideration to be received by the ElectraMeccanica Shareholders pursuant to the Arrangement.
All dollar amounts herein are expressed in U.S. dollars, unless stated otherwise.
ENGAGEMENT OF GREENHILL
The Company initially contacted Greenhill regarding a potential advisory assignment in February 2023. Greenhill was formally engaged by the Company pursuant to an agreement dated March 27, 2023 (the “Engagement

Agreement”). Under the terms of the Engagement Agreement, Greenhill has agreed to provide the Company and the Board, including a committee of select members of the Board (the “Strategic Committee”), with various advisory services in connection with the Arrangement including, among other things, the provision of the Opinion.
Greenhill will receive a fixed fee upon delivering the Opinion (no part of which is contingent upon this Opinion being favourable or upon success of the Arrangement or any alternative transaction). We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is payable upon the completion of a transaction such as the Arrangement. In addition, if a transaction such as the Arrangement is not completed and a break-up fee or termination fee is paid to the Company, the Company is required to pay Greenhill a portion of such fee. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.
CREDENTIALS OF GREENHILL
Greenhill and its affiliated entities are a leading independent investment banking firm focused on providing financial advice on mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.
Greenhill is a wholly owned subsidiary of Mizuho Americas LLC, which, together with its subsidiaries and affiliates and other Mizuho entities (collectively, “Mizuho”), acts as a full service investment bank engaged in securities trading activities as well as providing investment banking and financial advisory services, along with a diverse range of financial products and services to its customers and counterparties on a global basis.
The Opinion expressed herein represents the opinion of Greenhill and the form and content of this Opinion have been reviewed and approved for release by a committee of senior investment banking professionals of Greenhill, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.
The Opinion has been prepared in accordance with the Disclosure Standards for Fairness Opinions of the Canadian Investment Regulatory Organization (the “Organization”) but the Organization has not been involved in the preparation or review of the Opinion.
INDEPENDENCE OF GREENHILL
Neither Greenhill nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Act, Securities Act (British Columbia) (the “Securities Act”) or the rules made thereunder) of the Company, Xos or any of their respective subsidiaries or affiliates (collectively, the “Interested Parties”).
During the past two years, Greenhill and its affiliates have not been engaged by, performed any services for or received any compensation from the Company, Xos or their respective affiliates (other than with respect to any services provided or amounts that were paid or are payable to us under the Engagement Agreement).
The fees paid to Greenhill pursuant to the Engagement Agreement are not, in the aggregate, financially material to Greenhill and do not give Greenhill any financial incentive in respect of either the conclusions reached in the Opinion or the outcome of the Arrangement. There are no understandings or agreements between Greenhill and the Company, Xos or their respective affiliates with respect to future financial advisory or investment banking business. Greenhill and its affiliates may in the future provide financial advisory services to the Company, Xos and/or their respective affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services.
Mizuho, and certain of its affiliates, act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which Mizuho or such affiliates received or may receive compensation. As investment dealers, Mizuho and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties and/or the Arrangement. The rendering of the Opinion will not in any way affect the ability of Mizuho or certain of our affiliates to continue to conduct such activities.

SCOPE OF REVIEW
In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:
1.	a draft of the Arrangement Agreement dated January 10, 2024 and the schedules appended thereto, including the Plan of Arrangement;
2.
drafts of the voting support agreements to be entered into by each director of the Board, pursuant to which such ElectraMeccanica Shareholders agreed to vote all of their ElectraMeccanica Shares in favour of the Arrangement at the Special Meeting;

3.
certain publicly available information (including audited financial statements) relating to the business, operations, financial condition and trading history of the Company, Xos and selected public companies we considered relevant;

4.	certain public investor presentations and marketing materials prepared by the Company and Xos;
5.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;
6.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of Xos relating to the business, operations and financial condition of Xos;
7.	certain due diligence files prepared by the Company, including such items as financial information, board documents, details on the Company, its product recall and business initiatives;
8.	certain due diligence files prepared by Xos, including such items as financial information, details on Xos, its product portfolio, customers, strategy and outlook;
9.	certain due diligence reports prepared by the commercial diligence advisor to the Company, including reports on the zero emission commercial vehicle and truck market;
10.	equity capitalization details, including the ElectraMeccanica Shares, the Xos Shares and their equivalents, and any major shareholders of Xos;
11.
certain information, including forecasts, projections, estimates, and/or budgets (including, without limitation, assumptions on its projected Net Cash position), concerning the Company, supplied to us by management of the Company, including financial forecasts relating to the Company prepared by management of the Company and approved for our use by management and the Strategic Committee of the Company (the “ElectraMeccanica Transaction Cash Forecast”);

12.
certain information, including forecasts, projections, estimates, and/or budgets concerning Xos, including adjustments and extrapolations to the financial forecasts of Xos prepared jointly by ElectraMeccanica management and the Strategic Committee of the Company and approved for our use by the Company (the “ElectraMeccanica Forecasts for Xos”);

13.
certain information, including forecasts, projections, estimates, and/or budgets (including, without limitation, transaction synergies and forecast extrapolation assumptions), concerning the Combined Company, which is comprised of the ElectraMeccanica Forecasts for Xos adjusted for ElectraMeccanica on a pro forma basis (including adjustments for the Net Cash and other pro forma items), prepared jointly by the Strategic Committee and management of the Company and approved for our use by the Company (the “Pro Forma Forecasts”);

14.
certain internal summaries, estimates and projections prepared by management of the Company relating to a potential wind-down of the Company’s operations and a liquidation of the Company’s assets, liabilities and contingent liabilities, and the distribution of the resultant cash to ElectraMeccanica Shareholders (the “ElectraMeccanica Wind-Down Analysis” and, together with the ElectraMeccanica Transaction Cash Forecast, the ElectraMeccanica Forecasts for Xos and the Pro Forma Forecasts, the “Forecasts”);

15.	diligence discussion on the past and present operations, financial condition and the prospects and strategy of the Company with senior executives of the Company;

16.	diligence discussion on the past and present operations, financial condition, tax position and the prospects and strategy of Xos with senior executives of Xos;
17.	diligence discussion on the product offerings and competitive positioning of Xos with select customers and suppliers of Xos;
18.	discussions with legal counsel to the Company concerning the Arrangement and related matters;
19.	the historical market prices and trading activity for the ElectraMeccanica Shares and the Xos Shares, including an analysis of their implied valuation multiples;
20.
various research publications prepared by equity research analysts regarding the Company and Xos, the zero emission commercial vehicle industry, and other public companies, as Greenhill deemed relevant (in the exercise of our professional judgement);

21.
the representations contained in a certificate, addressed to us and dated as of the date hereof, from a director and Chair of the Strategic Committee of the Company, and senior officer of the Company as to certain factual matters, including as to the completeness and accuracy of the Information (as defined below) provided to Greenhill by the Company and upon which this Opinion is based; and

22.	such other corporate, industry, and financial market information, investigations, and analyses as we deemed relevant or appropriate (in the exercise of our professional judgement).
Greenhill has not, to the best of its knowledge, been denied access by the Company to any information requested by Greenhill.
PRIOR VALUATIONS
A director and a senior officer of the Company have represented to Greenhill that, to the best of each of their knowledge, information and belief there are no “prior valuations” (as defined in Multilateral Instrument 61-101 – Protections of Minority Security Holders in Special Transactions (“MI 61-101”)) relating to the Company or any of its subsidiaries, material assets or liabilities that have been prepared in the two years preceding the date hereof.
ASSUMPTIONS AND LIMITATIONS
Our Opinion is subject to the assumptions, qualifications and limitations set out below.
We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets, liabilities or securities of the Company, Xos or any of their affiliates and our Opinion should not be construed as such. We have relied upon the advice of counsel to the Company that the Arrangement is not subject to the formal valuation requirements of MI 61-101.
With the Board’s acknowledgement and agreement, as provided for in the Engagement Agreement, we have assumed and relied upon, without independent verification, the completeness, accuracy and fair presentation of all financial and other information including documents which have been provided to us and which have been prepared by or for the Company, Xos or their respective affiliates and data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company, Xos or their respective affiliates or advisors, or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation.
With respect to the Forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. With your consent, we have used and relied upon the Forecasts for purposes of our Opinion. In relying on the Forecasts, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management and the Strategic Committee of the Company, as applicable, as to the matters covered thereby, having regard to the Company’s or Xos’ business, plans, financial condition and prospects, as applicable. In addition, we have been advised and have assumed at your direction and with your consent that the Forecasts have been validated by the Company, as the case may be, and represent the best available estimates and judgments of management and the Strategic Committee of the Company, as applicable, as to the future financial performance of the Company, Xos and the Combined Company. We have also assumed with your consent that the Forecasts will be achieved at the times and in the amounts projected. We have not independently verified the Forecasts (nor have we been asked to do so), nor have we constructed any independent financial models to confirm the Forecasts. We express no opinion as to the Forecasts provided to us by the Company and Xos, or the assumptions on which they are made.

Subject to the exercise of professional judgment, we have not been requested to verify and have not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information and have not made any independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or securities of the Company or Xos, nor have we been furnished with any such evaluation or appraisal. We have not met separately with the independent auditors of the Company or Xos in connection with preparing this Opinion and with your approval, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and Xos and the report of the auditors thereon and the interim financial statements of the Company and Xos. Our Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the Information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and we do not have any obligation to update, revise, or reaffirm this Opinion.
A director and a senior officer of the Company have represented to Greenhill in a certificate delivered as at the date hereof, that, among other things:
i.
the financial information, business plans and other information, data, advice, opinions, representations and other material, other than Forecasts, provided to us orally or in writing by or on behalf of, or in the presence of, an officer, director or employee of the Company or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus Exemptions) or any of its or their representatives in connection with our engagement (collectively, the “Information”) was, at the date the Information was provided to Greenhill, and is as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act);

ii.
since the respective dates on which the Information was provided to Greenhill, except as disclosed to Greenhill, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof that would have, or that could reasonably be expected to have, a material effect on the Opinion;

iii.
the Forecasts (x) were reasonably prepared on bases reflecting the best currently available estimates and judgment of management and the Strategic Committee of the Company as to the matters covered thereby and reasonably reflect the views of management and the Strategic Committee of the Company having regard to the business, plans, financial condition and prospects of the Company and Xos; (y) were prepared using the assumptions identified therein, which are, or were at the time of preparation and continue to be, reasonable in the circumstances; and (z) are not misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation;

iv.
since the dates on which the Information was provided to Greenhill, except as disclosed to Greenhill in writing or publicly, no material transaction has been entered into by the Company or any of its subsidiaries and the Company has no plans regarding, and management of the Company is not aware of, any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of the Company and its subsidiaries, taken as a whole;

v.
the Company has no knowledge of any facts or circumstances, public or otherwise, not contained in or referred to in the Information that could reasonably be expected to affect the Opinion, including the assumptions used, the procedures adopted, the scope of the review undertaken or the conclusion reached by Greenhill; and

vi.
other than as disclosed in the Information, none of the Company or any of its subsidiaries have any material contingent liabilities and there are no actions, suits, claims, proceedings or inquiries pending or to the best of the Company’s knowledge, information and belief after due inquiry, threatened against or affecting the Company or any of its subsidiaries, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, bureau, board agency or instrumentality which may in any way materially adversely affect the Company or its subsidiaries, or the transactions contemplated by the Arrangement Agreement.

In preparing the Opinion, Greenhill has made several assumptions, including that the final executed version of the Arrangement Agreement, which we have further assumed will be identical to the most recent draft thereof reviewed by us except as would not be in any way material to our analyses, and the Arrangement will be consummated in accordance with the terms set forth in the Arrangement Agreement and in accordance with all applicable laws without any waiver, amendment or delay of any terms or conditions that is in any way material to our analyses. In addition, Greenhill has assumed that the conditions precedent to the completion of the Arrangement can be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities will be obtained, without condition or qualification that is in any way material to our analyses, and the procedures being followed to implement the Arrangement are valid and effective. In its analysis in connection with the preparation of the Opinion, Greenhill made numerous assumptions, in the exercise of our professional judgment, with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Greenhill or the Company.
The Opinion is conditional upon all of Greenhill’s assumptions being correct (except as would not be in any way material to our analyses) and there being no “misrepresentation” (as defined in the Act) in any Information.
Greenhill is not a legal, regulatory, tax or accounting expert, and Greenhill expresses no opinion concerning any legal, regulatory, tax or accounting matters concerning the Arrangement or the sufficiency of this Opinion for the purposes of the Board. We have relied upon, without independent verification, the assessment of the Board and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Greenhill did not, in considering the fairness of the Consideration to be received pursuant to the Arrangement, from a financial point of view, assess any income tax consequences that any particular ElectraMeccanica Shareholder may face in connection with the Arrangement.
The Opinion has been provided for the exclusive use of the Board in considering the Arrangement and, except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Proxy Statement/Circular, may not be published, disclosed to any other person, relied upon by any other person or used for any other purpose, without the prior written consent of Greenhill. The Opinion is not intended to be, and does not constitute, a recommendation to the members of the Board or any committee thereof as to whether they should approve the Arrangement or to any ElectraMeccanica Shareholder as to whether or how such holder should vote in respect of the resolution of ElectraMeccanica Shareholders to be considered at the Special Meeting or whether to take any other action with respect to the Arrangement or the ElectraMeccanica Shares. The Opinion does not address the relative merits of the Arrangement as compared to all other transactions or business strategies that might be available to the Company. Greenhill expresses no opinion with respect to the future trading prices of securities of the Company, Xos or the Combined Company.
The Opinion is rendered as of January 10, 2024 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of the Company, Xos, and their subsidiaries and affiliates as they were reflected in the Information provided to Greenhill. The Opinion is given as of the date hereof, and Greenhill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come, or be brought, to its attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, including, without limitation, the terms and conditions of the Arrangement, or if Greenhill learns that the Information relied upon in rendering the Opinion was inaccurate, incomplete or misleading in any material respect, Greenhill reserves the right to change, modify or withdraw the Opinion, but, in doing so, does not assume any obligation to update, revise, reaffirm or withdraw this Opinion and Greenhill expressly disclaims any such obligation.
The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Greenhill believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. Accordingly, the Opinion should be read in its entirety.
OVERVIEW OF ELECTRAMECCANICA
ElectraMeccanica is a North American electric vehicle company domiciled in British Columbia with a portfolio of assets including a reported cash balance of $65.9 million as of December 31, 2023, and a 235,000 square foot electric vehicle manufacturing facility in Mesa, Arizona.
The Company was previously focused on producing the Solo, a three-wheeled electric vehicle which launched in 2019. Due to technical issues with the Solo, the Company announced a recall of all Solo vehicles in February 2023 and later discontinued the Solo completely in April 2023.
As of the date hereof, the Company does not have any product revenue or contemplated product development plans.

OVERVIEW OF XOS
Xos is a leading manufacturer of fully electric, zero-emission medium and heavy-duty commercial vehicles, powertrain components, and charging infrastructure. Xos leverages its proprietary technologies to provide commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient than their internal combustion engine counterparts.
Xos vehicles have been in use by commercial fleets since 2018 and are currently operated by multiple Fortune 500 companies. Notable current customers include FedEx independent service providers, Penske, Loomis, UniFirst, and Wiggins Lift Co.
Xos is headquartered in Los Angeles, California and has a manufacturing facility in Byrdstown, Tennessee. In August 2021, Xos went public via a de-SPAC transaction with NextGen Acquisition Corp.
APPROACH TO FAIRNESS AND ANALYSIS
Greenhill has performed various analyses in connection with rendering the Opinion. In arriving at our conclusion, we did not attribute any particular weight to any specific approach or analysis, but rather developed qualitative judgments on the basis of our experience in rendering such opinions and on the Information presented as a whole.
With respect to estimating the fair value for ElectraMeccanica, Greenhill noted the Company has no current or contemplated revenue or product development plans, and as such, Greenhill has not performed a valuation analysis of ElectraMeccanica’s existing operations for the purposes of the Opinion.
In considering the fairness, from a financial point of view, of the Consideration to be received by ElectraMeccanica Shareholders, Greenhill compared (i) the estimated fair value of the Consideration, to (ii) the estimated cash distribution value to ElectraMeccanica Shareholders of $49.8 million / $0.41 per ElectraMeccanica Share under the Wind-Down Analysis, adjusted by Greenhill in its professional judgement (the “Wind-Down Value”), which Greenhill understands is the most likely long-term alternative for the Company (in lieu of the contemplated Arrangement). Greenhill further understands that the Wind-Down Analysis includes assumptions and estimates for (i) the resolution of certain ElectraMeccanica liabilities, and (ii) the receipt of certain vehicle duty drawback refunds, which, if they are unable to be resolved or received as estimated in the Wind-Down Analysis, could materially reduce the Wind-Down Value.
Consideration Analysis
In determining the value of the Xos Shares to be received by ElectraMeccanica Shareholders as the Consideration pursuant to the Arrangement, Greenhill has assumed, based on the Forecasts and discussions with management, that the Company will deliver a Net Cash balance (at the completion of the Arrangement) within the Net Cash Collar Range of $46.5 – 50.5 million, which implies a Pro Forma ElectraMeccanica Ownership of 21.0% of the pro forma Xos Shares. As a result, Greenhill has further assumed the value of the Consideration is equal to the fair value of a 21.0% equity interest in the Combined Company (the “Pro Forma Equity Value”), inclusive of the Net Cash delivered to Xos and other pro forma items.
To determine a range of Pro Forma Equity Values, Greenhill considered the following methodologies: (i) a comparable companies analysis (the “Comparable Companies Approach”), and (ii) a discounted cash flow analysis (the “DCF Approach”, and together with the Comparable Companies Approach, the “Valuation Methodologies”) based on the Pro Forma Forecasts. Greenhill then applied the Pro Forma ElectraMeccanica Ownership to the range of Pro Forma Equity Values under the Valuation Methodologies to determine the fair value of the Consideration. For deriving the value of the Consideration on a per ElectraMeccanica Share basis, Greenhill has assumed there are 122.2 million ElectraMeccanica Shares on a fully-diluted basis (inclusive of restricted stock units and deferred stock units).
For the purposes of the Opinion, Greenhill also performed a sensitivity analysis on the Net Cash balance (to be delivered at the completion of the Arrangement) and the resultant Pro Forma ElectraMeccanica Ownership level (i.e. if Net Cash delivered was below the Net Cash Collar Range) and evaluated the impact on the value of the Consideration (the “Sensitivity Analyses”).
Comparable Companies Analysis
Using publicly available information, including consensus equity research analyst estimates, Greenhill identified, reviewed and analyzed certain public market trading statistics of select North American zero-emission commercial vehicle and truck peers that we considered relevant and similar to Xos and the Combined Company in certain respects (the “Comparable Companies”), including based on products, technologies, end markets, geographic exposure, company size and other factors we deemed relevant. The Comparable Companies Approach necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect the Combined Company. The Comparable Companies selected by Greenhill were:
•	Rivian Automotive, Inc.	•	The Lion Electric Company
•	Nikola Corporation	•	Workhorse Group Incorporated
Greenhill also reviewed the trading statistics of other publicly traded companies in the passenger electric vehicle industry as valuation reference points, but Greenhill did not rely on these valuation reference points for the purposes of the Comparable Companies Approach.
While Greenhill did not consider any of the companies reviewed to be directly comparable to Xos and the Combined Company, Greenhill believed that they shared certain business, financial, and/or operational characteristics to those of Xos and the Combined Company and Greenhill used its professional judgement in selecting the most appropriate companies and trading multiples.
Greenhill considered enterprise value (“EV”) to revenue multiples for 2026E and 2027E and enterprise value to earnings before interest, taxes and depreciation and amortization (“EBITDA”) multiples (“EV/EBITDA”) for 2027E. Greenhill focused on 2026E and 2027E multiples as the Xos business is still ramping up and EBITDA is projected to be negative in the near-term. The determined multiples were then applied to the Pro Forma Forecasts, with adjustments for pro forma cash and debt, to obtain a range of Pro Forma Equity Values and implied values for the Consideration.
Greenhill derived the enterprise value for the Comparable Companies by multiplying the closing price per share of common stock of such company by the number of such company’s fully diluted outstanding shares (using the treasury stock method) and adding to that result such company’s debt and deducting from that result such company’s total cash and cash equivalents. Projected revenue and EBITDA for 2026E and 2027E for the Comparable Companies were based on a consensus average of current equity research estimates (where available) for each company. The average observed trading multiples based on the Comparable Companies Approach were 0.51x EV/2026E Revenue, 0.41x EV/2027E revenue and 5.9x EV/2027E EBITDA.
An implied enterprise value range for the Combined Company was then derived by applying a selected trading multiple range (based on the average multiples of the Comparable Companies) to the Pro Forma Forecasts. Greenhill then added those values to estimates of the Combined Company’s cash balance and subtracted the estimated Combined Company’s debt to derive an implied Pro Forma Equity Value for the Combined Company of $229 - 329 million based on EV/Revenue and $442 - 604 million based on EV/EBITDA.
Greenhill then calculated the implied value of the Consideration under the Comparable Companies Approach by multiplying the Pro Forma Equity Values by the Pro Forma ElectraMeccanica Ownership of 21.0%, resulting in an implied value for the Consideration of $48 - 69 million ($0.39 - 0.57 per ElectraMeccanica Share) based on EV/Revenue and $93 - 127 million ($0.76 - 1.04 per ElectraMeccanica Share) based on EV/EBITDA.
Discounted Cash Flow Analysis
Greenhill performed a DCF analysis on the Combined Company based on the Pro Forma Forecasts. In this approach, unlevered free cash flow projections for the April 30, 2024 (assumed completion date of the Arrangement) to December 31, 2027 period (the “Forecast Period”) are discounted at a specific rate to determine the present value. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the Forecast Period and the present value of the estimated tax savings from the Combined Company’s U.S. net operating losses are added to arrive at a total aggregate enterprise value. The Combined Company’s estimated cash is then added and debt is subtracted to arrive at a range of Pro Forma Equity Values.
The DCF Approach reflects the growth prospects and risks inherent in the Combined Company’s business by taking into account the amount, timing and relative certainty of projected unlevered after-tax free cash flows expected to be generated by the Combined Company. The DCF Analysis requires certain assumptions to be made, among other things, regarding future unlevered after-tax free cash flows, discount rates and terminal values.

Unlevered Free Cash Flows
To calculate the unlevered cash flows from the Pro Forma Forecasts, Greenhill calculated EBITDA and then proceeded to deduct cash taxes, capital expenditures, and changes in net working capital. The following is a summary of the unlevered free cash flows for the Forecast Period derived for the Combined Company used in the DCF Approach:
	Year Ended December 31,
(Figures in US$mm)	2024(1)	2025	2026	2027
EBITDA	($23)	$4	$43	$81
Less: Cash Taxes(2)	—	—	(2)	(3)
Less: Capital Expenditures	(2)	(3)	(4)	(5)
Less: Changes in Net Working Capital	(12)	(9)	(42)	(40)
Unlevered Free Cash Flow	($37)	($9)	($4)	$33
(1)	Figures in 2024 represent the stub period from April 30, 2024 to December 31, 2024.
(2)	Assumes a tax rate of 21.0%.
Discount Rate
Projected unlevered after-tax free cash flows derived from the Pro Forma Forecasts were discounted (using a mid-year convention) to an April 30, 2024 valuation date (the assumed completion date of the Arrangement) based on an estimated weighted average cost of capital (“WACC”) for the Combined Company.
The WACC was calculated using a cost of equity and an after-tax cost of debt, weighted on the basis of an assumed target capital structure. The assumed capital structure was based on a review of the current capital structures and debt-to-capitalization ratios of the Comparable Companies. The cost of debt was calculated based on the risk-free rate of return (based on the 10-year U.S. treasury bond yield) and an appropriate borrowing spread (based on the yield of current Xos debt), to reflect the credit risk at the assumed capital structure for the Combined Company.
Greenhill used the capital asset pricing model (“CAPM”) approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the risk of equity relative to the market (“beta”) and a market equity risk premium. To select the appropriate unlevered beta, Greenhill reviewed the unlevered betas for the Comparable Companies, of which the average was 2.12. The selected unlevered beta of 2.12 was then re-levered using the assumed target capital structure for the Combined Company (based on the average debt to capitalization for the Comparable Companies) and was applied in the CAPM approach. The cost of equity estimate was further adjusted by an assumed size and risk premium.
Greenhill calculated an estimated WACC for Combined Company of approximately 25.4%. For the purposes of the DCF Approach, Greenhill applied a WACC range of 22.5% to 27.5% to the Combined Company.
Terminal Value
Greenhill calculated a terminal enterprise value at the end of the Forecast Period based on a range of EV/EBITDA multiples and applied to the terminal year EBITDA per the Pro Forma Forecasts. Greenhill considered EV/EBITDA multiples to be the most appropriate terminal multiple metric as the Combined Company is forecasted to generate material EBITDA by its terminal year, which was assumed to be 2027, when the Company’s growth is expected to normalize. The terminal EV/EBITDA multiple range was selected based on Greenhill’s professional judgement, which included a review of the current EV/EBITDA multiples for the selected Comparable Companies, Greenhill’s assessment of the growth prospects and risks for the Combined Company’s operations, and the long-term outlook for the Combined Company beyond the Forecast Period. Greenhill also reviewed comparable companies in other industrial verticals with similar growth rates and margins to that of the Combined Company.
Greenhill selected a terminal EV/EBITDA multiple range of 10.0x to 12.0x based on a review of the EV/EBITDA multiples of Comparable Companies which are currently at a similar revenue and EBITDA stage as the Combined Company in the terminal year. Greenhill applied the selected terminal multiple range to the Combined Company’s projected EBITDA in the terminal year to calculate a terminal value range. The present value of the implied terminal values was calculated by applying the Combined Company’s estimated WACC.

Net Operating Losses
Greenhill assumed the Combined Company’s U.S. net operating losses will be utilized over time and valued the resulting tax savings accordingly. Greenhill applied the pro forma U.S. net operating loss balance against the Combined Company’s forecasted future earnings before taxes to calculate the estimated future tax savings. Greenhill then discounted the estimated future tax savings at the Combined Company’s WACC.
Summary of DCF Analysis
Based on the forgoing, Greenhill calculated under the DCF Approach an estimated Pro Forma Equity Value of $362 – 497 million for the Combined Company based on an assumed WACC range of 22.5 – 27.5% and an assumed terminal EV/EBITDA multiple range of 10.0 – 12.0x.
Greenhill then calculated the implied value of the Consideration under the DCF Approach by multiplying the Pro Forma Equity Value range by the Pro Forma ElectraMeccanica Ownership of 21.0%, resulting in an implied Consideration value of $76 – 104 million ($0.62 – 0.85 per ElectraMeccanica Share).
Sensitivity Analyses
Greenhill performed sensitivity analyses which evaluated various levels of Net Cash (delivered by ElectraMeccanica at the completion of the Arrangement), including Net Cash amounts below the Net Cash Collar Range, and the resultant impact on (i) Pro Forma ElectraMeccanica Ownership, and (ii) the implied value of the Consideration to ElectraMeccanica Shareholders.
Under this analysis, Greenhill reviewed a Net Cash balance of $45.0 – 47.8 million, which implied a Pro Forma ElectraMeccanica Ownership of 20.3 – 21.0% (the “Ownership Sensitivity Range”), based on the adjustment versus the Net Cash Collar Range.
Greenhill then applied the Ownership Sensitivity Range to a range of Pro Forma Equity Values (informed by the Pro Forma Equity Value range of $362 – 497 million under the DCF Approach), to evaluate the resultant impact on the value of the Consideration to ElectraMeccanica Shareholders, which was calculated to be $71 – 105 million ($0.58 – 0.86 per ElectraMeccanica Share).
Greenhill further noted that (i) for every $1.0 million decrease in Net Cash delivered versus the bottom of the Net Cash Collar Range, the implied Pro Forma ElectraMeccanica Ownership decreases by 0.45%, and the implied value of the Consideration decreases by $1.6 – 2.3 million ($0.01 – 0.02 per ElectraMeccanica Share), and (ii) for every $1.0 million increase in Net Cash delivered versus the top of the Net Cash Collar Range, the implied Pro Forma ElectraMeccanica Ownership increases by 0.42%, and the implied value of the Consideration increases by $1.5 – 2.1 million ($0.01 – 0.02 per ElectraMeccanica Share).
FAIRNESS CONSIDERATIONS
The assessment of fairness of the Consideration, from a financial point of view, must be determined in the context of the particular transaction. Greenhill based its conclusion in the Opinion on a number of quantitative and qualitative factors including, but not limited to:
(a)
the value of the Consideration derived from Greenhill's analyses using the Comparable Companies Approach ($48 - 69 million / $0.39 - 0.57 per ElectraMeccanica Share based on EV/Revenue and $93 - 127 million / $0.76 - 1.04 per ElectraMeccanica Share based on EV/EBITDA) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share);

(b)
the value of the Consideration derived from Greenhill's analyses using the DCF Approach ($76 - 104 million / $0.62 - 0.85 per ElectraMeccanica Share) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share);

(c)
the value of the Consideration derived from Greenhill's Sensitivity Analyses ($71 - 105 million / $0.58 - 0.86 per ElectraMeccanica Share) compares favourably vs. the Wind-Down Value ($49.8 million / $0.41 per ElectraMeccanica Share); and

(d)	other factors or analyses, which we have judged, based on the exercise of our professional judgement and our experience in rendering such opinions, to be relevant.

FAIRNESS OPINION CONCLUSION
Based upon and subject to the foregoing, and other such matters as we considered relevant, it is our opinion that, as of the date hereof, the Consideration to be received by ElectraMeccanica Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the ElectraMeccanica Shareholders.
Yours truly,
GREENHILL & CO. CANADA LTD.

APPENDIX “G”
COMPARISON OF RIGHTS OF ELECTRAMECCANICA SHAREHOLDERS
AND XOS STOCKHOLDERS
The rights of ElectraMeccanica Shareholders are governed by the Business Corporations Act (British Columbia) ( the “BCBCA”) and by the ElectraMeccanica Articles and the ElectraMeccanica Notice of Articles. Following the Arrangement, ElectraMeccanica Shareholders who receive Xos Shares as part of the Arrangement will become Xos Stockholders and as such their rights will be governed by Delaware Law, the Current Xos Charter and the Current Xos Bylaws.
The following is a summary of the material differences between the rights of (i) ElectraMeccanica Shareholders under the ElectraMeccanica Articles and ElectraMeccanica Notice of Articles and (ii) Xos Stockholders under the Current Xos Charter and the Current Xos Bylaws. This summary is not a complete comparison of rights that may be of interest, and ElectraMeccanica Shareholders and Xos Stockholders should therefore read the full text of the ElectraMeccanica Articles and ElectraMeccanica Notice of Articles under ElectraMeccanica’s SEDAR+ issuer profile at www.sedarplus.com, and the Current Xos Charter and the Current Xos Bylaws under Xos’ EDGAR issuer profile at www.sec.gov.
	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Authorized Share Capital
Under the BCBCA, the notice of articles must describe the name of each class or series and the kind of shares of which that class or series consists, set out the maximum number of shares of each class or series that the company is authorized to issue or state that there is no maximum number, set out the par value of any shares with par value, identify any shares without par value as being shares of that kind, and set out whether special rights or restrictions attach to each class or series of shares.

ElectraMeccanica’s authorized share capital consists of (i) an unlimited number of common shares without par value and without special rights and restrictions attached; and (ii) an unlimited number of preferred shares without par value and with special rights and restrictions attached.

ElectraMeccanica has not issued any preferred shares.

Under the ElectraMeccanica Articles, preferred shares may be issued in one or more series. The ElectraMeccanica board of directors is authorized, without shareholder approval, but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the board of directors may determine. Such special rights or

The Current Xos Charter authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of undesignated preferred stock, $0.0001 par value (“Preferred Stock”).

Delaware Law requires that the certificate of incorporation state the number of shares of preferred stock that the corporation is permitted to issue as well as the par value of such series, but can otherwise delegate the power of determining the terms of such series to the board of directors. The Xos Board is authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as stated and expressed in a resolution or resolutions adopted by the Xos Board providing for the issuance of such class or series and as may be permitted by Delaware Law.

Such blank check preferred stock can be used as a “poison pill” to prevent a takeover by providing holders of such class of preferred stock with the rights needed to slow or stop such takeover.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

restrictions, including dividend, liquidation and voting rights, may be superior to those of the common shares.

Under the BCBCA, each share of a series of shares must have attached to it the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of ElectraMeccanica and might adversely affect the market price of its common shares and the voting and other rights of the holders of common shares.

In addition, the BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Voting Rights
Subject to any special rights or restrictions attached to any shares, on a vote by show of hands, each ElectraMeccanica Shareholder or proxy holder who is entitled to vote at a meeting of shareholders, is entitled to one vote in respect of each ElectraMeccanica share held at that meeting. On a poll, every shareholder entitled to vote has one vote in respect of each share held that carries the right to vote on that poll and may exercise that vote either in person or by proxy.

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock possess all voting power for the election of Xos’ directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by Xos Stockholders.

Shareholder Approval of Business Combinations; Fundamental Changes
Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is

Under Delaware Law, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property and assets of a corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of

ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any shareholder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote.

Under the BCBCA, the court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court may, in respect of a proposed arrangement, make any order it considers appropriate including to determine, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares.

Under the BCBCA, unless a court orders otherwise, a company’s notice of meeting in connection with the arrangement must include a statement explaining the effect of the arrangement and material interest of, among others, any directors, officers, shareholders, security holders and creditors of the company.

Following compliance with the procedural steps required by any such interim order and the BCBCA (including obtaining the required shareholder approval described below), the company may apply to the court for a final hearing, where the court would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror the outstanding stock entitled to vote on the matter, unless the certificate of incorporation provides for the vote of a larger portion of the corporation’s stock.

Under Delaware Law, mergers in which less than 20% of an acquirer corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require acquirer stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the Delaware Law provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for all of the outstanding stock of such constituent corporation on the terms provided in the merger agreement that would otherwise be entitled to vote on the adoption or rejection of the merger agreement, (iii) immediately following the consummation of the offer, the stock irrevocably accepted for purchase or exchange plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the merger agreement under Delaware Law and the certificate of incorporation of such constituent corporation, (iv) the corporation consummating the offer merges with or into such constituent corporation pursuant to the merger agreement, and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or into the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably

ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or term of payment and may make any consequence or directions as it considers appropriate.

Under the BCBCA, certain extraordinary corporate actions, such as continuances, certain amalgamations, sales, leases or other dispositions of all, or substantially all of, the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions and arrangements, are required to be approved by a special resolution of shareholders.

Under the BCBCA, a “special resolution” is a resolution: (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose, or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

An ordinary resolution is a resolution (i) passed at a general meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or (ii) passed, after being submitted to all of the shareholders holding shares that carry the right to vote, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

purchased or exchanged in such offer.
In addition, mergers in which one corporation, partnership, limited liability company, or other entity owns 90% or more of each class of shares of a second corporation that would otherwise be entitled to vote on a merger may be completed without the vote of the second corporation’s board of directors or stockholders. Delaware Law does not contain a procedure directly analogous to a plan of arrangement under the BCBCA.

See also “Special Vote Required for Combinations with Interested Shareholders” section below describing certain restrictions on business combinations with interested Xos Stockholders.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Anti-Takeover Statutes	The BCBCA does not contain a provision comparable to Section 203 of the Delaware Law with respect to business combinations.
Section 203 is a default provision of the Delaware Law that prohibits a Delaware corporation from engaging in a business combination, such as mergers or stock and asset sales, with “interested stockholders” (subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years) for three years following the time that the person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction which results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding stock owned by certain persons such as directors and officers); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. Xos has not opted out of the protections of Section 203 of the Delaware Law. As a result, Section 203 applies to Xos.

Special Vote Required for Combinations with Interested Shareholders	The BCBCA does not contain a provision comparable to Section 203 of the Delaware Law with respect to business combinations.	See “Anti-Takeover Statutes” section above.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Appraisal Rights; Rights to Dissent
The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Under the BCBCA, a shareholder must provide valid notice of dissent and comply with other strict procedural requirements to validly exercise their dissent right and be paid the fair vale of their shares in connection therewith.

See “Description of the Arrangement – ElectraMeccanica Dissenting Shareholders’ Rights”, “General Information about the ElectraMeccanica Meeting and Voting – ElectraMeccanica Dissenting Shareholders’ Rights”, and Appendix “H” of the Joint Proxy Statement/Circular.

Under Delaware Law, stockholders of a corporation may be entitled to exercise appraisal rights under certain circumstances in connection with a merger or consolidation. However, a stockholder of a corporation does not have appraisal rights under Delaware Law in connection with a merger or consolidation, if, among other things: (i) the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 stockholders and certain types of consideration are received in the merger or consolidation; or (ii) the corporation will be the surviving corporation of the merger and the merger is undertaken pursuant to certain provisions of the Delaware Law. Unless otherwise provided in the certificate of incorporation, Delaware Law grants appraisal rights only in connection with a merger or consolidation and not in the case of a sale or transfer of assets or a purchase of assets for shares.

However, except for mergers undertaken pursuant to certain provisions of Delaware Law, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation that, on the effective date of the merger or consolidation, will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash instead of fractional shares of stock of the corporation; or (iv) any combination of the foregoing.

Oppression Remedy
Under the BCBCA, a shareholder may apply to the court for a remedy on the grounds that the affairs of the company are being or have been conducted or that the powers of the directors are being or have been exercised in a manner that is oppressive, or that some action of the company or resolution of shareholders has been or is threatened to be taken which is
Although Delaware Law does not contain a statutory “oppression” remedy, stockholders may bring equitable claims against persons owing them fiduciary duties for breaches thereof.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

Under the BCBCA, “shareholder”, includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate. On an application under this section, the court has extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders, including to make any order (interim or final) to remedy or bring to an end the matters complained of.

Pre-Emptive Rights	The BCBCA does not contain a provision comparable to Section 102 of the Delaware Law with respect to pre-emptive rights.
Under Delaware Law including specifically under Section 102, stockholders of a corporation do not have pre-emptive rights to subscribe for or purchase any additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly included in the corporation’s certificate of incorporation. The Current Xos Charter confers no such pre-emptive rights on the holders of Common Stock.

Shareholder Action by Consent Without a Meeting
Although it is not customary for public companies to do so, under the BCBCA, a special resolution of shareholders may be passed, without a meeting, by a unanimous consent resolution of shareholders. Provided the consent resolutions satisfies the requirements in a company’s articles, the BCBCA and the regulations thereunder, it is as valid and effective as if it were a resolution passed at a meeting of shareholders.

Under Section 228 of Delaware Law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent, in writing or by electronic transmission, to the action is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

The Current Xos Charter and the Current Xos Bylaws provide that no action may be taken by Xos Stockholders except at an annual or special meeting of Xos Stockholders called in accordance with the Current Xos Bylaws and no action may be taken by the Xos Stockholders by written consent or electronic transmission.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Requisition of Shareholders’ Meetings
Under the BCBCA, shareholder meetings may be called in three ways:

1) directors may call a meeting of shareholders at any time;
2) shareholders of not less than five percent (5%) of the issued shares of a company that carry the right to vote at a general meeting may requisition the directors to call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a shareholder requisition that complies with the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders not more than four months after receiving the requisition. If the directors do not send notice of such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

Under the BCBCA, an annual general meeting of shareholders must be held at least once each calendar year and not more than 15 months after the last annual general meeting.

3) the court on its own motion or on application by the company may call for a shareholders meeting.

Under Delaware Law, an annual meeting of stockholders must be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Under Delaware Law, a special meeting of stockholders may be called only by the board of directors or by persons authorized to do so in the certificate of incorporation or the bylaws.
The Current Xos Charter provides that special meetings of Xos Stockholders may be called only by (i) the Chairperson of the Xos Board, (ii) Xos’ Chief Executive Officer, or (iii) the Xos Board. The Current Xos Bylaws provide that special meetings of Xos Stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware Law, by (i) the Chairperson of the Xos Board, (ii) Xos’ Chief Executive Officer or the President if the Chairperson of the Xos Board is unavailable, or (iii) the Xos Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Xos Board for adoption).

Shareholder Quorum and Vote Requirements
The ElectraMeccanica Articles provide that a quorum for the transaction of business at a meeting of shareholders is present if shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares entitled to be voted at the meeting are present in person or represented by proxy.

Under Delaware Law, a corporation’s certificate of incorporation or bylaws may specify the number of shares or the voting power that must be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the stockholders.

Pursuant to Section 216 of Delaware Law, in no event may a quorum consist of less than one-third of the shares entitled to vote at a meeting except that, where a separate vote by a class or series of a classes or series is required, a quorum must consist of no less than one-third of the shares of such class or series. or classes or series

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

The Current Xos Bylaws provide that the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business.

Distributions and Dividends; Repurchases and Redemptions
Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent, or the right is otherwise excluded by the company’s constating documents.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). ElectraMeccanica is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it. The ElectraMeccanica common shares are not subject to a right of redemption.

Under Delaware Law, a corporation may, subject to any restrictions in its certificate of incorporation, pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares of stock having a preference on asset distributions. “Surplus” is defined as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

A Delaware corporation may purchase or redeem its shares of any class except when its capital is impaired or would become impaired as a result of the purchase or redemption. A corporation may, however, purchase or redeem out of capital, its shares that are entitled upon any distribution of its assets to a preference over another class or, if no such shares are outstanding, any series of its shares if the shares are to be retired and the capital reduced.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Number of Directors
Under the BCBCA, public companies must have at least three directors. The ElectraMeccanica Articles provide that the number of directors may be determined by a board resolution or an ordinary resolution of the shareholders.

The ElectraMeccanica Board currently consists of seven directors.

Delaware Law provides that the board of directors of a corporation must consist of one or more members.

The Current Xos Charter and Current Xos Bylaws provide that the number of directors will be fixed exclusively by resolution of the Xos Board.

The Xos Board currently consists of seven directors, and is divided into three classes of directors. Each class of directors is elected for a term of three years, and only one class of directors is subject to election by the Xos Stockholders each year, resulting in approximately one-third of the Xos Board being subject to election each year.

Standard for Election of Directors
Under the ElectraMeccanica Articles, the shareholders entitled to vote at the annual general meeting may elect, or appoint by unanimous resolution, a board of directors consisting of up to the number of directors for the time being set under the ElectraMeccanica Articles.

Pursuant to the Current Xos Bylaws, directors are elected at the annual meeting of stockholders and a person is not eligible for election or re-election as a director unless such person is nominated by or at the direction of the Xos Board or by any stockholder who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the meeting and who complied with relevant notice procedures. set for the in the Current Xos Bylaws The nominees receiving the most “for” votes from the holders of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the election of directors will be elected.

Vacancies on the Board of Directors
Under the BCBCA and the ElectraMeccanica Articles, a vacancy among the directors may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, then the board may appoint a director to fill that vacancy. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA and the ElectraMeccanica Articles, directors may increase the size of the board of directors by one-third of the number of current directors.

Under Delaware Law, vacancies, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors, or any other reason may be filled by a majority vote of the remaining directors, even if such directors in office constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws.

The Current Xos Charter provides that any vacancy on the Xos Board resulting from death, resignation, disqualification, removal or other causes and any newly

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

Under the BCBCA and the ElectraMeccanica Articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

created directorships resulting from any increase in the number of directors, shall, unless the Xos Board determines by resolution that any such vacancies or newly created directorships shall be filled by Xos Stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of Xos Board, and not by the Xos Stockholders.

Director Qualifications
Under the BCBCA, individuals must be qualified to act as directors. The BCBCA deems individuals as not qualified to become or act as director of a company, where: they are under 18 years of age, found by a court to be incapable of managing their own affairs, are undischarged bankrupt, convicted of an offence in connection with promotion, formation or management of a corporation or unincorporated business, or convicted of an offence involving fraud subject to certain exceptions.

The BCBCA does not place any residency restrictions on the boards of directors.

Delaware Law requires that directors of Delaware corporations be natural persons.

There are no director residency requirements under Delaware Law, but a corporation can prescribe qualifications for directors under its certificate of incorporation or bylaws. Neither the Current Xos Charter nor the Current Xos Bylaws provide for any such residency qualifications for directors.

Terms of Directors
Under the ElectraMeccanica Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or reappointment.

The Current Xos Charter and the Current Xos Bylaws provide that the directors are designated as Class I, Class II, and Class III directors. At each annual meeting of Xos Stockholders, directors will be elected for a term of three years to succeed the directors of the class whose term expires at such annual meeting. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Removal of Directors
The ElectraMeccanica Articles allow for the removal of a director by special resolution of the shareholders (as described above under “Shareholder Quorum and Vote Requirements”).

Under the ElectraMeccanica Articles, the board of directors may remove a director who is convicted of an indictable offence, or who ceases to be qualified to act as a director of a company and does not promptly resign.

Under Delaware Law, except in the case of a corporation with a classified board of directors or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

In the case of a corporation with a classified board of directors, stockholders may remove a director only for cause, unless the certificate of incorporation provides otherwise.

Under the Current Xos Charter and Current Xos Bylaws, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of Xos entitled to vote generally at an election of directors.

Indemnification of Directors and Officers
Under the BCBCA, subject to certain prohibitions, a company may indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, so long as the eligible party has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding.

On application from an eligible party a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Under the BCBCA, an “eligible party” is: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who,

Under Delaware Law, a corporation is generally permitted to indemnify its current and former directors and officers, employees, or agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, suit, or proceeding, or a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of such action (with certain restrictions applicable to indemnification of expenses in a derivative action), provided that there is a determination that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, suit, or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Indemnification determinations for current directors and officers must be made by: (i) a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum; (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) independent legal counsel in a written opinion if there are no such directors or if such directors so direct; or (iv) the stockholders.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

at the request of the company, held, or holds, an equivalent position in another entity; an “eligible penalty” is a judgment, penalty or fine awarded or imposed in, or an amount paid to settle an eligible proceeding.

Under the BCBCA, indemnification is prohibited where (i) the eligible party did not act honestly and in good faith with a view to the best interests of such company or the other entity or (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful, (iii) if a company’s articles prohibit it from doing so.

In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided a written undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

As permitted by the BCBCA, the ElectraMeccanica Articles require ElectraMeccanica to indemnify its directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit ElectraMeccanica to indemnify any person to the greatest extent permitted by the BCBCA.

Delaware Law requires indemnification of current or former directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action., suit, or proceeding Under Delaware Law, a corporation may advance expenses relating to the defense of any civil, criminal, administrative, or investigative action, suit, or proceeding to directors, officers, employees, and agents contingent in certain circumstances upon those persons’ entering into an undertaking to repay any advances if it is determined ultimately that those persons are not entitled to be indemnified.

The Current Xos Charter and Current Xos Bylaws provide that Xos will indemnify its directors and officers to the fullest extent permitted by Delaware Law or other applicable law, though Xos will not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Xos Board; (iii) such indemnification is provided by Xos, in its sole discretion, pursuant to the powers vested in it under Delaware Law or any other applicable law; or (iv) such indemnification is required to be made in accordance with the Current Xos Bylaws.

Limitation on Liability of Directors
Under the BCBCA, a director or officer of a company must: (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

Delaware Law permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director or an officer to a corporation or its stockholders by reason of a director’s or officer’s breach of the fiduciary duty of care. Delaware Law does not permit any limitation of the liability of a director or officer for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith; ( or which

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate, or (v) if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

involve intentional misconduct or a knowing violation of law) (iii) any transaction from which a director or officer obtains an improper personal benefit; or (v) willfully or negligently paying a dividend or approving a redemption or repurchase of shares that was illegal under applicable law.

The Current Xos Charter eliminates liability of directors of Xos for monetary damages to the fullest extent permitted by applicable law.

Interested Director Transactions; Corporate Opportunity
Subject to certain exceptions, the BCBCA provides that a director or senior officer of a company holds a “disclosable interest” in a contract or transaction if: (i) the contract or transaction is material to the company, (ii) the company has entered, or proposes to enter, into the contract or transaction, (iii) either of the following applies to the director or senior officer: (a) the director or senior officer has a material interest in the contract; or (b) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, and (iv) the interest is known by the director or senior officer, or reasonably ought to have been known.

Under the BCBCA a director or senior officer is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a

Under Section 144 of Delaware Law, certain contracts or transactions in which one or more of a corporation’s directors or officers has an interest are not void or voidable solely because of such interest, provided that one of the following conditions is met: (i) obtaining majority approval of the disinterested directors, in good faith, following full disclosure of the material facts, even though the disinterested directors be less than a quorum; (ii) obtaining majority approval by the stockholders entitled to vote thereon, in good faith, following full disclosure of the material facts; or (iii) the transaction is fair to the corporation. as of the time it is authorized, approved, or ratified Under Section 122(17) of Delaware Law, every corporation has the ability to renounce in its certificate of incorporation or by Board action any interest or expectancy of the corporation in, or in being offered an

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

contract or transaction in which the director or senior officer has a disclosable interest, except in certain circumstances including where the director or senior officer has made the appropriate disclosure of his or her interest in the contract or transaction and the contract or transaction is then approved by a directors’ resolution or a special resolution of the shareholders.
An interested director is generally not entitled to vote on the directors’ resolution, but can vote his or her shares on the special resolution of the shareholders, to approve the contract or transaction and is entitled to be counted in the quorum for the directors’ meeting.

opportunity to participate in, specified or specified classes or categories of business opportunities that are presented to the corporation or to one or more of its officers, directors or stockholders. The Current Xos Charter provides that Xos renounces any expectancy that any of the directors of Xos will offer any such corporate opportunity of which he or she may become aware to Xos, except, the doctrine of corporate opportunity shall apply with respect to any of the directors of Xos with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director of Xos and (i) such opportunity is one Xos is legally and contractually permitted to undertake and would otherwise be reasonable for Xos to pursue and (ii) the director is permitted to refer that opportunity to Xos without violating any legal obligation.

Derivative Actions
Under the BCBCA, a shareholder (including a beneficial shareholder), a director of a company or any person who, in the discretion of the court, is an appropriate person may, with leave of the court: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the best interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate.

Under Section 327 of Delaware Law, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received shares of stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under Delaware Law to advance the expenses of a lawsuit to a stockholder bringing a derivative suit. Delaware Law also requires that, before commencing a derivative suit, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Advance Notification Requirements for Proposals of Shareholders
Under the BCBCA, qualified shareholders holding at least one percent (1%) of the company’s issued shares that carry the right to vote at general meetings or whose shares have a fair market value in excess of C$2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to ElectraMeccanica in advance of any proposed meeting by delivering an accompanying statement, declarations, and written notice to the company’s registered office, in the proper form as required by the BCBCA.

Under the BCBCA, a qualified shareholder, is a shareholder who currently is or was a registered or beneficial owner of at least one company share that carries the right to vote at general meetings for at least two years before the signing date of the proposal.

Under the BCBCA, subject to certain exceptions, a company that receives a proposal must send it to all persons entitled to notice of the annual general meeting in relation to which the proposal is made and must allow it to be presented at the same annual general meeting, so long as the submitter remains a qualified shareholder at the time of the meeting.

The BCBCA sets out certain circumstances where the company may refuse to process a proposal.

Under the ElectraMeccanica Articles, a shareholder wishing to nominate a director must do so pursuant to the shareholder proposal provisions of the BCBCA (as just described above) and in accordance with the advance notice provisions within the ElectraMeccanica Articles.

Delaware Law does not require advance notice for stockholder nominations and proposals, but a Delaware corporation may require such advance notice pursuant to its bylaws.

The Current Xos Bylaws require Xos Stockholders to provide timely notice in writing to its secretary for director nominations or other business to be properly brought before an annual meeting of Xos Stockholders, and such other business must otherwise be a proper matter for Xos Stockholder action. To be timely, such notice must be received between 90 days and 120 days prior to the first anniversary of the preceding year’s annual meeting unless the annual meeting is more than 30 days before or more than 30 days after such anniversary date, in which event, notice by a Xos Stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

	ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)
Proxy Access for Shareholder Nominations	See “ElectraMeccanica Shareholder Rights – Advance Notification Requirements for Proposals of Shareholders”.
Nominations of persons for election to the Xos Board or the proposal of business to be considered by Xos Stockholders may be made at an annual meeting of Xos Stockholders (i) pursuant to Xos’ notice of meeting of stockholders, (ii) brought specifically by or at the direction of the Xos Board, or (iii) by any Xos Stockholder who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the meeting and who complied with the required notice procedures. This is the exclusive means for a Xos Stockholder to make nominations and submit other business (other than matters properly included in Xos’ notice of meeting of Xos Stockholders and proxy statement) before an annual meeting of Xos Stockholders.

See “Xos Stockholder Rights – Advance Notification Requirements for Proposals of Stockholders”.

Inspection of Books and Records
Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

Under Delaware Law, any stockholder, in person or by attorney or other agent, may, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from (i) the corporation’s stock ledger, a list of its stockholders, and its other books and records and (ii) a subsidiary’s books and records (provided certain criteria are met).

Amendment of Governing Documents
Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution.
The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Under Section 242 of Delaware Law, a corporation’s certificate of incorporation may be amended if: (i) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and (ii) subject to certain exceptions, the holders of a majority of shares entitled to vote on the matter adopt the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under Delaware Law, class voting rights exist with respect to amendments to the certificate of

ElectraMeccanica Shareholders Rights (Pre-Arrangement)	Xos Stockholder Rights (Post-Arrangement)

The ElectraMeccanica Articles provide that certain changes to the share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of resolution of the directors. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

The ElectraMeccanica Articles provide that the Company, by a resolution of the directors, make any alteration to the notice of articles and articles to the extent permitted by the BCBCA.

incorporation that (i) subject to certain exceptions, increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class, or (iii) adversely affect the powers, preferences, or special rights of the shares of a class, provided that if the amendment adversely affects one or more series of a class but not the entire class, then only the shares of the series so affected are entitled to vote. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. Under Delaware Law, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation.

The Current Xos Charter provides the board of directors is expressly empowered to adopt, amend or repeal the Current Xos Bylaws, which shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Current Xos Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Xos required by law or by the Current Xos Charter, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Xos entitled to vote generally in the election of directors, voting together as a single class.

APPENDIX “H”
DISSENT PROVISIONS OF THE BCBA

Division 2 — Dissent Proceedings
Definitions and application
237 (1) In this Division:
“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;
“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;
“payout value” means,
a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,
b)
in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

c)
in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.
(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that
a)	the court orders otherwise, or
b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.
Right to dissent
238 (1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:
a)	under section 260, in respect of a resolution to alter the articles
i.	to alter restrictions on the powers of the company or on the business the company is permitted to carry on,
ii.	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91, or
iii.	without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;
b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;
c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;
d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;
e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;
f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

g)	in respect of any other resolution, if dissent is authorized by the resolution;
h)	in respect of any court order that permits dissent.
(1.1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.
(2) A shareholder wishing to dissent must
a)	prepare a separate notice of dissent under section 242 for
i.	the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and
ii.	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,
b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and
c)	dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.
(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must
a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and
b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.
Waiver of right to dissent
239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.
(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must
a)	provide to the company a separate waiver for
i.	the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and
ii.	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and
b)	identify in each waiver the person on whose behalf the waiver is made.
(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to
a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and
b)
any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution
240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,
a)	a copy of the proposed resolution, and
b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.
(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,
a)	a copy of the proposed resolution, and
b)	a statement advising of the right to send a notice of dissent.
(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,
a)	a copy of the resolution,
b)	a statement advising of the right to send a notice of dissent, and
c)	if the resolution has passed, notification of that fact and the date on which it was passed.
(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.
Notice of court orders
241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent
a)	a copy of the entered order, and
b)	a statement advising of the right to send a notice of dissent.
Notice of dissent
242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,
a)
if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or
c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of
i.	the date on which the shareholder learns that the resolution was passed, and
ii.	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company
a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or
b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.
(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company
a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or
b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.
(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:
a)
if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

b)
if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

i.	the names of the registered owners of those other shares,
ii.	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
iii.	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;
c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and
i.	the name and address of the beneficial owner, and
ii.	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.
(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.
Notice of intention to proceed
243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,
a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of
i.	the date on which the company forms the intention to proceed, and
ii.	the date on which the notice of dissent was received, or
b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.
(2) A notice sent under subsection (1) (a) or (b) of this section must
a)	be dated not earlier than the date on which the notice is sent,
b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

c)	advise the dissenter of the manner in which dissent is to be completed under section 244.
Completion of dissent
244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,
a)	a written statement that the dissenter requires the company to purchase all of the notice shares,
b)	the certificates, if any, representing the notice shares, and
c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.
(2) The written statement referred to in subsection (1) (c) must
a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and
b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out
i.	the names of the registered owners of those other shares,
ii.	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
iii.	that dissent is being exercised in respect of all of those other shares.
(3) After the dissenter has complied with subsection (1),
a)	the dissenter is deemed to have sold to the company the notice shares, and
b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.
(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.
(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.
(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.
Payment for notice shares
245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must
a)	promptly pay that amount to the dissenter, or
b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may
a)
determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

c)	make consequential orders and give directions it considers appropriate.
(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must
a)
pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),
a)
the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

b)
if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that
a)	the company is insolvent, or
b)	the payment would render the company insolvent.
Loss of right to dissent
246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:
a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;
b)	the resolution in respect of which the notice of dissent was sent does not pass;
c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;
d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;
e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;
f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;
g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;
h)	the notice of dissent is withdrawn with the written consent of the company;
i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights
247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,
a)
the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and
c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX “I”
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On January 11, 2024, Xos, Inc., a Delaware corporation (“Xos”), and ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (“ElectraMeccanica”), entered into an arrangement agreement (the “Arrangement Agreement”), pursuant to which Xos (or its permitted assign) will acquire all of the issued and outstanding common shares of ElectraMeccanica (the “ElectraMeccanica Shares”), in a cashless transaction, under the Business Corporations Act (British Columbia) (the “Arrangement”). The following unaudited pro forma condensed combined financial information is presented to aid you in your analysis of the financial aspects of the Arrangement.
The purchase consideration, and thus the number of shares (“Consideration Shares”) of Xos’ common stock, $0.0001 par value per share (“Xos Common Stock”) issued at the effective time of the Arrangement (the “Effective Time”), is subject to certain factors to be determined at the Effective Time, such as ElectraMeccanica’s net cash balance (as defined in the Arrangement Agreement) and the closing price of the Xos Common Stock. Upon completion of the Arrangement, Xos stockholders and ElectraMeccanica shareholders are expected to own approximately 79% and 21% of the combined company, respectively, assuming estimated net cash of ElectraMeccanica of $47.8 million.
The unaudited pro forma condensed combined balance sheet at September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, have been prepared in accordance with Article 11 of Regulation S-X (as amended by final rule, Release No. 33-10786) and are presented to give effect to transaction accounting adjustments, for the Arrangement including:
i.
the issuance of 1,750,826 shares of Xos Common Stock to ElectraMeccanica’s shareholders as purchase consideration, after giving effect to the 1-for-30 reverse stock split occurring subsequent to the balance sheet date; and

ii.	the recording of assets acquired and liabilities assumed by Xos based upon the preliminary fair value estimates.
The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that Xos and ElectraMeccanica believe are reasonable under the circumstances and give pro forma effect in accounting for the Arrangement. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with historical financial information below and as incorporated by reference in the joint proxy statement/management circular of ElectraMeccanica shareholders and Xos stockholders dated February 13, 2024 (the “Joint Proxy Statement/Circular”):
i.	the unaudited interim condensed consolidated financial statements of Xos as of and for the nine months ended September 30, 2023,
ii.	the unaudited interim condensed consolidated financial statements of ElectraMeccanica as of and for the nine months ended September 30, 2023,
iii.	the audited consolidated financial statements of Xos as of and for the year ended December 31, 2022; and
iv.	the audited consolidated financial statements of ElectraMeccanica as of and for the year ended December 31, 2022.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 have been prepared as if the Arrangement described above had taken place on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, assumes the Arrangement was consummated on September 30, 2023.

The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position and results of operations that would have been realized had the Arrangement occurred on the dates indicated, nor is it meant to be indicative of any future consolidated financial position and results of operations that the combined company will experience. The unaudited pro forma combined financial information does not reflect any adjustment for costs of, or related liabilities for, any integration and similar activities, or benefits. There does not expect to be synergies as a result of the acquisition.

Xos, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2023
(in thousands, except par value)
	Xos, Inc. and Subsidiaries Historical	ElectraMeccanica Vehicles Corp. and Subsidiaries Historical	Pro Forma Adjustments			Pro Forma Combined
			Reclassification Adjustments (Note 3)	Transaction Adjustments
Assets
Cash and cash equivalents	$22,570	$73,473	$—	$(4,250)	a	$91,793
Restricted cash	792	—	—	—		792
Accounts receivable, net	11,383	301	—	—		11,684
Inventories	48,903	2,813	—	(2,669)	c	49,047
Prepaid expenses and other current assets	7,827	3,452	—	(1,373)	c	9,906
Total current assets	91,475	80,039	—	(8,292)		163,222
Property and equipment, net	15,541	14,491	—	(12,652)	c	17,380
Operating lease right-of-use assets, net	5,390	7,427	—	13,034	c; d	25,851
Other non-current assets	1,779	3,923	—	450	c	6,152
Restricted cash, non-current	—	1,114	—	—		1,114
Total assets	$114,185	$106,994	$—	$(7,460)		$213,719

Liabilities and stockholders' equity
Accounts payable	$2,431	$3,828	$—	$—		$6,259
Convertible debt, current	7,939	—	—	—		7,939
Derivative liabilities	14	—	—	—		14
Other current liabilities	16,785	—	(1,591)	9,358	c; e	24,552
Customer deposits	—	37	(37)	—
Current portion of lease liabilities	—	1,207	1,628	(282)	d	2,553
Total current liabilities	27,169	5,072	—	9,076		41,317
Convertible debt, non-current	19,907	—	—	—		19,907
Earn-out shares liability	115	—	—	—		115
Common stock warrant liability	527	—	—	—		527
Other non-current liabilities	8,907	—	(3,750)	—		5,157
Share-based compensation liability	—	187	(187)	—		—
Non-current portion of lease liabilities	—	15,864	3,937	(148)	d	19,653
Total liabilities	56,625	21,123	—	8,928		86,676
Commitments and contingencies
Stockholders’ equity:
Common Stock $0.0001 par value	18	—	—	—		18
Additional paid-in capital	196,976	398,061	—	(328,578)	b	266,459
Accumulated deficit	(139,434)	(316,782)	—	316,782	b	(139,434)
Accumulated other comprehensive income	—	4,592	—	(4,592)	b	—
Total stockholders’ equity	57,560	85,871	—	(16,388)		127,043
Total liabilities and stockholders’ equity	$114,185	$106,994	$—	$(7,460)		$213,719
See accompanying notes to the unaudited pro forma combined financial information.

Xos, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Year ended December 31, 2022
(in thousands, except per share data)
	Xos, Inc. and Subsidiaries Historical	ElectraMeccanica Vehicles Corp. and Subsidiaries Historical	Pro Forma Adjustments			Pro Forma Combined
			Reclassification Adjustments (Note 3)	Transaction Adjustments
Revenues	$36,376	$6,812	$—	$—		$43,188
Cost of goods sold	66,405	33,068	—	—		99,473
Gross profit (loss)	(30,029)	(26,256)	—	—		(56,285)

Operating expenses
General and administrative	41,093	39,755	—	(3,669)	aa; bb	77,179
Research and development	30,679	22,031	—	—		52,710
Sales and marketing	9,547	14,664	—	—		24,211
Acquisition related expenses	—	—	—	—		—
Impairment	—	7,593	—	—		7,593
Total operating expenses	81,319	84,043	—	(3,669)		161,693
Loss from operations	(111,348)	(110,299)	—	3,669		(217,978)

Other (expense) income, net	(4,835)	(45)	2,177	—		(2,703)
Change in fair value of derivative instruments	14,184	191	—	—		14,375
Change in fair value of earn-out shares liability	28,682	—	—	—		28,682
Interest income	—	2,301	(2,301)	—		—
Foreign exchange (gain)/loss	—	(124)	124	—		—
Gain on settlement of legal liabilities	—	—	—	—		—
Contract termination loss	—	(15,700)	—	—		(15,700)
Impairment of loan receivable	—	—	—	—		—
Loss before provision for income taxes	(73,317)	(123,676)	—	3,669		(193,324)
Provision (benefit) for income taxes	8	24	—	—		32
Net loss	$(73,325)	$(123,700)	$—	$3,669		$(193,356)

Net loss per share attributable to common shares
Basic	$(0.44)	$(1.04)				$(23.19)
Diluted	$(0.44)	$(1.04)				$(23.19)
Weighted-average shares outstanding(1)
Basic	165,253	118,739				8,337
Diluted	174,382	118,739				8,337
(1)	The presented historical weighted shares outstanding is prior to the 1-for-30 reverse stock split that occurred on December 6, 2023.
See accompanying notes to the unaudited pro forma combined financial information.

Xos, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2023
(in thousands, except per share data)
	Xos, Inc. and Subsidiaries Historical	ElectraMeccanica Vehicles Corp. and Subsidiaries Historical	Reclassification Adjustments (Note 3)	Transaction Adjustments		Pro Forma Combined
Revenues	$26,147	$608	$—	$—		$26,755
Cost of goods sold	28,764	1,192	—	—		29,956
Gross profit (loss)	(2,617)	(584)	—	—		(3,201)

Operating expenses
General and administrative	29,961	22,358	—	(685)	aa; bb	51,634
Research and development	15,446	8,581	—	—		24,027
Sales and marketing	5,113	2,958	—	—		8,071
Acquisition related expenses	—	6,750	—	—		6,750
Impairment	—	—	—	—		—
Total operating expenses	50,520	40,647	—	(685)		90,482
Loss from operations	(53,137)	(41,231)	—	685		(93,683)

Other (expense) income, net	(9,840)	(1,423)	3,821	—		(7,442)
Change in fair value of derivative instruments	525	—	—	—		525
Change in fair value of earn-out shares liability	443	—	—	—		443
Interest income	—	3,952	(3,952)	—		—
Foreign exchange gain/(loss)	—	(131)	131	—		—
Gain on settlement of legal liabilities	—	858	—	—		858
Contract termination loss	—	—	—	—		—
Impairment of loan receivable	—	(6,000)	—	—		(6,000)
Loss before provision for income taxes	(62,009)	(43,975)	—	685		(105,299)
Provision (benefit) for income taxes	7	1	—	—		8
Net loss	$(62,016)	$(43,976)	$—	$685		$(105,307)

Net loss per share attributable to common shares – basic and diluted	$(0.36)	$(0.37)				$(12.63)
Weighted-average shares outstanding – basic and diluted(1)	172,129	119,288				8,337
(1)	The presented historical weighted shares outstanding is prior to the 1-for-30 reverse stock split that occurred on December 6, 2023.
See accompanying notes to the unaudited pro forma combined financial information.

Xos, Inc.
Notes to Unaudited Pro Forma Combined Financial Information
NOTE 1 — DESCRIPTION OF THE ARRANGEMENT
Purchase Consideration
Subject to the terms and conditions of the Arrangement Agreement, each ElectraMeccanica Share outstanding immediately prior to the Effective Time will be transferred to Xos in exchange for the Consideration Shares, as is provided for in the Arrangement Agreement. In addition, the following will occur to each share based award outstanding immediately prior to the Effective Time:
i.
each deferred share unit (DSU), performance share unit (PSU), and restricted share unit (RSU), in each case issued pursuant to ElectraMeccanica’s 2020 Stock Incentive Plan (the “ElectraMeccanica 2020 Plan”), that is outstanding prior to the Effective Time will vest (if not already vested) and be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings;

ii.
each option to purchase ElectraMeccanica Shares (an “ElectraMeccanica Option”) issued under the ElectraMeccanica 2020 Plan or ElectraMeccanica’s 2015 Stock Option Plan (the “ElectraMeccanica 2015 Plan”), that is out of the money and outstanding prior to the Effective Time, whether vested or unvested, will be immediately canceled without consideration; and

iii.
each ElectraMeccanica Option issued under the ElectraMeccanica 2020 Plan or the ElectraMeccanica 2015 Plan, that is outstanding prior to the Effective Time, whether vested or unvested, will immediately vest and become exercisable in exchange for ElectraMeccanica’s Shares. As of the balance sheet date there were no options in-the-money.

The Consideration Shares will be adjusted for “Net Cash” and the “Net Cash Percentage” (each as defined in the Arrangement Agreement), and considers the following:
i.
in the event that ElectraMeccanica’s Net Cash is greater than $50.5 million at close, the number of Consideration Shares will equal the percentage determined with the (i) Net Cash divided by (ii) $50.5 million; multiplied by 21% of the outstanding shares in the combined company;

ii.
in the event that ElectraMeccanica’s Net Cash is equal to or greater than $46.5 million and equal to or less than $50.5 at close, the number of Consideration Shares will equal 21% of the outstanding shares in the combined company;

iii.	in the event that Net Cash is less than $46.5 million, the number of Consideration Shares will equal the percentage determined with the (i) Net Cash divided by (ii) $46.5 million; multiplied by 21%.
Xos considered the three potential bands as outlined in the Arrangement Agreement, and estimated the expected ownership based on the following assumptions (i) low band with an estimated Net Cash balance of $37.2 million (ii) mid band with an estimated ending Net Cash balance as of the Effective Time of $47.8 million as outlined in the Arrangement Agreement, and a (iii) high band with an estimated Net Cash balance of $57.1 million.
The unaudited pro forma condensed combined balance sheet and statements of operations illustrates the mid band.
	Low Band	Mid Band	High Band
Number of Shares
Xos (existing and continuing stockholders)(1)	6,586,440	6,586,440	6,586,440
Xos Shares issued to ElectraMeccanica shareholders	1,329,954	1,750,826	2,050,897
Total shares issued and outstanding in combined company	7,916,394	8,337,266	8,637,337
Percentage of Ownership
Xos Inc.	83%	79%	76%
ElectraMeccanica Vehicle Corp	17%	21%	24%
(1)
The existing shares of Xos Common Stock reflects the total number of shares of Xos Common Stock outstanding, options outstanding, and RSUs outstanding as of September 30, 2023, adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.

NOTE 2 — BASIS OF PRESENTATION
Upon consummation of the Arrangement, the acquisition of ElectraMeccanica is expected to be accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805-50, Acquisition of Assets Rather than a Business, because the acquired set of assets and activities does not include a substantive process. Therefore, the acquired set of assets and activities does not meet the definition of a business. This determination was made with key judgments including the following:
•
ElectraMeccanica has discontinued, recalled, and offered to repurchase all previously sold three-wheeled electric vehicles (the “SOLO”), because of a loss of propulsion issue that resulted in the vehicles being under a “do not drive” order from the National Highway Traffic Safety Association. All in-process research and development (“IPR&D”) projects to commercialize the SOLO or a new four-wheeled electric (the “E4”) have been terminated by the ElectraMeccanica. The IPR&D related to SOLO and E4 has nominal value and require significant time, cost, and engineering efforts to commercialize.

•
The majority of the assembled workforce is performing administrative tasks or with the remaining employees working on the destruction of the remaining inventory and closing of leased facilities. The acquired assembled workforce does not contain sufficient engineers with the knowledge and skillset to commercialize ElectraMeccanica’s terminated IPR&D projects.

Accordingly, the cost of the net assets has been allocated to the acquired assets and assumed liabilities based upon their relative fair values at the Effective Time. The excess fair value of net assets acquired over the fair value of the stock consideration provided by Xos has been recognized in additional paid-in capital (APIC).
As of the date hereof, the valuation of the assets acquired and liabilities assumed, has not yet been finalized. The fair value estimates for the assets acquired and liabilities assumed are based upon preliminary valuations. Xos will finalize these amounts no later than one year from the acquisition date. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined condensed combined financial information. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the allocation of acquisition consideration is finalized. There can be no assurance that such finalization will not result in material changes.
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated acquisition consideration to acquired assets and assumed liabilities. The allocation of the estimated acquisition consideration in the unaudited pro forma combined financial information is based upon estimated aggregate acquisition consideration of approximately $73.7 million.
Both Xos and ElectraMeccanica have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not previously reflected an income tax benefit or expense within the financial statement period presented. Xos has not identified any changes to the income tax positions due to the Arrangement that would result in an incremental tax expense or benefit, other than immaterial state and local taxes. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.
The following represents the estimated purchase consideration and preliminary estimate of the fair value of the net assets acquired in the Arrangement (in thousands):
Purchase Consideration
Equity consideration(1)	$69,483
Transaction expenses(2)	4,250
Total purchase consideration	$73,733

Fair value of assets acquired
Cash and cash equivalents	$73,473
Accounts receivable, net	301
Inventories(3)	144
Prepaid expenses and other current assets	2,079
Property and equipment	1,839
Operating lease right-of-use assets	20,461
Other non-current assets(3)	5,487

Fair value of liabilities assumed
Accounts payable	3,828
Other current liabilities(3)(4)	9,395
Noncurrent liabilities	187
Current and non-current lease liabilities	16,641
Net assets acquired and liabilities assumed	$73,733
(1)
The estimated fair value of the acquired net assets are greater than the issued shares of Xos Common Stock at their trading price as of January 26, 2024 of $7.98, so it was determined the ElectraMeccanica shareholders are attributing a premium on the Xos Shares they were issued. The premium value on issuance of Xos Shares is reflected in Additional paid-in capital.

(2)	Transaction expenses include legal fees, accounting fees, and advisory fees paid at the Effective Time.
(3)
ElectraMeccanica commenced the process of destroying its inventory with value attributable to certain salvageable parts for $0.1 million, which has been reflected in the fair value of inventories. ElectraMeccanica will receive a duty drawback on inventory, which has been reflected in other non-current assets with estimated fair of $3.2 million (offset by the write down in capitalized cloud computing assets within other non-current assets). The estimated fair value of the obligation to destroy the inventory has been reflected as a liability within other current liabilities for $0.5 million.

(4)
ElectraMeccanica’s unpaid seller transaction expenses and the acceleration of retention bonuses payable upon occurrence of the Effective Time of the Arrangement are adjusted in other current liabilities for $8.8 million.

The acquired property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives of the assets range from shorter of the lease term or useful life of the assets for leasehold improvements, 5 years for equipment and furniture, and 5 years for vehicles.
The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Arrangement occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.
NOTE 3 — RECLASSIFICATIONS
Certain reclassifications of ElectraMeccanica’s historically presented amounts were made within the balance sheet and statements of operations to conform to Xos’ financial statement presentation.
In addition, Xos operating right-of-use asset and lease liability was bifurcated to a separate line item, as the combined company lease balances represent a material value to the unaudited pro forma condensed combined balance sheet.

NOTE 4 — TRANSACTION ACCOUNTING ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
The pro forma adjustments included in the unaudited pro forma combined financial information are as follows (amounts in thousands):
a)	To reflect the cash payment of Xos incurred expenses of approximately $4.3 million at the Effective Time, included within purchase consideration in Note 2 and note (b) below.
b)	Reflects the elimination of ElectraMeccanica’s historical equity balances in accordance with the acquisition method of accounting.
The par value of issued common stock resulted in value of $0.
To eliminate ElectraMeccanica’s historical APIC	$(402,311)
To reflect purchase consideration transferred in the Arrangement(1)	73,733
Net impact to APIC	$(328,578)

To eliminate ElectraMeccanica's historical accumulated deficit	$316,782
Net impact to accumulated deficit	$316,782

To eliminate ElectraMeccanica's historical accumulated other comprehensive income	$(4,592)
Net impact to accumulated other comprehensive income	$(4,592)
(1)
ElectraMeccanica’s expense related to the acceleration of share-based compensation awards for RSUs were accelerated subject to the original contract terms, and would be considered a predecessor expense, as such, the unaudited pro forma condensed combined statements of operations excludes the expense effect related to such acceleration upon the occurrence of a change in control, in exchange for the Xos Shares. The issuance of the Xos Shares to ElectraMeccanica shareholders are reflected in purchase consideration within APIC.

c)	To reflect the estimated fair value of the assets acquired and liabilities assumed as included in Note 2.
d)	To recognize ElectraMeccanica's lease liability at the present value of the remaining lease payments, as if the acquired leases were a new lease of the Xos as of the balance sheet date.
To recognize the right of use asset as a new lease in accordance with ASC 842 on the date of acquisition	$9,214
To adjust the right of use asset for to favorable (unfavorable) market value, refer to note (c)	3,820
Net impact to Operating lease right-of-use assets, net	$ 13,034

To reflect the remeasurement of the lease liability at acquisition date	$(282)
Net impact to current portion of lease liability	$(282)

To reflect the remeasurement of the lease liability at acquisition date	$(148)
Net impact to the non current portion of lease liability	$(148)
e)	To reflect the adjustments made to the other current liabilities for costs incurred at the Effective Time.
To reflect assumed transaction expenses incurred for the benefit of the seller and unpaid as of the Effective Time	$ 7,000
To reflect accrued retention bonuses accelerated in connection with a change in control	1,876
To reflect obligation to destroy certain inventories, refer to note (c)	482
Net impact to other current liabilities	$ 9,358

NOTE 5 —TRANSACTION ACCOUNTING ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
The following outlines the pro forma adjustments to general and administrative expenses (G&A), and the related note (in thousands):
		Year ended December 31, 2022	Nine months ended September 30, 2023
aa	Depreciation of property and equipment	$(5,208)	$(2,122)
bb	Lease expense on the operating lease right-of-use asset	1,539	1,437
	Net adjustment to general and administrative expense	$(3,669)	$(685)
aa)
To eliminate historical depreciation expense associated with property and equipment and amortization expense associated cloud computing assets and reflect the estimated depreciation expense based the fair value of the assets acquired. Depreciation expense is classified G&A (in thousands):

	Twelve months ended December 31, 2022	Nine months ended September 30, 2023
Eliminate historical depreciation and amortization expense	$(5,823)	$(2,583)
To reflect estimated depreciation expense with fair value of property and equipment	615	461
Net adjustment to G&A expense, depreciation expense	$(5,208)	$(2,122)
bb)
To remove historical lease expense associated with the acquired operating right of use asset, and record the estimated lease expense resulting from the measurement of the lease liability in accordance with ASC 842, and adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms in accordance with ASC 805 (in thousands):

	Twelve months ended December 31, 2022	Nine months ended September 30, 2023
Eliminate historical lease expense	$(1,498)	$(1,522)
To reflect estimated lease expense based on measurement of the lease	3,037	2,959
Net adjustment to G&A expense, lease expense	$1,539	$1,437

Loss per share of the combined company
Represents the net loss per share of the combined company after the asset acquisition calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the asset acquisition, assuming the shares were outstanding since January 1, 2022. As the acquisition is reflected as if it occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable have been outstanding for the entire periods presented (in thousands except shares and per share data):
	Low Band		Mid Band		High Band
	Year Ended December 31, 2022	Nine months ended September 30, 2023	Year Ended December 31, 2022	Nine months ended September 30, 2023	Year Ended December 31, 2022	Nine months ended September 30, 2023
Pro forma net loss attributable to common shareholders	$(193,356)	$(105,307)	$(193,356)	$(105,307)	$(193,356)	$(105,307)
Pro Forma weighted average shares calculation, basic and diluted
Xos (existing and continuing stockholders)(1)	6,586,440	6,586,440	6,586,440	6,586,440	6,586,440	6,586,440
Shares issued to ElectraMeccanica shareholders	1,329,954	1,329,954	1,750,826	1,750,826	2,050,897	2,050,897
Pro forma weighted average shares outstanding—basic and diluted	7,916,394	7,916,394	8,337,266	8,337,266	8,637,337	8,637,337
Net loss per share—basic and diluted	$(24.42)	$(13.30)	$(23.19)	$(12.63)	$(22.39)	$(12.19)
(1)
The existing shares of Xos Common Stock reflects the total number of shares of Xos’ Common Stock outstanding, options outstanding, and RSUs outstanding as of September 30, 2023, adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.

APPENDIX “J”
CONSENT OF GREENHILL & CO. CANADA LTD.
To: The ElectraMeccanica Board
We refer to the joint proxy statement/management circular of ElectraMeccanica shareholders and Xos stockholders dated February 13, 2024 (the “Joint Proxy Statement/Circular”) relating to the special meeting of shareholders of ElectraMeccanica and the special meeting of stockholders of Xos, which are being convened to approve, among other things, resolutions of the shareholders of ElectraMeccanica approving a proposed arrangement (the “Arrangement”) under the provisions of Division 5 of Part 9 of the Business Corporations Act (British Columbia).
We hereby consent to: (i) the references to our firm name and our fairness opinion in respect of the Arrangement dated January 10, 2024 (the “Opinion”) in the Joint Proxy Statement/Circular; (ii) the inclusion of a summary of the Opinion in the Joint Proxy Statement/Circular; (iii) the inclusion of the full text of the Opinion as a schedule to the Joint Proxy Statement/Circular; and (iv) the filing of the Joint Proxy Statement/Circular, with the Opinion included therein, with applicable securities regulatory authorities.
The Opinion was given as at January 10, 2024 and remains subject to the qualifications, assumptions and limitations contained therein. In providing our consent we do not intend that any person other than the ElectraMeccanica Board shall be entitled to rely on the Opinion.
/s/ Greenhill & Co. Canada Ltd.

GREENHILL & CO. CANADA LTD.
Toronto, Ontario
J-1

SCAN TO
VIEW MATERIALS & VOTE

XOS, INC.
3550 TYBURN ST.
LOS ANGELES, CA 90065

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on March 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/XOS2024SM**

You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand and follow the instructions provided during the meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on March 19, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30650-Z86899 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XOS, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.

		For	Against	Abstain
1.	To approve the issuance of shares of XOS, Inc. common stock, par value, $0.0001 per share, to ElectraMeccanica Vehicles Corp shareholders as contemplated by the Arrangement Agreement, dated as of January 11, 2024, by and among Xos, Inc. and ElectraMeccanica Vehicles Corp (the "Share Issuance Proposal").	☐	☐	☐
2.	To approve the adjournment of the virtual special meeting of stockholders of XOS, Inc. to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the virtual special meeting to approve the Share Issuance Proposal.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V30651-Z86899

XOS, INC.
Special Meeting of Stockholders
March 20, 2024 11:00AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christen Romero and Dakota Semler, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of XOS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on March 20, 2024 11:00AM PT, virtually via the Internet at www.virtualshareholdermeeting.com/XOS2024SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side